As filed with the Securities and Exchange Commission on April 28, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stifel Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware	6211	43-1273600
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 North Broadway

St. Louis, MO 63102

(314) 342-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Zemlyak

Senior Vice President, Chief Financial Officer and Treasurer

Stifel Financial Corp.

501 North Broadway

St. Louis, MO 63102

(314) 342-2000

Fax: (314) 342-2097

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James L. Nouss, Jr., Esq. Robert J. Endicott, Esq. Bryan Cave LLP 211 North Broadway, Suite 3600 St. Louis, MO 63102 (314) 259-2000	Mark P. Fisher, Esq. General Counsel and Secretary Thomas Weisel Partners Group, Inc. One Montgomery Street San Francisco, CA 94104 (415) 364-2500	Scott D. Miller, Esq. Sarah P. Payne, Esq. Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, CA 94303 (650) 461-5600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.15 per share	6,461,088	N/A	$195,869,492	$13,965.49

(1)	Represents the maximum number of shares of Stifel Financial Corp. common stock, par value $0.15 per share, estimated to be issuable upon the completion of the merger described herein, assuming (a) the exercise of all vested Thomas Weisel Partners Group, Inc. stock options, (b) the vesting of all restricted stock units of Thomas Weisel Partners, Group, Inc., and (c) the exchange of all outstanding exchangeable shares of TWP Acquisition Company (Canada), Inc.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(c) and 457(f)(1) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Thomas Weisel Partners common stock (the securities to be canceled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (i) the product of (A) $4.14, the average of the high and low prices per share of Thomas Weisel Partners Group, Inc. common stock on the NASDAQ Global Market on April 21, 2010 and (B) 47,368,680, the maximum number of shares of Thomas Weisel Partners Group, Inc. common stock which may be canceled and exchanged in the merger.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $71.30 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED APRIL 28, 2010

One Montgomery Street

San Francisco, California 94104

May 14, 2010

Dear Stockholder of Thomas Weisel Partners Group, Inc.:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Thomas Weisel Partners Group, Inc. (which we refer to as the Annual Meeting) which will be held on Wednesday, June 16, 2010, at 8:00 a.m., Pacific time. Thomas Weisel Partners Group, Inc. (which we refer to as Thomas Weisel Partners) has entered into a merger agreement with Stifel Financial Corp. (which we refer to as Stifel). If the merger and the other transactions contemplated by the merger agreement are approved and consummated, Thomas Weisel Partners will become a wholly-owned subsidiary of Stifel and will no longer be a publicly held corporation. The Thomas Weisel Partners board of directors has unanimously determined that the merger and the merger agreement are advisable, and are fair to, and in the best interests of, Thomas Weisel Partners and its stockholders and has approved the merger agreement and the merger. The merger requires the approval of holders of a majority of the voting power of the outstanding shares of Thomas Weisel Partners common stock, par value $0.01 per share, and Thomas Weisel Partners special voting preferred stock, par value $0.01 per share, voting together as a single class, and we are asking you to vote to approve and adopt the merger agreement and approve the merger at the Annual Meeting. At the Annual Meeting, you will also be asked to vote on the election of Thomas Weisel Partners directors and other Annual Meeting matters. The election of Thomas Weisel Partners directors and approval of the proposals other than the approval and adoption of the merger agreement and approval of the merger are not a condition to the completion of the merger.

Holders of Thomas Weisel Partners common stock and the holder of the one share of Thomas Weisel Partners special voting preferred stock as of the close of business on April 30, 2010, will be entitled to vote at the Annual Meeting. Each share of Thomas Weisel Partners common stock is entitled to one vote for each matter to be voted on at the Annual Meeting. The share of Thomas Weisel Partners special voting preferred stock held by CIBC Mellon Trust Company, as trustee (which we refer to as the trustee), is entitled to cast a number of votes equal to the number of then-outstanding exchangeable shares of TWP Acquisition Company (Canada), Inc. (which we refer to as the exchangeable shares and, together with the shares of Thomas Weisel Partners common stock, we refer to as the Shares) on all matters on which Thomas Weisel Partners common stock is entitled to vote. The trustee will only cast a number of votes on such matters equal to the number of exchangeable shares as to which it has received a voting instruction card from the owners of record of the exchangeable shares (other than Thomas Weisel Partners and any person directly or indirectly controlled by or under common control with Thomas Weisel Partners) as of the record date. The holders of shares entitled to cast a majority of the total votes of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock on April 30, 2010, present in person or represented by proxy at the Annual Meeting and entitled to vote, will constitute a quorum at the Annual Meeting.

On April 30, 2010, there were [—] shares of Thomas Weisel Partners common stock outstanding held by approximately [—] stockholders of record and one share of Thomas Weisel Partners special voting preferred stock held by the trustee (representing [—] exchangeable shares entitled to give voting instructions and therefore entitled to [—] votes). Thomas Weisel Partners does not have cumulative voting, and, except with respect to the share of Thomas Weisel Partners special voting preferred stock as discussed in the section entitled “Proposal One: The Merger—Appraisal Rights” beginning on page 83 of the enclosed proxy statement/prospectus, there are no appraisal or dissenters’ rights associated with any of the matters scheduled for a vote at the Annual Meeting.

Upon completion of the merger, each share of Thomas Weisel Partners common stock will be converted into the right to receive 0.1364 shares of Stifel common stock. Based on the number of shares of Thomas Weisel Partners common stock and Stifel common stock outstanding as of the record date, current

Thomas Weisel Partners stockholders are expected to own approximately [—]% of the outstanding common stock of Stifel (including Stifel common stock issuable in respect of any exchangeable shares of TWP Acquisition Company (Canada), Inc., but not including, in either case, any stock issuable in respect of restricted stock units outstanding after the merger) following the merger.

Assuming that the holders of the exchangeable shares approve an amendment to the articles of TWP Acquisition Company (Canada), Inc. to permit the exchangeable shares to remain outstanding (referred to as the “Exchangeable Share Amendment”), the exchangeable shares will not be converted into other securities as part of the merger. In that case, each exchangeable share will remain outstanding and become exchangeable for 0.1364 shares of Stifel common stock. In the event the Exchangeable Share Amendment is approved, at the effective time of the merger, the one outstanding share of Thomas Weisel Partners special voting preferred stock will be canceled and automatically converted into one share of Stifel special voting preferred stock. The one share of Stifel special voting preferred stock will entitle the holder to that number of votes equal to the number of shares of Stifel common stock issuable upon exchange of the exchangeable shares outstanding from time to time other than exchangeable shares held by Stifel or any person directly or indirectly controlled by or under common control of Stifel. Pursuant to the merger agreement, if the Exchangeable Share Amendment is not approved, Thomas Weisel Partners will take all actions necessary to (a) cause TWP Acquisition Company (Canada), Inc. to exercise its right to redeem all of the outstanding exchangeable shares or (b) acquire or cause TWP Holdings Company (Canada), ULC to acquire all of the outstanding exchangeable shares, and, as a result of the merger, holders of exchangeable shares would receive shares of Stifel common stock. For a more complete description of what holders of exchangeable shares will receive in the merger, see Annex C, entitled “Supplemental Information for the Holders of Exchangeable Shares.”

Stifel common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “SF”. Based on the closing price of Stifel common stock on the NYSE on April 23, 2010 of $55.74, the last trading day before public announcement of the merger agreement, the merger consideration represented approximately $7.6029 in value for each Thomas Weisel Partners share. Based on the closing price of Stifel common stock on April 30, 2010 of $[—], the record date for holders of Thomas Weisel Partners common stock and the exchangeable shares to vote at the meeting, the merger consideration represented approximately $[—] in value for each Thomas Weisel Partners share.

Both Thomas Weisel Partners and Stifel are excited about this transaction because Thomas Weisel Partners and Stifel believe it will: (1) realize the benefits of the firms’ highly complementary investment banking and research platforms, where management believes there is relatively little overlap, including less than 10% overlap in research coverage; (2) accelerate Stifel’s investment banking business growth while providing scale and stability to Thomas Weisel Partners’ investment banking operations by expanding Stifel’s presence in key growth areas of the global economy, especially in Technology, Healthcare and Natural Resources, raising Stifel’s profile within the venture capital community, where Thomas Weisel Partners maintains key relationships, enhancing Stifel’s mergers and acquisitions advisory services and equities lead manager credentials and expanding the distribution of Thomas Weisel Partners’ capital markets offerings through Stifel’s Institutional Group and Global Wealth Management segments; (3) diversify the revenue stream and balance the revenue contribution between Stifel’s Global Wealth Management and its Institutional Group segments; (4) benefit from the complementary fit between Stifel’s Global Wealth Management and Thomas Weisel Partners’ asset management business; (5) realize benefits from the expansion of Stifel’s west coast market presence and the expansion of Stifel’s international capabilities via Thomas Weisel Partners’ Canadian operations, (6) utilize the skills and relationships of the combined senior management teams; and (7) realize benefits from operating cost efficiencies, which the companies believe will allow them to enhance profitability.

The Thomas Weisel Partners board of directors recommends that you vote FOR the proposal to approve and adopt the merger agreement and approve the merger and FOR each of the other proposals described in the accompanying proxy statement/prospectus. In addition, certain executive officers of Thomas Weisel Partners have agreed to vote their shares of Thomas Weisel Partners common stock and give voting instructions with respect to their exchangeable shares, representing in the aggregate approximately 16.5% of the voting power of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock, FOR the proposal to approve and adopt the merger agreement and approve the merger.

Your vote is very important. Regardless of the number of shares you own or whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Voting instructions are inside. Holders of exchangeable shares should refer to the voting instructions that are included in the Notice to Exchangeable Shareholders that accompanies this proxy statement/prospectus.

The obligations of Stifel and Thomas Weisel Partners to complete the merger are subject to several conditions set forth in the merger agreement and summarized in the accompanying proxy statement/prospectus. Important information about Stifel, Thomas Weisel Partners, the Annual Meeting, the merger agreement, the merger and the other proposals for consideration at the Annual Meeting is contained in or incorporated by reference into the accompanying proxy statement/prospectus. I urge you to read the entire document, including any documents incorporated by reference into the accompanying proxy statement/prospectus and its annexes, carefully and in their entirety. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 40 of the accompany proxy statement/prospectus.

I look forward to seeing you at the Annual Meeting.

Sincerely,

Thomas W. Weisel

Chairman and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY TELEPHONE, INTERNET OR MAIL.

The accompanying proxy statement/prospectus is first being distributed to the stockholders of Thomas Weisel Partners on or about May 14, 2010.

Sources of Additional Information

The accompanying proxy statement/prospectus incorporates important business and financial information about Stifel and Thomas Weisel Partners from documents that are not included in or delivered with this proxy statement/prospectus. Documents incorporated by reference are available from the applicable company without charge, excluding all exhibits unless the applicable company has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in the accompanying proxy statement/prospectus by requesting them in writing or by telephone from the applicable company at the following addresses and telephone numbers:

Stifel Financial Corp. Attention: Investor Relations 501 North Broadway St. Louis, Missouri 63102 (314) 342-2000	Thomas Weisel Partners Group, Inc. Attention: Investor Relations One Montgomery Street, Suite 3700 San Francisco, California 94014 (415) 364-2500

To receive timely delivery of documents in advance of the Annual Meeting, please make your request no later than June 9, 2010.

If you have any questions about the Annual Meeting or if you need additional copies of the accompanying proxy statement/prospectus, you should contact:

Thomas Weisel Partners Group, Inc.

Attention: Investor Relations

One Montgomery Street, Suite 3700

San Francisco, California 94014

(415) 364-2500

To receive timely delivery of additional copies of this proxy statement/prospectus in advance of the Annual Meeting, please make your request no later than June 9, 2010.

For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” on page 151 of the accompanying proxy statement/prospectus.

One Montgomery Street

San Francisco, California 94104

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Time & Date:	June 16, 2010, at 8:00 a.m., Pacific time.

Location:	One Montgomery Street, 35th Floor, San Francisco, California

(enter at 120 Kearny Street).

Items of Business:	•

To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 25, 2010 (as it may be amended from time to time, the “merger agreement”), among Stifel, PTAS, Inc. (which we refer to as Merger Sub), a wholly-owned subsidiary of Stifel, and Thomas Weisel Partners, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, and approve the merger contemplated by the merger agreement;

•

To approve the adjournment of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger at the time of the Annual Meeting;

•

To elect eight directors, each to serve until the earliest of Thomas Weisel Partners’ 2011 annual meeting of stockholders, his or her removal or resignation or, if the merger is completed, the effective time of the merger;

•	To ratify the appointment of Deloitte & Touche LLP as Thomas Weisel Partners’ independent registered accounting firm for 2010; and

•	To consider and vote upon any other business that properly comes before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date for Voting:	You are entitled to vote (or, in the case of holders of exchangeable shares, direct the trustee to vote as described further below) only if you were a Thomas Weisel Partners stockholder or a holder of exchangeable shares of TWP Acquisition Company (Canada), Inc., as described below, at the close of business on April 30, 2010.

Meeting Admission:	You are entitled to attend the Annual Meeting only if you were a Thomas Weisel Partners stockholder or joint holder or a holder of exchangeable shares of TWP Acquisition Company (Canada), Inc. as of the close of business on April 30, 2010 or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name is subject to verification against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in “street name”), you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

The Annual Meeting will begin promptly at 8:00 a.m., Pacific time. Check-in will begin at 7:30 a.m., Pacific time, and you should allow ample time for check-in procedures.

Voting:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement/prospectus and submit your proxy or voting instructions for the Annual Meeting as soon as possible. You may submit your proxy or voting instructions for the Annual Meeting by completing, signing, dating and returning the proxy card or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “The Thomas Weisel Partners Group, Inc. Annual Meeting” beginning on page 58 of the accompanying proxy statement/prospectus and the instructions on the proxy card or voting instruction card.

Inspection of List of Stockholders of Record:	A list of the stockholders of record as of April 30, 2010 will be available for inspection during ordinary business hours at the office of Thomas Weisel Partners’ General Counsel and Secretary, One Montgomery Street, 37th Floor, San Francisco, California 94104, from June 4, 2010 to June 16, 2010, as well as at the Annual Meeting, for any purpose germane to the Annual Meeting.

Holders of Exchangeable Shares:	If you hold exchangeable shares of TWP Acquisition Company (Canada), Inc. and you wish to direct the trustee to cast the votes represented by your exchangeable shares attached to the Thomas Weisel Partners special voting preferred stock, you should follow carefully the voting instructions that are included in the Notice to Exchangeable Shareholders that accompanies this proxy statement/prospectus. The procedure for instructing the trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instruction and the manner of revoking the instruction.

Additional Information:	Important information about Stifel, Thomas Weisel Partners, the Annual Meeting, the merger and the other proposals for consideration at the Annual Meeting is contained in the accompanying proxy statement/prospectus. I urge you to read the entire document, including any documents incorporated by reference into the accompanying proxy statement/prospectus and its annexes, carefully and in their entirety. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 40.

By Order of the board of directors,

Mark P. Fisher

Secretary

May 14, 2010

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND ANNUAL MEETING

The following are some questions that you, as a Thomas Weisel Partners stockholder or holder of exchangeable shares, may have regarding the merger and the other matters being considered at Thomas Weisel Partners’ 2010 Annual Meeting of Stockholders, which is referred to as the Annual Meeting, and the answers to those questions. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger and the other matters being considered at the Annual Meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. In this proxy statement/prospectus, unless stated to the contrary or the context requires otherwise, the terms the “Company,” “we,” “our,” “ours,” and “us” refer to Thomas Weisel Partners and its subsidiaries.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Stifel and Thomas Weisel Partners have agreed to a merger. Under the terms of the merger agreement that is described in this proxy statement/prospectus, Thomas Weisel Partners will become a wholly-owned subsidiary of Stifel and will no longer be a publicly held corporation. See “Proposal One: The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus contains important information about Stifel, Thomas Weisel Partners, the Annual Meeting, the merger agreement, the merger and the other proposals for consideration at the Annual Meeting. This document is being delivered to you as both a proxy statement of Thomas Weisel Partners and a prospectus of Stifel in connection with the merger. It is the proxy statement by which the Thomas Weisel Partners board of directors is soliciting proxies from you to vote on the approval and adoption of the merger agreement and the approval of the merger and the other matters to be voted on at Thomas Weisel Partners’ Annual Meeting or at any adjournment or postponement of the Annual Meeting. It is also the prospectus pursuant to which Stifel will issue (or reserve for issuance) Stifel common stock to you in the merger.

You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Thomas Weisel Partners and may be entitled to vote at the upcoming Annual Meeting or you hold exchangeable shares and may be entitled to instruct the holder of the Thomas Weisel Partners special voting preferred stock how to vote at the upcoming Annual Meeting. To complete the merger, the holders of a majority of the voting power of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock, voting together as a single class, must vote to approve and adopt the merger agreement and approve the merger, and all other conditions to the merger must be satisfied or waived. You should read this proxy statement/prospectus carefully.

Q:	What will happen in the proposed merger?

A:	In the merger, Merger Sub, a wholly-owned subsidiary of Stifel, will merge with and into Thomas Weisel Partners. As a result, Thomas Weisel Partners will become a wholly-owned subsidiary of Stifel and will no longer be a publicly held corporation. See “Proposal One: The Merger—Structure of the Merger.”

Q:	Why are Stifel and Thomas Weisel Partners proposing to merge?

A:	Stifel and Thomas Weisel Partners are proposing to merge because they believe that the complementary strengths of their two companies make a combination compelling and in the best interests of each company and our respective stockholders, clients and employees. Stifel and Thomas Weisel Partners believe the combination of Stifel and Thomas Weisel Partners will:

•

realize the benefits of the firms’ highly complementary investment banking and research platforms, where management believes there is relatively little overlap, including less than 10% overlap in research coverage;

•	accelerate Stifel’s investment banking business growth, while providing scale and stability to Thomas Weisel Partners’ investment banking operations, by:

•	expanding Stifel’s presence in key growth areas of the global economy, particularly in Technology, Healthcare and Natural Resources;

•	raising Stifel’s profile within the venture capital community, where Thomas Weisel Partners maintains key relationships;

•	enhancing Stifel’s mergers and acquisitions advisory services and equities lead manager credentials; and

•	expanding the distribution of Thomas Weisel Partners’ capital markets offerings through Stifel’s Institutional Group and Global Wealth Management segments;

•	diversify the revenue stream and balance the revenue contribution between Stifel’s Global Wealth Management and its Institutional Group;

•	benefit from the complementary fit between Stifel’s Global Wealth Management and Thomas Weisel Partners’ asset management business in a natural and complementary way;

•	realize benefits from the expansion of Stifel’s west coast market presence and the expansion of Stifel’s international capabilities via Thomas Weisel Partners’ Canadian operations;

•	utilize the skills and relationships of the combined senior management teams; and

•	realize benefits from operating cost efficiencies, which the companies believe will allow them to enhance profitability.

Please see page 67 of this proxy statement/prospectus for the factors considered by the Thomas Weisel Partners board of directors in recommending that Thomas Weisel Partners stockholders vote FOR the proposal to approve and adopt the merger agreement and approve the merger. Please see page 77 of this proxy statement/prospectus for Stifel’s reasons for the merger.

Q:	What will I receive in the merger?

A:	If the merger agreement is approved and adopted and the merger is approved by Thomas Weisel Partners stockholders and the merger is completed, you will receive 0.1364 shares of Stifel common stock in exchange for each share of Thomas Weisel Partners common stock that you own. The holder of the one share of Thomas Weisel Partners special voting preferred stock will receive one share of Stifel special voting preferred stock, which will have substantially the same rights and privileges as the Thomas Weisel Partners special voting preferred stock (except that the issuer thereof will be Stifel rather than Thomas Weisel Partners and the voting rights applicable thereto shall apply to Stifel common stock rather than Thomas Weisel Partners common stock).

If you are a Thomas Weisel Partners stockholder, you will not receive fractional shares of Stifel common stock. Instead, you will receive the cash value, without interest, of any fractional share of Stifel common stock that you might otherwise have been entitled to receive, based on the 10-day average closing price for Stifel common stock ending on the second complete trading day prior to the closing date of the merger.

Q:	What will holders of exchangeable shares of Thomas Weisel Partners’ Canadian subsidiary, TWP Acquisition Company (Canada), Inc., receive in the merger?

A:

Assuming that the holders of the exchangeable shares approve the Exchangeable Share Amendment, the exchangeable shares will not be converted into other securities as part of the merger. In that case, each exchangeable share will remain outstanding and become exchangeable for 0.1364 shares of Stifel common stock. In the event the Exchangeable Share Amendment is approved, at the effective time of the merger, the one outstanding share of Thomas Weisel Partners special voting preferred stock will be canceled and automatically converted into one share of Stifel special voting preferred stock. The one share of Stifel special voting preferred stock will entitle the holder to that number of votes equal to the number of shares of Stifel common stock issuable upon exchange of the exchangeable shares outstanding from time to time other than exchangeable shares held by Stifel or any person directly or indirectly controlled by or under common control of Stifel. Pursuant to the merger agreement, if the Exchangeable Share Amendment is not approved, Thomas Weisel Partners will take all actions necessary to (a) cause TWP Acquisition Company (Canada), Inc. to exercise its right to redeem all of the outstanding exchangeable shares or (b) acquire or cause TWP Holdings Company (Canada), ULC to acquire all of the outstanding exchangeable shares, and, as a result of the merger, holders of exchangeable shares would receive shares of Stifel common stock. For a further description of what holders of exchangeable shares will receive in the merger, see Annex C, entitled “Supplemental Information for the Holders of Exchangeable Shares.”

Q:	How will the merger affect stock options to acquire Thomas Weisel Partners common stock, other equity awards and the warrant?

A:	At the effective time of the merger, each Thomas Weisel Partners restricted stock unit award will be converted into the right to receive a number of shares of Stifel common stock equal to the number of shares of Thomas Weisel Partners common stock subject to such award multiplied by the exchange ratio. Following the effective time of the merger, each restricted stock unit will continue to be governed by the same terms and conditions, including any vesting requirements, as were applicable prior to the merger. At the effective time of the merger, all outstanding Thomas Weisel Partners stock options will be converted into the right to acquire a number of shares of Stifel common stock equal to the number of shares of Thomas Weisel Partners common stock subject to such award multiplied by the exchange ratio, and the exercise price of the award will equal the exercise price per share of Thomas Weisel Partners common stock applicable to such award divided by the exchange ratio. Following the effective time of the merger, each stock option will continue to be governed by the same terms and conditions, including any vesting requirements, as were applicable prior to the merger.

At the effective time of the merger, the outstanding Thomas Weisel Partners warrant will be converted into the right to purchase and receive a number of shares of Stifel common stock equal to the number of shares of Thomas Weisel Partners common stock subject to the warrant multiplied by the exchange ratio, and the exercise price of the warrant will equal the exercise price per share of Thomas Weisel Partners common stock of such warrant divided by the exchange ratio.

Q:	When do you expect the merger to be completed?

A:	Stifel and Thomas Weisel Partners are working toward completing the merger as quickly as possible. The merger is expected to close on or around June 30, 2010, subject to receipt of Thomas Weisel Partners stockholder approval, governmental and regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Q:	Are there conditions to completing the merger?

A:	Yes. Stifel and Thomas Weisel Partners’ respective obligations to complete the merger are subject to the satisfaction or waiver of certain specified closing conditions. See “The Merger Agreement—Conditions to Complete the Merger.”

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not approved and adopted by Thomas Weisel Partners stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Thomas Weisel Partners common stock or Thomas Weisel Partners special voting preferred stock in connection with the merger. Instead, Thomas Weisel Partners will remain an independent public company and its common stock will continue to be listed and traded on the Nasdaq Global Market. If the merger agreement is terminated under specified circumstances, Thomas Weisel Partners may be required to pay Stifel a termination fee of $10,000,000 as described under “The Merger Agreement—Expenses and Fees—Termination Fees Payable by Thomas Weisel Partners” beginning on page 100.

Q:	Am I entitled to appraisal rights?

A:	Holders of Thomas Weisel Partners common stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. The holder of the share of Thomas Weisel Partners special voting preferred stock may have appraisal rights under certain conditions and should refer to Annex D for a summary of appraisal rights procedures relating to the Thomas Weisel Partners special voting preferred stock.

Q:	What are the tax consequences of the merger to me?

A:	The merger is intended to constitute a reorganization for United States federal income tax purposes. If so treated, the exchange of your shares of Thomas Weisel Partners common stock for shares of Stifel common stock generally will not cause you to recognize gain or loss for U.S. federal income tax purposes. However, you will recognize income or gain with respect to cash received instead of any fractional shares of Stifel common stock. It is a condition to the merger that Stifel and Thomas Weisel Partners receive legal opinions to the effect that the merger constitutes such a reorganization for United States federal income tax purposes. These opinions will not bind the Internal Revenue Service, which could take a different view. To review the tax consequences to stockholders in greater detail, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 144.

The consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine your own tax consequences from the merger.

Holders of exchangeable shares should refer to Annex C for a summary of material Canadian federal income tax considerations.

Q:	Are there any risks related to the proposed transaction or any risks related to owning Stifel common stock?

A:	Yes. You should carefully review the risk factors beginning on page 40.

Q:	What stockholder approvals are required for the merger?

A:

To approve and adopt the merger agreement and approve the merger, the holders of a majority of the voting power of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock, voting together as a single class, must vote “FOR” the approval and adoption of the merger agreement and the approval of the merger. Only holders of record of Thomas Weisel Partners common stock and the one share of Thomas Weisel Partners special voting preferred stock at the close of business on April 30, 2010, referred to in this proxy statement/prospectus as the “record date,” are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were [—] shares of Thomas Weisel Partners common stock and one share of Thomas Weisel Partners special voting preferred stock held by the trustee (representing [—] exchangeable shares entitled to give voting instructions and therefore entitled to [—] votes) outstanding and entitled to vote at the Annual Meeting. Failure to vote your shares, abstentions and broker non-votes will have the same effect as voting against the proposal to approve and adopt the merger agreement and approve the merger. See “The Thomas Weisel Partners Annual Meeting—Quorum; Vote Required; Abstentions; Shares Held in Street Name.” The election of Thomas Weisel

Partners directors and approval of the proposals other than the approval and adoption of the merger agreement and approval of the merger are not a condition to the completion of the merger.

If you hold exchangeable shares of TWP Acquisition Company (Canada), Inc. as of the record date and you wish to direct the trustee to cast the votes represented by your exchangeable shares attached to the Thomas Weisel Partners special voting preferred stock, you should follow carefully the voting instructions that are included in the Notice to Exchangeable Shareholders that accompanies this proxy statement/prospectus. The procedure for instructing the trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instruction and the manner of revoking the instruction.

Q:	What stockholder approvals are required for the adjournment of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and the approval of the merger?

A:	A majority of the votes cast “FOR” or “AGAINST” the adjournment of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and the approval of the merger must be voted “FOR” such proposal for it to pass. Abstentions are not treated as a vote “FOR” or “AGAINST,” and will have no effect on the outcome of the vote on any proposal to adjourn the Annual Meeting. See “The Thomas Weisel Partners Annual Meeting—Quorum; Vote Required; Abstentions.”

Q:	What do I need to do now?

A:	Please carefully review this proxy statement/prospectus and vote the proxy card or voting instruction card you receive as soon as possible. Your proxy card or voting instruction card must be received, or you must vote using the telephone or the Internet if available, no later than 11:59 p.m., Eastern time, on June 15, 2010 in order for your shares to be voted at the Annual Meeting, unless you attend and vote at the Annual Meeting.

Q:	How does the Thomas Weisel Partners board of directors recommend I vote on the merger and adjournment proposals?

A:	After careful consideration, the Thomas Weisel Partners board of directors unanimously determined that the merger and the merger agreement are advisable, and are fair to, and in the best interests of, Thomas Weisel Partners and its stockholders and approved the merger agreement and the merger. Accordingly, the Thomas Weisel Partners board of directors recommends that you vote FOR the proposal to approve and adopt the merger agreement and approve the merger and FOR the adjournment of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and the approval of the merger. See “Proposal One: The Merger—Thomas Weisel Partners’ Reasons for the Merger; Recommendation of the Thomas Weisel Partners Board of Directors.”

Q:	Why is it important for me to vote?

A:	Thomas Weisel Partners and Stifel cannot complete the merger without the approval of holders of a majority of the voting power of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock, voting together as a single class. Therefore, any shares that are not voted will have the same effect as a vote “AGAINST” the merger.

Q:	Have any Thomas Weisel Partners stockholders agreed to vote FOR the merger agreement and the merger?

A:	Yes. Thomas Weisel, Chairman and Chief Executive Officer, Lionel P. Conacher, former President and Chief Operating Officer, Thomas Carbeau, Head of Institutional Sales, Richard Gay, Head of Research,

William McLeod, Co-Head of Investment Banking, Brad Raymond, Co-Head of Investment Banking, Paul Slivon, Chairman of Wealth Management, Anthony Stais, Head of Trading, and Shaugn Stanley, Chief Administrative Officer have agreed to vote their shares of Thomas Weisel Partners common stock and give voting instructions with respect to their exchangeable shares, representing in the aggregate approximately 16.5% of the voting power of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock, FOR the proposal to approve and adopt the merger agreement and approve the merger.

Q:	Do I need to send in my Thomas Weisel Partners stock certificates now?

A:	No. If the merger is consummated, instructions will be sent to you regarding the exchange of your Thomas Weisel Partners stock certificates for the merger consideration payable to you in the merger.

Q:	When and where will the Thomas Weisel Partners Annual Meeting be held?

A:	The Annual Meeting will take place on June 16, 2010, at One Montgomery Street, 35th Floor, San Francisco, California, commencing at 8:00 a.m., Pacific time.

Q:	What matters will be voted on at the Annual Meeting?

A:	You will be asked to vote on the following proposals:

•	To approve and adopt the merger agreement and approve the merger contemplated by the merger agreement;

•

To approve the adjournment of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger at the time of the Annual Meeting;

•

To elect eight directors, each to serve until the earliest of Thomas Weisel Partners’ 2011 annual meeting of stockholders, his or her removal or resignation or, if the merger is completed, the effective time of the merger;

•	To ratify the appointment of Deloitte & Touche LLP as Thomas Weisel Partners’ independent registered accounting firm for 2010; and

•	To conduct any other business that properly comes before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Q:	What vote is needed for each proposal?

A:	The following are the vote requirements for the various proposals:

•

Approval and Adoption of the Merger Agreement and Approval of the Merger: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the approval and adoption of the merger agreement and approval of the merger. To approve and adopt the merger agreement and approve the merger, the holders of a majority of the voting power of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock, voting together as a single class, must vote “FOR” the approval and adoption of the merger agreement and the approval of the merger.

•

Election of Directors. You may vote “FOR” or “WITHHOLD” with respect to any or all director nominees. The election of a director requires a plurality of the votes that are cast “FOR” the election of directors. Accordingly, the eight nominees receiving the highest number of “FOR” (among votes properly cast in person or by proxy and entitled to vote) will be elected. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and because there are eight nominees for eight director positions, “WITHHOLD” votes will have no effect on the outcome of the vote for the election of directors.

•

All Other Matters. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to all other matters at the Annual Meeting. A majority of the votes cast “FOR” or “AGAINST” each other matter must be voted “FOR” such matter for it to pass. Abstentions are not treated as a vote “FOR” or “AGAINST” a proposal and will have no effect on the outcome of the vote for such proposal.

Q:	Who are the director nominees?

A:	The eight director nominees are Thomas W. Weisel, Thomas I.A. Allen, Matthew R. Barger, Michael W. Brown, Robert E. Grady, B. Kipling Hagopian, Alton F. Irby III and Timothy A. Koogle. Each of the eight nominees is currently a member of the Thomas Weisel Partners board of directors and has been recommended for election to the Thomas Weisel Partners board of directors by Thomas Weisel Partners’ Corporate Governance and Nominations Committee and approved and nominated for election by the Thomas Weisel Partners board of directors. See “Proposal Three—Election of Directors.”

Q:	How does the Thomas Weisel Partners board of directors recommend that I vote with respect to the election of directors?

A:	The Thomas Weisel Partners board of directors unanimously recommends that you vote FOR the election of each of the nominated directors. See “Proposal Three—Election of Directors.”

Q:	As a Thomas Weisel Partners stockholder, why am I electing Thomas Weisel Partners’ directors when I am being asked to approve and adopt the merger agreement and approve the merger?

A:	Delaware law requires Thomas Weisel Partners to hold a meeting of its stockholders each year. Thomas Weisel Partners has determined that it will observe this requirement and hold the meeting to elect directors to the Thomas Weisel Partners board of directors such that the directors elected at the Annual Meeting will serve as directors of Thomas Weisel Partners following the Annual Meeting through the earliest of Thomas Weisel Partners’ 2011 annual meeting of stockholders, his or her removal or resignation or, if the merger is completed, the effective time of the merger. Upon completion of the merger, the individuals serving as Thomas Weisel Partners directors immediately prior to the completion of the merger are expected to resign and will be replaced by designees of Stifel, although some of the current Thomas Weisel Partners directors may be nominated to become members of Stifel’s board of directors. See “Proposal One: The Merger—Board of Directors and Executive Officers of Stifel Following the Merger.”

Q:	Who can vote at the Annual Meeting?

A:	Thomas Weisel Partners stockholders of record at the close of business on the record date are entitled to vote at the Annual Meeting.

Q:	What if I own exchangeable shares?

A:	Voting instructions for directing the trustee to cast the votes represented by your exchangeable shares, as well as instructions for attending the Annual Meeting if you hold exchangeable shares, are included in the Notice to Exchangeable Shareholders that accompanies this proxy statement/prospectus. The procedure for instructing the trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instruction and the manner of revoking the instruction. If you do not provide voting instructions for your exchangeable shares, they cannot be voted by the trustee and will not be counted for any purposes, including for determining the presence or absence of a quorum for the transaction of business.

Q:	What is the record date for the Annual Meeting?

A:	The record date for the Annual Meeting is April 30, 2010.

Q:	What constitutes a quorum for purposes of the Annual Meeting?

A:	The holders of shares entitled to cast a majority of the total votes of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock on April 30, 2010, the record date, present in person or represented by proxy at the Annual Meeting and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Withheld votes, abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Q:	How can I vote?

A:	If you are a stockholder of record, you may submit a proxy for the Annual Meeting by: (1) completing, signing, dating and returning the proxy card in the pre-addressed envelope provided; (2) using the telephone; or (3) using the Internet. For specific instructions on how to use the telephone or the Internet to submit a proxy for the Annual Meeting, please refer to the instructions on your proxy card.

Voting instructions for directing the trustee to cast the votes represented by your exchangeable shares, as well as instructions for attending the Annual Meeting if you hold exchangeable shares, are included in the Notice to Exchangeable Shareholders that accompanies this proxy statement/prospectus. The procedure for instructing the trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instruction and the manner of revoking the instruction.

If you hold your shares of Thomas Weisel Partners common stock or exchangeable shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in “street name”), you must provide the stockholder of record of your shares with instructions on how to vote your shares. Please check the voting instruction card used by your broker or nominee to see if you may use the telephone or the Internet to provide instructions on how to vote your shares.

If you are a stockholder of record, you may also vote in person at the Annual Meeting. If you hold shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in “street name”), you may not vote in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. You will also need to present photo identification and comply with the other procedures described in “The Thomas Weisel Partners Annual Meeting—Date, Time and Place; Attending the Annual Meeting” on page 58. Giving a proxy will not affect your right to vote your Thomas Weisel Partners shares if you attend the Annual Meeting and want to vote in person.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many Thomas Weisel Partners stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and shares beneficially owned.

Stockholder of Record: If your shares are registered directly in your name with Thomas Weisel Partners’ transfer agent, you are considered the stockholder of record with respect to those shares and this proxy statement/prospectus is being sent directly to you by Thomas Weisel Partners. As a stockholder of record, you have the right to grant your proxy directly to Thomas Weisel Partners or to vote in person at the Annual Meeting. Thomas Weisel Partners has enclosed a proxy card for your use.

Beneficial Owner: If your shares are held in a brokerage account, bank account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement/prospectus is being forwarded to you by your broker, bank or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or nominee holding your shares. Your broker, bank or nominee has enclosed voting instructions for your use in directing your broker, bank or nominee how to vote your shares.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a stockholder of record and also in “street name,” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	What happens if I don’t indicate how to vote on my proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted voted as the Thomas Weisel Partners board of directors recommends, which is:

•	FOR the approval and adoption of the merger agreement and approval of the merger;

•

FOR the approval of the adjournment of the meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger;

•	FOR the election to the Thomas Weisel Partners board of directors of each of the nominees for director named in this proxy statement/prospectus; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as Thomas Weisel Partners’ independent auditors for 2010.

Q:	What happens if I do not vote?

A:	If you do not sign and send in your proxy card, vote using the telephone or the Internet or vote at the Annual Meeting, or submit voting instructions, as applicable, it will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger, but it will not affect all other proposals, including the election of directors, the adjournment proposal and the proposal to ratify the appointment of the independent registered public accounting firm. See “The Annual Meeting—Quorum; Required Votes; Abstentions; Shares Held in Street Name.”

Q:	What happens if I abstain?

A:	Abstentions are counted as present and entitled to vote for purposes of determining a quorum. For the proposal to approve and adopt the merger agreement and approve the merger, abstentions have the same effect as a vote against the merger. If you abstain from voting with respect to the other proposals, including the election of directors, the adjournment proposal and the proposal to ratify the appointment of the independent registered public accounting firm, you will effectively not vote on that matter at the meeting. Abstentions are not considered to be votes cast under the Thomas Weisel Partners bylaws or under the laws of Delaware (Thomas Weisel Partners’ state of incorporation) and will have no effect on the outcome of the vote for any proposals other than the proposal to approve and adopt the merger agreement and approve the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:

No. If your shares are held in an account at a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the NYSE, we believe that brokers do not have discretionary authority to vote on the proposal to approve and adopt the merger agreement and approve the merger or the election of directors, but that the ratification of the appointment of independent auditors is a “routine matter” on which brokers will be permitted to vote any un-voted shares. Accordingly, a broker non-vote will have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger and a “WITHHOLD” vote for the election of directors, but will have no effect on whether the other proposals are approved. Because Thomas Weisel Partners LLC is affiliated with Thomas Weisel Partners, NYSE policy specifies that when Thomas Weisel Partners LLC votes on “routine matters”, it may do so only in the same proportion as all other shares of record are voted with respect to each proposal.

Q:	Can I change my vote after I have voted?

A:	Yes. Thomas Weisel Partners stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the Annual Meeting. Proxies may be revoked by written notice to the corporate secretary of Thomas Weisel Partners, by a later-dated proxy signed and returned by mail, or by attending the Annual Meeting and voting in person. However, attending the Annual Meeting without voting will not revoke your previously submitted proxy. Thomas Weisel Partners stockholders of record may also revoke proxies by a later-dated proxy using the telephone or the Internet voting procedures described on their proxy cards.

Thomas Weisel Partners stockholders whose shares are held in the name of a broker or nominee may change their votes by submitting new voting instructions to their brokers or nominees. Those Thomas Weisel Partners stockholders may not vote their shares in person at the Annual Meeting unless they obtain a signed proxy from the stockholder of record giving them the right to vote their shares.

Holders of exchangeable shares should refer to the Notice to Exchangeable Shareholders that accompanies this proxy statement/prospectus, informing such holders of their rights with respect to directing the voting of the votes attached to the share of Thomas Weisel Partners special voting preferred stock.

Q:	Who will count the votes?

A:	Thomas Weisel Partners has retained BNY Mellon Stockholder Services to receive and tabulate the votes in connection with the Annual Meeting. Thomas Weisel Partners has also retained through BNY Mellon Stockholder Services an election inspector that will certify the results and perform any other acts required by the Delaware General Corporation Law.

Q:	What do I do if I have questions?

A:	If you have any questions about the Annual Meeting or if you need additional copies of this proxy statement/prospectus, you should contact:

Thomas Weisel Partners Group, Inc.

Attention: Investor Relations

One Montgomery Street, Suite 3700

San Francisco, California 94014

(415) 364-2500

This proxy statement/prospectus incorporates important business and financial information about Stifel and Thomas Weisel Partners that is not included in, or delivered with, this proxy statement/prospectus. The applicable company will provide you with copies of the information relating to such company, without charge, upon written or oral request to:

Stifel Financial Corp. Attention: Investor Relations 501 North Broadway St. Louis, Missouri 63102 (314) 342-2000	Thomas Weisel Partners Group, Inc. Attention: Investor Relations One Montgomery Street, Suite 3700 San Francisco, California 94014 (415) 364-2500

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You are encouraged to read carefully this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the Annual Meeting. See “Where You Can Find More Information” on page 151. The merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. You are encouraged to read it, as it is the most important legal document that governs the merger. Page references are included in parentheses to direct you to a more complete description contained elsewhere in this proxy statement/prospectus of the topics presented in this summary. In addition, Stifel and Thomas Weisel Partners encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Stifel and Thomas Weisel Partners that has been filed with the Securities and Exchange Commission, which is referred to as the SEC in this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.

The Companies

Stifel Financial Corp.

501 North Broadway

St. Louis, Missouri 63102

(314) 342-2000

Stifel (NYSE: SF) is a financial services holding company headquartered in St. Louis. Stifel operates 294 offices in 42 states and the District of Columbia through its principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and in three European offices through its subsidiary, Stifel Nicolaus Limited. Stifel, with operations in two business segments: Global Wealth Management and Institutional Group (formerly Capital Markets), provides securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily, to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust, a Missouri retail and commercial bank, offers a full range of consumer and commercial lending solutions.

The Global Wealth Management segment consists of two businesses, the private client group and Stifel Bank. The private client group includes branch offices and independent contractor offices of our broker-dealer subsidiaries located throughout the United States, primarily in the Midwest and Mid-Atlantic regions with a growing presence in the Northeast, Southeast and Western United States. These branches provide securities brokerage services, including the sale of equities, mutual funds, fixed income products, and insurance, as well as offering banking products to their private clients through Stifel Bank, which provides residential, consumer, and commercial lending, as well as FDIC-insured deposit accounts to customers of our broker-dealer subsidiaries and to the general public.

The Institutional Group segment includes institutional sales and trading. It provides securities brokerage, trading, and research services to institutions with an emphasis on the sale of equity and fixed income products. This segment also includes the management of and participation in underwritings for both corporate and public finance (exclusive of sales credits, which are included in the Global Wealth Management segment), merger and acquisition, and financial advisory services.

Additional information about Stifel and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 151.

Thomas Weisel Partners Group, Inc.

One Montgomery Street, Suite 3700

San Francisco, California 94014

(415) 364-2500

Thomas Weisel Partners (NASDAQ: TWPG) is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two primary categories of services: corporate finance and strategic advisory. The brokerage group provides equity sales and trading services to institutional investors, and offers brokerage, advisory services to high-net-worth individuals and corporate clients. The asset management group consists of: private investment funds, public equity investment products and distribution management. Thomas Weisel Partners is headquartered in San Francisco with additional offices in Baltimore, Boston, Calgary, Chicago, Dallas, Denver, New York, Portland, Toronto, London and Zurich.

Additional information about Thomas Weisel Partners and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 151.

PTAS, Inc.

501 North Broadway

St. Louis, Missouri 63102

(314) 342-2000

PTAS, Inc., sometimes referred to in this proxy statement/prospectus as Merger Sub, is a newly-formed and wholly-owned subsidiary of Stifel. If Stifel and Thomas Weisel Partners complete the merger, Merger Sub will be merged with and into Thomas Weisel Partners, with Thomas Weisel Partners becoming a wholly-owned subsidiary of Stifel. Merger Sub was organized solely for use in the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Merger

(see page 86)

Stifel and Thomas Weisel Partners agreed to the acquisition of Thomas Weisel Partners by Stifel under the terms of the merger agreement that is described in this proxy statement/prospectus. Pursuant to the merger agreement, Merger Sub will merge with and into Thomas Weisel Partners, with Thomas Weisel Partners continuing as a wholly owned subsidiary of Stifel. It is intended that the merger will be effected immediately after the effective time of the merger without further approval, authorization or direction from or by any of the parties to the merger agreement. Stifel and Thomas Weisel Partners have attached the merger agreement as Annex A to this proxy statement/prospectus. Stifel and Thomas Weisel Partners encourage you to read carefully the merger agreement in its entirety because it is the legal document that governs the merger.

Effects of the Merger; Merger Consideration

(see page 87)

At the effective time of the merger, each share of Thomas Weisel Partners common stock issued and outstanding, except for shares of Thomas Weisel Partners common stock that are owned by Thomas Weisel Partners or Stifel or by any direct or indirect wholly-owned subsidiary of Thomas Weisel Partners (which will be canceled as a result of the merger) will be converted into the right to receive, subject to certain adjustments as described below, 0.1364 shares of Stifel common stock.

Other than a possible adjustment under limited circumstances as described in the following paragraph, the exchange ratio of 0.1364 of a share of Stifel common stock is fixed, and it will not change between now and the date of the merger, including as a result of a change in the trading price of Stifel common stock or Thomas Weisel Partners common stock or the operating and financial performance of either company. Therefore, the specific dollar value of the shares of Stifel common stock received by Thomas Weisel Partners stockholders in the merger will depend on the market value of Stifel common stock at the time the merger is completed.

The exchange ratio will be adjusted if between signing of the merger agreement and the effective time of the merger the outstanding Stifel common stock or Thomas Weisel Partners common stock, or securities convertible or exchangeable into or exercisable into Stifel common stock or Thomas Weisel Partners common stock, is changed into a different number of shares or different class by reason of any distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer with a record date within such period, or any similar event occurs, in which case the exchange ratio will be adjusted to eliminate the effects of such event on the merger consideration.

Assuming that the holders of the exchangeable shares approve the Exchangeable Share Amendment, the exchangeable shares will not be converted into other securities as part of the merger. In that case, each exchangeable share will remain outstanding and become exchangeable for 0.1364 shares of Stifel common stock. In the event the Exchangeable Share Amendment is approved, at the effective time of the merger, the one outstanding share of Thomas Weisel Partners special voting preferred stock will be canceled and automatically converted into one share of Stifel special voting preferred stock. The one share of Stifel special voting preferred stock will entitle the holder to that number of votes equal to the number of shares of Stifel common stock issuable upon exchange of the exchangeable shares outstanding from time to time other than exchangeable shares held by Stifel or any person directly or indirectly controlled by or under common control of Stifel. Pursuant to the merger agreement, if the Exchangeable Share Amendment is not approved, Thomas Weisel Partners will take all actions necessary to (a) cause TWP Acquisition Company (Canada), Inc. to exercise its right to redeem all of the outstanding exchangeable shares or (b) acquire or cause TWP Holdings Company (Canada), ULC to acquire all of the outstanding exchangeable shares, and, as a result of the merger, holders of exchangeable shares would receive shares of Stifel common stock. For a more complete description of what holders of exchangeable shares will receive in the merger, see Annex C, entitled “Supplemental Information for the Holders of Exchangeable Shares.”

Stifel will not issue fractional shares of Stifel common stock in the merger. As a result, Thomas Weisel Partners shareholders will receive cash for any fractional shares of Stifel common stock that they would otherwise be entitled to receive in the merger. For a full description of the treatment of fractional shares, see “The Merger Agreement—Merger Consideration” beginning on page 87 of this proxy statement/prospectus.

For a full description of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 87 of this proxy statement/prospectus.

Treatment of Thomas Weisel Partners Stock Options and Other Equity-Based Awards and Warrant

(see page 87)

At the effective time of the merger, each Thomas Weisel Partners restricted stock unit award will be converted into the right to receive a number of shares of Stifel common stock equal to the number of shares of Thomas Weisel Partners common stock subject to such award multiplied by the exchange ratio. Following the effective time of the merger, each restricted stock unit will continue to be governed by the same terms and conditions, including any vesting requirements, as were applicable prior to the merger. At the effective time of the merger, all outstanding Thomas Weisel Partners stock options will be converted into the right to acquire a number of shares of Stifel common stock equal to the number of shares of Thomas Weisel Partners common stock subject to such award multiplied by the exchange ratio, and the exercise price of the award will equal the exercise price per share of Thomas Weisel Partners common stock applicable to such award divided by the exchange ratio. Following the effective time of the merger, each stock option will continue to be governed by the same terms and conditions, including any vesting requirements, as were applicable prior to the merger.

At the effective time of the merger, the outstanding Thomas Weisel Partners warrant will be converted into the right to purchase and receive a number of shares of Stifel common stock equal to the number of shares of Thomas Weisel Partners common stock subject to the warrant multiplied by the exchange ratio, and the exercise price of the warrant will equal the exercise price per share of Thomas Weisel Partners common stock of such warrant divided by the exchange ratio.

Risk Factors

(see page 40)

By voting in favor of the proposal to approve and adopt the merger agreement and approve the merger, you will be choosing to invest in Stifel common stock. An investment in Stifel common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the factors discussed under the caption entitled “Risk Factors” beginning on page 40 in deciding whether to vote in favor of the proposal to approve and adopt the merger agreement and approve the merger.

This proxy statement/prospectus (including the documents incorporated by reference into this proxy statement/prospectus) contains forward-looking statements that involve risks, uncertainties and assumptions, such as statements of Stifel’s, Thomas Weisel Partners’ and the combined company’s plans, objectives, expectations and intentions. When used in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, the words as “may”, “might”, “should”, “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “seeks”, “will”, “should”, “would”, “projects”, “predicts”, “continues” and similar expressions or the negatives of these terms and other comparable terminology are intended to identify certain of these forward-looking statements. Because these forward-looking statements involve risks, uncertainties and assumptions, including those discussed under the caption entitled “Risk Factors”, the actual results of Stifel, Thomas Weisel Partners and the combined company could differ materially from those expressed or implied by the forward-looking statements in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus.

The Annual Meeting; Thomas Weisel Partners Stockholders Entitled to Vote; Required Vote

(see page 58)

The annual meeting of Thomas Weisel Partners stockholders will be held on June 16, 2010 at 8:00 a.m., local time, at the offices of Thomas Weisel Partners Group, Inc., One Montgomery Street, 35th floor, San Francisco, California. At the annual meeting, Thomas Weisel Partners stockholders will be asked to:

•	consider and vote on a proposal to approve and adopt the merger agreement and approve the merger contemplated by the merger agreement;

•

approve the adjournment of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger at the time of the Annual Meeting;

•

elect eight directors, each to serve until the earliest of Thomas Weisel Partners’ 2011 annual meeting of stockholders, his or her removal or resignation or, if the merger is completed, the effective time of the merger;

•	ratify the appointment of Deloitte & Touche LLP as Thomas Weisel Partners’ independent registered public accounting firm for 2010; and

•	conduct any other business that properly comes before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The close of business on April 30, 2010 was the record date for the Annual Meeting. Only Thomas Weisel Partners stockholders on the record date are entitled to notice of and to vote at the Annual Meeting. Each share of Thomas Weisel Partners common stock will be entitled to one vote on each matter to be acted upon at the Annual Meeting. The share of Thomas Weisel Partners special voting preferred stock held by the trustee is entitled to cast a number of votes equal to the number of the outstanding exchangeable shares, excluding shares held by Thomas Weisel Partners or any person directly or indirectly controlled by or under common control with Thomas Weisel Partners, on each matter to be acted upon at the Annual Meeting. On the record date, there were [—] shares of Thomas Weisel Partners common stock outstanding and one share of Thomas Weisel Partners special voting preferred stock held by the trustee (representing [—] exchangeable shares entitled to give voting instructions and therefore entitled to [—] votes). The holders of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock will vote together as a single class at the Annual Meeting.

The approval of holders of a majority of the voting power of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock (representing [—] exchangeable shares entitled to give voting instructions and therefore entitled to [—] votes), voting together as a single class, is required to approve and adopt the merger agreement and approve the merger.

Thomas Weisel, Chairman and Chief Executive Officer, Lionel F. Conacher, former President and Chief Operating Officer, Thomas Carbeau, Head of Institutional Sales, Richard Gay, Head of Research, William McLeod, Co-Head of Investment Banking, Brad Raymond, Co-Head of Investment Banking, Paul Slivon, Chairman of Wealth Management, Anthony Stais, Head of Trading, and Shaugn Stanley, Chief Administrative Officer have agreed to vote their shares of Thomas Weisel Partners common stock and give voting instructions with respect to their exchangeable shares, representing in the aggregate approximately 16.5% of the voting power of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock, FOR the proposal to approve and adopt the merger agreement and approve the merger.

Recommendation of the Thomas Weisel Partners Board of Directors and Thomas Weisel Partners’ Reasons for the Merger

(See page 67)

After careful consideration of the numerous factors described in the section entitled “Proposal One: The Merger—Thomas Weisel Partners’ Reasons for the Merger; Recommendation of the Thomas Weisel Partners Board of Directors” beginning on page 67 of this proxy statement/prospectus, the Thomas Weisel Partners board of directors unanimously determined that the merger and the merger agreement are advisable, and are fair to, and in the best interests of, Thomas Weisel Partners and its stockholders. Accordingly, the Thomas Weisel Partners board of directors recommends that you vote FOR the proposal to approve and adopt the merger agreement and approve the merger.

In addition, the Thomas Weisel Partners board of directors recommends that you vote FOR the other proposals described in this proxy statement/prospectus.

Opinion of Thomas Weisel Partners’ Financial Advisor

(See page 70)

On April 25, 2010, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we refer to as Houlihan Lokey, rendered its oral opinion to the board of directors of Thomas Weisel Partners (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of April 25, 2010, the exchange ratio provided for in the proposed merger was fair to the holders of Shares from a financial point of view.

Houlihan Lokey’s opinion was directed to the board of directors of Thomas Weisel Partners and addressed only the fairness to the holders of Shares, from a financial point of view, of the exchange ratio provided for in the proposed merger, and did not address any other aspect or implication of the proposed merger. The summary of Houlihan Lokey’s opinion in this proxy statement prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement prospectus and which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement prospectus are intended to be, and do not constitute advice or a recommendation to any holder of Shares as to how such holder should act or vote with respect to any matter relating to the proposed merger. See “The Merger—Opinion of Thomas Weisel Partners’ Financial Advisor” beginning on page 70.

No Stifel Stockholder Approval

(See page 80)

Stifel stockholders are not required to approve and adopt the merger agreement or approve the merger or the issuance of shares of Stifel common stock or the share of Stifel special voting preferred stock as part of the merger consideration.

Interests of Certain Persons in the Merger

(See page 78)

When considering the recommendation by the Thomas Weisel Partners board of directors to vote FOR the proposal to approve and adopt the merger agreement and approve the merger, you should be aware that some directors and executive officers of Thomas Weisel Partners have interests in the merger that may be different from your interests. Stifel currently anticipates that the senior management of Thomas Weisel Partners, including several of its executive officers, will be executive officers and/or key employees of Stifel following the merger. Some directors, officers and employees of Thomas Weisel Partners who hold stock options and/or restricted stock units pursuant to existing plans may receive certain benefits following the closing of the merger, including accelerated vesting of those stock options and/or restricted stock units. Some directors, executive officers and employees of Thomas Weisel Partners who are parties to stockholders agreements with Thomas Weisel Partners are also entitled to early release of certain transfer restrictions with respect to the Thomas Weisel Partners common stock and the exchangeable shares held by them upon completion of the merger. Thomas Weisel Partners directors and officers will also receive indemnification from Stifel, and Stifel has agreed to provide and pay for liability insurance benefits for members of the Thomas Weisel Partners board of directors. The Thomas Weisel Partners board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

Stock Ownership by Directors and Executive Officers of Thomas Weisel Partners

(See page 146)

As of the record date for the Annual Meeting, the directors and executive officers of Thomas Weisel Partners and their affiliates, as a group, beneficially owned approximately [—]% of the outstanding voting power of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock. The approval of the holders of a majority of the voting power of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock, voting together as a single class, is required to approve and adopt the merger agreement and approve the merger.

Ownership of Stifel Following the Merger

(See page 81)

If the merger is completed, holders of Thomas Weisel Partners common stock and exchangeable shares collectively will receive approximately [—] million shares of Stifel common stock in the merger or upon exchange of their exchangeable shares based on the number of shares of Thomas Weisel Partners common stock outstanding as of the record date.

Based on the number of shares of Stifel common stock and Thomas Weisel Partners common stock outstanding as of April 30, 2010, current Thomas Weisel Partners stockholders and exchangeable shareholders are expected to own approximately [—]% of the outstanding common stock of Stifel (including Stifel common stock issuable in respect of any exchangeable shares) following the merger.

Listing of Stifel Common Stock and Delisting and Deregistration of Thomas Weisel Partners Common Stock

(See page 85)

Application will be made to have the shares of Stifel common stock issued in the merger approved for listing on the NYSE and the Chicago Stock Exchange. If the merger is completed, Thomas Weisel Partners common stock will no longer be listed on the NASDAQ Global Market and will be deregistered under the Exchange Act, and Thomas Weisel Partners will no longer file periodic reports with the SEC.

Regulatory Approvals

(See page 82)

Stifel and Thomas Weisel Partners have both agreed to use their reasonable best efforts to apply for and obtain all regulatory approvals necessary or advisable in connection with the transactions contemplated by the merger agreement. These regulatory approvals include: approvals from the Financial Industry Regulatory Authority, the Investment Industry Regulatory Organization of Canada, the United Kingdom Financial Services Authority, certain Canadian provincial securities regulatory authorities, the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange and the Chicago Stock Exchange, among others.

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, prohibits Stifel and Thomas Weisel Partners from completing the merger until Stifel and Thomas Weisel Partners have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Stifel and Thomas Weisel Partners intend to each file the required notification and report forms as soon as practicable after the date of this proxy statement/prospectus.

Appraisal Rights

(See page 83)

Holders of Thomas Weisel Partners common stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. The holder of the share of Thomas Weisel Partners special voting preferred stock may have appraisal rights under certain conditions and should refer to Annex D for a summary of appraisal rights procedures relating to Thomas Weisel Partners special voting preferred stock.

Conditions To Complete The Merger

(See page 97)

Each of Stifel’s, Merger Sub’s and Thomas Weisel Partners’ obligation to effect the merger is subject to the satisfaction (or, to the extent permissible, waiver) of a number of conditions, including:

•	approval and adoption of the merger agreement and approval of the merger by Thomas Weisel Partners’ stockholders in accordance with Delaware law;

•	the absence of any applicable law that prohibits, makes the merger illegal or enjoins the consummation of the merger;

•

such authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, governmental authorities as set forth in the disclosure schedules to the merger agreement having been obtained, made or occurred to the extent that any failure to obtain such authorizations, consents, orders, declarations or approvals of, or to make filings with, or to have terminations or expirations of waiting periods occur that would have or would reasonably be likely to have, individually or in the aggregate, a material adverse effect, as defined in the merger agreement, on Thomas Weisel Partners or Stifel;

•

the accuracy of representations and warranties of Thomas Weisel Partners or Stifel, as applicable, contained in the merger agreement without regard to any materiality qualification, except to the extent that the failure of any such representation and warranty, individually or in the aggregate does not have, and would not reasonably be likely to have, a material adverse effect on Thomas Weisel Partners or Stifel, as applicable; and

•

subsequent to the date of the merger agreement, there not having occurred any event, occurrence, revelation or development of a state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Thomas Weisel Partners or Stifel, as applicable.

Expected Timing of the Merger

(See page 3)

Stifel and Thomas Weisel Partners are working toward completing the merger as quickly as possible. The merger is expected to close on or around June 30, 2010, subject to receipt of Thomas Weisel Partners stockholder approval, governmental and regulatory approvals and the satisfaction of other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Termination

(See page 99)

Stifel and Thomas Weisel Partners may mutually agree to terminate the merger agreement before completing the merger, even after Thomas Weisel Partners stockholder approval. In addition, either of Stifel or Thomas Weisel Partners may terminate the merger agreement under certain circumstances, including:

•

the merger has not been completed by December 31, 2010, which is referred to as the termination date (except that this right is not available to any party whose breach of the merger agreement resulted in failure of the merger to be completed);

•

there is any applicable law that (A) makes consummation of the merger illegal or otherwise prohibited or (B) enjoins Thomas Weisel Partners or Stifel from consummating the merger and such enjoin has become final and nonappealable; or

•

at the Thomas Weisel Partners stockholder meeting (including any adjournment or postponement thereof), approval and adoption of the merger agreement and approval of the merger by the Thomas Weisel Partners stockholders is not obtained.

Stifel may also terminate the merger agreement if:

•

the board of directors of Thomas Weisel Partners has changed or withdrawn its recommendation or the board of directors fails to publicly confirm the recommendation of the board of directors of Thomas Weisel Partners to proceed with the merger within 5 business days of a written request by Stifel that it do so; or

•

Thomas Weisel Partners breaches its representations and warranties, covenants or agreements under the merger agreement such that the applicable closing conditions will not have been satisfied (and such condition is incapable of being satisfied prior to the termination date).

Thomas Weisel Partners may terminate the merger agreement if:

•

the board of directors of Thomas Weisel Partners authorizes Thomas Weisel Partners, subject to complying with the terms of the merger agreement, to enter into a written agreement concerning a superior proposal, as defined in the merger agreement, but only if Thomas Weisel Partners pays any amounts due as described under “The Merger Agreement—Expenses and Fees—Termination Fees Payable by Thomas Weisel Partners” and prior to any such termination:

•

Thomas Weisel Partners notifies Stifel in writing of its intention to terminate the merger agreement and to enter into a binding written agreement concerning an acquisition proposal that constitutes a superior proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and

•

Stifel does not make, within four days of receipt of such written notification (subject to certain extensions), an offer that is at least as favorable to the stockholders of Thomas Weisel Partners as such superior proposal; or

•

Stifel or Merger Sub breaches its representations and warranties, covenants or agreements such that certain closing conditions will not have been satisfied (and such conditions are incapable of being satisfied prior to the termination date).

Termination Fees

(See page 100)

Termination Fees Payable by Thomas Weisel Partners

Under the terms of the merger agreement, Thomas Weisel Partners would be obligated to pay Stifel a $10,000,000 cash termination fee if:

•

the board of directors of Thomas Weisel Partners authorizes Thomas Weisel Partners, subject to complying with the terms of the merger agreement, to enter into a written agreement concerning a superior proposal;

•

an adverse recommendation change occurs or the board of directors of Thomas Weisel Partners fails to publicly confirm the recommendation by the board of directors of Thomas Weisel Partners to proceed with the merger within five business days of a written request by Stifel that it do so, but only if such adverse recommendation change was not solely the result of the occurrence of a material adverse effect with respect to Stifel; or

•

the merger is not completed before the termination date (if stockholder approval is not obtained at the Thomas Weisel Partners stockholder meeting (including any adjournment)) but only if, both (A) prior to Thomas Weisel Partners stockholder meeting, or the date of termination, as the case may be, an acquisition proposal has been made, and (B) within 12 months following the date of such termination: (1) Thomas Weisel Partners merges with or into, or is acquired by, the person making such acquisition proposal; (2) such person acquires more than 50% of the total assets of Thomas Weisel Partners and its subsidiaries, taken as a whole; or (3) such person acquires more than 50% of the outstanding shares of capital stock of Thomas Weisel Partners (or in the case of (1) through (3) above, if Thomas Weisel Partners has entered into any contract or agreement providing for such action, in which case such cash termination fee shall be paid on the later date on which such action is completed).

Material United States Federal Income Tax Consequences

(See page 144)

The merger is intended to constitute a reorganization for United States federal income tax purposes. If so treated, the exchange of your shares of Thomas Weisel Partners common stock for shares of Stifel common stock generally will not cause you to recognize gain or loss for U.S. federal income tax purposes. However, you will recognize income or gain with respect to cash received instead of any fractional shares of Stifel common stock. It is a condition to the merger that Stifel and Thomas Weisel Partners receive legal opinions as to the United States federal income tax treatment of the merger with respect to our companies and our stockholders. These opinions will not bind the Internal Revenue Service, which could take a different view.

The consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine your own tax consequences from the merger.

Holders of exchangeable shares should refer to Annex C for a summary of material Canadian federal income tax considerations.

Accounting Treatment

(See page 82)

In accordance with accounting principles generally accepted in the United States, Stifel will account for the merger using the acquisition method of accounting for business combinations.

Comparison of Rights of Thomas Weisel Partners Stockholders and Stifel Stockholders

(See page 102)

Thomas Weisel Partners’ certificate of incorporation and bylaws and Delaware corporate law govern the rights of Thomas Weisel Partners stockholders. Stifel’s certificate of incorporation and bylaws and Delaware corporate law will govern your rights as a stockholder of Stifel following the merger. Your rights under Stifel’s certificate of incorporation and bylaws will differ in some respects from your rights under Thomas Weisel Partners’ certificate of incorporation and bylaws.

STIFEL FINANCIAL CORP. SELECTED HISTORICAL FINANCIAL INFORMATION

The following Stifel selected consolidated financial data (presented in thousands, except per share amounts) is provided to aid your analysis of the financial aspects of the merger. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Stifel or the combined company. When you read this historical consolidated financial data, it is important that you also read Stifel’s historical consolidated financial statements and related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each included in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 151.

The table below presents selected historical consolidated financial data of Stifel. The consolidated financial data for the five years ended December 31, 2009 have been derived from audited consolidated financial statements of Stifel incorporated by reference into this proxy statement/prospectus.

	Year Ended December 31,
	2009	2008	2007	2006	2005(1)
	(in thousands, except share and per share amounts and as otherwise indicated)
Revenues:
Principal transactions	$458,188	$293,285	$139,248	$86,365	$44,110
Commissions	345,520	341,090	315,514	199,056	107,976
Investment banking	125,807	83,710	169,413	82,856	55,893
Asset management and service fees	112,706	119,926	101,610	57,713	43,476
Interest	46,860	50,148	59,071	35,804	18,022
Other income	13,789	688	8,234	9,594	533

Total revenues	1,102,870	888,847	793,090	471,388	270,010
Interest expense	12,234	18,510	30,025	19,581	6,275

Net revenues	1,090,636	870,337	763,065	451,807	263,735

Non-interest expenses:
Compensation and benefits	718,115	582,778	543,021	329,703	174,765
Occupancy and equipment rental	89,741	67,984	57,796	30,751	22,625
Communications and office supplies	54,745	45,621	42,355	26,666	12,087
Commissions and floor brokerage	23,416	13,287	9,921	6,388	4,134
Other operating expenses	84,205	68,898	56,126	31,930	17,402

Total non-interest expenses	970,222	778,568	709,219	425,438	231,013

Income before income tax expense	120,414	91,769	53,846	26,369	32,722
Provision for income taxes	44,616	36,267	21,676	10,938	13,078

Net income	$75,798	$55,502	$32,170	$15,431	$19,644

Earnings per common share:
Basic	$2.68	$2.31	$1.48	$0.89	$1.33
Diluted	$2.35	$1.98	$1.25	$0.74	$1.04

Weighted average number of common shares outstanding:
Basic	28,297	24,069	21,754	17,269	14,742
Diluted	32,294	28,073	25,723	20,863	18,879

Financial Condition
Total assets	$3,167,356	$1,558,145	$1,499,440	$1,084,774	$842,001
Long-term obligations	$101,979	$106,860	$124,242	$98,379	$97,182
Shareholders’ equity	$873,446	$593,185	$424,637	$220,265	$155,093

(1)	Stifel adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment, as codified in ASC Topic 718, at the beginning of fiscal 2006. The stock-based compensation charges recorded in “Compensation and benefits” as a result of the adoption were not presented for the year ended December 31, 2005.

The compensation committee of Stifel’s Board of Directors is considering aligning its 2001 Equity Incentive Stock Plan with the provisions of Thomas Weisel Partners’ Equity Plan, as discussed under Thomas Weisel Partners Group, Inc. Selected Historical Financial Information table below, whereby any continued employment service requirements for vesting, if and so long as (but only for so long as) the holder of such restricted stock unit refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date or dates of such awards. Stifel believes that this action would result in the acceleration of the non-cash compensation expense associated with these equity awards resulting in an after tax charge of approximately $85-96 million with a corresponding increase to additional paid in capital.

THOMAS WEISEL PARTNERS GROUP, INC. SELECTED HISTORICAL FINANCIAL INFORMATION

The following Thomas Weisel Partners selected consolidated financial data (presented in thousands, except share and per share amounts and Selected Data and Ratios) is provided to aid your analysis of the financial aspects of the merger. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Thomas Weisel Partners or the combined company. When you read this historical consolidated financial data, it is important that you also read Thomas Weisel Partners’ historical consolidated financial statements and related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each included in Thomas Weisel Partners’ Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 151.

The table below presents selected historical consolidated financial data of Thomas Weisel Partners. The consolidated financial data for the five years ended December 31, 2009 have been derived from audited consolidated financial statements of Thomas Weisel Partners incorporated by reference into this proxy statement/prospectus. In January 2008, Thomas Weisel Partners acquired Westwind Capital Corporation, or Westwind. The results of Westwind have been included in Thomas Weisel Partners’ consolidated financial statements since January 2, 2008.

	As of or For the Year Ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands, except share and per share amounts and as otherwise indicated)
Statement of Operations
Revenues:
Investment banking	$71,165	$63,305	$127,228	$124,136	$75,300
Brokerage	103,170	131,939	120,187	123,809	138,497
Asset management	21,464	(7,120)	33,414	25,752	36,693
Interest income	913	7,341	17,718	13,525	5,510
Other revenue	—	—	920	—	—
Total revenues	196,712	195,465	299,467	287,222	256,000
Interest expense	(1,656)	(5,938)	(10,418)	(10,905)	(5,114)

Net revenues	195,056	189,527	289,049	276,317	250,886

Expenses excluding interest:
Compensation and benefits(1)	133,355	147,186	187,902	152,195	154,163
Non-compensation expenses	125,550	237,893	103,920	97,997	101,594

Total expenses excluding interest	258,905	385,079	291,822	250,192	255,757

Income (loss) before taxes	(63,849)	(195,552)	(2,773)	26,125	(4,871)
Provision for taxes (tax benefit)	(171)	7,700	(2,793)	(8,796)	2,187

Net income (loss)	(63,678)	(203,252)	20	34,921	(7,058)
Less: Preferred dividends and accretion	—	—	—	(1,608)	(15,654)

Net income (loss) attributable to common shareholders and to Class A, B and C shareholders	$(63,678)	$(203,252)	$20	$33,313	$(22,712)

Net income (loss) per share:
Basic net income (loss) per share	$(1.96)	$(6.29)	$—	$1.39
Diluted net income (loss) per share	$(1.96)	$(6.29)	$—	$1.34

	As of or For the Year Ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands, except share and per share amounts and as otherwise indicated)

Statement of Financial Condition
Total assets	$253,777	$281,650	$586,680	$483,189	$312,823
Total liabilities	123,940	109,749	313,053	216,135	199,428
Total redeemable convertible preference stock	—	—	—	—	223,792
Shareholders’ and members’ equity (deficit)	129,837	171,901	273,627	267,054	(110,397)

Debt, including capital lease obligations	22,813	22,253	27,420	32,499	19,539

Selected Data and Ratios
Cash dividends declared per common share	$—	$—	$—	$—	$—
Investment banking:
Number of transactions	115	82	83	87	63
Revenue per transaction (in millions)	$0.62	$0.77	$1.53	$1.43	$1.15
Brokerage:
Average daily brokerage revenue (in millions)	$0.41	$0.52	$0.48	$0.49	$0.55
Equity research:
Publishing analysts	34	37	29	30	39
Companies covered	500	500	480	485	565
Number of companies covered per publishing analyst	15	14	17	16	14
Other:
Average number of employees	488	641	632	565	548

For the Year Ended December 31, 2006
Pro forma, as adjusted (unaudited)(2)
Pro forma net revenues(3)	$276,179
Pro forma income before tax(3)	25,987
Pro forma tax benefit(4)	(7,363)
Pro forma net income(3)(4)	33,350
Pro forma preferred dividends and accretion	—
Pro forma net income attributable to common shareholders and to Class A, B and C shareholders(3)(4)	33,350
Pro forma earnings per share:
Pro forma basic earnings per share	$1.39
Pro forma diluted earnings per share	$1.34

Pro forma weighted average shares used in the computation of per share data:
Pro forma basic weighted average shares outstanding	23,980
Pro forma diluted weighted average shares outstanding	24,945

(1)

On April 22, 2010, the board of directors of Thomas Weisel Partners approved the waiver of certain requirements for vesting of restricted stock units held by its current employees, including its executive officers (other than those employees who had given notice of an intention to terminate their employment prior to April 23, 2010). The waiver was effective as of April 23, 2010 and eliminated any continued employment service requirements for vesting under Section 11(d)(i) of Thomas Weisel Partners’ Third

Amended and Restated Equity Incentive Plan, if and so long as (but only for so long as) the holder of such restricted stock unit refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date or dates of such awards. As a result of the waiver of any continued employment service requirements for vesting, Thomas Weisel Partners immediately recognized the remaining non-cash share based compensation expense for these grants of restricted stock unit awards that were subject only to the passage of time. Thomas Weisel Partners estimated the non-cash compensation share based compensation charge to be approximately $55 to $60 million.
(2)	The pro forma, as adjusted amounts depict results Thomas Weisel Partners estimates it would have had during the year ended December 31, 2006 if its reorganization transactions had taken place on January 1, 2006, as these amounts change tax expense to amounts that Thomas Weisel Partners estimates it would have paid if it were a corporation beginning January 1, 2006. Additionally, these amounts decrease net revenues by the amount of interest expense on notes payable issued to preferred shareholders upon consummation of the reorganization transactions. The amounts for the year ended December 31, 2006 reflect pro forma results of operations as if these transactions had occurred on January 1, 2006.
(3)	Reflects decrease in net revenues and net income before tax of $0.1 million for the estimated interest expense for the notes issued to Class D and D-1 preferred shareholders.
(4)	On a pro forma basis, the tax benefit for the year ended December 31, 2006 was decreased by the estimated additional tax expense of $1.5 million as if Thomas Weisel Partners were a corporation beginning January 1, 2006. The additional tax expense is attributable to Thomas Weisel Partners’ applicable tax rate, a combination of Federal, state and local income tax rates, of 42% applied to Thomas Weisel Partners’ pro forma net income for the period beginning January 1, 2006 through February 6, 2006.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth, for the year ended December 31, 2009, selected per share information for Stifel common stock on a historical and pro forma combined basis and for Thomas Weisel Partners common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2009, the information provided in the table below is unaudited. The pro forma information provided in the table below is for informational purposes only and is not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. You should read the data provided below with the historical consolidated financial statements and related notes of Stifel and Thomas Weisel Partners contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2009, which are incorporated by reference into this proxy statement/prospectus. For further information, please see the section titled “Where To Find More Information” beginning on page 151. You should also read the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 28.

The Thomas Weisel Partners pro forma equivalent per share amounts are calculated by multiplying each Stifel pro forma combined per share amount by the exchange ratio.

Year Ended December 31, 2009
Stifel historical data:
Net income per basic share	$2.68
Net income per diluted share	2.35
Net book value per share	28.86

Thomas Weisel Partners historical data:
Net loss per basic share	$(1.96)
Net loss per diluted share	(1.96)
Net book value per share	4.10

Pro forma combined data:
Net income per basic share	$1.11
Net income per diluted share	1.11
Net book value per share	34.55

Pro forma combined equivalent data:
Net income per basic share	$0.16
Net income per diluted share	0.16
Net book value per share	4.71

COMPARATIVE PER SHARE MARKET PRICE DATA

Stifel common stock trades on the NYSE under the symbol “SF.” Thomas Weisel Partners common stock trades on the NASDAQ Global Market under the symbol “TWPG.”

The following table shows, for the calendar quarters indicated, the high and low sale prices per share, adjusted for stock splits and the like, of Thomas Weisel Partners common stock and Stifel common stock as reported on the NASDAQ Global Market and the NYSE, respectively.

	Thomas Weisel Partners common stock		Stifel common stock
Calendar Quarters	High	Low	High	Low
2008:
First Quarter	$13.91	$6.35	$35.02	$24.67
Second Quarter	7.43	5.01	39.71	28.12
Third Quarter	9.33	3.90	60.61	31.56
Fourth Quarter	8.99	2.65	50.00	30.42
2009:
First Quarter	5.00	2.36	48.41	29.13
Second Quarter	6.07	3.47	52.33	41.00
Third Quarter	6.16	3.68	57.23	43.43
Fourth Quarter	6.36	3.56	59.54	50.76
2010:
First Quarter	4.60	3.52	59.63	49.60
Second Quarter (through April 27, 2010)	7.73	3.71	56.75	51.59

The following table sets forth the high, low and closing prices for Stifel common stock as reported on the NYSE and Thomas Weisel Partners common stock as reported on the NASDAQ Global Market, on April 23, 2010, the last trading day before Stifel and Thomas Weisel Partners announced the merger, and April 27, 2010, the last full trading day for which closing prices were available as of the date of this proxy statement/prospectus. The table also includes the value of Thomas Weisel Partners common stock on an equivalent price per share basis, as determined by reference to the value of merger consideration to be received in respect of each share of Thomas Weisel Partners common stock in the merger. These equivalent prices per share reflect the fluctuating value of the Stifel common stock that Thomas Weisel Partners stockholders would receive in exchange for each share of Thomas Weisel Partners common stock if the merger was completed on either of these dates, applying the exchange ratio of 0.1364 shares of Stifel common stock for each share of Thomas Weisel Partners common stock.

	Stifel Common Stock			Thomas Weisel Partners Common Stock			Equivalent Value of Thomas Weisel Partners Common Stock
	High	Low	Close	High	Low	Close	High	Low	Close
April 23, 2010	$56.07	$55.36	$55.74	$4.36	$4.10	$4.36	$7.65	$7.55	$7.60
April 27, 2010	$56.75	$54.24	$55.40	$7.73	$7.34	$7.56	$7.74	$7.40	$7.56

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Thomas Weisel Partners stockholders in determining whether to adopt the merger agreement. Thomas Weisel Partners stockholders are urged to obtain current market quotations for Stifel and Thomas Weisel Partners common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, when considering whether to adopt the merger agreement. See “Where You Can Find Additional Information” beginning on page 151 of this proxy statement/prospectus.

As of the record date, there were approximately [—] holders of record of Thomas Weisel Partners common stock and one stockholder of record of Thomas Weisel Partners special voting preferred stock. In addition, as of the record date, there were [—] holders of record of exchangeable shares of TWP Acquisition Company (Canada), Inc. These numbers do not include stockholders for whom shares were held in “nominee” or “street name.”

Dividend Data

Thomas Weisel Partners has never declared or paid a cash dividend on its common stock. Stifel has not declared or paid a cash dividend on its common stock since 2002. Stifel and Thomas Weisel Partners currently intend to retain any future earnings to fund the growth and development of their businesses and do not anticipate paying any cash dividends in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Stifel and Thomas Weisel Partners, combined and adjusted to give effect to the merger. The unaudited pro forma condensed combined statement of financial condition assumes that the merger took place on December 31, 2009 and combines Stifel’s December 31, 2009 audited consolidated statement of financial condition with Thomas Weisel Partners’ December 31, 2009 audited consolidated statement of financial condition.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2009 assumes that the merger took place on January 1, 2009. Stifel’s audited consolidated statement of operations for the fiscal year ended December 31, 2009 has been combined with Thomas Weisel Partners’ audited consolidated statement of operations for the fiscal year ended December 31, 2009.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Stifel and Thomas Weisel Partners for the applicable periods, which are incorporated by reference in this proxy statement/prospectus:

•

Separate historical financial statements of Stifel as of and for the year ended December 31, 2009 and the related notes included in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2009; and

•

Separate historical financial statements of Thomas Weisel Partners as of and for the year ended December 31, 2009 and the related notes included in Thomas Weisel Partners’ Annual Report on Form 10-K for the year ended December 31, 2009.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of what the combined financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the combined financial position or operating results for any future period.

The pro forma condensed combined financial statements do not reflect any cost savings that Stifel expects to achieve from operating efficiencies or synergies, or any expenditure related to restructuring actions to achieve cost savings. The effects of both cost savings and expenditures for restructuring could materially impact these pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, or GAAP standards. Stifel is the acquirer for accounting purposes. The acquisition method of accounting requires management to obtain independent valuations that have yet to commence or progress to a point where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made by Stifel management solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between the preliminary estimates made during the preparation of the unaudited pro forma condensed combined financial statements and the final acquisition accounting could be material.

STIFEL FINANCIAL CORP.

Pro Forma Condensed Combined Statement of Financial Condition

(Unaudited)

December 31, 2009

(in thousands)	Stifel	Thomas Weisel Partners	Pro forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$161,820	$97,055	$(23,000	)D	$235,875
Cash segregated for regulatory purposes	19	—			19
Receivables:
Brokerage clients, net	383,222	—	—		383,222
Broker, dealers and clearing organizations	309,609	20,320	—		329,929
Securities purchased under agreements to resell	124,854	—	—		124,854
Trading securities owned, at fair value	454,891	16,063	—		470,954
Available-for-sale securities, at fair value	578,488	—	—		578,488
Held-to-maturity securities, at amortized cost	7,574	—	—		7,574
Loans held for sale	91,117	—	—		91,117
Bank loans, net	335,157	—	—		335,157
Bank foreclosed assets held for sale, net of estimated cost to sell	3,143	—	—		3,143
Investments	109,403	57,000	—		166,403
Fixed assets, net	62,115	14,853	—		76,968
Goodwill	166,725	—	95,097	A	261,822
Intangible assets, net	24,648	16,401	11,973	B	53,022
Loans and advances to financial advisors and other employees, net	185,123	1,543	—		186,666
Deferred tax assets, net	53,462	—	67,518	C	120,980
Other assets	115,986	30,542	—		146,528

Total Assets	$3,167,356	$253,777	$151,588		$3,572,721

See the accompanying notes to the pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Condition.

STIFEL FINANCIAL CORP.

Pro Forma Condensed Combined Statement of Financial Condition (continued)

(Unaudited)

December 31, 2009

(in thousands, except share and per share amounts)	Stifel	Thomas Weisel Partners	Pro forma Adjustments		Pro Forma Combined
Liabilities and Shareholders’ Equity
Short-term borrowings from banks	$90,800	$—	$—		$90,800
Payables:
Customers	214,883	—	—		214,883
Brokers, dealers and clearing organizations	90,460	25	—		90,485
Drafts	66,964	—	—		66,964
Securities sold under agreements to repurchase	122,533	—	—		122,533
Bank deposits	1,047,211	—	—		1,047,211
Federal Home Loan Bank advances	2,000	—	—		2,000
Trading securities sold, but not yet purchased, at fair value	277,370	15,579	—		292,949
Accrued compensation	166,346	35,467	—		201,813
Accounts payable and accrued expenses	113,364	44,969	1,325	G	159,658
Debenture to Stifel Financial Capital Trust II	35,000	—	—		35,000
Debenture to Stifel Financial Capital Trust III	35,000	—	—		35,000
Debenture to Stifel Financial Capital Trust IV	12,500	—	—		12,500
Other	9,398	27,900	(23,000	)D	14,298

	2,283,829	123,940	(21,675)		2,386,094
Liabilities subordinated to claims of general creditors	10,081	—	—		10,081
Shareholders’ Equity:
Preferred stock	—	—	—		—
Common stock	4,558	324	360	E	5,242
Additional paid-in-capital	623,943	495,024	(174,872	)E	944,095
Retained earnings/(accumulated deficit)	244,615	(352,118)	334,382	F	226,879
Accumulated other comprehensive income/(loss)	1,302	(9,305)	9,305	G	1,302

	874,418	133,925	169,175		1,177,518
Treasury stock, at cost	(242)	(4,088)	4,088	H	(242)
Unearned employee stock ownership plan shares, at cost	(730)	—	—		(730)

	873,446	129,837	173,263		1,176,546

Total Liabilities and Shareholders’ Equity	$3,167,356	$253,777	$151,588		$3,572,721

See the accompanying notes to the pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Condition.

STIFEL FINANCIAL CORP.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

For the Year Ended December 31, 2009

(in thousands, except per share amounts)	Stifel	Thomas Weisel Partners	Pro forma Adjustments		Pro Forma Combined
Revenues:
Principal transactions	$458,188	$—	$—		$458,188
Commissions	345,520	92,040	—		437,560
Investment banking	125,807	71,165	—		196,972
Asset management and service fees	112,706	32,594	—		145,300
Interest	46,860	913	—		47,773
Other income	13,789	—	—		13,789

Total revenues	1,102,870	196,712	—		1,299,582
Interest expense	12,234	1,656	(498	)A	13,392

Net revenues	1,090,636	195,056	498		1,286,190
Non-interest expenses:
Compensation and benefits	718,115	133,355	—		851,470
Occupancy and equipment rental	89,741	19,869	—		109,610
Communications and office supplies	54,745	17,490	—		72,235
Commissions and floor brokerage	23,416	25,211	—		48,627
Other operating expenses	84,205	62,980	(5,881	)B	141,304

Total non-interest expenses	970,222	258,905	(5,881)		1,223,246

Income/(loss) before income tax expense	120,414	(63,849)	6,379		62,944
Provision for income taxes/(tax benefit)	44,616	(171)	(19,266	)C	25,179

Net income/(loss)	$75,798	$(63,678)	$25,645		$37,765

Earnings per common share:
Basic	$2.68	(1.96)			1.11	D
Diluted	$2.35	(1.96)			1.11	D

Weighted average number of common shares outstanding:
Basic	28,297	32,515			34,053	D
Diluted	32,294	32,515			34,053	D

See the accompanying notes to the pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations.

STIFEL FINANCIAL CORP.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except per share amounts)

NOTE 1—Description of the Transaction

On April 26, 2010, Stifel Financial Corp. (“Stifel”) and Thomas Weisel Partners Group, Inc. (“Thomas Weisel Partners”) entered into a definitive agreement for Stifel to acquire for stock, 100% of the outstanding shares of Thomas Weisel Partners common stock.

If the merger is completed, each share of Thomas Weisel Partners common stock issued and outstanding prior to completion of the merger (other than shares owned by Stifel, shares owned by Thomas Weisel Partners or any of its direct or indirect wholly-owned subsidiaries) will be converted into the right to receive 0.1364 shares of Stifel common stock. Fractional shares of Stifel common stock will not be issued in the merger. Instead, cash will be paid in lieu of any fractional shares of Stifel common stock.

NOTE 2—Basis of Presentation

The unaudited pro forma condensed combined financial information is based on the historical financial statements of Stifel and Thomas Weisel Partners and are prepared and presented pursuant to the regulations of the Securities and Exchange Commission regarding pro forma financial information. The pro forma adjustments include the application of the acquisition method under FASB Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” with respect to the merger. ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing date of the merger.

The merger is expected to close on or around June 30, 2010. Accordingly, the pro forma adjustments reflected in the accompanying condensed combined pro forma financial statements may be materially different from the actual acquisition accounting adjustments required as of the acquisition date. In addition, ASC Topic 805 establishes that the value of equity related consideration transferred in a business combination be measured as of the acquisition date. Depending on the magnitude of changes in the value of Stifel common stock between this filing date and the acquisition date, the aggregate value of the merger consideration paid to the stockholders of Thomas Weisel Partners could differ from the amount assumed in these unaudited pro forma condensed combined financial statements.

Under ASC Topic 820, “Fair Value Measurements and Disclosures,” “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC Topic 805, merger-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as components of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. We have estimated that total transaction related costs will be approximately $2.2 million ($1.3 million, net of tax). These costs are reflected in “accounts payable and accrued expenses” in the accompanying unaudited pro forma condensed combined statement of financial condition. Because we are required to expense these costs as they are incurred, we have charged them to retained earnings

STIFEL FINANCIAL CORP.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in thousands, except per share amounts)

as of December 31, 2009. No adjustment has been made to the unaudited pro forma condensed combined statement of operations for these costs as they do not have a continuing impact on the results of the combined company.

The pro forma condensed combined financial statements do not reflect any cost savings that Stifel expects to achieve from operating efficiencies or synergies, or any expenditure related to restructuring actions to achieve such cost savings. The effects of both cost savings and expenditures for restructuring could materially impact these pro forma condensed combined financial statements.

Certain Thomas Weisel Partners’ amounts have been reclassified to conform to Stifel’s presentation. These reclassifications had no effect on previously reported net earnings. There were no material transactions between Stifel and Thomas Weisel Partners during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

NOTE 3—Accounting Policies

Upon completion of the merger, Stifel will perform a detailed review of Thomas Weisel Partners’ accounting policies. As a result of that review, Stifel may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Stifel is not aware of any differences that would have a material impact on the combined financial statements and the unaudited pro forma condensed combined financial statements do not assume any significant differences in accounting policies.

NOTE 4—Estimate of Consideration Expected to be Transferred and Purchase Price to be Allocated

A preliminary estimate of consideration expected to be transferred to effect the merger and the aggregate purchase price to be allocated is presented in the table below. These estimates are based upon 32,931 outstanding shares of Thomas Weisel Partners common stock as of April 23, 2010 (in thousands, except exchange ratio and share price):

Thomas Weisel Partners shares outstanding as of April 23, 2010	32,931
Estimated Thomas Weisel Partners shares issuable pursuant to conversion of stock options, restricted stock units and warrants as of April 23, 2010	9,267

Total Thomas Weisel Partners shares and share equivalents prior to close	42,198
Exchange ratio	0.1364

Total Stifel shares to be issued	5,756
Stifel closing share price on April 23, 2010	55.74

Purchase price to be allocated	$320,826

The estimated value of Stifel shares issuable as merger consideration is based upon the closing Stifel common stock price as of April 23, 2010 of $55.74 per share. Accordingly, the unaudited pro forma condensed combined financial statements assume that Stifel will issue 5,756 shares with a value of approximately $320.8 million in connection with the merger. In addition, Thomas Weisel Partners’ shares outstanding as of April 23, 2010 include approximately 6,183 exchangeable shares of TWP Acquisition Company (Canada), Inc. which will remain outstanding following the merger and will become exchangeable for approximately 843 shares of Stifel

STIFEL FINANCIAL CORP.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in thousands, except per share amounts)

common stock. In certain circumstances, the consideration to be transferred upon completion of the merger may differ from the amounts assumed in these unaudited pro forma condensed combined financial statements. The aggregate value of the consideration paid could be significantly impacted, among other factors, if the per share price of Stifel common stock deviates from $55.74 per share, the price utilized in the above table.

Stifel has agreed to provide for Stifel common stock equity awards to replace existing Thomas Weisel Partners’ equity awards, subject to the same terms and conditions, including any vesting requirements, as were applicable prior to the merger. Stifel common stock potentially issuable in respect to replacement equity awards is approximately 1,198 shares.

NOTE 5—Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a discussion of the adjustments made to Thomas Weisel Partners’ assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements. Each of these adjustments represent preliminary estimates of the fair values of Thomas Weisel Partners’ assets and liabilities. Based on Stifel’s acquisition history and a review of Thomas Weisel Partners’ consolidated statement of financial condition as of December 31, 2009, Stifel believes a significant portion of the purchase price will be allocated to intangible assets, deferred tax assets and goodwill. Given the nature of the industries in which Stifel and Thomas Weisel Partners operate, the majority of assets and liabilities are recorded at fair value, Stifel has limited its adjustments to these areas. For purposes of preparing the unaudited pro forma condensed combined financial statements, the carrying value of assets and liabilities in Thomas Weisel Partners’ financial statements, other than the ones described below, are considered to approximate fair value of those assets and liabilities.

The following is a preliminary estimate of the assets to be acquired and liabilities to be assumed by Stifel in the merger, reconciled to the estimate of consideration expected to be transferred upon the completion of the merger (in thousands):

Book value of Thomas Weisel Partners net assets acquired December 31, 2009	$129,837
Adjustments to:
Goodwill	95,097
Intangible assets, net	28,374
Deferred tax assets	67,518

Total adjustments	190,989

Purchase price to be allocated (See Note 4)	$320,826

Goodwill: Goodwill is calculated as the excess of the merger date fair value of the consideration expected to be transferred over the fair value assigned to the identifiable assets acquired, including identifiable intangible assets, and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

Intangible assets: Reflects a preliminary estimate of the fair value of potential identifiable intangible assets as a result of the merger. As previously noted, the final allocation of the purchase price to identifiable intangible assets may differ significantly from amounts in these unaudited pro forma condensed combined financial statements.

STIFEL FINANCIAL CORP.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in thousands, except per share amounts)

Deferred tax assets: Deferred income taxes at December 31, 2009 have been adjusted for temporary differences caused by book and tax differences after the allocation of the pro forma purchase price using Stifel’s statutory rate of 40 percent.

The fair value of Thomas Weisel Partners’ assets and liabilities and the appropriate useful lives will be determined after the completion of the merger based on a valuation performed by Stifel management with the assistance of an independent third-party valuation firm. Actual adjustments will be made when the merger is completed and will be based on Thomas Weisel Partners’ assets and liabilities at that time. Accordingly, the actual adjustments to Thomas Weisel Partners’ assets and liabilities may differ materially from the estimates reflected in these unaudited pro forma condensed combined financial statements. Any changes to the initial estimates of the fair value of the assets acquired and liabilities assumed, after recording any identifiable intangible assets at fair value, will be allocated to residual goodwill.

NOTE 6—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Condition

Goodwill

A. Reflects adjustment to record residual goodwill (see Note 5).

Intangible assets

B. Reflects adjustments for the following (in thousands):

Estimated fair value of identifiable intangible assets, net (see note 5)	$28,374
Elimination of the historical net intangible assets of Thomas Weisel Partners	(16,401)

$11,973

Deferred tax assets

C. Reflects the estimated deferred income tax asset based on Stifel’s statutory rate of 40 percent multiplied by the fair value adjustments made to the identifiable assets acquired and liabilities assumed, excluding goodwill.

Notes payable

D. Reflects adjustment to recognize the repayment of Thomas Weisel Partners’ notes payable, as required by the change in control provisions of the respective agreements.

Shareholders’ equity

E. Reflects adjustments for net impact of the elimination of Thomas Weisel Partners’ common stock and the par value of Stifel common stock issued as consideration, at par.

STIFEL FINANCIAL CORP.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in thousands, except per share amounts)

F. Reflects adjustments for the following (in thousands):

Estimated value of the merger consideration to be paid in Stifel common stock (see note 4)	$249,698
Estimated value of Stifel equity awards issued replacing existing Thomas Weisel Partners’ equity awards (see Note 4)	70,454
Elimination of Thomas Weisel Partners’ historical intangible assets, and additional-paid-in-capital	(511,425)

$(191,273)

G. Reflects adjustments for the following (in thousands):

Elimination of Thomas Weisel Partners’ accumulated deficit	$352,118
Estimated merger-related transaction costs, net of tax (see Note 2)	(1,335)

$350,783

H. Reflects adjustment to eliminate Thomas Weisel Partners’ accumulated other comprehensive loss.

I. Reflects adjustment to eliminate Thomas Weisel Partners’ treasury stock.

NOTE 7—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

Interest expense

A. Reflects adjustments for the following (in thousands):

Elimination of interest expense on notes payable (see Note 6 (D))	$(547)
Elimination of amortization of discount on notes payable (see Note 6 (D))	(425)
Expense remaining discount on notes payable (see Note 6 (D))	474

$(498)

Other operating expenses

B. Reflects adjustments for the following (in thousands):

Estimated acquired intangible amortization	$4,053
Elimination of Thomas Weisel Partners’ historical amortization expense	(9,934)

$(5,881)

Provision for income taxes

C. Reflects the income tax effect of pro forma adjustments based on Stifel’s statutory rate. For purposes of this unaudited pro forma combined financial information, the statutory rate of 40 percent has been used for all periods presented. This rate does not reflect Stifel’s effective tax rate, which includes other tax items, such as foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

STIFEL FINANCIAL CORP.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in thousands, except per share amounts)

Earnings per common share

D. Pro forma earnings per common share for the year ended December 31, 2009 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding for the year ended December 31, 2009 have been calculated as if the acquisition shares had been issued and outstanding on January 1, 2009. No dilutive effect is assumed for the exchange of Thomas Weisel Partners’ stock options and restricted stock units as the exchange is assumed to occur at the then current market price of Stifel common stock.

The calculation of additional Stifel shares used in the calculation of pro forma earnings per share is as follows (in thousands):

Existing Stifel average outstanding shares	28,297
Pro forma Stifel equivalent shares to be issued (see Note 4)	5,756

34,053

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including the documents incorporated by reference into this proxy statement/prospectus) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions, that, if they never materialize or if they prove incorrect, could cause the actual results of Stifel and its consolidated subsidiaries, Thomas Weisel Partners and its consolidated subsidiaries, or the combined company, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, statements about: future financial and operating results; Stifel’s, Thomas Weisel Partners’ and the combined company’s plans, objectives, strategies, expectations and intentions; products and operations; Stifel’s and Thomas Weisel Partners’ expectations with respect to the synergies, costs and charges, capitalization and anticipated financial impacts of the merger and related transactions; benefits of the transaction to customers, stockholders and employees; the expected tax treatment of the transaction; approval and adoption of the merger agreement and approval of the merger by Thomas Weisel Partners stockholders; the satisfaction of the closing conditions to the merger; the timing of the completion of the merger; future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing.

When used in this proxy statement/prospectus (including the documents incorporated by reference into this proxy statement/prospectus), words such as “may”, “might”, “should”, “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “seeks”, “will”, “should”, “would”, “projects”, “predicts”, “continues” and similar expressions or the negatives of these terms and other comparable terminology help to identify these forward-looking statements.

Most of the risks, uncertainties and assumptions referred to above are outside Stifel’s and Thomas Weisel Partners’ control and are difficult to predict. Factors that may cause such differences include, but are not limited to:

•	those discussed and identified in public filings with the Securities and Exchange Commission, or the SEC, made by Stifel or Thomas Weisel Partners;

•	the inability to close the merger in a timely manner;

•

the inability to complete the merger due to the failure to obtain stockholder approval and adoption of the merger agreement and approval of the merger or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the transaction to close for any other reason;

•

the possibility that the integration of Thomas Weisel Partners’ business and operations with those of Stifel may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Thomas Weisel Partners’ or Stifel’s existing businesses;

•	the challenges of integrating and retaining key employees;

•	the effect of the announcement of the transaction on Stifel’s, Thomas Weisel Partners’ or the combined company’s respective business relationships, operating results and business generally;

•	the possibility that the anticipated synergies and cost savings of the merger will not be realized, or will not be realized within the expected time period;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the challenges of maintaining and increasing revenues on a combined company basis following the close of the merger;

•	diversion of management’s attention from ongoing business concerns;

•	general competitive, economic, political and market conditions and fluctuations;

•	actions taken or conditions imposed by the United States and foreign governments;

•	adverse outcomes of pending or threatened litigation or government investigations; and

•	the impact of competition in the industries and in the specific markets in which Stifel and Thomas Weisel Partners, respectively, operate.

The foregoing list is not exclusive. Additional information concerning these and other risks is discussed under the caption entitled “Risk Factors” beginning on page 40. All forward-looking statements included in this proxy statement/prospectus (including the documents incorporated by reference into this proxy statement/prospectus) and all subsequent written and oral forward-looking statements concerning Stifel, Thomas Weisel Partners, the Annual Meeting, the merger, the related transactions or other matters attributable to Stifel or Thomas Weisel Partners, or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements above. These forward-looking statements speak only as of the date on which the statements were made and Stifel and Thomas Weisel Partners expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement/prospectus or elsewhere, whether written or oral, relating to the matters discussed in this proxy statement/prospectus.

RISK FACTORS

By voting in favor of the proposal to approve and adopt the merger agreement and approve the merger, you will be choosing to invest in Stifel common stock. Although, if the Exchangeable Share Amendment is approved by the holders of the exchangeable shares, all exchangeable shares will remain outstanding following the merger, each exchangeable share will become exchangeable for shares of Stifel common stock, as described in Annex C. Accordingly, the following risk factors and other information contained in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus are applicable to holders of exchangeable shares. An investment in Stifel common stock may involve significant risk. You should carefully consider the following risk factors, as well as the other information contained in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, in evaluating whether to vote your shares to approve and adopt the merger agreement and approve the merger. This summary of risks is not exhaustive. New risks may emerge from time to time and it is not possible to predict all risk factors, nor can we assess the impact of all factors on the merger and the combined company following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements. For further discussion of risk factors relating to the business of Stifel, please see the Risk Factors in Stifel’s current filings with the SEC. See “Where You Can Find More Information” beginning on page 151.

Risks Related to the Merger

As a holder of Thomas Weisel Partners common stock, if the merger is completed, you will receive 0.1364 shares of Stifel common stock for each share of Thomas Weisel Partners common stock you own and, if the Exchangeable Share Amendment is approved, as a holder of exchangeable shares, each exchangeable share you own will become exchangeable for 0.1364 shares of Stifel common stock, in each case notwithstanding any changes in the value of Thomas Weisel Partners common stock or Stifel common stock.

Upon completion of the merger, each share of Thomas Weisel Partners common stock will be exchanged for 0.1364 shares of Stifel common stock and, if the Exchangeable Share Amendment is approved, each exchangeable share will be exchangeable for 0.1364 shares of Stifel common stock. There will be no adjustment for changes to reflect the market price of either Thomas Weisel Partners common stock or Stifel common stock or the operating and financial performance of either company. Accordingly, the specific dollar value of the Stifel common stock that you will receive (or that will be reserved for issuance in respect of the exchangeable shares) upon completion of the merger will depend on the market value of Stifel common stock at the time of completion of the merger. The merger may not be completed immediately following the Annual Meeting if all regulatory approvals have not yet been obtained and other conditions have not been satisfied or waived. Neither company is permitted to terminate the merger agreement or re-solicit the vote of Thomas Weisel Partners stockholders solely because of changes in the market prices of either company’s common stock or because of changes in the operating and financial performance of either company that do not amount to a material adverse effect, as defined in the merger agreement. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Stifel’s and Thomas Weisel Partners’ respective current and anticipated businesses and operations as well as regulatory considerations. Many of these factors are beyond Stifel’s and Thomas Weisel Partners’ control. Additionally, future sales of substantial amounts of Stifel common stock in the public market, or the availability of such shares for sale, including shares issued upon the exercise of outstanding options, could adversely affect the market price of Thomas Weisel Partners common stock and Stifel common stock. You should obtain current market quotations for shares of Stifel common stock and for shares of Thomas Weisel Partners common stock. We cannot assure you that the value of the Stifel common stock that you will receive (or that will be reserved for issuance in respect of the exchangeable shares) in the merger will not decline prior to or after the merger.

Thomas Weisel Partners directors and executive officers have interests that may influence them to support and approve the merger.

Some of the directors and executive officers of Thomas Weisel Partners may receive certain benefits as a result of the merger, including enhancement in employment terms and continuing indemnification against liabilities. They may also have certain Thomas Weisel Partners stock options and other equity awards and existing employment terms that provide them with interests in the merger, such as accelerated vesting of restricted stock units and stock options in certain circumstances following the closing of the merger, or potential cash severance payments following the closing of the merger, that are different from, or are in addition to, the interests of other stockholders in the merger. As a result, these directors and officers may be more likely to vote to approve and adopt the merger agreement and approve the merger than if they did not have these interests. Some of these executive officers and directors have already agreed to vote in favor of the proposal to approve and adopt the merger agreement and approve the merger and may be released from certain transfer restrictions on their shares of Thomas Weisel Partners common stock or exchangeable shares upon the approval and adoption of the merger agreement and approval of the merger. As of the close of business on the record date for the Annual Meeting at which the merger agreement will be presented and voted upon, Thomas Weisel Partners officers and directors beneficially owned approximately 16.5% of the voting power of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock entitled to vote at the meeting. Subsequent to the effective time of the merger, Stifel intends to grant equity awards to certain Thomas Weisel Partners employees, particularly those in the sales and trading areas, as well as approximately 35,000 Stifel restricted stock unit awards to Thomas W. Weisel. In addition, subsequent to the effective time of the merger, Stifel intends to waive the continued employment service requirements for vesting under its equity incentive plans, so long as the award recipients agree to refrain from engaging in competitive activities or soliciting activities. For a description of some of these interests, see the sections entitled “Interests of Certain Persons in the Merger”, “The Merger Agreement” and “Other Agreements Related to the Merger” beginning on page 78, page 86 and page 101, respectively, of this proxy statement/prospectus.

The market price of the shares of Stifel common stock may be affected by factors different from those affecting the shares of Thomas Weisel Partners common stock.

Upon completion of the merger, holders of Thomas Weisel Partners common stock will become holders of Stifel common stock and, if the Exchangeable Share Amendment is approved, exchangeable shares will become exchangeable for shares of Stifel common stock. The businesses of Stifel differ from those of Thomas Weisel Partners in certain respects and, accordingly, the results of operations of the combined company and the market price of Stifel common stock following the merger may be affected by factors different from those currently affecting the independent results of operations of Stifel and Thomas Weisel Partners. For example, Stifel’s financial performance depends relatively more on its retail brokerage business within its Global Wealth Management Segment, which derives its revenues principally from commissions, principal transactions and, asset management and service fees and may be more closely tied to changes in stock prices, trading volumes and liquidity. In addition, as a bank holding company, Stifel is subject to regulation by the Federal Reserve, and its banking subsidiary, Stifel Bank, is subject to regulation by the FDIC, as described in “—Regulatory and legal developments could adversely affect Stifel’s business and financial condition” on page 50 below.

On the other hand, Thomas Weisel Partners’ financial performance depends relatively more on its investment banking business which (1) is principally focused on growth sectors in the economy, including technology, healthcare, energy and mining, (2) depends significantly on transactions by venture capital backed companies in those sectors and (3) depends on capital markets and strategic advisory engagements that are by nature non-recurring and may not result in revenues from subsequent engagements.

As a result of the merger, the financial performance of the combined firm, from the perspective of current Stifel shareholders, will be relatively more subject to the risks associated with Thomas Weisel Partners’ investment banking business and, from the perspective of current Thomas Weisel Partners shareholders, will be relatively more subject to the risks associated with Stifel’s retail brokerage businesses. For a discussion of the businesses of Stifel and Thomas Weisel Partners and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 151.

The market price of Thomas Weisel Partners common stock prior to the merger may also not be reflective of Thomas Weisel Partners’ underlying current operating and financial performance or its longer term prospects because the market price for the Thomas Weisel Partners shares may begin to track the share price of Stifel common stock if investors assume that the merger is likely to be completed.

Stifel and Thomas Weisel Partners may experience difficulties, unexpected costs and delays in integrating their businesses, business models and cultures and the combined company may not realize synergies, efficiencies or cost savings from the merger.

Stifel and Thomas Weisel Partners have operated and, until the merger is completed, will continue to operate, independently. The success of the combined company following the completion of the merger may depend in large part on the ability to integrate the two companies’ businesses, business models and cultures. In particular, investment banking businesses such as Thomas Weisel Partners’ and Stifel’s depend to a large degree on the efforts and performance of individual employees whose efforts and performance may be affected by any difficulties in the integration of the businesses. In the process of integrating Stifel and Thomas Weisel Partners, Stifel may experience difficulties, unanticipated costs and delays. The challenges involved in the integration may include:

•	the necessity of coordinating geographically disparate organizations and addressing possible differences in corporate and regional cultures and management philosophies;

•	managing the combined company at geographically separate locations that employ a significant number of employees;

•	retaining personnel from different companies and integrating them into a new business culture while maintaining their focus on providing consistent, high-quality client service;

•	integrating information technology systems and resources;

•	integrating accounting systems and adjusting internal controls to cover Thomas Weisel Partners’ operations;

•	unforeseen expenses or delays associated with the transaction;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention to the transaction; and

•	meeting the expectations of clients with respect to the integration.

The integration of certain operations, in particular the two companies’ research and brokerage businesses, following the transaction will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the ongoing businesses of the combined company. Employee uncertainty and lack of focus during the integration process may also disrupt the businesses of the combined company.

It is possible that the integration process could result in the loss of key employees, diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect the combined company’s ability to maintain relationships with clients and employees or the ability to achieve the anticipated benefits of the transaction, or could reduce the combined company’s earnings or otherwise adversely affect the business and financial results of the combined company. In addition, the integration process may strain the combined company’s financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from the combined company’s core business objectives.

Even if Stifel and Thomas Weisel Partners are able to integrate such businesses and operations successfully, there can be no assurance that this integration will result in any synergies, efficiencies or cost savings or that any of these benefits will be achieved within a specific time frame. Any of these factors could adversely affect the combined company’s business and results of operations.

If Stifel is unable to integrate Thomas Weisel Partners personnel successfully or retain key Thomas Weisel Partners or Stifel personnel after the merger is completed, the combined company’s business may suffer.

Stifel’s ability to obtain and successfully execute its business depends upon the personal reputation, judgment, business generation capabilities and project execution skills of Stifel’s and Thomas Weisel Partners’ senior professionals. Any management disruption or difficulties in integrating Stifel’s and Thomas Weisel Partners’ professionals could result in a loss of clients and customers or revenues from clients and customers and could significantly affect the combined company’s business and results of operations.

The success of the merger will depend in part on Stifel’s ability to retain the talents and dedication of the professionals currently employed by Stifel and Thomas Weisel Partners. It is possible that these employees might decide not to remain with Stifel or Thomas Weisel Partners while Stifel and Thomas Weisel Partners work to complete the merger or with Stifel after the merger is completed. If key employees terminate their employment, or insufficient numbers of employees are retained to maintain effective operations, the combined company’s business activities might be adversely affected, management’s attention might be diverted from successfully integrating Thomas Weisel Partners’ operations to hiring suitable replacements, and the combined company’s business might suffer. In addition, Stifel and Thomas Weisel Partners might not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms.

Integration of Thomas Weisel Partners’ operations with Stifel’s operations may impair Stifel’s ability to achieve the expected benefits of the merger.

Following completion of the transaction, Stifel expects to make changes to certain aspects of each of the companies’ operations to integrate Thomas Weisel Partners’ operations with those of Stifel. For example, Stifel may be required to change the way in which research professionals interact with investment banking professionals to conform to the Global Research Analyst Settlement. In addition, Stifel expects that the merger could affect each of the companies’ existing client relationships or its ability to enter into new client relationships. Any changes that Stifel makes to each of the companies’ operations, could disrupt their businesses and client relationships and could materially and adversely affect Stifel’s ability to achieve the expected benefits of the transaction and its business and results of operations.

The merger is subject to conditions to closing that could result in the merger being delayed or not consummated, which could negatively impact Stifel’s and Thomas Weisel Partners’ stock price and the combined company’s future business and operations. In order to obtain required regulatory approvals, Stifel may become subject to conditions that it does not currently anticipate.

The merger is subject to conditions to closing as set forth in the merger agreement, including obtaining the requisite Thomas Weisel Partners stockholder approval. If any of the conditions to the transaction are not satisfied or, where permissible, not waived, the merger will not be consummated. Failure to consummate the transaction could negatively impact Thomas Weisel Partners’ stock price, future business and operations, and financial condition. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger may adversely affect the future businesses, growth, revenue and results of operations of Stifel, Thomas Weisel Partners or the combined company.

The transaction is subject to several U.S. and Canadian regulatory approvals, as well as other regulatory approvals. These regulatory approvals may not be received, or may be received later than anticipated. Regulatory approvals that are received may impose restrictions or conditions that restrict the combined company’s activities or otherwise adversely affect the combined company’s business and results of operations.

The delay in closing the planned merger could have an adverse effect on Thomas Weisel Partners’ revenues in the near-term.

To the extent a prolonged delay in completing the planned merger creates uncertainty among Thomas Weisel Partners’ clients, such delay could have an adverse effect on Thomas Weisel Partners’ results of operations, and quarterly revenues could be substantially below market expectations and could cause a reduction in the stock price of Thomas Weisel Partners common stock.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Stifel and Thomas Weisel Partners and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the transaction. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the transaction may not be consistent with, or evident from, these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the transaction. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 28.

Stifel and Thomas Weisel Partners expect to incur significant costs associated with the merger.

Stifel estimates that it will incur direct transaction costs of approximately $2.2 million associated with the merger. In addition, Thomas Weisel Partners estimates that it will incur direct transaction costs of approximately $[—] which will be recognized as expenses as incurred. Stifel and Thomas Weisel Partners believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger and the integration of the two companies. Although Stifel expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Stifel to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive and may cause dilution to Stifel’s earnings per share, which may negatively affect the market price of Stifel common stock.

Stifel currently anticipates that the merger will be accretive to earnings per share during the first full calendar year after the merger. This expectation is based on preliminary estimates which may materially change.

Stifel could also encounter additional transaction and integration—related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to Stifel’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the price of Stifel common stock.

The shares of Stifel common stock to be received by Thomas Weisel Partners stockholders or reserved for issuance for holders of exchangeable shares if the merger is approved and consummated will have different rights from the shares of Thomas Weisel Partners common stock.

Upon completion of the merger, Thomas Weisel Partners stockholders will become Stifel stockholders and their rights as stockholders will be governed by Stifel’s certificate of incorporation and bylaws. If the Exchangeable Share Amendment is approved, exchangeable shares will become exchangeable for shares of Stifel common stock. The rights associated with Thomas Weisel Partners common stock are different from the rights associated with Stifel common stock. Please see “Comparison of Rights of Stifel Stockholders and Thomas Weisel Partners Stockholders” beginning on page 102 for a discussion of the different rights associated with Stifel common stock.

The termination fee and restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Thomas Weisel Partners.

Until the completion of the merger, with limited exceptions, the merger agreement prohibits Thomas Weisel Partners from entering into an alternative acquisition transaction with, or soliciting any alternative acquisition proposal from, another party. Thomas Weisel Partners has agreed under certain circumstances to pay Stifel a termination fee equal to $10,000,000, including where the Thomas Weisel Partners board of directors withdraws its support of the merger to enter into a business combination with a third party. These provisions could discourage other companies from trying to acquire Thomas Weisel Partners even though those other companies might be willing to offer greater value to Thomas Weisel Partners stockholders than Stifel has offered in the merger.

Risks Related to Thomas Weisel Partners if the Merger Is Not Completed

If the merger is not completed, the price of Thomas Weisel Partners common stock and future business and operations could be harmed.

If the merger is not completed, Thomas Weisel Partners may be subject to the following material risks, among others:

•	Thomas Weisel Partners may not be able to find a party willing to pay an equivalent or more attractive exchange ratio than the ratio offered by Stifel;

•

the price of Thomas Weisel Partners common stock may decline to the extent that the current market price of Thomas Weisel Partners common stock reflects an assumption that the merger will be completed;

•	certain of Thomas Weisel Partners’ costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed;

•

Thomas Weisel Partners would not realize the benefits it expects by being part of a combined company with Stifel, as well as the potentially enhanced financial position as a result of being part of the combined company;

•

the diversion of management attention from Thomas Weisel Partners’ day-to-day business and the unavoidable disruption to its employees and its relationships with clients as a result of efforts and uncertainties relating to Thomas Weisel Partners’ anticipated merger with Stifel may detract from Thomas Weisel Partners’ ability to grow revenues and minimize costs, which, in turn may lead to a loss of market position that Thomas Weisel Partners could be unable to regain if the merger does not occur;

•

under the merger agreement, Thomas Weisel Partners is subject to certain restrictions on the conduct of its business prior to completing the merger which may affect its ability to execute certain of its business strategies; and

•

Thomas Weisel Partners may not be able to continue its present level of operations, may need to scale back its business and may not be able to take advantage of future opportunities or effectively respond to competitive pressures, any of which could have a material adverse effect on its business and results of operations.

Stockholders may sell substantial amounts of Thomas Weisel Partners common stock in the public market, which is likely to depress the price of Thomas Weisel Partners common stock.

A significant number of shares of Thomas Weisel Partners common stock may be sold at any time prior to the merger. If Thomas Weisel Partners’ current stockholders sell Thomas Weisel Partners common stock in the public market prior to the merger, it is likely that arbitrageurs will acquire such shares. These arbitrageurs would likely sell all such shares in the public market immediately following any announcement, or anticipated announcement, that the merger with Stifel failed, or will likely fail, to close for regulatory or other reasons, which in turn would likely cause the market price of Thomas Weisel Partners common stock to decline.

In addition to the other negative effects on Thomas Weisel Partners, all such sales of Thomas Weisel Partners common stock might make it more difficult for Thomas Weisel Partners to sell equity or equity-related securities in the future if the merger with Stifel is not completed.

Risks Relating to Thomas Weisel Partners

Thomas Weisel Partners is, and will continue to be, subject to the risks described in Part I, Item 1A in Thomas Weisel Partners’ Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 12, 2010, incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 151 for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Relating to Stifel

In addition to the other information set forth in this report, you should carefully consider the following factors which could materially affect Stifel’s business, financial condition or future results of operations. Although the risks described below are those that management believes are the most significant, these are not the only risks facing Stifel. Additional risks and uncertainties not currently known to Stifel or that Stifel currently does not deem to be material also may materially affect Stifel’s business, financial condition or future results of operations. Stifel may amend or supplement these risk factors from time to time in other reports it files with the SEC.

Stifel’s results of operations may be adversely affected by conditions in the global financial markets and economic downturn.

Stifel’s results of operations are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Significant weaknesses and volatility in the credit markets stemming from difficulties in the U.S housing market spread to the broader financial market and lead to a decline in global economic growth that has resulted in a significant recession. Specifically, dramatic declines in U.S. housing market values, together with increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities, as well as major commercial and investment banks. These write-downs, which were initially associated with mortgaged-backed securities but which have substantially spread to credit default swaps and other derivative securities, in turn have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have ceased to provide funding to even the most credit-worthy borrowers. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally.

The resulting economic pressures on consumers and businesses and the lack of confidence in the financial markets have adversely affected Stifel’s business, financial condition and results of operations. Despite recent improvements in market conditions, a potential future decline in these conditions would likely exacerbate the adverse effects of these difficult market conditions on Stifel and others in the financial services industry. It is difficult to predict how long these uncertain market and economic conditions and the accompanying recession will continue, whether the global credit crisis will cause market and economic conditions to continue to deteriorate, and which of Stifel’s markets, products and businesses will continue to be adversely affected and to what degree. Stifel may have impairment losses if events or changes in circumstances occur which may reduce the fair value of an asset below its carrying amount. As a result, these conditions could adversely affect Stifel’s financial condition and results of operations. In addition, Stifel may be subject to increased regulatory scrutiny and litigation due to these issues and events.

A significant portion of Stifel’s revenue is derived from commissions, margin interest revenue, principal transactions, asset management and service fees, and investment banking fees. Accordingly, severe market fluctuations, weak economic conditions, a decline in stock prices, trading volumes, or liquidity could have an adverse affect on Stifel’s profitability. Continued or further credit dislocations or sustained market downturns may result in a decrease in the volume of trades Stifel executes for its clients, a decline in the value of securities Stifel holds in inventory as assets, and reduced investment banking revenues. Poor economic conditions have adversely affected investor confidence, resulting in significant industry-wide declines in the size and number of underwritings and advisory transactions, which could continue to have an adverse effect on Stifel’s revenues.

The fixed income markets are experiencing a period of extreme volatility which has negatively impacted market liquidity conditions. As a result, fixed income instruments are experiencing liquidity issues, increased price volatility, credit downgrades, and increased likelihood of default. In addition to being hard to dispose of, securities that are less liquid are also more difficult to value. Domestic and international equity markets have also been experiencing heightened volatility and turmoil, and as a result issuers that have exposure to the real estate, mortgage and credit markets, including banks and broker-dealers, have been particularly affected. These events and the continuing market upheavals may have an adverse effect on Stifel. In the event of a sustained market downturn, Stifel’s results of operations could be adversely affected by those factors in many ways. Stifel’s revenues are likely to decline in such circumstances and, if it was unable to reduce expenses at the same pace, Stifel’s profit margins would erode. Even in the absence of a sustained market downturn, Stifel is exposed to substantial risk of loss due to market volatility.

In addition, declines in the market value of securities generally result in a decline in revenues from fees based on the asset values of client portfolios, in the failure of buyers and sellers of securities to fulfill their settlement obligations, and in the failure of Stifel’s clients to fulfill their credit and settlement obligations. During market downturns, Stifel’s counterparties may be less likely to complete transactions. Also, Stifel permits its clients to purchase securities on margin. During periods of steep declines in securities prices, the value of the collateral securing client accounts’ margin purchases may drop below the amount of the purchaser’s indebtedness. If the clients are unable to provide additional collateral for these loans, Stifel may lose money on these margin transactions. This may cause Stifel to incur additional expenses defending or pursuing claims or litigation related to counterparty or client defaults.

In addition, in certain of the transactions Stifel is required to post collateral to secure its obligations to the counterparties. In the event of a bankruptcy or insolvency proceeding involving such counterparties, Stifel may experience delays in recovering its assets posted as collateral or may incur a loss to the extent that the counterparty was holding collateral in excess of its obligation to such counterparty. There is no assurance that any such losses would not materially and adversely affect Stifel’s business, financial condition and results of operations.

Recent legislative and regulatory actions, and any such future actions, to address the current liquidity and credit crisis in the financial industry may significantly affect Stifel’s financial condition, results of operation, liquidity or stock price.

Recent economic conditions, particularly in the financial markets, as well as the effect of the change of administration in the White House, have resulted in government regulatory agencies and political bodies placing increased focus on and scrutiny of the financial services industry. In addition to the U.S. Treasury Department’s Capital Purchase Program (in which Stifel has not participated), under the Troubled Asset Relief Program announced last fall and the new Capital Assistance Program announced in the spring (in which Stifel has not participated), the U.S. Government has taken steps that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insurance on bank deposits, and the U.S. Congress, through the Emergency Economic Stabilization Act of 2008, and the American Recovery and Reinvestment Act of 2009 have imposed a number of restrictions and limitations on the operations of financial services firms participating in the federal programs. Further, there is no assurance that these programs individually or collectively will have beneficial effects in the credit markets, will address credit or liquidity issues of companies that participate in the programs or will reduce volatility or uncertainty in the financial markets. The failure of these programs to have their intended effects could have a material adverse effect on the financial markets, which in turn could materially and adversely affect Stifel’s financial condition, results of operations, or liquidity.

Stifel anticipates new legislative and regulatory initiatives over the next several years, including many focused specifically on the financial services industry that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Stifel cannot predict the substance or impact of pending or future legislation, regulation or the application thereof. Compliance with such current and potential regulation and scrutiny may significantly increase Stifel’s costs, impede the efficiency of its internal business processes, require it to increase its regulatory capital, impact how it compensates and incents its associates and limit its ability to pursue business opportunities in an efficient manner.

Lack of sufficient liquidity or access to capital could impair Stifel’s business and financial condition.

Liquidity is essential to Stifel’s business. If Stifel has insufficient liquid assets, it will be forced to curtail its operations, and its business will suffer. Stifel’s assets, consisting mainly of cash or assets readily convertible into cash, are its principal sources of liquidity. These assets are financed primarily by Stifel’s equity capital, debentures to trusts, client credit balances, short-term bank loans, proceeds from securities lending, customer deposits and other payables. Stifel currently finances its client accounts and firm trading positions through ordinary course borrowings at floating interest rates from various banks on a demand basis and securities lending, with company-owned and client securities pledged as collateral. Changes in securities market volumes, related client borrowing demands, underwriting activity, and levels of securities inventory affect the amount of Stifel’s financing requirements.

The capital and credit markets have been experiencing volatility and disruption since early 2008, and reached unprecedented levels during the first quarter of 2009. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. Despite recent improvements in market conditions, if market disruption and volatility return to the unprecedented levels reached in early 2009 or worsen, there can be no assurance that Stifel will not experience an adverse effect, which may be material to its business, financial condition and results of operations and affect its ability to access capital.

Stifel’s liquidity requirements may change in the event it needs to raise more funds than anticipated to increase inventory positions, support more rapid expansion, develop new or enhanced services and products, acquire technologies, or respond to other unanticipated liquidity requirements. Stifel relies exclusively on financing activities and distributions from its subsidiaries for funds to implement its business and growth strategies. Net capital rules or the borrowing arrangements of Stifel’s subsidiaries, as well as the earnings, financial condition, and cash requirements of its subsidiaries, may each limit distributions to Stifel from its subsidiaries.

In the event existing internal and external financial resources do not satisfy Stifel’s needs, it may have to seek additional outside financing. The availability of outside financing will depend on a variety of factors, such as market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, credit ratings, and credit capacity, as well as the possibility that lenders could develop a negative perception of its long-term or short-term financial prospects if Stifel incurred large trading losses or if the level of its business activity decreased due to a market downturn or otherwise. Stifel currently does not have a credit rating, which could adversely affect its liquidity and competitive position by increasing its borrowing costs and limiting access to sources of liquidity that require a credit rating as a condition to providing funds.

Current trends in the global financial markets could cause significant fluctuations in Stifel’s stock price.

Stock markets in general, and stock prices of financial services firms in particular, including Stifel, have in recent years, and particularly in the latter part of 2008 continuing through the first quarter of 2009, experienced significant price and volume fluctuations. The market price of Stifel’s common stock may continue to be subject to similar market fluctuations which may be unrelated to its operating performance or prospects, and increased volatility could result in an overall decline in the market price of its common stock. Factors that could significantly impact the volatility of Stifel’s stock price include:

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developments in Stifel’s business or in the financial sector generally, including the effect of direct governmental action in the financial markets generally and with respect to financial institutions in particular;

•	regulatory changes affecting Stifel’s operations;

•	the operating and securities price performance of companies that investors consider to be comparable to Stifel;

•	announcements of strategic developments, acquisitions and other material events by Stifel or its competitors; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or asset valuations or volatility.

Significant declines in the market price of Stifel’s common stock or failure of the market price of its common stock to increase could harm its ability to recruit and retain key employees, including its executives and financial advisors and other key professional employees and those who have joined Stifel from companies Stifel has acquired, reduce its access to debt or equity capital and otherwise harm its business or financial condition. In addition, Stifel may not be able to use its common stock effectively as consideration in connection with future acquisitions.

Stifel faces intense competition in its industry.

All aspects of Stifel’s business and of the financial services industry in general are intensely competitive. Stifel expects competition to continue and intensify in the future. Stifel’s business will suffer if it does not compete successfully. Stifel competes on the basis of a number of factors, including the quality of its personnel, the quality and selection of its investment products and services, pricing (such as execution pricing and fee levels), and reputation. Because of market unrest and increased government intervention, the financial services industry has recently undergone significant consolidation, which has further concentrated equity capital and other financial resources in the industry and further increased competition. Many of Stifel’s competitors use their significantly greater financial capital and scope of operations to offer their customers more products and services, broader research capabilities, access to international markets, and other products and services not currently offered by Stifel.

Stifel competes directly with national full-service broker-dealers, investment banking firms, and commercial banks and, to a lesser extent, with discount brokers and dealers and investment advisors. In addition, Stifel faces competition from new entrants into the market and increased use of alternative sales channels by other firms. Domestic commercial banks and investment banking boutique firms have entered the broker-dealer business, and large international banks have begun serving Stifel’s markets as well. Legislative and regulatory initiatives intended to ease restrictions on the sale of securities and underwriting activities by commercial banks have increased competition. Stifel also competes indirectly for investment assets with insurance companies, real estate firms, hedge funds and others. This increased competition could cause Stifel’s business to suffer.

The industry of electronic and/or discount brokerage services is continuing to develop. Increased competition from firms using new technology to deliver these products and services may materially and adversely affect Stifel’s operating results and financial position. Competitors offering internet-based or other electronic brokerage services may have lower costs and offer their customers more attractive pricing and more convenient services than Stifel does. In addition, Stifel anticipates additional competition from underwriters who conduct offerings of securities through electronic distribution channels, bypassing financial intermediaries such as Stifel altogether. These and other competitive pressures may have an adverse affect on Stifel’s competitive position and, as a result, Stifel’s operations, financial condition and liquidity.

Regulatory and legal developments could adversely affect Stifel’s business and financial condition.

The financial services industry is subject to extensive regulation and broker-dealers and investment advisors are subject to regulations covering all aspects of the securities business. Stifel could be subject to civil liability, criminal liability, or sanctions, including revocation of its subsidiaries’ registrations as investment advisors or broker-dealers, revocation of the licenses of its financial advisors, censures, fines, or a temporary suspension or permanent bar from conducting business, if Stifel violates such laws or regulations. Any such liability or sanction could have a material adverse effect on Stifel’s business, financial condition and prospects. Moreover, Stifel’s independent contractor subsidiaries, CSA and SN Ltd, give rise to a potentially higher risk of noncompliance because of the nature of the independent contractor relationships involved.

As a bank holding company, Stifel is subject to regulation by the Federal Reserve. Stifel Bank is subject to regulation by the FDIC. As a result, Stifel is subject to a risk of loss resulting from failure to comply with banking laws. The recent economic and political environment has caused regulators to increase their focus on the regulation of the financial services industry, including introducing proposals for new legislation. Stifel is unable to predict whether any of these proposals will be implemented and in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect Stifel in substantial and unpredictable ways and could have an adverse effect on its business, financial condition and results of operations. Stifel also may be adversely affected as a result of changes in federal, state or foreign tax laws, or by changes in the interpretation or enforcement of existing laws and regulations. For additional information regarding Stifel’s regulatory environment and its approach to managing regulatory risk, see Item 1 “Business—Regulation” and Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010.

Stifel and its subsidiaries are named in and subject to various proceedings and claims arising primarily from its securities business activities, including lawsuits, arbitration claims, class actions, and regulatory matters. Some of these claims seek substantial compensatory, punitive, or indeterminate damages. Stifel and its subsidiaries are also involved in other reviews, investigations and proceedings by governmental and self-regulatory organizations regarding its business which may result in adverse judgments, settlements, fines, penalties, injunctions and other relief.

The regulatory investigations include inquiries from the SEC, FINRA and several state regulatory authorities requesting information concerning Stifel’s activities with respect to auction rate securities (“ARS”) and in connection with certain investments made by other post-employment benefit (“OPEB”) trusts formed by five Southwestern Wisconsin school districts.

In turbulent economic times such as these, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions has historically increased. These risks include potential liability under securities and other laws for alleged materially false or misleading statements made in connection with securities offerings and other transactions, issues related to the suitability of Stifel’s investment advice based on its clients’ investment objectives, and potential liability for other advice Stifel provides to participants in strategic transactions. Legal actions brought against Stifel may result in judgments, settlements, fines, penalties or other results, any of which could materially adversely affect Stifel’s business, financial condition or results of operations, or cause it serious reputational harm.

For a discussion of Stifel’s legal matters, including ARS and OPEB litigation, and its approach to managing legal risk, see Item 3, “Legal Proceedings” and Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010.

Failure to comply with regulatory capital requirements would significantly harm Stifel’s business.

The SEC requires broker-dealers to maintain adequate regulatory capital in relation to their liabilities and the size of their customer business. These rules require Stifel Nicolaus and CSA, Stifel’s broker-dealer subsidiaries, to maintain a substantial portion of their assets in cash or highly liquid investments. Failure to maintain the required net capital may subject Stifel’s broker-dealer subsidiaries to limitations on their activities, or in extreme cases, suspension or revocation of their registration by the SEC and suspension or expulsion by FINRA and other regulatory bodies, and, ultimately, liquidation. Stifel’s international subsidiary, SN Ltd, is subject to similar limitations under applicable laws in the United Kingdom. Failure to comply with the net capital rules could have material and adverse consequences, such as:

•	limiting Stifel’s operations that require intensive use of capital, such as underwriting or trading activities; or

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restricting Stifel from withdrawing capital from its subsidiaries, even where its broker-dealer subsidiaries have more than the minimum amount of required capital. This, in turn, could limit Stifel’s ability to implement its business and growth strategies, pay interest on and repay the principal of its debt and/or repurchase its shares.

In addition, a change in the net capital rules or the imposition of new rules affecting the scope, coverage, calculation, or amount of net capital requirements, or a significant operating loss or any large charge against net capital, could have similar adverse effects. In addition, as a bank holding company, Stifel and its bank subsidiary are subject to various regulatory requirements administered by the federal banking agencies, including capital adequacy requirements pursuant to which Stifel and its bank subsidiary must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. See Item 1 “Business—Regulation” for additional information regarding Stifel’s regulatory environment in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010.

Stifel has experienced significant pricing pressure in areas of its business, which may impair its revenues and profitability.

In recent years, Stifel’s business has experienced significant pricing pressures on trading margins and commissions in fixed income and equity trading. In the fixed income market, regulatory requirements have resulted in greater price transparency, leading to increased price competition and decreased trading margins. In the equity market, Stifel has experienced increased pricing pressure from institutional clients to reduce commissions, and this pressure has been augmented by the increased use of electronic and direct market access trading, which has created additional competitive downward pressure on trading margins. The trend towards using alternative trading systems is continuing to grow, which may result in decreased commission and trading revenue, reduce Stifel’s participation in the trading markets and its ability to access market information, and lead to the creation of new and stronger competitors. Institutional clients also have pressured financial services firms to alter “soft dollar” practices under which brokerage firms bundle the cost of trade execution with research products and services. Some institutions are entering into arrangements that separate (or “unbundle”) payments for research products or services from sales commissions. These arrangements have increased the competitive pressures on sales commissions and have affected the value Stifel’s clients place on high-quality research. Additional pressure on sales and trading revenue may impair the profitability of Stifel’s business. Moreover, Stifel’s inability to reach agreement regarding the terms of unbundling arrangements with institutional clients who are actively seeking such arrangements could result in the loss of those clients, which would likely reduce Stifel’s institutional commissions. Stifel believes that price competition and pricing pressures in these and other areas will continue as institutional investors continue to reduce the amounts they are willing to pay, including by reducing the number of brokerage firms they use, and some of Stifel’s competitors seek to obtain market share by reducing fees, commissions or margins.

Stifel’s underwriting and market-making activities place its capital at risk.

Stifel may incur losses and be subject to reputational harm to the extent that, for any reason, Stifel is unable to sell securities it purchased as an underwriter at the anticipated price levels. As an underwriter, Stifel also is subject to heightened standards regarding liability for material misstatements or omissions in prospectuses and other offering documents relating to offerings Stifel underwrites. As a market maker, Stifel may own large positions in specific securities, and these undiversified holdings concentrate the risk of market fluctuations and may result in greater losses than would be the case if Stifel’s holdings were more diversified.

Stifel’s ability to attract, develop and retain highly skilled and productive employees is critical to the success of its business.

Stifel’s people are its most valuable asset. Stifel’s ability to develop and retain its client base and to obtain investment banking and advisory engagements depends upon the reputation, judgment, business generation capabilities and project execution skills of highly skilled and often highly specialized employees, including Stifel’s executive officers. The unexpected loss of services of any of these key employees and executive officers, or the inability to recruit and retain highly qualified personnel in the future, could have an adverse effect on Stifel’s business and results of operations.

Financial advisors typically take their clients with them when they leave Stifel to work for a competitor. From time to time, in addition to financial advisors, Stifel has lost equity research, investment banking, public finance, institutional sales and trading professionals, and in some cases, clients, to its competitors.

Competition for personnel within the financial services industry is intense. The cost of retaining skilled professionals in the financial services industry has escalated considerably, as competition for these professionals has intensified. Employers in the industry are increasingly offering guaranteed contracts, upfront payments, and increased compensation. These can be important factors in a current employee’s decision to leave Stifel as well as a prospective employee’s decision to join Stifel. As competition for skilled professionals in the industry increases, Stifel may have to devote more significant resources to attracting and retaining qualified personnel. In particular, Stifel’s financial results may be adversely affected by the amortization costs incurred by Stifel in connection with the upfront loans it offers to financial advisors.

Moreover, companies in Stifel’s industry whose employees accept positions with competitors frequently claim that those competitors have engaged in unfair hiring practices. Stifel is currently subject to several such claims and may be subject to additional claims in the future as it seeks to hire qualified personnel, some of whom may currently be working for Stifel’s competitors. Some of these claims may result in material litigation. Stifel could incur substantial costs in defending itself against these claims, regardless of their merits. Such claims could also discourage potential employees who currently work for Stifel competitors from joining Stifel.

Stifel may recruit financial advisors, make strategic acquisitions of businesses, or divest or exit existing businesses, which could cause it to incur unforeseen expenses and have disruptive effects on its business and may strain its resources.

Stifel’s growth strategies have included, and will continue to include, the recruitment of financial advisors and strategic acquisitions. Since December 2005, Stifel has completed six acquisitions: LM Capital Markets in 2005, the private client business of MJSK in 2006, Ryan Beck and First Service in 2007, Butler Wick in 2008 and certain branches from the UBS Wealth Management Americas branch network in 2009. These acquisitions, as well as the current proposed acquisition of Thomas Weisel Partners, or any other acquisition that Stifel determines to pursue will be accompanied by a number of risks. The growth of Stifel’s business and expansion of its client base has strained, and may continue to strain, Stifel management and administrative resources. Costs or difficulties relating to such transactions, including integration of financial advisors, and other employees, products and services, technology systems, accounting systems and management controls, may be greater than expected. Unless offset by a growth of revenues, the costs associated with these investments will reduce Stifel’s operating margins. In addition, because, as noted above, financial professionals typically take their clients with them when they leave, if key employees or other senior management personnel of the businesses Stifel has acquired determine that they do not wish to remain with Stifel over the long term or at all, Stifel would not inherit portions of the client base of those businesses, which would reduce the value of those acquisitions to Stifel.

In addition to past growth, Stifel cannot assure investors that it will be able to manage its future growth successfully. The inability to do so could have a material adverse effect on Stifel’s business, financial condition and results of operations. After Stifel announces or completes any given acquisition in the future, including the current proposed acquisition of Thomas Weisel Partners, Stifel’s share price could decline if investors view the transaction as too costly or unlikely to improve Stifel’s competitive position. Stifel may be unable to retain key personnel after any such transaction, and the transaction may impair relationships with customers and business partners. These difficulties could disrupt Stifel’s ongoing business, increase its expenses and adversely affect its operating results and financial condition. In addition, Stifel may be unable to achieve anticipated benefits and synergies from any such transaction as fully as expected or within the expected time frame. Divestitures or elimination of existing businesses or products could have similar effects.

Moreover, to the extent Stifel pursues increased expansion to different geographic markets or grow generally through additional strategic acquisitions, Stifel cannot assure you that it will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that it will be able to successfully integrate the operations of any acquired business into its existing business. Such acquisitions could be of significant size and involve firms located in regions of the United States where Stifel does not currently operate, or internationally. To acquire and integrate a separate organization would further divert management attention from other business activities. This diversion, together with other difficulties Stifel may encounter in integrating an acquired business, could have a material adverse effect on Stifel’s business, financial condition and results of operations. In addition, Stifel may need to borrow money to finance acquisitions, which would increase Stifel’s leverage. Such funds might not be available on terms as favorable to Stifel as its current borrowing terms or at all.

The rapid growth of Stifel Bank may expose Stifel to increased operational risk, credit risk and sensitivity to market interest rates along with increased regulation, examinations and supervision by regulators.

Stifel has experienced rapid growth in the balance sheet of Stifel Bank. The increase is primarily attributable to the growth in securities-based loans and deposits as a result of the UBS acquisition. Although Stifel’s stock-secured loans are collateralized by assets held in brokerage accounts, Stifel is exposed to some credit and operational risk associated with these loans. Stifel describes some of the integration related operational risks associated with its recent acquisitions above, which includes many of the same risks related to the growth of Stifel Bank. With the increase in deposits, and resulting liquidity, Stifel has been able to expand its investment portfolio, primarily with government agency securities. In addition, Stifel Bank has significantly grown its mortgage banking business. Although Stifel believes it has adequate underwriting policies in place, there are inherent risks associated with the mortgage banking business. For further discussion of Stifel’s segments, including its Stifel Bank reporting unit, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Analysis” in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010.

As a result of the high percentage of Stifel’s assets and liabilities that are in the form of interest-bearing or interest-related instruments, Stifel is more sensitive to changes in interest rates, in the shape of the yield curve or in relative spreads between market interest rates.

The monetary, tax and other policies of the government and its agencies, including the Federal Reserve, have a significant impact on interest rates and overall financial market performance. An important function of the Federal Reserve is to regulate the national supply of bank credit and market interest rates. The actions of the Federal Reserve influence the rates of interest that Stifel charges on loans and that Stifel pays on borrowings and interest-bearing deposits, which may also affect the value of its on-balance sheet and off-balance sheet financial instruments. Stifel cannot predict the nature or timing of future changes in monetary, tax and other policies or the effect that they may have on its activities and results of operations.

In addition, Stifel Bank is heavily regulated at the state and federal level. This regulation is to protect depositors, federal deposit insurance funds, consumers and the banking system as a whole, not Stifel’s stockholders. Federal and state regulations can significantly restrict Stifel’s businesses, and Stifel is subject to various regulatory actions which could include fines, penalties or other sanctions for violations of laws and regulatory rules if Stifel is ultimately found to be out of compliance.

Stifel’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk.

Stifel seeks to manage, monitor and control its operational, legal and regulatory risk through operational and compliance reporting systems, internal controls, management review processes and other mechanisms; however, there can be no assurance that its procedures will be fully effective. Further, Stifel’s risk management methods are based on an evaluation of information regarding markets, clients and other matters that are based on assumptions that may no longer be accurate. In addition, Stifel has undergone significant growth in recent years. A failure to adequately manage Stifel’s growth, or to effectively manage its risk, could materially and adversely affect Stifel’s business and financial condition. Stifel must also address potential conflicts of interest that arise in its business. Stifel has procedures and controls in place to address conflicts of interest, but identifying and managing potential conflicts of interest can be complex and difficult and Stifel’s reputation could be damaged if it fails, or appears to fail, to deal appropriately with conflicts of interest. See Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” for more information on how Stifel monitors and manages market and certain other risks in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010.

Stifel continually encounters technological change, and Stifel may have fewer resources than many of its competitors to continue to invest in technological improvements, which are important to attract and retain financial advisors.

Stifel relies extensively on electronic data processing and communications systems. Adapting or developing its technology systems to meet new regulatory requirements, client needs and industry demands is critical for Stifel’s business. Introduction of new technologies present new challenges on a regular basis. In addition to better serving its clients, the effective use of technology increases efficiency and enables Stifel to reduce costs. Stifel’s future success will depend in part upon its ability to successfully maintain and upgrade its systems and its ability to address the needs of its clients by using technology to provide products and services that will satisfy their demands for convenience, as well as to create additional efficiencies in its operations. Many of Stifel’s competitors have substantially greater resources to invest in technological improvements. Stifel cannot assure you that it will be able to effectively upgrade its systems, implement new technology-driven products and services or be successful in marketing these products and services to its clients.

Stifel’s operations and infrastructure and those of the service providers upon which it relies may malfunction or fail.

Stifel’s business is highly dependent on its ability to process, on a daily basis, a large number of transactions across diverse markets, and the transactions Stifel processes have become increasingly complex. The inability of Stifel’s systems to accommodate an increasing volume of transactions could also constrain its ability to expand its businesses. If any of these systems do not operate properly or are disabled, or if there are other shortcomings or failures in Stifel’s internal processes, people or systems, Stifel could suffer impairments, financial loss, a disruption of its businesses, liability to clients, regulatory intervention or reputational damage.

Stifel has outsourced certain aspects of its technology infrastructure, including trade processing, data centers, disaster recovery systems, and wide area networks, as well as market data servers, which constantly broadcast news, quotes, analytics, and other important information to the desktop computers of its financial advisors. Stifel contracts with other vendors to produce, batch, and mail its confirmations and customer reports. Stifel is dependent on its technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of Stifel’s control and could negatively impact its business. Stifel has experienced disruptions on occasion, none of which has been material to its operations and results. However, there can be no guarantee that future disruptions with these providers will not occur.

Stifel also faces the risk of operational failure, termination or capacity constraints of any of the clearing agents, exchanges, clearing houses or other financial intermediaries it uses to facilitate its securities transactions. Any such failure or termination could adversely affect Stifel’s ability to effect transactions and to manage its exposure to risk.

Stifel’s operations also rely on the secure processing, storage and transmission of confidential and other information in its computer systems and networks. Although Stifel takes protective measures and endeavor to modify them as circumstances warrant, its computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this could jeopardize Stifel’s or its clients’ or counterparties’ confidential and other information processed, stored in and transmitted through its computer systems and networks, or otherwise cause interruptions or malfunctions in Stifel’s, its clients’, its counterparties’ or third parties’ operations which could result in significant losses or reputational damage. Stifel may be required to expend significant additional resources to modify its protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and Stifel may be subject to litigation and financial losses that are either not insured or not fully covered through any insurance maintained by Stifel.

Stifel may suffer losses if its reputation is harmed.

Stifel’s ability to attract and retain customers and employees may be adversely affected to the extent its reputation is damaged. If Stifel fails to deal with, or appears to fail to deal with, various issues that may give rise to reputational risk, Stifel could harm its business prospects. These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money-laundering, privacy, record-keeping, sales and trading practices, and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in Stifel’s products. Failure to appropriately address these issues could also give rise to additional legal risk to Stifel, which could, in turn, increase the size and number of claims and damages asserted against Stifel or subject it to regulatory enforcement actions, fines, and penalties.

Stifel’s current stockholders may experience dilution in their holdings if Stifel issues additional shares of common stock as a result of future offerings or acquisitions where Stifel uses its common stock.

As part of Stifel’s business strategy, Stifel may continue to seek opportunities for growth through strategic acquisitions, in which Stifel may consider issuing equity securities as part of the consideration. Additionally, Stifel may obtain additional capital through the public or private sale of equity securities. If Stifel sells equity securities, the value of its common stock could experience dilution. Furthermore, these securities could have rights, preferences and privileges more favorable than those of the common stock. Moreover, if Stifel issues additional shares of common stock in connection with future acquisitions or as a result of a financing, investors ownership interest in Stifel will be diluted.

The issuance of any additional shares of common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities, could be substantially dilutive to stockholders of Stifel’s common stock. Holders of Stifel’s shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to Stifel’s stockholders. The market price of Stifel’s common stock could decline as a result of sales of shares of Stifel’s common stock or securities convertible into or exchangeable for common stock.

Stifel is subject to an increased risk of legal proceedings, which may result in significant losses to Stifel that it cannot recover. Claimants in these proceedings may be customers, employees, or regulatory agencies, among others, seeking damages for mistakes, errors, negligence or acts of fraud by Stifel’s employees.

Many aspects of Stifel’s business subject it to substantial risks of potential liability to customers and to regulatory enforcement proceedings by state and federal regulators. Participants in the financial services industry face an increasing amount of litigation and arbitration proceedings. Dissatisfied clients regularly make claims against broker-dealers and their employees for, among others, negligence, fraud, unauthorized trading, suitability, churning, failure to supervise, breach of fiduciary duty, employee errors, intentional misconduct, unauthorized transactions by financial advisors or traders, improper recruiting activity, and failures in the processing of securities transactions. These types of claims expose Stifel to the risk of significant loss. Acts of fraud are difficult to detect and deter, and while Stifel believes its supervisory procedures are reasonably designed to detect and prevent violations of applicable laws, rules and regulations, Stifel cannot assure investors that its risk management procedures and controls will prevent losses from fraudulent activity. In its role as underwriter and selling agent, Stifel may be liable if there are material misstatements or omissions of material information in prospectuses and other communications regarding underwritten offerings of securities. At any point in time, the aggregate amount of existing claims against Stifel could be material. While Stifel does not expect the outcome of any existing claims against it to have a material adverse impact on its business, financial condition, or results of operations, Stifel cannot assure you that these types of proceedings will not materially and adversely affect Stifel. Stifel does not carry insurance that would cover payments regarding these liabilities, with the exception of fidelity coverage with respect to certain fraudulent acts of its employees. In addition, Stifel’s by-laws provide for the indemnification of its officers, directors, and employees to the maximum extent permitted under Delaware law. In the future, Stifel may be the subject of indemnification assertions under these documents by its officers, directors or employees who have or may become defendants in litigation. These claims for indemnification may subject Stifel to substantial risks of potential liability. For a discussion of Stifel’s legal matters (including ARS and OPBE litigation) and Stifel’s approach to managing legal risk, see Item 3, “Legal Proceedings” in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010.

In addition to the foregoing financial costs and risks associated with potential liability, the costs of defending litigation and claims has increased over the last several years. The amount of outside attorneys’ fees incurred in connection with the defense of litigation and claims could be substantial and might materially and adversely affect Stifel’s results of operations as such fees occur. Securities class action litigation in particular is highly complex and can extend for a protracted period of time, thereby substantially increasing the costs incurred to resolve this litigation.

Misconduct by Stifel’s employees or by the employees of its business partners could harm Stifel and is difficult to detect and prevent.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and Stifel runs the risk that employee misconduct could occur at Stifel. For example, misconduct could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter misconduct and the precautions Stifel takes to detect and prevent this activity may not be effective in all cases. Stifel’s ability to detect and prevent misconduct by entities with which it does business may be even more limited. Stifel may suffer reputational harm for any misconduct by its employees or those entities with which it does business.

Provisions in Stifel’s certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of Stifel, which could decrease the market value of Stifel’s common stock.

Stifel’s articles of incorporation and bylaws and Delaware law contain provisions that are intended to deter abusive takeover tactics by making them unacceptably expensive to prospective acquirors and to encourage prospective acquirors to negotiate with Stifel’s board of directors rather than to attempt a hostile takeover. These provisions include giving the board of directors authority to issue, without further action or approval of the stockholders, additional shares of common stock to the public, thereby increasing the number of shares that would have to be acquired to effect a change in control of Stifel. Delaware law also imposes some restrictions on mergers and other business combinations between Stifel and any holder of 15% or more of its outstanding common stock. Stifel believes these provisions protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with Stifel’s board of directors and by providing Stifel’s board of directors with more time to assess any acquisition proposal. These provisions are not intended to make Stifel immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that Stifel’s board of directors determines is not in the best interests of Stifel and its stockholders.

THE THOMAS WEISEL PARTNERS GROUP, INC. ANNUAL MEETING

Date, Time and Place; Attending the Annual Meeting

The Annual Meeting will take place on June 16, 2010, at One Montgomery Street, 35th Floor, San Francisco, California, commencing at 8:00 a.m., Pacific time. Check in will begin at 7:30 a.m., Pacific time, and you should allow ample time for check-in procedures.

You are entitled to attend the Annual Meeting only if you were a Thomas Weisel Partners stockholder or joint holder or a holder of exchangeable shares of TWP Acquisition Company (Canada), Inc. as of the close of business on April 30, 2010 or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name is subject to verification against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in “street name”), you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

Instructions for attending the Annual Meeting if you hold exchangeable shares are included in the Notice to Exchangeable Shareholders that accompanies this proxy statement/prospectus.

Matters to be Considered

At the Annual Meeting, Thomas Weisel Partners stockholders will be asked to vote on the following proposals:

•	To approve and adopt the merger agreement and approve the merger contemplated by the merger agreement;

•

To approve the adjournment of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger at the time of the Annual Meeting;

•

To elect eight directors, each to serve until the earliest of Thomas Weisel Partners’ 2011 annual meeting of stockholders, his or her removal or resignation or, if the merger is completed, the effective time of the merger;

•	To ratify the appointment of Deloitte & Touche LLP as Thomas Weisel Partners’ independent registered accounting firm for 2010; and

•	To conduct any other business that properly comes before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement and the other information contained in this proxy statement/prospectus (including the documents incorporated by reference into this proxy statement/prospectus) carefully before deciding how to vote.

Record Date; Stock Entitled to Vote

Holders of record are entitled to vote (or, in the case of holders of exchangeable shares, direct the trustee to vote as described further below) only if you were a Thomas Weisel Partners stockholder or a holder of exchangeable shares of TWP Acquisition Company (Canada), Inc. as of the close of business on April 30, 2010, the record date, provided that such shares remain outstanding on the date of the meeting.

Each share of Thomas Weisel Partners common stock is entitled to one vote for each matter to be voted on.

In addition, we have issued one share of Thomas Weisel Partners special voting preferred stock, par value $0.01 per share, through which the holders of the exchangeable shares issued by TWP Acquisition Company (Canada), Inc., may exercise voting rights. The Thomas Weisel Partners special voting preferred stock provides a mechanism for holders of exchangeable shares, which are intended to be substantially the voting equivalent of Thomas Weisel Partners common stock, to vote with Thomas Weisel Partners common stock. The share of Thomas Weisel Partners special voting preferred stock is entitled to one vote for each exchangeable share outstanding, excluding shares held by Thomas Weisel Partners or any person directly or indirectly controlled by or under common control with Thomas Weisel Partners, on all matters on which Thomas Weisel Partners common stock is entitled to vote. CIBC Mellon Trust Company, the trustee holder of Thomas Weisel Partners special voting preferred stock, has the right to cast a number of votes equal to the number of then-outstanding exchangeable shares. The trustee will only cast a number of votes equal to the number of exchangeable shares as to which it has received a voting instruction card from the owners of record of the exchangeable shares (other than Thomas Weisel Partners and any person directly or indirectly controlled by or under common control with Thomas Weisel Partners), as of the record date. Instructions for voting and revocation of voting instructions, as well as instructions for attending the Annual Meeting if you hold exchangeable shares, are included in the Notice to Exchangeable Shareholders that is being provided to holders of exchangeable shares along with this proxy statement/prospectus.

On April 30, 2010, there were [—] shares of Thomas Weisel Partners common stock outstanding held by approximately [—] stockholders of record and one share of Thomas Weisel Partners special voting preferred stock held by the trustee (representing [—] exchangeable shares entitled to give voting instructions and therefore entitled to [—] votes).

Quorum

The holders of shares entitled to cast a majority of the total votes of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock on April 30, 2010, the record date, present in person or represented by proxy at the Annual Meeting and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Withheld votes, abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum.

Vote Required

The following are the vote requirements for the various proposals:

•

Approval and Adoption of the Merger Agreement and Approval of the Merger: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the approval and adoption of the merger agreement and approval of the merger. To approve and adopt the merger agreement and approve the merger, the holders of a majority of the voting power of the outstanding shares of Thomas Weisel Partners common stock and Thomas Weisel Partners special voting preferred stock, voting together as a single class, must vote “FOR” the approval and adoption of the merger agreement and the approval of the merger. Because approval is based on the affirmative vote of a majority of the combined voting power of the shares outstanding, your failure to vote or an abstention will have the same effect as a vote against approval and adoption of the merger agreement and against approval of the merger.

•

Election of Directors. You may vote “FOR” or “WITHHOLD” with respect to any or all director nominees. The election of a director requires a plurality of the votes that are cast “FOR” the election of directors. Accordingly, the eight nominees receiving the highest number of “FOR” (among votes properly cast in person or by proxy and entitled to vote) will be elected. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and because there are eight nominees for eight director positions, “WITHHOLD” votes will have no effect on the outcome of the vote for the election of directors.

•

All Other Matters. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to all other matters at the Annual Meeting. A majority of the votes cast “FOR” or “AGAINST” each other matter must be voted “FOR” such matter for it to pass. Abstentions are not treated as a vote “FOR” or “AGAINST” a proposal and will have no effect on the outcome of the vote for such proposal.

Abstentions

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. For the proposal to approve and adopt the merger agreement and approve the merger, abstentions have the same effect as a vote against the merger. If you abstain from voting with respect to the other proposals, including the election of directors, the adjournment proposal and the proposal to ratify the appointment of the independent registered public accounting firm, you will effectively not vote on that matter at the meeting. Abstentions are not considered to be votes cast under the Thomas Weisel Partners bylaws or under the laws of Delaware (Thomas Weisel Partners’ state of incorporation) and will have no effect on the outcome of the vote for any proposals other than the proposal to approve and adopt the merger agreement and approve the merger.

Voting of Proxies by Holders of Record

If your shares are registered directly in your name with Thomas Weisel Partners’ transfer agent, you are considered the stockholder of record with respect to those shares and this proxy statement/prospectus is being sent directly to you by Thomas Weisel Partners. As a stockholder of record, you have the right to grant your proxy directly to Thomas Weisel Partners or to vote in person at the Annual Meeting. Thomas Weisel Partners has enclosed a proxy card for your use. As a stockholder of record, you may submit a proxy for your shares by using the toll-free number or the Internet website by following the instructions on your proxy card for using these quick, cost-effective and easy methods for submitting proxies. You also may submit a proxy in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with this proxy statement/prospectus. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the meeting.

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. See “—Shares Held in Street Name” below.

You also may vote by submitting a ballot in person if you attend the Annual Meeting. However, we encourage you to submit a proxy by mail by completing your proxy card, by telephone or via the Internet even if you plan to attend the Annual Meeting. You will also need to present photo identification and comply with the other procedures described above in “The Thomas Weisel Partners Annual Meeting—Date, Time and Place; Attending the Annual Meeting” on page 58. Giving a proxy will not affect your right to vote your Thomas Weisel Partners shares if you attend the Annual Meeting and want to vote in person.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the Annual Meeting in person. Proxies must be received by 11:59 p.m., Eastern time, on June 15, 2010.

Holders of exchangeable shares should refer to the Notice to Exchangeable Shareholders that accompanies this proxy statement/prospectus, informing such holders of their rights with respect to directing the voting of the votes attached to the share of Thomas Weisel Partners special voting preferred stock and attending the Annual Meeting.

Shares Held in Street Name

If your shares are held in a brokerage account, bank account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement/prospectus is being forwarded to you by your broker, bank or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or nominee holding your shares. Your broker, bank or nominee has enclosed voting instructions for your use in directing your broker, bank or nominee how to vote your shares.

If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the NYSE, we believe that brokers do not have discretionary authority to vote on the proposal to approve and adopt the merger agreement and approve the merger or the election of directors, but that the ratification of the appointment of independent auditors is a “routine matter” on which brokers will be permitted to vote any un-voted shares. Accordingly, a broker non-vote will have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger and a “WITHHOLD” vote for the election of directors, but will have no effect on whether the other proposals are approved. Because Thomas Weisel Partners LLC is affiliated with Thomas Weisel Partners, NYSE policy specifies that when Thomas Weisel Partners LLC votes on “routine matters”, it may do so only in the same proportion as all other shares of record are voted with respect to each proposal.

Revocability of Proxies

A proxy submitted through the Internet or by telephone may be revoked by (i) executing a later-dated proxy card that is received prior to 11:59 p.m., Eastern time, on June 15, 2010, (ii) subsequently submitting a new proxy through the Internet or by telephone prior to 11:59 p.m., Eastern time, on June 15, 2010, (iii) attending the Annual Meeting and voting in person or (iv) giving written notice to our Secretary and General Counsel at One Montgomery Street, 37th Floor, San Francisco, California 94104. A proxy submitted by proxy card may be revoked before the vote is cast by the designated proxy by (i) giving written notice to our Secretary and General Counsel at One Montgomery Street, 37th Floor, San Francisco, California 94104, (ii) subsequently submitting another proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke your previously submitted proxy.

Thomas Weisel Partners stockholders whose shares are held in the name of a broker or nominee may change their votes by submitting new voting instructions to their brokers or nominees. Those Thomas Weisel Partners stockholders may not vote their shares in person at the Annual Meeting unless they obtain a signed proxy from the stockholder of record giving them the right to vote their shares.

Holders of exchangeable shares should refer to the Notice to Exchangeable Shareholders that accompanies this proxy statement/prospectus, informing such holders of their rights with respect to directing the voting of the votes attached to the share of Thomas Weisel Partners special voting preferred stock.

Independent Election Inspector

We have retained BNY Mellon Stockholder Services to receive and tabulate the votes in connection with our Annual Meeting. We have also retained through BNY Mellon Stockholder Services an independent election inspector who will certify the election results and perform any other acts required by the Delaware General Corporation Law.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Thomas Weisel Partners board of directors to be voted at the Annual Meeting.

Thomas Weisel Partners is paying for costs associated with the preparation of the proxy statement/prospectus and related materials and solicitation of proxies from Thomas Weisel Partners’ stockholders and voting instructions from holders of exchangeable shares for the Annual Meeting. Although there are no formal agreements to do so, Thomas Weisel Partners will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials to Thomas Weisel Partners’ stockholders and beneficial owners of Thomas Weisel Partners common stock and exchangeable shares in accordance with applicable rules. Thomas Weisel Partners has engaged BNY Mellon Stockholder Services to assist in the solicitation of proxies for the meeting and Thomas Weisel Partners estimates it will pay BNY Mellon Stockholder Services a fee of approximately $6,500. Thomas Weisel Partners has also agreed to reimburse BNY Mellon Stockholder Services for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify BNY Mellon Stockholder Services against certain losses, costs and expenses. In addition to solicitation by mail, Thomas Weisel Partners’ directors, officers and employees may solicit proxies in person, by telephone, by fax or by electronic or other means of communication, but they will not receive special compensation for such activities.

PROPOSAL ONE: THE MERGER

The following is a discussion of the proposed merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. You are urged to read this entire proxy statement/prospectus, including the merger agreement and the documents incorporated by reference into this proxy statement/prospectus, for a more complete understanding of the merger.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into Thomas Weisel Partners, with Thomas Weisel Partners surviving the merger and becoming a wholly-owned subsidiary of Stifel. Upon completion of the merger, each share of Thomas Weisel Partners common stock issued and outstanding immediately prior to the effective time of the merger, except for shares of Thomas Weisel Partners common stock held directly and indirectly by Thomas Weisel Partners and Stifel (which will be canceled if the merger is approved and consummated), will be converted into the right to receive, subject to adjustment under limited circumstances as described below, 0.1364 shares of Stifel common stock. Other than possible adjustments as described in the next paragraph below, the exchange ratio of 0.1364 shares of Stifel common stock is fixed, which means that it will not change between now and the date of the merger, including as a result of a change in the trading price of Stifel common stock or Thomas Weisel Partners common stock or the operating and financial performance of either company. Therefore, the value of the shares of Stifel common stock received by Thomas Weisel Partners stockholders in the merger will depend on the market price of Stifel common stock at the time the merger is completed.

The exchange ratio will be adjusted if between signing of the merger agreement and the effective time of the merger the outstanding Stifel common stock or Thomas Weisel Partners common stock, or securities convertible or exchangeable into or exercisable into Stifel common stock or Thomas Weisel Partners common stock, is changed into a different number of shares or different class by reason of any distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer with a record date within such period, or any similar event occurs, in which case the exchange ratio will be adjusted to eliminate the effects of such event on the merger consideration.

Assuming that the holders of the exchangeable shares approve the Exchangeable Share Amendment, the exchangeable shares will not be converted into other securities as part of the merger. In that case, each exchangeable share will remain outstanding and become exchangeable for 0.1364 shares of Stifel common stock. In the event the Exchangeable Share Amendment is approved, at the effective time of the merger, the one outstanding share of Thomas Weisel Partners special voting preferred stock will be canceled and automatically converted into one share of Stifel special voting preferred stock. The one share of Stifel special voting preferred stock will entitle the holder to that number of votes equal to the number of shares of Stifel common stock issuable upon exchange of the exchangeable shares outstanding from time to time other than exchangeable shares held by Stifel or any person directly or indirectly controlled by or under common control of Stifel. Pursuant to the merger agreement, if the Exchangeable Share Amendment is not approved, Thomas Weisel Partners will take all actions necessary to (a) cause TWP Acquisition Company (Canada), Inc. to exercise its right to redeem all of the outstanding exchangeable shares or (b) acquire or cause TWP Holdings Company (Canada), ULC to acquire all of the outstanding exchangeable shares, and, as a result of the merger, holders of exchangeable shares would receive shares of Stifel common stock. For a further description of what holders of exchangeable shares will receive in the merger, see Annex C, entitled “Supplemental Information for the Holders of Exchangeable Shares.”

Background of the Merger

The Stifel board of directors, together with its senior management, continually reviews, considers and evaluates the securities industry and considers acquisitions on a strategic and opportunistic basis. Over the past several years, Stifel has grown substantially, primarily by completing and successfully integrating a number of acquisitions, including its acquisitions of the capital markets business of Legg Mason from Citigroup in December 2005; Ryan Beck, a full-service brokerage and investment banking firm, in February 2007; First Service Financial Company, now Stifel Bank & Trust, a St. Louis-based bank, in April 2007; Butler Wick, a privately-held broker-dealer, in December 2008; specified branches from the UBS Wealth Management Americas branch network from UBS Financial Services in the third and fourth quarters of 2009; and Missouri Valley Partners, a St. Louis based investment advisor serving institutional and individual clients, from First Banks in April 2009. The focus of these acquisitions has been to expand Stifel’s client base, the range of financial services and products available to its clients and its geographic reach, all to develop and enhance Stifel’s position as a premier middle-market focused investment bank.

Thomas Weisel Partners continually evaluates strategic opportunities to strengthen its business and to deliver value to its shareholders, in particular by seeking ways to diversify its business and expand its platform to provide opportunities for its investment banking professionals and a wider array of products and services for its clients. As part of this process, Thomas Weisel Partners acquired Westwind Capital, an independent Canadian investment banking boutique at the beginning of 2008 in order to expand geographically and to add important verticals in natural resources and energy.

In September 2009, Thomas W. Weisel, Thomas Weisel Partners’ Chairman and Chief Executive Officer, met with Ronald J. Kruszewski, Stifel’s Chairman, President and Chief Executive Officer, during a dinner in San Francisco. At the meeting, Messrs. Kruszewski and Weisel discussed their respective firms’ platforms and business plans.

Over the course of the next several months, Mr. Weisel and Mr. Kruszewski spoke several times by telephone and met again in New York in early November 2009 accompanied by Lionel Conacher, Thomas Weisel Partners’ President and Chief Operating Officer, and Victor Nesi, a Senior Vice President of Stifel. During these meetings and conversations, the participants discussed the potential strategic and cultural alignment between the two firms as well as potential areas in which the two firms complement one another.

At a regularly scheduled Thomas Weisel Partners board meeting in San Francisco on December 8, 2010, Mr. Weisel and Mr. Conacher updated the Thomas Weisel Partners board as to the initial discussions with Stifel and the strategic rationale behind a possible transaction with Stifel. Mark Fisher, Thomas Weisel Partners’ General Counsel provided the members of the Thomas Weisel Partners Board with background material regarding Stifel following the December board meeting.

On February 26, 2010, at the suggestion of Mr. Weisel, Mr. Kruszewski met with Matthew Barger, Thomas Weisel Partners’ Lead Independent Director, and Mr. Weisel in Sun Valley Idaho. At that meeting, Messrs. Kruszewski, Weisel and Barger discussed Stifel’s and Thomas Weisel Partners’ respective histories, business philosophies and cultures, as well as their strategic view of the future and the strategic value of a combination.

Throughout this period, Stifel reviewed selected materials, based on public information, relating to a potential strategic combination between Stifel and Thomas Weisel Partners.

On March 1, 2010, Stifel and Thomas Weisel Partners entered into a mutual confidentiality agreement.

During March, Shaugn Stanley, Thomas Weisel Partners’ Chief Administrative Officer, provided Stifel with summary financial information regarding Thomas Weisel Partners’ cost structure, compensation model, capitalization and balance sheet.

Mr. Kruszewski met with Mr. Weisel and an investment banking representative from Thomas Weisel Partners in San Francisco on March 22, 2010, at which time further details of a possible transaction were discussed, including the parties’ relative perspectives on valuation of the firms. At that meeting, Mr. Kruszewski presented a range for a possible exchange ratio for a potential combination of the firms. On that day, Stifel and Thomas Weisel Partners’ amended their confidentiality agreement to provide for mutual non-solicitation covenants. On the next day, Mr. Kruszewski met with Mr. Weisel and over the course of an afternoon met as well as with several members of Thomas Weisel Partners’ executive committee during which the cultural fit between the firms and their respective key employees was discussed as well as potential transaction structure issues.

Following these meetings, Mr. Kruszewski was invited to attend the quarterly dinner of Thomas Weisel Partners’ board of directors.

On March 23, 2010, at a regularly scheduled meeting of the Thomas Weisel Partners board of directors, management updated the Thomas Weisel Partners’ board on discussions with Stifel. Sullivan & Cromwell LLP, Thomas Weisel Partners outside counsel, discussed with the board of directors the legal standards applicable to the board’s evaluation of Stifel’s proposal and its actions in this context. Mr. Kruszewski was then invited to address the board and explain his view of the merits of the proposal. At that meeting, Mr. Kruszewski presented a range for a possible exchange ratio for a potential combination of the firms. Mr. Kruszewski answered questions from the Thomas Weisel Partners board. Thomas Weisel Partners’ board then met together with Sullivan & Cromwell LLP in executive sessions without management present to discuss the transaction. In executive session, the Board determined to authorize Thomas Weisel Partners management to move forward with discussions with Stifel in order to determine if an acceptable transaction could be reached and requested that Mr. Barger, along with Mr. Weisel oversee the discussions with Stifel based on the proposed exchange ratio range.

On April 1, 2010, Bryan Cave LLP, Stifel’s outside counsel, distributed to Thomas Weisel Partners and its counsel, a draft merger agreement. The parties discussed the draft merger agreement over the period from April 2 to 4 following which Sullivan & Cromwell distributed a revised merger agreement reflecting Thomas Weisel Partners’ proposed changes. Bryan Cave provided a legal due diligence request list on April 3, 2010. During the weeks of April 5 and April 12, the parties exchanged due diligence materials and participated in due diligence meetings and continued to discuss and exchange drafts of definitive agreements as well as other transaction documents.

On April 5, 2010, the Stifel board met in person, with a portion attending telephonically. Mr. Kruszewski formally informed the board of a potential transaction with Thomas Weisel Partners. Mr. Kruszewski provided detailed background about Thomas Weisel Partners, including its significant investment banking business, particularly focusing on growth companies and in industries and sectors on which Stifel did not significantly focus. Further, he noted that Thomas Weisel Partners’ equity research, particularly in the energy, healthcare and technology sectors would be a complement to the equity research, sales and trading business of Stifel. Mr. Kruszewski also noted that there was very little overlap in each of these businesses. Financial information was reviewed and discussed, with the perceived potential for significant cost savings and other non-compensation synergies if a transaction was to be completed. Mr. Kruszewski explained that additional business and legal due diligence and financial analysis needed to be completed. The Stifel board management requested that management continue with its due diligence analysis.

On April 6, 2010, Thomas Weisel Partners engaged Houlihan Lokey to act as a financial advisor to Thomas Weisel Partners in connection with the proposed transaction.

While discussions regarding a proposed transaction with Stifel were ongoing, over the course of March and April 2010, at various times Mr. Weisel discussed with members of the compensation committee of the Thomas Weisel Partners board the need for additional incentives for senior management and key Thomas Weisel Partners employees, including equity incentives and revisions to existing incentive programs, all of which were in Mr. Weisel’s view required independent of the completion of a transaction with Stifel. Specifically, Mr. Weisel and members of the compensation committee of the Thomas Weisel Partners board, discussed the challenges Thomas Weisel Partners faced retaining employees in light of recent departures and the current competitive market for talent. Mr. Weisel and members of the Compensation Committee of the Thomas Weisel Partners board also noted the effectiveness of the granting of key performer awards during the summer of 2008 by Thomas Weisel Partners as well as the apparent success enjoyed by certain competitors of Thomas Weisel Partners who had recently restructured their outstanding equity awards recently. The Compensation Committee met on April 22, 2010, and approved and recommended to the board of directors the following compensation agreements: (1) awards of up to 3,180,000 restricted stock units to senior management and key Thomas Weisel Partners employees in exchange for an agreement to extend their required notice to terminate employment with Thomas Weisel Partners and (2) an amendment to the structure of outstanding awards that waived any condition relating to continued employment services so long as the award recipient refrained from certain competitive and solicitation activities, both of which were adopted by the board of directors on April 22, 2010. No aspect of those compensation agreements was conditioned on a proposed transaction with Stifel.

On each of April 1, 2010, April 8, 2010 and April 15, 2010, the Thomas Weisel Partners board met telephonically to receive an update as to the current state of negotiations from Messrs. Weisel and Barger. During the April 15, 2010 board call, Mr. Weisel indicated that Mr. Kruszewski had proposed an exchange ratio of 0.1364 for Stifel stock to be received by Thomas Weisel Partners stockholders.

On April 15, 2010, Mr. Kruszewski informed the Stifel board of directors that he would like to call a special meeting to discuss the possible transaction with Thomas Weisel Partners in more specific terms. On April 16, 2010, Mr. Kruszewski scheduled special meetings of the Stifel board for April 23 and 24, 2010 to discuss the potential transaction and to conduct its regular quarterly meeting. Mr. Kruszewski also spoke telephonically with several board members about the upcoming meetings and scheduling.

On April 22, 2010, the Thomas Weisel Partners board met to discuss the terms and conditions of the merger agreement and related documentation, drafts of which were provided to the Thomas Weisel Partners board in advance of the meeting. Representatives from Sullivan & Cromwell LLP and Mr. Mark Fisher, the General Counsel of Thomas Weisel Partners, presented summaries of the agreements as well as a discussion of open issues remaining with respect to the draft documents. At this meeting, representatives from Houlihan Lokey discussed their preliminary financial analyses and the proposed transaction with the Thomas Weisel Partners board. The Thomas Weisel Partners board, with the assistance of management and Thomas Weisel Partners’ legal and financial advisors, discussed the risks of the combination compared to the risks of continuing operations on a standalone basis. During the course of such discussions, management and Thomas Weisel Partners’ legal and financial advisors responded to numerous questions from the Thomas Weisel Partners board. Management discussed some of the steps that would follow execution of the definitive agreements if the transaction were to be approved, including the steps required to finalize communications plans to investors, employees, clients, suppliers and other constituencies.

The Stifel board met on April 23 and 24, 2010 in St. Louis, Missouri. On April 23, 2010, Mr. Weisel was invited to address the board and explain his view of the transaction and the merits of the proposed combination. During the course of the meeting, Mr. Weisel answered numerous questions from the Stifel board.

On April 24, 2010, the Stifel board reconvened to formally consider the transaction, at which meeting members of Stifel’s senior management and its legal and financial advisors made various presentations about, and the Stifel board discussed, the potential merger. Representatives from Bryan Cave LLP reviewed the board’s fiduciary duties in connection with the consideration of the proposed transaction and presented summaries of the terms of the merger agreement and other agreements proposed to be entered into in connection with the transaction. Sandler O’Neill + Partners, L.P. rendered then delivered its oral opinion (subsequently confirmed in writing) that, as of April 24, 2010, the exchange ratio in the merger is fair to Stifel from a financial point of view.

The Thomas Weisel Partners board met again telephonically on April 25, 2010 to consider the transaction with the assistance of management and Thomas Weisel Partners’ legal and financial advisors. Management summarized the terms of the transaction, and indicated the changes to the definitive agreements from the drafts distributed and discussed at length at the meeting held on April 22, 2010. Houlihan Lokey reviewed its updated financial analyses with respect to Thomas Weisel Partners and the proposed transaction and, thereafter, at the request of the Thomas Weisel Partners board delivered its oral opinion (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of April 25, 2010, the exchange ratio provided for in the proposed merger was fair to the holders of Shares from a financial point of view. Representatives from Sullivan & Cromwell LLP reviewed the board’s fiduciary duties in connection with the consideration of the proposed transaction, and presented summaries of the terms of the merger agreement and other agreements proposed to be entered into in connection with the transaction. At the meeting, the Thomas Weisel Partners board also considered the fact that Thomas Weisel Partners’ senior management regularly communicated with public and private investment banking firms regarding potential business combination transactions, none of which led to any substantive discussions or was as attractive to Thomas Weisel Partners as a potential transaction with Stifel. In light of this, the Thomas Weisel Partners board determined that the proposed transaction with Stifel, together with the flexibility provided by the non-solicitation provisions in the merger agreement, would enable the board to exercise its fiduciary obligations.

After discussion, the Thomas Weisel Partners board unanimously (a) determined that the merger agreement and all related documents and exhibits thereto, in each case substantially in the form presented to the Thomas Weisel Partners board, and the merger are in the best interests of Thomas Weisel Partners and its stockholders, and (b) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Thomas Weisel Partners and its stockholders, and (c) recommended the approval by Thomas Weisel Partners stockholders of the merger pursuant to the terms of the merger agreement.

Mr. Kruszewski traveled to San Francisco on April 25, 2010 to execute the merger agreement and for the purpose of preparing to announce the transaction the following morning from San Francisco. Prior to executing the merger agreement, the Stifel board met telephonically on April 25, 2010. Following a discussion, Stifel’s board of directors approved the merger agreement and the transactions contemplated by the merger agreement in substantially the form presented to the board on April 24, 2010.

Following the respective board meetings of Thomas Weisel Partners and Stifel, the parties executed the merger agreement.

On April 26, 2010, before the commencement of trading in the shares of Stifel and of Thomas Weisel Partners, both firms issued a joint press release announcing the execution of the merger agreement and the transaction.

Thomas Weisel Partners’ Reasons for the Merger

The board of directors, at the meeting described above on April 25, 2010, unanimously (i) determined that the merger agreement and the merger are fair to and in the best interests of Thomas Weisel Partners and its stockholders, (ii) approved, adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and authorized the execution and delivery of the merger agreement and (iii) resolved to recommend that the Thomas Weisel Partners stockholders approve and adopt the merger agreement and approve the merger and directed that such matter be submitted for consideration of the Thomas Weisel Partners stockholders at the Annual Meeting.

In reaching its decision to approve, adopt and declare advisable the merger agreement, the merger, and the other transactions contemplated by the merger agreement and to recommend that the Thomas Weisel Partners stockholders approve and adopt the merger agreement and approve the merger, the Thomas Weisel Partners board of directors consulted with Thomas Weisel Partners’ senior management team, as well as Thomas Weisel Partners’ internal and outside legal and financial advisors, and considered a number of factors, including the following material factors that the Thomas Weisel Partners board of directors viewed as supporting its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and to unanimously recommend that the Thomas Weisel Partners stockholders approve and adopt the merger agreement and approve the merger:

•

the financial analysis reviewed and discussed with the board of directors of Thomas Weisel Partners by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey to the board of directors on April 25, 2010 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness to holders of Shares from a financial point of view of the exchange ratio provided for in the proposed merger;

•

Thomas Weisel Partners’ and Stifel’s financial performance and condition, results of operations, management, business quality, prospects, competitive position and businesses as separate entities and on a combined basis;

•

the anticipated financial performance and condition, results of operations management, business quality, prospects, competitive position and businesses of Stifel and Thomas Weisel Partners after giving effect to the merger;

•	the strategic nature of the merger and increased opportunity for growth;

•

the risks faced by Thomas Weisel Partners as a stand-alone company, including challenges in retaining key employees and clients and limitations as to retaining volumes and margins in the brokerage and asset management businesses with a smaller capital base than some competitors;

•	industry trends;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Thomas Weisel Partners common stock and Stifel common stock;

•

the intrinsic value and historical market prices of Thomas Weisel Partners common stock and the fact that the exchange ratio (based on Stifel’s trading price at the close of business of April 23, 2010, the last trading day before the Thomas Weisel Partners board of directors approved the merger agreement) to be paid by Stifel in the merger represented a premium of:

•

74% over the closing price of Thomas Weisel Partners common stock of $4.36 per share at the close of business on April 23, 2010, the last trading day prior to the announcement of the proposed merger; and

•	83% over the average closing price of Thomas Weisel Partners common stock of $4.16 per share for the ten trading days immediately prior to April 23, 2010.

•	the Thomas Weisel Partners directors’ belief that the consideration to be paid by Stifel in the merger represented the highest price per share that could be negotiated with Stifel;

•	the financial and non-financial terms and conditions of the merger agreement, including:

•	the merger consideration; and

•	the parties’ representations, warranties and covenants and closing conditions.

•

the opportunity for Thomas Weisel Partners stockholders to participate in a larger company with a more liquid market for its stock and a more stable trading price historically and, as stockholders of the combined company, to participate in any increases in the value of its business following the merger;

•

the fact that the exchange ratio would enable Thomas Weisel Partners stockholders after the merger to own approximately [—]% of the outstanding common stock of the combined company (including Stifel common stock issuable in respect of any exchangeable shares, but not including, in either case, any stock issuable in respect of restricted stock units outstanding after the merger); and

•	the results of due diligence investigations by management with the assistance of Thomas Weisel Partners’ legal and other advisors.

The Thomas Weisel Partners board of directors also considered potentially negative risks of the transaction, including:

•

the risk that despite the efforts of Thomas Weisel Partners and Stifel, key Thomas Weisel Partners personnel might not remain employed by Thomas Weisel Partners or, following the closing, the combined company;

•	the risk that potential benefits sought in the transaction may not be achieved in the expected timeframe or at all;

•	risks associated with Stifel’s business;

•	the possibility that the merger might not receive timely regulatory clearances from the appropriate government agencies or self-regulatory organizations;

•	the risk that the satisfaction of the other conditions to closing the merger might not be accomplished within the expected timeframe or at all;

•	the possibility that the merger might not be consummated and the potential adverse effects of the public announcement of the merger on:

•	Thomas Weisel Partners’ operating results;

•	Thomas Weisel Partners’ ability to attract and retain key employees; and

•	Thomas Weisel Partners’ overall competitive position;

•

the absence of any right of Thomas Weisel Partners to terminate the merger agreement if the value of Stifel common stock falls below any particular level prior to the merger or because of changes in the operating and financial performance of either company that do not amount to a material adverse effect, as defined in the merger agreement; and

•

that the consummation of the merger will preclude Thomas Weisel Partners stockholders from participating directly in any future growth of Thomas Weisel Partners were it to remain an independent public company.

The foregoing discussion of the factors considered by the Thomas Weisel Partners board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Thomas Weisel Partners board of directors. In reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and to unanimously recommend that the Thomas Weisel Partners stockholders approve and adopt the merger agreement and approve the merger, the Thomas Weisel Partners board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. After taking into consideration all of the information and factors described above, members of the Thomas Weisel Partners board of directors at its April 25, 2010 meeting unanimously concluded that the merger and the merger agreement are advisable, and are fair to, and in the best interests of, Thomas Weisel Partners and its stockholders and that Thomas Weisel Partners should proceed with the merger.

Recommendation of the Thomas Weisel Partners Board of Directors

The Thomas Weisel Partners board of directors believes that the merger and the merger agreement are advisable, and are fair to, and in the best interests of, Thomas Weisel Partners and its stockholders and recommends that Thomas Weisel Partners stockholders vote FOR the proposal to approve and adopt the merger agreement and approve the merger.

Opinion of Thomas Weisel Partners’ Financial Advisor

On April 25, 2010, Houlihan Lokey rendered its oral opinion to the board of directors of Thomas Weisel Partners (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of April 25, 2010, the exchange ratio provided for in the proposed merger was fair to the holders of Shares from a financial point of view.

Houlihan Lokey’s opinion was directed to the board of directors of Thomas Weisel Partners and only addressed the fairness to the holders of Shares, from a financial point of view, of the exchange ratio provided for in the proposed merger, and did not address any other aspect or implication of the proposed merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any holder of Thomas Weisel Partners common stock and any holder of exchangeable shares as to how such stockholder should act or vote with respect to any matter relating to the proposed merger.

In arriving at its opinion, Houlihan Lokey:

1.	reviewed a draft, dated April 25, 2010, of the merger agreement;

2.	reviewed certain publicly available business and financial information relating to Thomas Weisel Partners and Stifel that Houlihan Lokey deemed to be relevant (and adjustments thereto), including certain publicly available research analyst estimates with respect to the future financial performance and condition including, without limitation, the net tangible book value and net revenue, of Thomas Weisel Partners and Stifel (the “Street Estimates”);

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Thomas Weisel Partners and Stifel made available to Houlihan Lokey by Thomas Weisel Partners and Stifel, including financial projections (and adjustments thereto) prepared by the management of Thomas Weisel Partners relating to Thomas Weisel Partners for the fiscal year ending December 31, 2010 (the “Company Projections”);

4.	spoke with certain members of the managements of Thomas Weisel Partners and Stifel and certain of their respective representatives and advisors regarding the businesses, operations, financial condition and prospects of Thomas Weisel Partners and Stifel, respectively, the proposed merger and related matters;

5.	compared the financial and operating performance of Thomas Weisel Partners and Stifel with that of other companies with publicly traded securities that Houlihan Lokey deemed to be relevant;

6.	reviewed the current and historical market prices and trading volume for certain of Thomas Weisel Partners’ and Stifel’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

7.	compared the relative contributions of Thomas Weisel Partners and Stifel to certain financial statistics of the combined company on a pro forma basis; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of Thomas Weisel Partners advised Houlihan Lokey, and Houlihan Lokey assumed, that the Company Projections reviewed by Houlihan Lokey had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Thomas Weisel Partners for the fiscal year ending December 31, 2010, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. As Thomas Weisel Partners was aware, Houlihan Lokey was not provided by Thomas Weisel Partners or Stifel with any projections with respect to the future operations, financial condition and prospects of Thomas Weisel Partners or Stifel other than the Company Projections and, at Thomas Weisel Partners’ instruction, Houlihan Lokey used and relied upon the Street Estimates with respect to Thomas Weisel Partners and Stifel referred to above, which Houlihan Lokey understood were a reasonable basis on which to evaluate the future financial performance of Thomas Weisel Partners and Stifel and were appropriate for such purposes. Houlihan Lokey did not assume any responsibility for the accuracy, validity or completeness of the Street Estimates or express any opinion with respect to such estimates or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Thomas Weisel Partners or Stifel since the date of the most recent financial statements provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that, to the extent material to its analyses and its opinion (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the proposed merger would be satisfied without waiver thereof, and (d) the proposed merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments, modifications or waiver thereto. Houlihan Lokey also assumed, with the consent of the board of directors of Thomas Weisel Partners, that the proposed merger would be treated as a tax-free transaction. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the proposed merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the proposed merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Thomas Weisel Partners or Stifel, or otherwise have an effect on Thomas Weisel Partners or Stifel or any expected benefits of the proposed merger that would be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the draft of the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Thomas Weisel Partners, Stifel or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Thomas Weisel Partners or Stifel was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Thomas Weisel Partners or Stifel was or may be a party or was or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the proposed merger, the securities, assets, businesses or operations of Thomas Weisel Partners or any other party, or any alternatives to the proposed merger, (b) negotiate the terms of the proposed merger, or (c) advise the Board, Thomas Weisel Partners or any other party with respect to alternatives to the proposed merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of Stifel common stock actually would be when issued pursuant to the proposed merger or the price or range of prices at which Thomas Weisel Partners common stock, the Thomas Weisel Partners exchangeable shares or Stifel common stock may be purchased or sold at any time. Houlihan Lokey assumed that Stifel common stock to be issued to holders of Thomas Weisel Partners common stock in the proposed merger would be listed on The New York Stock Exchange.

Houlihan Lokey’s opinion was furnished for the use and benefit of the board of directors of Thomas Weisel Partners (solely in its capacity as such) in connection with its consideration of the proposed merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the board of directors of Thomas Weisel Partners, Thomas Weisel Partners, any security holder or any other person as to how to act or vote with respect to any matter relating to the proposed merger.

Houlihan Lokey’s opinion only addressed whether, as of the date of the opinion, the exchange ratio provided for in the proposed merger was fair to the holders of Shares from a financial point of view and did not address any other aspect or implication of the proposed merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. In addition, Houlihan Lokey was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of Thomas Weisel Partners, the holders of any Shares or any other securities of Thomas Weisel Partners or any other party to proceed with or effect the proposed merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the proposed merger or otherwise (other than the exchange ratio to the extent expressly specified in its opinion), (iii) the fairness of any portion or aspect of the proposed merger to the holders of any class of securities, creditors or other constituencies of Thomas Weisel Partners, any of its subsidiaries or Stifel, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the proposed merger as compared to any alternative business strategies that might exist for Thomas Weisel Partners, any of its subsidiaries or any other party or the effect of any other transaction in which Thomas Weisel Partners, any of its subsidiaries or any other party might engage, (v) the fairness of any portion or aspect of the proposed merger to any one class or group of Thomas Weisel Partners’, any of its subsidiaries’ or any other party’s security holders vis-à-vis any other class or group of Thomas Weisel Partners’, any of its subsidiaries’ or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not Thomas Weisel Partners, any of its subsidiaries, Stifel, their respective security holders or any other party is receiving or paying reasonably equivalent value in the proposed merger, (vii) the solvency, creditworthiness or fair value of Thomas Weisel Partners, any of its subsidiaries or any other participant in the proposed merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the proposed merger (in their capacity as such) or any class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the board of directors, on the assessments by Thomas Weisel Partners, Stifel and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Thomas Weisel Partners, Stifel and the proposed merger. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve such opinions.

In preparing its opinion to the board of directors of Thomas Weisel Partners, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Thomas Weisel Partners, Stifel or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to the board of directors of Thomas Weisel Partners in connection with its consideration of the proposed merger and Houlihan Lokey’s analyses were among many factors considered by the board of directors of Thomas Weisel Partners in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the exchange ratio or of the views of the board of directors of Thomas Weisel Partners with respect to the proposed merger.

The following is a summary of the material financial analyses performed in connection with the preparation of Houlihan Lokey’s opinion rendered to the board of directors of Thomas Weisel Partners on April 25, 2010. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

•

Net Tangible Book Value—generally the value as of a specified date of the relevant company’s assets minus the value of the company’s intangible assets and the value of its liabilities, in each case as reflected on the financial statements of the company as of such date.

•	Net Revenue—generally the total revenue of the relevant company for a specified time period minus the company’s interest expense for such time period.

Unless the context indicates otherwise, equity values used in the selected companies analysis described below were calculated using the closing price of the common stock of Thomas Weisel Partners, Stifel and the selected companies listed below as of April 23, 2010. Estimates of Net Tangible Book Value for Thomas Weisel Partners, Stifel and the selected companies listed below for the fiscal year ending December 31, 2010 were based on publicly available research analyst estimates. 2009 Net Tangible Book Value and 2009 Net Revenue for Thomas Weisel Partners were based on information provided by management of Thomas Weisel Partners. 2009 Net Tangible Book Value and 2009 Net Revenue for Stifel and the selected companies listed below were based on publicly available information for Stifel and the selected companies listed below.

Selected Companies Analysis

Houlihan Lokey calculated certain multiples of market value of equity for the selected companies in the investment banking and financial services industry deemed to be similar to Thomas Weisel Partners or Stifel, as the case may be, in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration.

The calculated multiples included:

•	Equity Value as a multiple of 2009 Net Tangible Book Value;

•	Equity Value as a multiple of estimated 2010 Net Tangible Book Value;

•	Equity Value as a multiple of estimated 2011 Net Tangible Book Value;

•	Equity Value as a multiple of 2009 Net Revenue; and

•	Equity Value as a multiple of estimated 2011 Net Income.

No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Thomas Weisel Partners or Stifel.

The selected companies for Thomas Weisel Partners were:

• Sanders Morris Harris Group, Inc.	• Jefferies Group Inc.

• Oppenheimer Holdings Inc.	• JMP Group Inc.

• SWS Group Inc.	• Piper Jaffray Companies

• Broadpoint Gleacher Securities Group, Inc.	• Raymond James Financial Inc.

The selected companies analysis for Thomas Weisel Partners indicated the following:

Multiple Description	High	Low	Median	Mean
Equity Value as a multiple of:
2009 Net Tangible Book Value	3.08x	0.99x	1.54x	1.76x
2009 Net Revenue	2.06x	0.40x	1.37x	1.35x
2010E Net Tangible Book Value	2.09x	0.97x	1.55x	1.53x
2011E Net Tangible Book Value	1.83x	0.89x	1.43x	1.37x
2011E Net Income	15.7x	10.1x	11.4x	12.0x

The selected companies for Stifel were:

• Broadpoint Gleacher Securities Group, Inc.	• Piper Jaffray Companies

• Jefferies Group Inc.	• Raymond James Financial Inc.

• JMP Group Inc.	• FBR Capital Markets Corporation

The selected companies analysis for Stifel indicated the following:

Multiple Description	High	Low	Median	Mean
Equity Value as a multiple of:
2009 Net Tangible Book Value	3.08x	0.91x	1.72x	1.83x
2009 Net Revenue	2.06x	0.97x	1.60x	1.54x
2010E Net Tangible Book Value	2.09x	0.97x	1.76x	1.64x
2011E Net Tangible Book Value	1.83x	0.89x	1.62x	1.46x
2011E Adjusted Net Income	15.7x	6.7x	11.4x	11.5x

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for Thomas Weisel Partners and Stifel including 2009 Net Tangible Book Value, 2010E Net Tangible Book Value, 2011E Net Tangible Book Value, 2009 Net Revenue and 2011E Net Income to calculate implied exchange ratio reference ranges. The selected companies analysis indicated (i) an implied exchange ratio reference range of 0.065889 to 0.108568 shares of Stifel common stock per share of Thomas Weisel Partners common stock based on the 2009 Net Tangible Book Value multiples, (ii) an implied exchange ratio reference range of 0.061576 to 0.098522 shares of Stifel common stock per share of Thomas Weisel Partners common stock based on the 2009 Net Revenue multiples, (iii) an implied exchange ratio reference range of 0.066907 to 0.115709 shares of Stifel common stock per share of Thomas Weisel Partners common stock based on the 2010E Tangible Net Book Value multiples, (iv) an implied exchange ratio reference range of 0.058698 to 0.102232 shares of Stifel common stock per share of Thomas Weisel Partners common stock based on the 2011E Tangible Net Book Value multiples and (v) an implied exchange ratio reference range of 0.083015 to 0.127541 shares of Stifel common stock per share of Thomas Weisel Partners common stock based on the 2011E Net Income multiples, in each case as compared to the exchange ratio of 0.1364 shares of Stifel common stock per share of Thomas Weisel Partners common stock provided for in the proposed merger.

Other Considerations

Contribution Analysis. Houlihan Lokey also reviewed the respective contributions of Thomas Weisel Partners to various financial metrics for the pro forma combined entity resulting from the proposed merger, without giving effect to any cost savings or synergies, and compared such contributions to the pro forma ownership of Thomas Weisel Partners’ stockholders in the pro forma combined entity resulting from the proposed merger of 11.5%.

Historical Trading Ratio. Houlihan Lokey also noted certain historical trading ratios of Thomas Weisel Partners common stock and Stifel common stock as of April 23, 2010 including a two year average trading ratio of 0.111878 shares of Stifel common stock per share of Thomas Weisel Partners common stock and an LTM average trading ratio of 0.089622 shares of Stifel common stock per share of Thomas Weisel Partners common stock, as compared to the exchange ratio of 0.1364 shares of Stifel common stock per share of Thomas Weisel Partners common stock provided for in the proposed merger.

Implied Premiums Analysis. Houlihan Lokey also observed the following closing stock prices for Thomas Weisel Partners common stock and the premium per share of Thomas Weisel Partners common stock implied by the exchange ratio based on the average closing price of Stifel common stock of $55.74 on April 23, 2010:

Period prior to 4/23/2010	Thomas Weisel Partners Common Stock Price	Premium Per Share Implied by Exchange Ratio
1 Trading Day Closing Stock Price	$4.36	74.3%
5 Trading Days Average Closing Stock Price	$4.21	80.7%
10 Trading Days Average Closing Stock Price	$4.16	82.9%
1 Month Average Closing Stock Price	$4.05	87.6%
3 Month Average Closing Stock Price	$4.06	87.0%
6 Month Average Closing Stock Price	$4.15	83.2%
1 Year Average Closing Stock Price	$4.65	63.6%
52 Week High (10/16/2009)	$6.29	20.8%
52 Week Low (1/25/2010)	$3.79	100.6%

Other Matters

Thomas Weisel Partners engaged Houlihan Lokey pursuant to a letter agreement dated as of April 6, 2010 to act as the board of directors’ financial advisor in connection with the proposed merger. Thomas Weisel Partners selected Houlihan Lokey based on Houlihan Lokey’s experience and reputation and knowledge of Thomas Weisel Partners and its industry. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructurings, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Houlihan Lokey will receive a fee for rendering certain financial advice to Thomas Weisel Partners with respect to the proposed merger including its opinion with respect to the fairness to the holders of Thomas Weisel Partners common stock and the exchangeable shares from a financial point of view of the exchange ratio provided for in the proposed merger. No portion of such fees is contingent upon the successful completion of the proposed merger. Thomas Weisel Partners has also agreed to reimburse certain of Houlihan Lokey’s expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of its engagement.

Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to Thomas Weisel Partners, Stifel and/or certain of their respective affiliates, for which Houlihan Lokey and such affiliates have received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to Thomas Weisel Partners, Stifel, other participants in the proposed merger and/or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Thomas Weisel Partners, Stifel, other participants in the proposed merger and/or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Thomas Weisel Partners, Stifel, other participants in the proposed merger and/or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may have been adverse to, Thomas Weisel Partners, Stifel, other participants in the proposed merger and/or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Thomas Weisel Partners, Stifel, or any other party that may be involved in the proposed merger and their respective affiliates or any currency or commodity that may be involved in the proposed merger.

Stifel’s Reasons for the Merger

Numerous factors were taken into consideration by Stifel in entering into the merger agreement, including, without limitation, the following:

•	the acceleration of Stifel’s ongoing investment banking growth, especially in the Technology, Healthcare, and Natural Resources industry coverage groups;

•	the firms’ highly complementary investment banking and research platforms, where Stifel believes there is relatively little overlap, including less than 10% overlap in research coverage;

•

the opportunity to benefit from a cyclical recovery in Thomas Weisel Partners’ core industry sectors of Technology, Healthcare and Natural Resources industry coverage groups, where Thomas Weisel Partners is poised to benefit from improvement in the venture-backed IPO market, broader capital markets opportunities and merger and acquisition advisory opportunities;

•	the enhancement of Stifel’s mergers and acquisitions advisory services and lead managed underwriting credentials in equities;

•	the strengthening of Stifel’s profile in the venture capital community, where Thomas Weisel Partners maintains key relationships;

•	balancing the revenue contribution between Stifel’s Global Wealth Management and Institutional Group segments;

•	the creation of the largest U.S. equity research platform, as measured by companies under coverage, and the largest provider of small cap equity research coverage in the United States;

•

the expansion of Stifel’s institutional equity business, both domestically and internationally, and its Global Wealth Management segment by adding the complementary resources of Thomas Weisel Partners;

•	the benefits from operating cost efficiencies, which the companies believe will allow them to enhance profitability; and

•	the expansion of Stifel’s west coast market presence and the expansion of Stifel’s international capabilities via Thomas Weisel Partners’ Canadian operations.

In reaching its decision to approve and enter into the merger agreement, the Stifel board did not view any single factor as determinative, and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given differing weights to the various factors. The Stifel board of directors believed each of the factors listed above supported the decision to adopt the merger agreement.

The Stifel board of directors also considered various risks and challenges inherent in the combination with Thomas Weisel Partners, including the following:

•	the need to retain key personnel for the combined company;

•	the physically diverse and distant locations of the two companies;

•

the extent to which Stifel could be required to change the way in which research professionals interact with investment banking professionals to conform to existing Thomas Weisel Partners’ policies and procedures as result of its 2004 Global Research Analyst Settlement with the SEC;

•	the distraction of management with respect to the integration of the two companies;

•	the risk that anticipated cost savings and synergies might not be achieved as expected or at all;

•	the effect on each of the companies’ existing client relationships and the success of the combined company in entering into new client relationships; and

•	the fact that the financial services industry is subject to periodic market cycle risks.

However, the Stifel board of directors determined that the foregoing risks were outweighed by the potential benefits of the merger summarized above, including the opportunity for Stifel’s stockholders to share in the benefits of the combined company’s long-term prospects.

Interests of Certain Persons in the Merger

In considering the recommendations of Thomas Weisel Partners’ board of directors with respect to the merger, you should be aware that certain executive officers and members of the board of directors of Thomas Weisel Partners have agreements or arrangements that provide them with interests in the merger that may be different from, or in addition to, the interests of the other stockholders of Thomas Weisel Partners. Thomas Weisel Partners’ board of directors was aware of these agreements during its deliberations of the merits of the merger and in determining to recommend to Thomas Weisel Partners stockholders that they vote for the proposal to approve and adopt the merger agreement and the merger.

Common Stock

As of April 30, 2010, the record date of the special meeting, the executive officers and directors of Thomas Weisel Partners and their affiliates beneficially owned an aggregate [—] shares, or [—]%, of outstanding Thomas Weisel Partners common stock (including shares issuable upon exchange of outstanding exchangeable shares), which will be treated in the merger in the same manner as shares of Thomas Weisel Partners common stock held by other stockholders of Thomas Weisel Partners.

Appointment of Directors and Executive Officers

Stifel has announced that Thomas W. Weisel will become the Co-Chairman of the board of directors of Stifel with Mr. Kruszewski. Mr. Kruszewski will remain the President and CEO of Stifel. Stifel and Thomas Weisel Partners also expect that upon completion of the merger, Stifel will appoint to the Stifel board of directors up to three additional members of the Thomas Weisel Partners board of directors who were members of the Thomas Weisel Partners board of directors as of the date of the merger agreement. Such individuals have not yet been identified. See “Board of Directors and Executive Officers of Stifel Following the Merger” below for more information. Stifel currently anticipates that the senior management of Thomas Weisel Partners, including several of its executive officers, will be executive officers and/or key employees of Stifel following the merger.

Thomas Weisel Partners’ Stock Options and Other Equity-Based Awards

On April 22, 2010, the board of directors of Thomas Weisel Partners upon the recommendation of its Compensation Committee authorized Thomas Weisel Partners: (1) to enter into agreements to cancel performance awards previously granted on August 6, 2008 to each of Mr. Thomas Carbeau, Head of Institutional Sales, Mr. Keith Gay, Head of Research, Mr. William McLeod, Co-Head of Investment Banking, Mr. Bradford Raymond, Co-Head of Investment Banking, Mr. Anthony Stais, Head of Trading, and Mr. Shaugn Stanley, Chief

Administrative Officer, and (2) to replace those awards with new restricted stock unit awards based on time vesting over three years and with no performance condition. The grant date for the new restricted stock unit awards was April 25, 2010.

On April 22, 2010, the board of directors of Thomas Weisel Partners upon the recommendation of its Compensation Committee approved the grant of up to 3,180,000 additional restricted stock units to certain employees, including executive officers of Thomas Weisel Partners. In order to have the desired effect of retaining and motivating employees, these new restricted stock units would be subject to a three-year cliff vesting provision and would be granted only to those employees who agreed to extend their required notice to terminate employment with Thomas Weisel Partners through the later of 90 days following notice or June 30, 2011. The grant date for the new restricted stock unit awards was April 23, 2010.

On April 22, the board of directors of Thomas Weisel Partners approved the waiver of certain requirements for vesting of restricted stock units held by its current employees, including its executive officers (other than those employees who had given notice of an intention to terminate their employment prior to April 23, 2010). The waiver was effective as of April 23, 2010 and eliminated any continued employment service requirements for vesting under Section 11(d)(i) of Thomas Weisel Partners’ Third Amended and Restated Equity Incentive Plan, if and so long as (but only for so long as) the holder of such restricted stock unit refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date or dates of such awards. As a result of the waiver of any continued employment service requirements for vesting, Thomas Weisel Partners immediately recognized the remaining non-cash share based compensation expense for these grants of restricted stock unit awards that were subject only to the passage of time. Thomas Weisel Partners estimated the non-cash compensation share based compensation charge to be approximately $55 to $60 million.

No aspect of the compensation arrangements described above was conditioned upon a proposed transaction with Stifel.

Stifel Equity Awards and Incentive Plans

Subsequent to the effective time of the merger, Stifel intends to grant equity awards to certain Thomas Weisel Partners employees, particularly those in the sales and trading areas, as well as approximately 35,000 Stifel restricted stock unit awards to Thomas W. Weisel. In addition, the compensation committee of Stifel’s board of directors is considering aligning its equity plans with the Thomas Weisel Partners’ equity plans, whereby it would eliminate any continued employment service requirements for vesting if and so long as (but only for so long as) the holder of such restricted stock unit refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date or dates of such awards. Stifel believes that this action would result in the acceleration of the non-cash compensation expense associated with these equity awards resulting in an after tax charge of approximately $85-96 million with a corresponding increase to additional paid in capital. These modifications, if adopted by Stifel, would apply to future equity awards granted by Stifel after the merger to former employees of Thomas Weisel Partners, including the awards for Mr. Weisel described above.

Potential Payments Upon Termination

Thomas Weisel Partners has entered into an employment agreement with Thomas W. Weisel which provides Mr. Weisel with a one-time, lump-sum cash severance payment, as well as other benefits, in the event his employment is involuntarily terminated without cause or he resigns for good reason. Thomas Weisel Partners also entered into an employment agreement with Lionel Conacher, which provides for certain payments and benefits in connection with any termination of Mr. Conacher’s employment. Thomas Weisel Partners gave notice of termination to Mr. Conacher on April 22, 2010 and as a result Mr. Conacher will become entitled to a severance payment of approximately $5.2 million at the effective time of his termination. For a discussion of the potential payments upon termination, see “Information Concerning Thomas Weisel Partners Board and

Management—Option Exercises and Stock Vested—Potential Payments Upon Termination or Change-in-Control” on page 125.

Employee Benefits

Please refer to “The Merger Agreement—Employee Matters” on page 96 for a discussion of the employee benefits to be provided to Thomas Weisel Partners employees, including any executive officers, who remain at the combined company following the merger.

Voting Agreements

In connection with the merger agreement, Stifel entered into stockholder voting agreements with each of Thomas Weisel, Chairman and Chief Executive Officer, Lionel Conacher, President and Chief Operating Officer, Thomas Carbeau, Head of Institutional Sales, Richard Gay, Head of Research, William McLeod, Co-Head of Investment Banking, Brad Raymond, Co-Head of Investment Banking, Paul Slivon, Chairman of Wealth Management, Anthony Stais, Head of Trading, and Shaugn Stanley, Chief Administrative Officer, who are all Thomas Weisel Partners executives. For a discussion of these stockholders agreements, see “Other Material Agreements Relating to the Merger—The Voting Agreements” on page 101.

Indemnification and Insurance

Pursuant to the merger agreement, Stifel has agreed that, after the effective time of the merger, it will provide certain indemnification and liability insurance benefits to present and former directors and officers of Thomas Weisel Partners. See “The Merger Agreement—Other Covenants and Agreements—Indemnification and Insurance” on page 97.

Board of Directors and Executive Officers of Stifel Following the Merger

Stifel has announced that upon the completion of the merger, Ronald J. Kruszewski and Thomas W. Weisel will be Co-Chairmen of the Stifel board of directors, and Mr. Kruszewski will remain President and CEO of Stifel. Stifel and Thomas Weisel Partners also expect that upon completion of the merger, Stifel will appoint to the Stifel board of directors up to three additional members of the Thomas Weisel Partners board of directors who were members of the Thomas Weisel Partners board of directors as of the date of the merger agreement. Such individuals have not yet been identified.

Stifel currently anticipates that the senior management of Thomas Weisel Partners, including several of its executive officers, will be executive officers and/or key employees of Stifel following the merger.

No Stifel Stockholder Approval

Stifel stockholders are not required to approve and adopt the merger agreement or approve the merger or the issuance of shares of Stifel common stock or the share of Stifel special voting preferred stock as part of the merger consideration.

Stifel’s Dividend Policy

Stifel has not declared or paid a cash dividend on its common stock since 2002. Stifel currently intends to retain any future earnings to fund the growth and development of its businesses and does not anticipate paying any cash dividends in the foreseeable future.

Ownership of Stifel Following the Merger

If the merger is completed, holders of Thomas Weisel Partners common stock and exchangeable shares collectively will receive approximately [—] million shares of Stifel common stock in the merger or upon exchange of their exchangeable shares based on the number of shares of Thomas Weisel Partners common stock outstanding as of the record date.

Based on the number of shares of Stifel common stock and Thomas Weisel Partners common stock outstanding as of April 30, 2010, current Thomas Weisel Partners stockholders and exchangeable shareholders are expected to own approximately [—]% of the outstanding common stock of Stifel (including Stifel common stock issuable in respect of any exchangeable shares) following the merger.

The foregoing does not take into consideration any restricted stock units of either Stifel or Thomas Weisel Partners. As of April 30, 2010, Thomas Weisel Partners had [—] restricted stock units outstanding which will convert into the right to receive [—] shares of Stifel common stock upon consummation of the merger. As of April 30, 2010, Stifel had [—] restricted stock units outstanding.

Manner and Procedure for Exchanging Shares of Thomas Weisel Partners Stock

The conversion of Thomas Weisel Partners common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. The conversion of the one share of Thomas Weisel Partners special voting preferred stock into the one share of Stifel special voting preferred stock will occur automatically at the effective time of the merger.

Prior to the completion of the merger, Stifel will select a commercial bank or trust company reasonably acceptable to Thomas Weisel Partners to act as the exchange agent, for the purpose of exchanging certificates or book entry shares representing Thomas Weisel Partners shares for the merger consideration and to perform other duties as explained in the merger agreement. If you hold your own shares of Thomas Weisel Partners common stock in certificated form, promptly after the effective time of the merger, and in no event later than the third business day following the effective time of the merger, the exchange agent will mail you a letter of transmittal which will contain instructions on how to surrender your shares of Thomas Weisel Partners common stock in exchange for the merger consideration. The exchange agent will pay you the merger consideration to which you are entitled after you have provided to the exchange agent your signed letter of transmittal, surrendered your stock and provided any other items specified by the letter of transmittal. You should not submit your Thomas Weisel Partners stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent. Holders of book-entry shares will automatically receive the merger consideration and will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent.

In the event of a transfer of ownership of Thomas Weisel Partners common stock that is not registered in Thomas Weisel Partners’ transfer agent’s records, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer, and the person requesting the exchange must pay any transfer or other taxes required by reason of the payment of the merger consideration to such other person.

Thomas Weisel Partners stockholders will not receive any fractional shares of Stifel common stock pursuant to the merger. Instead of any fractional shares, stockholders will be paid an amount in cash for such fraction of a share calculated by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Thomas Weisel Partners common stock surrendered by such holder) would otherwise be entitled by (B) the average closing sales prices for a share of Stifel common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System. Additionally, six months after the effective time of the merger, the exchange agent will deliver to Stifel all cash and shares of Stifel common stock remaining in the exchange fund administered by the exchange agent that have not been distributed to holders of Thomas Weisel Partners shares. Thereafter, Thomas Weisel Partners stockholders must look only to Stifel, and Stifel will remain liable, for payment of the merger consideration on their shares of Thomas Weisel Partners common stock. Any portion of the exchange fund administered by the exchange agent remaining unclaimed by holders of shares of Thomas Weisel Partners common stock two years after the effective time of the merger (or immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of the surviving company.

The holders of exchangeable shares will not receive any fractional shares of Stifel common stock upon an exchange of exchangeable shares. Instead of any fractional shares, holders of exchangeable shares will be paid, at the time of exchange, an amount in cash for such fraction of a share calculated by multiplying (A) the fractional share interest to which such holder of exchangeable shares (after taking into account all exchangeable shares exchanged by such holder at the time of exchange) would otherwise be entitled by (B) the average closing sales prices for a share of Stifel common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System. For a more complete description of what holders of exchangeable shares will receive in the merger, see Annex C, entitled “Supplemental Information for the Holders of Exchangeable Shares.”

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, Stifel will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, Stifel will record the acquisition based on the fair value of the consideration given, which is the market value (based on the closing price of Stifel common stock on the closing date of the merger) of its common stock issued in connection with the merger. Stifel will allocate the purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the merger. Any excess of the purchase price over those fair values will be recorded as goodwill.

Regulatory Approvals

Under the merger agreement, Thomas Weisel Partners and Stifel have both agreed to use their reasonable best efforts to apply for and obtain all regulatory approvals necessary or advisable in connection with the transactions contemplated by the merger agreement.

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

The HSR Act prohibits Stifel and Thomas Weisel Partners from completing the merger until Stifel and Thomas Weisel Partners have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Stifel and Thomas Weisel Partners intend to each file the required notification and report forms as soon as practicable after the date of this proxy statement/prospectus.

Additional Regulatory Approvals

Financial Industry Regulatory Authority

As a member of the Financial Industry Regulatory Authority, or FINRA, Thomas Weisel Partners LLC, a wholly-owned subsidiary of Thomas Weisel Partners, is required to file with FINRA an application for approval of the change of its ownership that will result from the transaction. Thomas Weisel Partners intends to submit an application to FINRA for approval of the change of control of Thomas Weisel Partners LLC as soon as practicable after the date of this proxy statement/prospectus.

Investment Industry Regulatory Organization of Canada

As a member of the Investment Industry Regulatory Organization of Canada, or IIROC (a self-regulatory organization for Canadian registered investment dealers), Thomas Weisel Partners Canada Inc., a wholly-owned subsidiary of Thomas Weisel Partners, is required to provide notice to IIROC and obtain approval from the Ontario District Council of IIROC for the various steps relating to the change of control of Thomas Weisel Partners Canada Inc. Thomas Weisel Partners intends to file a notice and application for approval with IIROC as soon as practicable after the date of this proxy statement/prospectus.

Canadian Securities Regulatory Authorities

As Thomas Weisel Partners Canada Inc. is registered in Canada in the category of Investment Dealer with each of the Ontario Securities Commission, the Autorité des marchés financiers (Québec), the British Columbia Securities Commission, the Alberta Securities Commission, the Manitoba Securities Commission, the Nova Scotia Securities Commission and the Saskatchewan Financial Services Commission, or altogether, the Canadian regulators, it is required to notify the Canadian regulators of the change of its ownership that will result from the merger. If, within 30 days of the receipt of the change of ownership notice, a Canadian regulator notifies Thomas Weisel Partners Canada Inc. that it objects to the acquisition, the acquisition must not occur until the Canadian regulator approves it. Thomas Weisel Partners intends to submit a notice of change of ownership of Thomas Weisel Partners Canada Inc. to the Canadian regulators as soon as practicable after the date of this proxy statement/prospectus.

United Kingdom Financial Services Authority

The businesses that a subsidiary of Thomas Weisel Partners conducts in the United Kingdom are regulated by the Financial Services Authority, or the FSA. Accordingly, Stifel and Thomas Weisel Partners must obtain, and the transaction is conditioned upon receiving, the approval of the FSA. Thomas Weisel Partners and Stifel intend to submit an application to the FSA as soon as practicable after the date of this proxy statement/prospectus.

In addition to the regulatory approvals discussed above, notices or approvals also are required to be filed with or obtained from the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange and Chicago Stock Exchange, among others.

Merger Expenses, Fees and Costs

Except with respect to the filing fee for the registration statement of which this proxy statement/prospectus forms a part and certain filing fees under antitrust laws, all of which will be shared equally by Stifel and Thomas Weisel Partners, each of Stifel and Thomas Weisel Partners will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Appraisal Rights

Holders of Thomas Weisel Partners common stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger.

Under the Delaware General Corporation Law, if the stockholder of record of the one share of the Thomas Weisel Partners special voting preferred stock does not wish to receive the one Stifel special voting preferred share, then the stockholder of record of the share of Thomas Weisel Partners special voting preferred stock has the right to seek an appraisal of, and to be paid the fair value for, the share of Thomas Weisel Partners special voting preferred stock if the stockholder complies with the provisions of Section 262 of the Delaware General Corporation Law.

If the holder of the share of the Thomas Weisel Partners special voting preferred stock wishes to exercise appraisal rights, it must not cast any of the votes attached to the share of Thomas Weisel Partners special voting preferred stock in favor of the approval and adoption of the merger agreement and must deliver to Thomas Weisel Partners before the vote on the merger agreement at the Annual Meeting, a written demand for appraisal of the share of the Thomas Weisel Partners special voting preferred stock as set forth in more detail on Annex D to this proxy statement/prospectus. This written demand for appraisal is in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the merger agreement.

With respect to the one share of Thomas Weisel Partners special voting preferred stock, Thomas Weisel Partners believes that if the trustee exercises any of the votes attached to the Thomas Weisel Partners special voting preferred stock to vote in favor of the proposal to approve and adopt the merger agreement and approve the merger, then the trustee will not be entitled under Section 262 to an appraisal of the Thomas Weisel Partners special voting preferred stock or any interest therein. Accordingly, Thomas Weisel Partners believes that, if the trustee is instructed by at least one holder of exchangeable shares to cast at least one vote at the Annual Meeting in favor of the proposal to approve and adopt the merger agreement and approve the merger and the trustee complies with these instructions, the trustee will not be entitled to an appraisal of the one share of Thomas Weisel Partners special voting preferred stock or any interest therein under Section 262.

The foregoing discussion is not a complete statement of the law of appraisal rights and is qualified in its entirety by the summary and full text of Section 262 of the Delaware General Corporation Law, which is reprinted in its entirety as Annex D to this proxy statement/prospectus.

Restrictions on Sales of Shares by Certain Affiliates

The shares of Stifel common stock to be issued or reserved for issuance in connection with the merger will be freely transferable under the U.S. Securities Act of 1933, as amended, or the Securities Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Stifel for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with Stifel and may include the executive officers, directors and significant stockholders of Stifel.

Effect of the Merger on Outstanding Options and Equity Awards and Warrant

At the effective time of the merger, each Thomas Weisel Partners restricted stock unit award will be converted into the right to receive a number of shares of Stifel common stock equal to the number of shares of Thomas Weisel Partners common stock subject to such award multiplied by the exchange ratio. Following the effective time of the merger, each restricted stock unit will continue to be governed by the same terms and conditions, including any vesting requirements, as were applicable prior to the merger. At the effective time of the merger, all outstanding Thomas Weisel Partners stock options will be converted into the right to acquire a number of shares of Stifel common stock equal to the number of shares of Thomas Weisel Partners common stock subject to such award multiplied by the exchange ratio, and the exercise price of the award will equal the exercise price per share of Thomas Weisel Partners common stock applicable to such award divided by the exchange ratio. Following the effective time of the merger, each stock option will continue to be governed by the same terms and conditions, including any vesting requirements, as were applicable prior to the merger.

At the effective time of the merger, the outstanding Thomas Weisel Partners warrant will be converted into the right to purchase and receive a number of shares of Stifel common stock equal to the number of shares of Thomas Weisel Partners common stock subject to the warrant multiplied by the exchange ratio, and the exercise price of the warrant will equal the exercise price per share of Thomas Weisel Partners common stock of such warrant divided by the exchange ratio.

Stock Exchange Listing of Stifel Stock; Delisting/De-registration of Thomas Weisel Partners Stock

The shares of Stifel common stock to be issued in the merger will be listed on the NYSE. If the merger is completed, Thomas Weisel Partners common stock will no longer be registered under the Exchange Act or listed on the NASDAQ Global Market.

THE MERGER AGREEMENT

The following summary describes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The merger agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding Thomas Weisel Partners, Stifel or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 151.

The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Thomas Weisel Partners, Stifel or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Thomas Weisel Partners and Stifel.

The Merger

Each of the Thomas Weisel Partners board of directors and the Stifel board of directors has approved the merger agreement, which provides for the merger of Merger Sub with and into Thomas Weisel Partners upon the terms, and subject to the conditions, of the merger agreement. Thomas Weisel Partners will be the surviving corporation in the merger and, following the merger, will be a wholly-owned subsidiary of Stifel and will no longer be a publicly held corporation.

Closing

Under the terms of the merger agreement, the closing of the merger will occur no later than two business days following the satisfaction or waiver of the conditions to closing (other than conditions that, by their nature, cannot be satisfied until the closing of the merger, but subject to the satisfaction of, or to the extent permissible, waiver of those conditions). Notwithstanding the foregoing, either party may, at its option, if the closing would otherwise occur within ten days before the last business day of a calendar month, defer the closing to the final business day of such month.

Effective Time

At the closing of the merger, Thomas Weisel Partners will file a certificate of merger with the Secretary of State of Delaware. The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at a later time as agreed to by Stifel and Thomas Weisel Partners and set forth in the certificate of merger.

Merger Consideration

At the effective time of the merger, each share of Thomas Weisel Partners common stock issued and outstanding, except for shares of Thomas Weisel Partners common stock that are owned by Thomas Weisel Partners or Stifel or by any direct or indirect wholly-owned subsidiary of Thomas Weisel Partners (which will be canceled as a result of the merger) will be converted into the right to receive, subject to certain adjustments as described below, 0.1364 shares of Stifel common stock.

Stifel will not issue any fractional shares of Stifel common stock in the merger. Instead, a Thomas Weisel Partners stockholder who otherwise would have received a fraction of a share of Stifel common stock will receive an amount in cash rather than a fractional share. This cash amount will be determined by multiplying the fraction of a share of Stifel common stock to which the holder would otherwise be entitled by the average closing sales prices for a share of Stifel common stock for the ten consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source).

The holders of exchangeable shares will not receive any fractional shares of Stifel common stock upon an exchange of exchangeable shares. Instead of any fractional shares, holders of exchangeable shares will be paid, at the time of exchange, an amount in cash for such fraction of a share calculated by multiplying (A) the fractional share interest to which such holder of exchangeable shares (after taking into account all exchangeable shares exchanged by such holder at the time of exchange) would otherwise be entitled by (B) the average closing sales prices for a share of Stifel common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System. For a more complete description of what holders of exchangeable shares will receive in the merger, see Annex C, entitled “Supplemental Information for the Holders of Exchangeable Shares.”

Other than a possible adjustment under limited circumstances as described in the next paragraph below, the exchange ratio of 0.1364 of a share of Stifel common stock is fixed, and it will not change between now and the date of the merger, including as a result of a change in the trading price of Stifel common stock or Thomas Weisel Partners common stock or the operating and financial performance of either company. Therefore, the specific dollar value of the shares of Stifel common stock received by Thomas Weisel Partners stockholders in the merger will depend on the market value of Stifel common stock at the time the merger is completed.

The exchange ratio will be adjusted if between signing of the merger agreement and the effective time of the merger the outstanding Stifel common stock or Thomas Weisel Partners common stock, or securities convertible or exchangeable into or exercisable into Stifel common stock or Thomas Weisel Partners common stock, is changed into a different number of shares or different class by reason of any distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer with a record date within such period, or any similar event occurs, in which case the exchange ratio will be adjusted to eliminate the effects of such event on the merger consideration.

The one share of Thomas Weisel Partners special voting preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into one share of a new series of Stifel special voting preferred stock having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of the Thomas Weisel Partners special voting preferred stock (except that the issuer thereof will be Stifel rather than Thomas Weisel Partners and the voting rights described therein will apply to Stifel common stock rather than to Thomas Weisel Partners common stock).

Treatment of Thomas Weisel Partners Stock Options and Other Equity-Based Awards and Warrant

At the effective time of the merger, each Thomas Weisel Partners restricted stock unit award will be converted into the right to receive a number of shares of Stifel common stock equal to the number of shares of

Thomas Weisel Partners common stock subject to such award multiplied by the exchange ratio. Following the effective time of the merger, each restricted stock unit will continue to be governed by the same terms and conditions, including any vesting requirements, as were applicable prior to the merger. At the effective time of the merger, all outstanding Thomas Weisel Partners stock options will be converted into the right to acquire a number of shares of Stifel common stock equal to the number of shares of Thomas Weisel Partners common stock subject to such award multiplied by the exchange ratio, and the exercise price of the award will equal the exercise price per share of Thomas Weisel Partners common stock applicable to such award divided by the exchange ratio. Following the effective time of the merger, each stock option will continue to be governed by the same terms and conditions, including any vesting requirements, as were applicable prior to the merger.

At the effective time of the merger, the outstanding Thomas Weisel Partners warrant will be converted into the right to purchase and receive a number of shares of Stifel common stock equal to the number of shares of Thomas Weisel Partners common stock subject to the warrant multiplied by the exchange ratio, and the exercise price of the warrant will equal the exercise price per share of Thomas Weisel Partners common stock of such warrant divided by the exchange ratio.

Treatment of Exchangeable Shares

Assuming that the holders of the exchangeable shares approve the Exchangeable Share Amendment, the exchangeable shares will not be converted into other securities as part of the merger. In that case, each exchangeable share will remain outstanding and become exchangeable for 0.1364 shares of Stifel common stock. In the event the Exchangeable Share Amendment is approved, at the effective time of the merger, the one outstanding share of Thomas Weisel Partners special voting preferred stock will be canceled and automatically converted into one share of Stifel special voting preferred stock. The one share of Stifel special voting preferred stock will entitle the holder to that number of votes equal to the number of shares of Stifel common stock issuable upon exchange of the exchangeable shares outstanding from time to time other than exchangeable shares held by Stifel or any person directly or indirectly controlled by or under common control of Stifel. Pursuant to the merger agreement, if the Exchangeable Share Amendment is not approved, Thomas Weisel Partners will take all actions necessary to (a) cause TWP Acquisition Company (Canada), Inc. to exercise its right to redeem all of the outstanding exchangeable shares or (b) acquire or cause TWP Holdings Company (Canada), ULC to acquire all of the outstanding exchangeable shares, and, as a result of the merger, holders of exchangeable shares would receive shares of Stifel common stock. For a further description of what holders of exchangeable shares will receive in the merger, see Annex C, entitled “Supplemental Information for the Holders of Exchangeable Shares.”

Conversion of Shares; Exchange of Certificates

The conversion of Thomas Weisel Partners common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Assuming that the holders of the exchangeable shares approve the Exchangeable Share Amendment, the conversion of the one share of Thomas Weisel Partners special voting preferred stock into the one share of Stifel special voting preferred stock will occur automatically at the effective time of the merger.

Prior to the effective time of the merger, Stifel will select a commercial bank or trust company (subject to Thomas Weisel Partners’ approval not to be unreasonably withheld or delayed) to act as the exchange agent, for the purpose of exchanging certificates or uncertificated shares representing Thomas Weisel Partners shares for the merger consideration and perform other duties as explained in the merger agreement. Simultaneously with or prior to the effective time of the merger, Stifel will deposit or cause to be deposited with such exchange agent securities representing shares of Stifel common stock issuable and payable in exchange for outstanding Thomas Weisel Partners shares and, after the merger, any cash and dividends or other distribution with respect to the Stifel common stock to be issued or paid in lieu of fractional shares and for any dividends or distributions declared following the effective time of the merger.

Following the effective time of the merger, there will be no further transfers of shares of Thomas Weisel Partners stock. If you hold your shares of Thomas Weisel Partners common stock in certificated form, promptly after the effective time of the merger, and in no event later than the third business day following the effective time of the merger, Stifel will send or will cause the exchange agent to send you a letter of transmittal which will contain instructions on how to surrender your shares of Thomas Weisel Partners common stock in exchange for the merger consideration. The exchange agent will pay you the merger consideration to which you are entitled after you have provided to the exchange agent your signed letter of transmittal, surrendered your shares of Thomas Weisel Partners stock and provided any other items specified by the letter of transmittal.

You should not submit your Thomas Weisel Partners stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

Holders of book-entry shares will automatically receive the merger consideration and will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent. Except as described above, interest will not be paid or accrue in respect of the merger consideration. The merger consideration paid to you will be reduced by any applicable tax withholding. In the event of a transfer of ownership of Thomas Weisel Partners common stock that is not registered in Thomas Weisel Partners’ transfer agent’s records, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must pay any transfer or other taxes required by reason of the payment of the merger consideration to such other person.

Thomas Weisel Partners stockholders will not receive any fractional shares of Stifel common stock pursuant to the merger. Instead of any fractional shares, stockholders will be paid an amount in cash for such fraction of a share calculated by multiplying the fraction of a share of Stifel common stock to which the holder would otherwise be entitled by the average closing sales prices for a share of Stifel common stock for the ten consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source).

The holders of exchangeable shares will not receive any fractional shares of Stifel common stock upon an exchange of exchangeable shares. Instead of any fractional shares, holders of exchangeable shares will be paid, at the time of exchange, an amount in cash for such fraction of a share calculated by multiplying (A) the fractional share interest to which such holder of exchangeable shares (after taking into account all exchangeable shares exchanged by such holder at the time of exchange) would otherwise be entitled by (B) the average closing sales prices for a share of Stifel common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System. For a more complete description of what holders of exchangeable shares will receive in the merger, see Annex C, entitled “Supplemental Information for the Holders of Exchangeable Shares.”

Six months after the effective time of the merger, the exchange agent will deliver to Stifel all cash and shares of Stifel common stock remaining in the exchange fund administered by the exchange agent that have not been distributed to holders of Thomas Weisel Partners shares. Thereafter, Thomas Weisel Partners stockholders must look only to Stifel, and Stifel will remain liable, for payment of the merger consideration on their shares of Thomas Weisel Partners stock. Any portion of the exchange fund administered by the exchange agent remaining unclaimed by holders of shares of Thomas Weisel Partners common stock two years after the effective time of the merger (or immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of the Stifel free and clear of any claims or interest of any person previously entitled thereto.

Dividends and Distributions

Whenever a dividend or other distribution is declared by Stifel in respect of Stifel common stock, the record date for which is at or after the effective time of the merger, that declaration will include dividends or other distributions in respect of all shares of Stifel common stock issuable pursuant to the merger agreement. If you hold your shares of Thomas Weisel Partners common stock in certificated form, any dividends or distributions declared after the effective time of the merger with respect to Stifel common stock will accrue but will not be paid with respect to your shares until you have provided to the exchange agent or Stifel your signed letter of transmittal and any other items specified by the letter of transmittal with respect to your shares of Thomas Weisel Partners common stock.

Subject to the effect of applicable laws, following surrender or delivery, as applicable, of a certificate of shares of Thomas Weisel Partners common stock and letter of transmittal or receipt of an “agent’s message” by the exchange agent in the case of a book-entry transfer of uncertificated shares of Thomas Weisel Partners common stock to the exchange agent or Stifel, there will be issued and/or paid to the holder of such ownership evidence representing whole shares of Stifel common stock issued in exchange therefor, without interest, (A) at the time of such surrender or delivery, as the case may be, the dividends or other distributions with a record date at or after the effective time and a payment date on or prior to the date of issuance of such whole shares of Stifel common stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Stifel common stock with a record date at or after the effective time on the closing date of the merger but with a payment date subsequent to surrender or delivery and not previously paid.

There can be no assurance that any regular quarterly dividends will be declared or paid by Stifel following the effective time of the merger, or as to the amount or timing of such dividends, if any. Any future dividends will be made at the discretion of the Stifel board of directors. Prior to the effective time of the merger, Thomas Weisel Partners may not declare or pay any dividends or distributions on its common stock without Stifel’s prior written consent which is not to be unreasonably withheld or delayed by Stifel, other than dividends or distributions by any of its wholly-owned subsidiaries.

Representations and Warranties

Each of Stifel and Thomas Weisel Partners has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, good standing and qualification;

•	capitalization;

•

corporate authority to enter into and perform the obligations contemplated by the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the parties’ boards of directors and stockholder voting requirements to consummate the merger and the other transactions contemplated by the merger agreement;

•	required governmental filings and consents;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws, in each case, as a result of the merger;

•

the timely filing and accuracy of periodic reports and other filings with the SEC since January 1, 2008, as well as with respect to financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	that financial statements are in conformity with GAAP applied on a consistent basis;

•	the accuracy of disclosure documents, including the proxy statement/prospectus;

•	the absence of undisclosed material liabilities;

•

conduct of business in the ordinary course since December 31, 2009 and absence of any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, a material adverse effect on either party;

•	the absence of certain legal proceedings (pending or threatened), investigations and orders;

•	compliance with applicable laws;

•	tax matters; and

•	broker’s fees payable in connection with the merger.

Thomas Weisel Partners has made additional representations and warranties about itself to Stifel as to the following:

•	corporate matters with respect to subsidiaries of Thomas Weisel Partners, including due organization, good standing, qualification and ownership of outstanding capital stock;

•	matters with respect to certain material contracts;

•	employee matters, including employee benefit plans;

•	intellectual property matters;

•	information technology matters;

•	title to, or leasehold interest in, certain properties; and

•	environmental matters.

Stifel has made additional representations and warranties about itself to Thomas Weisel Partners as to the reservation of shares of Stifel common stock necessary to fulfill its obligations under the merger agreement.

Many of Thomas Weisel Partners’ and Stifel’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect”, with respect to either party, is defined to mean any event, occurrence, fact or change that (i) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, assets or results of operations of such party and its subsidiaries, taken as a whole, but shall exclude any effect resulting from (A) any changes resulting from general economic, regulatory or political conditions, (B) general changes in the industry in which such party and its subsidiaries operate, (C) any changes resulting from the announcement, pendency or closing of the transactions provided for in the merger agreement, including the impact thereof on relationships with customers of Thomas Weisel Partners or any of its affiliates, suppliers, vendors, lenders or joint venture participants or employees, (D) disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war (E) any act expressly required under the merger agreement or for which the consent of Stifel is required pursuant to the merger agreement and as to which Stifel has withheld its consent or (F) any adverse effect that such party otherwise cures prior to closing of the merger; except with respect to clauses (A), (B) and (D), to the extent that such effect or change is disproportionately adverse to such party and its subsidiaries as compared to other companies operating in the industries in which such party and its subsidiaries operate; or (ii) materially impairs the ability of such party to perform its obligations under the merger agreement or consummate the transactions contemplated by the merger agreement.

Conduct of Business Prior to Closing

Thomas Weisel Partners has agreed in the merger agreement that, until the earlier of the effective time of the merger and termination of the merger agreement, Thomas Weisel Partners will and will cause each of its subsidiaries to conduct its business in the ordinary course consistent with past practice and in compliance with all material applicable laws and governmental authorizations, and use its reasonable best efforts to preserve intact its present business organization, maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain existing relations with its customers, lenders suppliers and others having material business relationships with it.

Except as set forth in the disclosures schedules to the merger agreement or with Stifel’s prior written consent, which is not to be unreasonably withheld or delayed, Thomas Weisel Partners will not and will not permit any of its subsidiaries to:

•	amend its organizational documents;

•	split, combine or reclassify any shares of its capital stock;

•	declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (other than dividends or distributions by any of its wholly-owned subsidiaries);

•

redeem, repurchase, cancel or otherwise acquire any of its securities or any securities of any of its subsidiaries, other than the cancellation of Thomas Weisel Partners stock options in connection with the exercise thereof and other than in respect of any exchangeable shares that are exchanged;

•

(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of Thomas Weisel Partners or its subsidiaries, other than the issuance of any shares of Thomas Weisel Partners common stock upon (A) the exercise of Thomas Weisel Partners stock options, (B) the vesting of any Thomas Weisel Partners restricted stock units, in each case that are outstanding on the date of the merger agreement in accordance with the terms of those options or award agreements in respect of Thomas Weisel Partners restricted stock units on the date of the merger agreement or (c) the exercise of the exchange rights with respect to the exchangeable shares or (ii) amend any term of any securities of Thomas Weisel Partners or its subsidiaries (in each case, whether by merger, consolidation or otherwise);

•	incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $400,000 individually or $1 million in the aggregate;

•

acquire any interest in any corporation, partnership, other business organization or any division thereof outside the ordinary course of business or any material amount of assets from any other person;

•	merge or consolidate with any other person;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•

sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments disclosed in the disclosure schedules to the merger agreement and (ii) in the ordinary course consistent with past practice in an amount not to exceed $3 million in the aggregate;

•	create or incur any material lien on any material asset;

•

make any loan, advance or investment outside the ordinary course of business other than investments or capital contributions to any affiliated or unaffiliated investment partnerships pursuant to the terms of the fund documents for such partnerships as of the date of the merger agreement;

•

incur any indebtedness, or extend or modify the same outside the ordinary course of business in an amount not to exceed $25 million in the aggregate, provided that all such indebtedness for borrowed money must be prepayable at any time by Thomas Weisel Partners without penalty or premium;

•

enter into capital commitments for new investment partnerships in amounts greater than $500,000 or enter into any agreement to or otherwise agree to accelerate or increase investments in existing investment partnerships in amounts greater than $500,000;

•

(i) enter into any contract that would have been a material contract (as that term is used in the merger agreement) if it had been entered into on the date of the merger agreement other than (except with respect to certain contracts) in the ordinary course consistent with past practices or (ii) terminate or amend in any material respect any material contract or waive any material right thereunder;

•	terminate, renew, suspend, abrogate, amend or modify in any material respect any material license or permit;

•

(i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees other than as required pursuant to existing employee plans, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the merger agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors or officers (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, officers or, other than in the ordinary course of business consistent with past practice;

•	make any change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-X under the Exchange Act;

•

settle, or offer or propose to settle any litigation, investigation, arbitration, proceeding or other claim involving or against Thomas Weisel Partners or any of its subsidiaries involving a payment by Thomas Weisel Partners or its subsidiaries in excess of $250,000;

•

take any action that would make any representation or warranty of Thomas Weisel Partners inaccurate in any material respect at, or as of any time before, the effective time or would materially delay the closing or the merger;

•	fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies;

•	change, terminate or fail to exercise any right to renew any material lease or sublease of real property listed or required to be listed on Thomas Weisel Partners’ disclosure schedule; or

•	agree, resolve or commit to do any of the foregoing.

Stifel has further agreed in the merger agreement that, to the fullest extent permitted by applicable law, from the date of the merger agreement until the effective time of the merger, with certain exceptions and except with Thomas Weisel Partners’ prior written consent, which is not to be unreasonably withheld or delayed, Stifel will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	amend its organizational documents;

•	split, combine or reclassify any shares of its capital stock;

•

declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned subsidiaries or repurchases of its own shares of capital stock);

•

take any action that would make any representation or warranty of Stifel under the merger agreement inaccurate in any material respect at, or as of any time before, the effective time or would materially delay the closing of the merger; or

•	agree, resolve or commit to do any of the foregoing with an effective date prior to the effective time of the merger.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of Stifel and Thomas Weisel Partners has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement.

The merger agreement provides that if any governmental authority, including any antitrust authority, seeks amendments to the transactions contemplated by the merger agreement or commitments to be undertaken by any party as a condition to refraining from seeking to block such transactions, allowing the applicable waiting period to expire or releasing such governmental authority’s consent with respect to such transactions, Stifel and Thomas Weisel Partners will commence and conduct good faith negotiations with each other for no less than fifteen (15) days and use their reasonable best efforts to agree upon amendments to the merger agreement which are necessary in order to resolve the issues raised by such governmental authority and permit the consummation of the transactions contemplated thereby. However, neither Stifel nor Thomas Weisel Partners is required to agree to any material divestiture, sale, license or lien of any of their properties, assets or businesses or the imposition of any material limitation on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of their respective assets and properties.

Agreement Not to Solicit Other Offers

The Thomas Weisel Partners board of directors adopted a resolution recommending that the Thomas Weisel Partners stockholders adopt the merger agreement. Thomas Weisel Partners has agreed that it will not, it will cause its subsidiaries and its and their officers and directors not to, and it will direct, and use its reasonable best efforts to cause, its employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives not to, directly or indirectly:

•	solicit, initiate or knowingly take any action that it knows or reasonably should know would facilitate or encourage the submission of any acquisition proposal (as defined below);

•

enter into or participate in any discussions or negotiations with, furnish any information relating to Thomas Weisel Partners or any of its subsidiaries or afford access to the business, properties, assets, books or records of Thomas Weisel Partners or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal;

•

fail to make, withdraw or modify in a manner adverse to Stifel or publicly propose to withdraw or modify in a manner adverse to Stifel the recommendation from the board of directors of Thomas Weisel Partners to proceed with the merger (with a neutral position or no position with respect to any acquisition proposal considered an adverse modification, subject to certain exceptions), recommend, adopt or approve or publicly propose to recommend, adopt or approve an acquisition proposal, or take any action or make any statement inconsistent with recommendation from the board of directors of Thomas Weisel Partners to proceed with the merger (any of these actions being referred to as an “adverse recommendation change”);

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Thomas Weisel Partners or any of its subsidiaries; or

•

enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an acquisition proposal.

Thomas Weisel Partners has agreed to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the merger agreement with respect to any acquisition proposal. During the term of the merger agreement Thomas Weisel Partners may not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any acquisition proposal.

However, prior to the adoption of the merger agreement by Thomas Weisel Partners’ stockholders, the board of directors of Thomas Weisel Partners may, directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the merger agreement:

•

engage in negotiations or discussions with any third party that has made after the date of the merger agreement a superior proposal (as defined below) or an unsolicited bona fide acquisition proposal that the board of directors of Thomas Weisel Partners reasonably believes (after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to a superior proposal;

•

thereafter furnish to such third party nonpublic information relating to Thomas Weisel Partners or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Thomas Weisel Partners than those contained in the confidentiality agreement between Thomas Weisel Partners and Stifel (subject to certain exceptions); and

•	following receipt of a superior proposal or a change of circumstances, make an adverse recommendation change,

but in each case referred to in the foregoing bullet points, only if the board of directors of Thomas Weisel Partners determines in good faith by a majority vote, after considering advice from outside legal counsel to Thomas Weisel Partners, that such action is required in order for the board of directors to comply with its fiduciary duties under applicable law.

The board of directors of Thomas Weisel Partners may not make an adverse recommendation change unless Thomas Weisel Partners has delivered to Stifel a prior written notice advising Stifel that it intends to take such action. Thomas Weisel Partners must notify Stifel promptly (but in no event later than 24 hours) after receipt by Thomas Weisel Partners of any acquisition proposal, any indication that a third party is considering making an acquisition proposal or of any request for information relating to Thomas Weisel Partners by any third party that may be considering making, or has made, an acquisition proposal, which notice must be provided orally and in writing and must identify the third party making, and the material terms and conditions of, any such acquisition proposal, indication or request (including any changes thereto). Thomas Weisel Partners must keep Stifel fully informed, on a current basis, of the status and details of any such acquisition proposal, indication or request and must promptly (but in no event later than 24 hours after receipt) provide to Stifel copies of all significant correspondence and written materials sent or provided to Thomas Weisel Partners or any of its subsidiaries that describes any terms or conditions of any acquisition proposal.

As used in the merger agreement, an “acquisition proposal” means any offer or proposal for, or any third party indication of interest in:

•

any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Thomas Weisel Partners and its subsidiaries or 15% or more of any class of equity or voting securities of Thomas Weisel Partners or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Thomas Weisel Partners;

•

any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of 15% or more of any class of equity or voting securities of Thomas Weisel Partners or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Thomas Weisel Partners; or

•

a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Thomas Weisel Partners or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Thomas Weisel Partners.

As used in the merger agreement, “superior proposal” means any bona fide, written unsolicited acquisition proposal (except that all references to “15% or more” in the definition of acquisition proposal will be deemed to be references to “more than 50%”) on terms that the board of directors of Thomas Weisel Partners determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the acquisition proposal would result in a transaction:

•

that if consummated, is more favorable to Thomas Weisel Partners’ stockholders from a financial point of view than the merger or, if applicable, any proposal by Stifel to amend the terms of the merger agreement taking into account all the terms and conditions of such proposal and the merger agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements);

•

that is reasonably capable of being completed on the terms proposed (taking into account the identity of the person making the proposal, approval requirements and all other financial, legal and other aspects of the proposal); and

•	for which financing, if it is wholly or partially a cash transaction, is fully committed or reasonably determined by the board of directors of Thomas Weisel Partners to be available.

Employee Matters

Following the completion of the merger, Stifel will cause to be provided to each individual who is employed by Stifel and its subsidiaries immediately prior to the completion of the merger (other than those individuals covered by collective bargaining agreements) and who remain employed with the surviving corporation or any of its subsidiaries compensation and employee benefits substantially comparable in the aggregate, at Parent’s election, to (i) the compensation (including base salary and participation in bonus programs) and benefits provided to such employees under Thomas Weisel Partners’ employee benefits plans immediately prior to the completion of the merger or (ii) the compensation and benefits provided by Stifel under the employee benefit plans and programs generally made available to similarly situated employees of Stifel and its subsidiaries.

With respect to any employee benefit plan in which any such affected employee first becomes eligible to participate following the completion of the merger, Stifel will: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employee under any health and welfare employee benefit plans of Stifel in which such employee may be eligible to participate following the completion of the merger and (ii) recognize service of such employees (or otherwise credited by Thomas Weisel Partners or its subsidiaries) accrued prior to the completion of the merger for purposes of eligibility to participate, vesting and level of benefits (but not for the purposes of benefit accrual under defined benefit pension plans) under any Stifel employee benefits plans which such employees may be eligible to participate after the completion of the merger, provided, however, that in no event will Stifel give any credit to the extent it would result in the duplication of benefits for the same period of service.

From the date of the completion of the merger through the first anniversary of the closing date, Stifel will provide, or will cause to be provided, to such employees who remain employed with Stifel or its subsidiaries, compensation and benefits at the level initially established as described above. Prior to the completion of the merger, Stifel will establish reasonable severance policies to facilitate the transition of Thomas Weisel Partners’ operations following completion of the merger, which severance policies will be reasonably comparable to the severance benefits available to similarly situated employees of Stifel.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements relating to, among other things:

Thomas Weisel Partners Stockholders Meeting

Thomas Weisel Partners has agreed to cause a meeting of stockholders of Thomas Weisel Partners to be called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the merger agreement and approval of the merger. The Thomas Weisel Partners board of directors has agreed to recommend approval and adoption of the merger agreement and approval of the merger by Thomas Weisel Partners stockholders and, except as otherwise permitted in the merger agreement, not to withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Stifel such recommendation or approve, adopt or recommend any acquisition proposal except as otherwise set forth above under “—Agreement Not to Solicit Other Offers”. Thomas Weisel Partners has agreed to use its reasonable best efforts to obtain stockholder approval of the merger agreement and the merger.

Access to Information/Employees

During the period prior to the effective time of merger and subject to applicable law, Thomas Weisel Partners has agreed to, and will cause each of its subsidiaries to:

•	give to Stifel, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records during normal business hours;

•	furnish to Stifel, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and

•	instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Stifel in its investigation.

Indemnification and Insurance

From and after the effective time of the merger, Stifel will indemnify and hold harmless the present and former officers and directors of Thomas Weisel Partners (referred to as “indemnified persons”) in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by Delaware Law or any other applicable law or provided under Thomas Weisel Partners’ certificate of incorporation and bylaws in effect on the date of the merger agreement.

For six years after the effective time of the merger, Stifel will provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time of the merger on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, or will purchase a non-cancelable “tail” coverage insurance policy under Thomas Weisel Partners’ current officers’ and directors’ liability insurance policies, in each case subject to a cap of 200% of Thomas Weisel Partners’ current annual premium.

Board Representation

At the effective time of the merger, until the successors are duly elected or appointed and qualified, the board of directors and officers of the surviving corporation will be the directors and officers, respectively, of Merger Sub.

Registration of Exchangeable Shares

Stifel has agreed to file with the SEC within three business days after the effective time of the merger a registration statement on Form S-3 with respect to the resale of the shares of Stifel common stock issuable upon exchange of the exchangeable shares.

Conditions to Complete the Merger

Each of Stifel’s, Merger Sub’s and Thomas Weisel Partners’ obligation to effect the merger is subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

•	adoption of the merger agreement by Thomas Weisel Partners’ stockholders in accordance with Delaware law;

•	the absence of any applicable law that prohibits, makes the merger illegal or enjoins the consummation of the merger;

•	approval for the listing on the NYSE of Stifel common stock to be issued to the Thomas Weisel Partners stockholders pursuant to the merger, subject to official notice of issuance;

•

the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective by the SEC and the absence of an effective stop order suspending the effectiveness of the Form S-4 or proceedings pending before the SEC for that purpose;

•	the applicable waiting period under the HSR Act relating to the merger having expired or been terminated; and

•

such authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, governmental authority as set forth in the disclosure schedules to the merger agreement have been obtained, made or occurred to the extent that any failure to obtain such authorizations, consents, orders, declarations or approvals of, or to make filings with, or to have terminations or expirations of waiting periods occur that would have or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on Thomas Weisel Partners or Stifel.

Stifel’s and Merger Sub’s obligation to effect the merger is subject to the satisfaction (or, to the extent permissible, waiver) of a number of conditions, including:

•	Thomas Weisel Partners having performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•

the accuracy of the representations and warranties of Thomas Weisel Partners contained in the merger agreement at and as of the date of the merger agreement and the effective time of the merger as if made at and as of such time, except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or material adverse effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Thomas Weisel Partners;

•

subsequent to the date of the merger agreement, there not having occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Thomas Weisel Partners; and

•

Stifel having received the opinion of Bryan Cave LLP, counsel to Stifel, dated the closing date of the merger, or other counsel reasonably acceptable to Stifel, to the effect that the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Stifel, Merger Sub and Thomas Weisel Partners will be a party to that reorganization within the meaning of Section 368(b) of the Code.

Thomas Weisel Partners’ obligation to effect the merger is subject to the satisfaction (or, to the extent permissible, waiver) of a number of conditions, including:

•

each of Stifel and Merger Sub having performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•

the accuracy of the representations and warranties of Stifel contained in the merger agreement in all material respects at and as of the date of the merger agreement and the effective time of the merger as if made at and as of such time except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or material adverse effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Stifel;

•

subsequent to the date of the merger agreement, there not having occurred and be continuing as of or otherwise arisen before the effective time of the merger any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Stifel; and

•

Thomas Weisel Partners having received the opinion of Sullivan & Cromwell LLP, counsel to Thomas Weisel Partners, or other counsel reasonably acceptable to Thomas Weisel Partners, dated the closing date of the merger, to the effect that the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Stifel, Merger Sub and Thomas Weisel Partners will be a party to that reorganization within the meaning of Section 368(b) of the Code.

Termination of the Merger Agreement

Stifel and Thomas Weisel Partners may mutually agree to terminate the merger agreement before completing the merger, even after Thomas Weisel Partners stockholder approval. In addition, either of Stifel or Thomas Weisel Partners may terminate the merger agreement if:

•

the merger has not been consummated by the termination date (except that this right is not available to any party whose breach of the merger agreement resulted in failure of the merger to be consummated);

•

there is any applicable law that (A) makes consummation of the merger illegal or other otherwise prohibited or (B) enjoins Thomas Weisel Partners or Stifel from consummation the merger and such enjoin has become final and non appealable; or

•

at the Thomas Weisel Partners stockholder meeting (including any adjournment or postponement thereof), approval and adoption of the merger agreement and approval of the merger by the Thomas Weisel Partners stockholders is not obtained.

Stifel may also terminate the merger agreement under the following circumstances:

•

an adverse recommendation change occurs or the board of directors of Thomas Weisel Partners fails to publicly confirm the recommendation of the board of directors of Thomas Weisel Partners to proceed with the merger within 5 business days of a written request by Stifel that it do so; or

•

Thomas Weisel Partners breaches its representations and warranties, covenants or agreements under the merger agreement such that the applicable closing conditions will not have been satisfied (and such condition is incapable of being satisfied prior to the termination date).

Thomas Weisel Partners may terminate the merger agreement if:

•

the board of directors of Thomas Weisel Partners authorizes Thomas Weisel Partners, subject to complying with the terms of the merger agreement, to enter into a written agreement concerning a superior proposal, but only if Thomas Weisel Partners pays any amounts due as described below under “Expenses and Fees—Termination Fees Payable by Thomas Weisel Partners” and prior to any such termination,

•

Thomas Weisel Partners notifies Stifel in writing of its intention to terminate the merger agreement and to enter into a binding written agreement concerning an acquisition proposal that constitutes a superior proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and

•

Stifel does not make, within four days of receipt of such written notification (subject to certain extensions), an offer that is at least as favorable to the stockholders of Thomas Weisel Partners as such superior proposal; or

•

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Stifel or Merger Sub shall have occurred such that certain closing conditions will not have been satisfied (and such condition is incapable of being satisfied prior to the termination date).

Effect of Termination

If the merger agreement is terminated, it will become void and of no effect, and there will be no liability on the part of Stifel, Merger Sub or Thomas Weisel Partners to any other party (except as to any expenses or fees owed, as described below under “Expenses and Fees”), except if such termination resulted from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof or (iii) willful or reckless breach by any party of any representation or warranty contained therein, such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.

Expenses and Fees

Except with respect to the filing fee for the registration statement of which this proxy statement/prospectus forms a part and certain filing fees under antitrust laws, all of which will be shared equally by Stifel and Thomas Weisel Partners, each of Stifel and Thomas Weisel Partners will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Termination Fees Payable by Thomas Weisel Partners

Under the terms of the merger agreement, Thomas Weisel Partners would be obligated to pay Stifel a $10,000,000 cash termination fee if:

•

the board of directors of Thomas Weisel Partners authorizes Thomas Weisel Partners, subject to complying with the terms of the merger agreement, to enter into a written agreement concerning a superior proposal;

•

the merger is not completed before the termination date (if stockholder approval is not obtained at the Thomas Weisel Partners stockholder meeting (including any adjournment)), but only if both (A) prior to Thomas Weisel Partners stockholder meeting, or the date of termination, as the case may be, an acquisition proposal has been made, and (B) within 12 months following the date of such termination: (1) Thomas Weisel Partners merges with or into, or is acquired by, the person making such acquisition proposal; (2) such person acquires more than 50% of the total assets of Thomas Weisel Partners and its subsidiaries, taken as a whole; or (3) such person acquires more than 50% of the outstanding shares of capital stock of Thomas Weisel Partners (or in the case of (1) through (3) above, if Thomas Weisel Partners has entered into any contract or agreement providing for such action, in which case such cash termination fee shall be paid on the later date on which such action is completed); or

•

an adverse recommendation change occurs or the board of directors of Thomas Weisel Partners fails to publicly confirm the recommendation by the board of directors of Thomas Weisel Partners to proceed with the merger within 5 business days of a written request by Stifel that it do so, but only if such adverse recommendation change was not solely the result of the occurrence of a material adverse effect of Stifel.

Specific Performance

Each party is entitled to seek an injunction or injunctions to prevent a breach of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the United States District Court for the Southern District of New York or any New York State court sitting in the City of New York.

Amendment, Waiver and Extension of the Merger Agreement

Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after Thomas Weisel Partners stockholder approval is obtained, there may be no amendment or waiver that pursuant to Delaware law requires further stockholder approval unless we obtain the required stockholder approval.

OTHER AGREEMENTS RELATED TO THE MERGER

The Voting Agreements

The following summary describes material provisions of the voting agreements that have been entered into by Stifel with certain officers of Thomas Weisel Partners. This summary does not purport to be complete and may not contain all of the information about the voting agreements that is important to you. This summary is subject to, and qualified in its entirety by reference to, the form of voting agreement, which is attached to this proxy statement/prospectus as Annex E and is incorporated by reference into this proxy statement/prospectus. You are urged to read the form of voting agreement carefully and in its entirety.

As a condition to its entering into the merger agreement, Stifel required certain officers of Thomas Weisel Partners to each enter into a voting agreement with Stifel, in each case with respect to all of the shares of Thomas Weisel Partners common stock and exchangeable shares of TWP Acquisition Company (Canada), Inc. beneficially owned by such stockholders (referred to collectively in this proxy statement/prospectus as the “voting agreement shares”). As of the record date, the outstanding voting agreement shares represent approximately 16.5% of the votes eligible to be cast at the Annual Meeting.

The stockholders party to the voting agreements have agreed to do the following, among others:

•

vote all voting agreement shares (and in the case of any exchangeable shares owned by the stockholder, to instruct the voting trustee to cast votes in respect of all such exchangeable shares) in favor of the merger; and

•

vote the voting agreement shares against any action, transaction or agreement that would result in a breach in respect of any covenant, representation or warranty or any other obligation or agreement of Thomas Weisel Partners under the merger agreement or the voting agreement.

The voting agreement stockholders have also agreed not to sell, directly or indirectly, transfer or otherwise dispose of any voting agreement shares unless the person to whom the voting agreement shares are transferred agrees in writing to be bound by the terms of the voting agreement. The voting agreements remain in full force and effect until the earlier of (i) the date after the Annual Meeting is held to consider approval and adoption of the merger agreement and approval of the merger and (ii) the termination of the merger agreement, but in no event later than December 31, 2010.

COMPARISON OF RIGHTS OF STIFEL FINANCIAL CORP. STOCKHOLDERS AND THOMAS WEISEL PARTNERS GROUP, INC. STOCKHOLDERS

Both Stifel and Thomas Weisel Partners are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the Delaware General Corporation Law, or the DGCL. Upon completion of the merger, the Thomas Weisel Partners stockholders will become stockholders of Stifel and the rights of the former Thomas Weisel Partners stockholders will be governed by Delaware law, the certificate of incorporation of Stifel, as amended, and the bylaws of Stifel, as amended.

The following discussion is a summary of the material differences between the current rights of Stifel common stockholders and the current rights of Thomas Weisel Partners common stockholders. Thomas Weisel Partners and Stifel have determined that there will be no material differences between the rights of the holder of the Thomas Weisel Partners special voting preferred share and the Stifel special voting preferred share. While this summary includes the material differences between the current rights of Stifel common stockholders and the current rights of Thomas Weisel Partners stockholders, this summary may not contain all of the information that is important to you. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other governing documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a common stockholder of Stifel and a common stockholder of Thomas Weisel Partners. Stifel and Thomas Weisel Partners have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 151.

	Rights of Stifel Stockholders	Rights of Thomas Weisel Partners Stockholders
Authorized Capital Stock	Stifel is authorized under its certificate of incorporation to issue 100,000,000 shares, consisting of 97,000,000 shares of common stock, par value $0.15 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share	Thomas Weisel Partners is authorized under its certificate of incorporation to issue 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Special Meetings of Stockholders	The bylaws of Stifel provide that a special meeting of the stockholders may be called at any time by the Chairman of the board, if any, the Vice Chairman of the board, if any, the President or the board of directors.	Under the certificate of incorporation of Thomas Weisel Partners, special meetings of stockholders may be called at any time by, but only by, the board of directors of Thomas Weisel Partners or not less than 25% of the voting power of all outstanding shares of stock of Thomas Weisel Partners entitled to vote generally in the election of directors, considered for this purpose as a single class.

Stockholder Proposals	There are no provisions in the Stifel bylaws or certificate of incorporation governing stockholder proposals, and accordingly, the default rules of the DGCL apply, under which no advance notice is required.	Thomas Weisel Partners bylaws contain provisions requiring the stockholder to give advance written notice to Thomas Weisel Partners of a proposal in order to have the proposal considered at the stockholder meeting. The written notice, which must include information specified in the bylaws, must be given not less than 90 nor more than 120 days prior to the first anniversary date of the annual

	Rights of Stifel Stockholders	Rights of Thomas Weisel Partners Stockholders
meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, the notice must be given by the later of (i) the close of business on the date 90 days prior to such other meeting date or (ii) the close of business on the 10th day following the date on which such meeting date is first publicly announced or disclosed.

Nominations of Candidates for Election to the board of directors	There are no provisions in the Stifel bylaws or certificate of incorporation governing nomination of candidates for election to the board; therefore, the default rules of the DGCL apply.	Thomas Weisel Partners bylaws contain provisions requiring stockholders to give advance written notice to Thomas Weisel Partners of a director nomination. The written notice, which must include information specified in the bylaws, must be given not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, the notice must be given by the later of (i) the close of business on the date 90 days prior to such other meeting date or (ii) the close of business on the 10th day following the date on which such meeting date is first publicly announced or disclosed.

Notice of Stockholder Meetings	The Stifel and Thomas Weisel Partners bylaws provide that written notice of any meeting of the stockholders must be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Number of Directors	The bylaws of Stifel provide that the size of the board of directors will be determined from time to time by the board of directors.	The certificate of incorporation of Thomas Weisel Partners provides that the size of the board of directors will be determined from time to time by the board of directors.

Election of Directors	The certificate of incorporation of Stifel provides, subject to the rights of any holder of any preferred stock outstanding, that the board of directors is divided into 3 classes, as nearly equal in number as reasonably possible. At each annual meeting, the successors of the directors of the class whose term expires	Under the bylaws of Thomas Weisel Partners, subject to the rights of any holder of any preferred stock outstanding, directors are elected annually by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

	Rights of Stifel Stockholders	Rights of Thomas Weisel Partners Stockholders

in that year will be elected to hold office for a term of 3 years (and until their respective successors have been elected and qualified or until their earlier death, resignation or removal), so that the term of one class of directors will expire each year.

Under the bylaws of Stifel, at all meetings for the election of directors, a plurality of the votes cast will be sufficient to elect a director.

Removal of Directors	Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that in the case of a corporation with a classified board, directors may be removed from office only for cause by a majority stockholder vote.

Because the board of directors of Stifel is classified, under the DGCL directors may be removed from office only for cause by a majority stockholder vote.

Under the certificate of incorporation of Thomas Weisel Partners, any director or directors elected by holders of preferred stock voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of Thomas Weisel Partners entitled to vote separately as a class in an election of such directors.

Because the board of directors of Thomas Weisel Partners is not classified, under the DGCL any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies	Stifel’s certificate of incorporation provides that in the case of any vacancies, by reason of an increase in the number of directors or resignation or otherwise, directors to fill such vacancies may be elected by the majority of the directors then in office, to hold office until the next election of the class for which such directors have been chosen. No decrease in the number of directors will shorten the term of any incumbent director.	Under the certificate of incorporation of Thomas Weisel Partners, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by the certificate of incorporation to fill) will be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship will hold office until the next annual meeting of stockholders,

	Rights of Stifel Stockholders	Rights of Thomas Weisel Partners Stockholders
and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Limitation on Liability of Directors	Under the certificate of incorporation of Stifel, a director of Stifel will not be personally liable to the stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Stifel or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 147 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.	Under the certificate of incorporation of Thomas Weisel Partners, a director will not be liable to Thomas Weisel Partners or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

Indemnification and Advancement of Expenses of Directors and Officers	Under the bylaws of Stifel, Stifel must indemnify to the fullest extent authorized by law any person made or threatened to be made a party to any action, suit or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of Stifel or any predecessor of Stifel or serves or served any other enterprise as a director, officer or employee at the request of Stifel or any predecessor of Stifel.

Under the certificate of incorporation of Thomas Weisel Partners, each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Thomas Weisel Partners or is or was serving at the request of Thomas Weisel Partners as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by Thomas Weisel Partners to the fullest extent permitted by the DGCL. The right to indemnification also includes the right to be paid expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.

Thomas Weisel Partners may, by action of its board of directors, provide indemnification to such of the employees and agents of Thomas Weisel Partners to such extent and to such effect as the board of directors shall determine to be appropriate and authorized by the DGCL. Under the bylaws of Thomas Weisel Partners, expenses, including attorneys’ fees, incurred by any indemnified person in defending any such action, suit or proceeding will be paid or reimbursed by Thomas Weisel Partners promptly upon

	Rights of Stifel Stockholders	Rights of Thomas Weisel Partners Stockholders
demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by Thomas Weisel Partners of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Thomas Weisel Partners.

Amendment of the ByLaws	The bylaws of Stifel may be altered or repealed or new bylaws adopted by the board of directors, but the stockholders may make additional bylaws and may alter or repeal bylaws whether or not adopted by them.	The bylaws of Thomas Weisel Partners may be amended, modified or repealed only by the board of directors. Stockholders may adopt additional bylaws and amend, modify or repeal any bylaw whether or not adopted by them, but under the certificate of incorporation any amendment, adoption or repeal must be approved by the affirmative vote of a majority of the holders of the votes cast.

Amendment of the Certificate of Incorporation	Thomas Weisel Partners and Stifel do not have provisions governing amendment of the certificate of incorporation, therefore, the default rules of the DGCL apply. Under the DGCL, an amendment of the certificate of incorporation must be adopted by the board of directors and approved by the affirmative vote of majority of any class of stockholders so affected by the amendment if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

Action by Written Consent	The bylaws of Stifel permit any action to be taken at any annual or special meeting to be taken without a meeting if consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes required to take such action.	The certificate of incorporation of Thomas Weisel Partners prohibits stockholders from consenting in writing to the taking of any action without a meeting.

PROPOSAL TWO: ADJOURNMENT OF THE ANNUAL MEETING

Adjournment of the Meeting

Although it is not currently expected, the Annual Meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger. In that event, Thomas Weisel Partners may ask its stockholders to vote upon the proposals to elect directors to the Thomas Weisel Partners board of directors, ratify the appointment of Deloitte & Touche LLP as Thomas Weisel Partners’ independent registered public accounting firm for 2010 and consider the adjournment of the Annual Meeting to solicit additional proxies, but not the proposal to approve and adopt the merger agreement and approve the merger.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Thomas Weisel Partners board of directors to vote in favor of granting discretionary authority to the proxies to adjourn the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies. If Thomas Weisel Partners stockholders approve the adjournment proposal, we could adjourn the Annual Meeting and any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by telephone or via the Internet website. Additionally, we may seek to adjourn the Annual Meeting if a quorum is not present at the Annual Meeting.

Vote Required and Board Recommendation

A majority of the votes cast “FOR” or “AGAINST” the proposal to adjourn the meeting must be voted “FOR” the proposal to adjourn the meeting for it to pass. No proxy that is specifically marked “AGAINST” approval and adoption of the merger agreement and approval of the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the meeting.

The Thomas Weisel Partners board of directors recommends that you vote “FOR” the proposal to adjourn the meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger.

PROPOSAL THREE: ELECTION OF DIRECTORS

Our board of directors presently consists of eight members: Thomas W. Weisel, our Chief Executive Officer and the Chairman of our board of directors, Matthew R. Barger, our Lead Director, Thomas I.A. Allen, Michael W. Brown, Robert E. Grady, B. Kipling Hagopian, Alton F. Irby III and Timothy A. Koogle. We are planning to elect eight directors to the Thomas Weisel Partners board of directors who will hold office until the earliest of our 2011 annual meeting of stockholders, his or her removal or resignation or, if the merger is completed, the effective time of the merger. Upon completion of the merger, the individuals serving as Thomas Weisel Partners directors immediately prior to the closing of the merger are expected to resign and will be replaced by designees of Stifel, although some of the current Thomas Weisel Partners directors may be nominated to become members of Stifel’s board of directors.

Nominees for Election as Directors

The eight director nominees are Thomas W. Weisel, Thomas I.A. Allen, Matthew R. Barger, Michael W. Brown, Robert E. Grady, B. Kipling Hagopian, Alton F. Irby III and Timothy A. Koogle. Each of the eight nominees is currently a member of the board of directors and has been recommended for election to the board of directors by our Corporate Governance and Nominations Committee and approved and nominated for election by the board of directors.

We have no reason to believe that any nominee for director, if elected, would not serve. While the board of directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting, if that occurs, your vote (through your proxy) will be voted in favor of such other person or persons who are recommended by our Corporate Governance and Nominations Committee and designated by the board of directors.

Set forth below is information as of April 2010 regarding the director nominees, which has been confirmed by each of them for inclusion in this proxy statement/prospectus.

Thomas W. Weisel—Mr. Weisel, age 69, has served as our Chairman and Chief Executive Officer since October 1998 and has been a director of Thomas Weisel Partners since October 2005. Prior to founding Thomas Weisel Partners, from 1978 until September 1998, Mr. Weisel was Chairman and Chief Executive Officer of Montgomery Securities, an investment banking and financial services firm. Mr. Weisel also founded and served as President of Montgomery Sports, which was also known as Tailwind Sports. Mr. Weisel served as a director on the NASDAQ Stock Market board of directors from 2002 to 2006. Mr. Weisel received a bachelor of arts degree from Stanford University and an M.B.A. from Harvard Business School. In nominating Mr. Weisel, the Corporate Governance and Nominations Committee considered as important factors Mr. Weisel’s leadership of, service to and familiarity with Thomas Weisel Partners, his extensive experience in the financial services industry, his experience and familiarity with the financial statements and financial disclosure of financial services companies and his familiarity with the various markets in which Thomas Weisel Partners competes.

Matthew R. Barger —Mr. Barger, age 52, has served as our Lead Director since September 2009 and a director of Thomas Weisel Partners since February 2007. Mr. Barger is currently a Senior Advisor to Hellman & Friedman LLC, a private equity firm. Mr. Barger joined Hellman & Friedman in 1984 and has held several positions during his tenure, including that of Managing General Partner. Prior to joining Hellman & Friedman, Mr. Barger was an associate in the Corporate Finance Department of Lehman Brothers Kuhn Loeb. Mr. Barger serves as a director of Hall Capital Partners, an investment advisory firm, and also serves as an Advisory Board member of Artisan Partners and of Mondrian Investment Partners, both investment advisory firms. Mr. Barger holds a bachelor’s degree from Yale University and an M.B.A. from the Stanford Graduate School of Business. In nominating Mr. Barger, the Corporate Governance and Nominations Committee considered as important factors Mr. Barger’s extensive experience in the private equity industry, his experience and familiarity with the financial statements and financial disclosure and his experience as a director of Thomas Weisel Partners.

Thomas I.A. Allen—Mr. Allen, age 70, has been a director of Thomas Weisel Partners since February 2008. Mr. Allen was a Partner of, and is of Counsel to, Ogilvy Renault LLP, an international law firm based in Canada. Mr. Allen served as a director of Westwind Capital Corporation, prior to its acquisition by Thomas Weisel Partners in January 2008. Mr. Allen also serves as a director of Mundoro Capital Inc., Terra Nova Minerals Inc., YM BioSciences Inc. and Middlefield Bancorp Limited. Mr. Allen is a Fellow of the Chartered Institute of Arbitrators (London, England). He is also past Chairman of the Accounting Standards Oversight Council of Canada and a former member of the Advisory Board of the Office of the Superintendent of Financial Institutions of Canada and past Chairman of the Corporate Finance Committee of the Investment Dealers Association of Canada (IDA), a former public director of the IDA, and a former member of the IDA’s Executive Committee. Mr. Allen holds a bachelor of arts degree and an LL.B, both from the University of Western Ontario. In nominating Mr. Allen, the Corporate Governance and Nominations Committee considered as important factors Mr. Allen’s extensive legal experience, his expertise and familiarity with accounting standards, financial statements and financial disclosure of financial services companies and his experience as a director of Thomas Weisel Partners.

Michael W. Brown—Mr. Brown, age 64, has been a director of Thomas Weisel Partners since February 2007. Mr. Brown was an officer of Microsoft Corporation from December 1989 through July 1997, serving as Vice President and Chief Financial Officer from August 1994 to July 1997, as Vice President – Finance from April 1993 to August 1994 and as Treasurer from January 1990 to April 1993. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a director of EMC Corporation, a provider of information management systems, software and services, a director of VMware, Inc., a provider of computer virtualization solutions, and a director of Administaff, Inc., a professional employer organization providing services such as payroll and benefits administration. Mr. Brown is also a director of several private companies. Mr. Brown is a past Chairman of the NASDAQ Stock Market board of directors and a past governor of the National Association of Securities Dealers. Mr. Brown holds a bachelor of science degree in economics from the University of Washington in Seattle. In nominating Mr. Brown, the Corporate Governance and Nominations Committee considered as important factors Mr. Brown’s experience in a leadership role of a large and complex organization, his extensive experience and familiarity with financial statements and financial disclosure of complex organizations and his experience as a director of Thomas Weisel Partners.

Robert. E. Grady—Mr. Grady, age 52, has been a director of Thomas Weisel Partners since September 2009. Mr. Grady is currently a partner and managing director at Cheyenne Capital, a private equity investment firm. Prior to joining Cheyenne Capital, from 2000 through 2009, Mr. Grady served as a partner at The Carlyle Group, one of the world’s largest private equity firms, where he was Chairman and Managing Partner of Carlyle Venture Partners, the firm’s U.S. venture and growth capital organization. Mr. Grady joined Carlyle in 2000 as global head of Venture Capital and served as a Member of Carlyle’s Management Committee. Mr. Grady served as Chairman of the National Venture Capital Association’s board of directors from 2006 – 2007, having joined the board of directors in 2002. Prior to joining Carlyle, Mr. Grady was a Managing Director and member of the Management Committee at Robertson Stephens & Company, an emerging growth investment bank. Mr. Grady previously served in the White House as Deputy Assistant to President George H.W. Bush and as Executive Associate Director of the Office of Management and Budget (OMB). Mr. Grady also served for a decade on the faculty of the Stanford Graduate School of Business where he taught courses on environmental policy and regulation. Mr. Grady is also a Director of AuthenTec, Inc., Maxim Integrated Products and several privately-held companies. Mr. Grady holds an A.B degree, cum laude, from Harvard College and an M.B.A. from the Stanford Graduate School of Business. In nominating Mr. Grady, the Corporate Governance and Nominations Committee considered as important factors Mr. Grady’s experience in leadership roles at large financial services firms, his extensive experience in the financial services industry, his experience and familiarity with financial statements and financial disclosure of financial services companies and his familiarity with the various markets in which Thomas Weisel Partners competes.

B. Kipling Hagopian—Mr. Hagopian, age 68, has been a director of Thomas Weisel Partners since January 2006. Mr. Hagopian was a founder of Brentwood Associates, a venture capital investment company, and was a general partner of all of the funds started by Brentwood Associates from inception until 1996. He has been a

Special Limited Partner of each of the five Brentwood funds started since 1989, and is a Special Advisory Partner to Redpoint Ventures I which is a successor to Brentwood Associates’ information technology funds. Mr. Hagopian is also a Managing Partner of Apple Oaks Partners LLC, a private investment company which manages his own capital and the capital of one other individual. Mr. Hagopian serves as Chairman of the board of directors of Maxim Integrated Products, a semiconductor company. Mr. Hagopian holds a bachelor of arts degree and an M.B.A., both from the University of California, Los Angeles. In nominating Mr. Hagopian, the Corporate Governance and Nominations Committee considered as important factors Mr. Hagopian’s extensive experience in the private equity industry, his experience and familiarity with the financial statements and financial disclosure and his experience as a director of Thomas Weisel Partners.

Alton F. Irby III—Mr. Irby, age 69, has been a director of Thomas Weisel Partners since February 2008. Mr. Irby is a founding partner of London Bay Capital LLC, a privately held investment firm, which was founded in May 2006 and he was founding partner of Tricorn Partners LLP, a privately held investment bank from May 2003 to May 2006. Prior to founding Tricorn Partners, Mr. Irby was Chairman and Chief Executive Officer of HawkPoint Partners, formerly known as National Westminster Global Corporate Advisory, and was a founding partner of Hambro Magan Irby Holdings. He is the chairman of ContentFilm plc and also serves as a director of McKesson Corporation (and of one of McKesson Corporation’s U.K. subsidiaries) and several other privately held firms. Mr. Irby holds a bachelor’s degree from the Georgia Institute of Technology and served four years on active duty as an intelligence officer in the U.S. Marine Corps. In nominating Mr. Irby, the Corporate Governance and Nominations Committee considered as important factors Mr. Irby’s extensive experience in the financial services industry, his experience and familiarity with financial statements and financial disclosure and his experience as a director of Thomas Weisel Partners.

Timothy A. Koogle—Mr. Koogle, age 58, has been a director of Thomas Weisel Partners since January 2006. In 1978, Mr. Koogle founded Phase 2, Inc., which was sold to Motorola, Inc. in 1981. Mr. Koogle served in a number of executive management positions with Motorola between 1981 and 1990. He was President of Intermec Corporation and Corporate Vice President of its parent company, Western Atlas/ Litton, a multinational technology company from 1990 to 1995. Mr. Koogle was the founding Chief Executive Officer of Yahoo! Inc. from July 1995 to May 2001 and Chairman of the board of directors of Yahoo! from 1999 to 2001. Mr. Koogle served as Vice Chairman and Director of Yahoo! from May 2001 to August 2003. He is currently a private venture investor engaged in the formation and growth of early stage technology companies. He is also founder and Chief Executive Officer of Serendipity Land Holdings, LLC, a private land development company, and the Managing Director of The Koogle Foundation, a private philanthropic organization focused on the education of underprivileged youth. Mr. Koogle holds a bachelor of science degree from the University of Virginia and M.S. and D. Engr. degrees in mechanical engineering from Stanford University. In nominating Mr. Koogle, the Corporate Governance and Nominations Committee considered as important factors Mr. Koogle’s experience in a leadership role of a large and complex organization, his extensive experience and familiarity with financial statements and financial disclosure of complex organizations and his experience as a director of Thomas Weisel Partners.

There are no family relationships between any director or executive officer of Thomas Weisel Partners and any other director or executive officer of Thomas Weisel Partners.

Vote Required

You may vote “FOR” or “WITHHOLD” with respect to any or all director nominees. The election of a director requires a plurality of the votes that are cast “FOR” the election of directors. Accordingly, the eight nominees receiving the highest number of votes “FOR” will be elected. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and because there are eight nominees for eight director positions, “WITHHOLD” votes will have no effect on the outcome of the vote for the election of directors. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted voted as the Thomas Weisel Partners board of directors recommends, which is FOR the election of each of the eight nominees for director named above.

Recommendation of the Thomas Weisel Partners Board of Directors

The Thomas Weisel Partners board of directors unanimously recommends a vote FOR the election of each of Mr. Weisel, Mr. Barger, Mr. Allen, Mr. Brown, Mr. Grady, Mr. Hagopian, Mr. Irby and Mr. Koogle to the Thomas Weisel Partners board of directors.

Independence of Non-Employee Directors

Our board of directors and Corporate Governance and Nominations Committee has analyzed the independence of each nominee for the board of directors and has determined that each of our nominees, other than Mr. Weisel is independent of us under both our Standards Regarding Director Independence Determinations and the applicable NASDAQ Stock Market listing standards. In addition, our board of directors and its Corporate Governance and Nominations Committee have determined that each current and proposed member of the Audit Committee is “independent” under the SEC’s audit committee independence standards and that each member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Our Standards Regarding Director Independence Determinations are available in the “Investor Relations—Corporate Governance” section of our website at www.tweisel.com.

In connection with the independence determinations, our Corporate Governance and Nominations Committee and the board of directors considered all of the relationships between each independent director and us, and in particular the following types of relationships: (i) brokerage and investment banking relationships between us and any independent director, their family members and entities any of them are affiliated with or in which they are significantly invested, (ii) relationships between us and any third-party vendor that is affiliated with any independent director or any of their family members or in which any of them are significantly invested and (iii) relationships with Deloitte & Touche LLP, Thomas Weisel Partners’ independent auditors.

Board Leadership Structure

Our Board currently consists of seven independent directors and one employee director. Mr. Weisel has served as our Chairman and Chief Executive Officer since October 1998. Beginning September 2009, the Board has designated one of the independent directors as Lead Director. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Lead Director, benefits us and our stockholders. While different board leadership structures may be appropriate for other companies in different situations, we believe our current Board leadership structure, with its strong emphasis on Board independence, provides effective independent oversight of management, while allowing both the Board and management to benefit from Mr. Weisel’s 30 plus years of experience in the industry. In addition, we believe that having a single leader for both Thomas Weisel Partners and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Thomas Weisel Partners. We believe Thomas Weisel Partners, like many U.S. companies, has been well-served by this leadership structure.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board believes it is appropriate for the independent directors to elect one independent director to serve as a Lead Director. The Lead Director’s responsibilities include (1) being available to discuss with the other directors concerns they may have about Thomas Weisel Partners and its performance and relaying these concerns, where appropriate, to the full Board; (2) being available to consult with the Chief Executive Officer regarding the concerns of the directors; (3) being available to be consulted by the senior executives of Thomas Weisel Partners as to concerns they may have; and (4) presiding at executive sessions of the Board.

Risk Oversight

Our Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing Thomas Weisel Partners’ risk management. Accordingly, our Board, in conjunction with our senior management, is actively involved in overseeing Thomas Weisel Partners’ risks. At a company-wide level, the Board and Thomas Weisel Partners have implemented policies and procedures providing guidelines for their employees in their day-to-day activities. These include but are not limited to Thomas Weisel Partners’ Code of Conduct and Ethics, Anti-Money Laundering Policy, Chinese Wall Procedures, Identity Theft Prevention Program, Privacy Policy and Procedures for Treatment of Complaints and Incident Reports. In addition, the management structure of each of Thomas Weisel Partners’ business lines is designed to manage risk on a daily basis, with members of Thomas Weisel Partners’ senior management having ultimate responsibility for those business lines. Thomas Weisel Partners’ senior management provides regular reports to the Board of any material issues and material risks within the business lines and the degree of its exposure to those risks. These issues are discussed with the Board to ensure that management is properly focused on risk. As a tool to help provide oversight over Thomas Weisel Partners’ market and strategic risks, the Board also reviews business plans for Thomas Weisel Partners as a whole.

The Board also receives risk-related information from each of Thomas Weisel Partners’ compliance, internal audit and legal functions. On a quarterly basis, the compliance department presents a summary of all regulatory inquiries and material incidents reported to the Compliance department during that quarter and provides an annual compliance report. The legal department provides a quarterly summary of Thomas Weisel Partners’ new, ongoing and potential litigation and regulatory actions and a report on Thomas Weisel Partners’ Whistleblower Program. The internal audit department reports directly to the Board’s Audit Committee and is responsible for independently assessing the controls that allow for management and monitoring of Thomas Weisel Partners’ risk. The internal audit department provides the Audit Committee with an annual firm-wide risk assessment, based on the COSO model, performs reviews and audits as directed and as part of an annual audit program and participates in Thomas Weisel Partners’ compliance with the Sarbanes-Oxley Act. In addition to these regular reports, material risks identified by these departments are communicated to the Board as they arise.

In addition, each of our Board committees considers risk within its area of responsibility. For instance, our Audit Committee is apprised quarterly of significant accounting matters and of areas wherein management exercises judgment in the determination of accounting estimates including the value of assets and liabilities and the recognition of revenue and expenses. In addition, they discuss legal and compliance matters, and assess the adequacy of our risk-related internal controls. The Audit Committee also requests management to address specific risk issues at its meetings. Likewise, the Compensation Committee considers risk and structures our compensation programs with an eye to providing incentives to appropriately reward growth without undue risk taking. On an annual basis, the Corporate Governance and Nominations Committee reviews our Company’s and Board Committees’ structure to ensure appropriate oversight of risk.

Board Committees

Our board of directors held five meetings during 2009. Each of our directors, other than Mr. Koogle, attended at least 80% in the aggregate of the total number of meetings of the board of directors and the committees of the board of directors on which he served during 2009. Attendance at board of directors and committee meetings during 2009 averaged above 87% for our directors as a group. We encourage our directors to attend annual meetings of stockholders and we have scheduled our 2010 second quarter board of directors and committee meetings to coincide with the Annual Meeting. All of our directors attended our last annual meeting of stockholders. Information about how to communicate with our board of directors or any member or committee of the board of directors is set forth herein under “Communicating with the Board of Directors”.

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors has separately designated a standing Audit Committee, Compensation Committee and Corporate Governance and Nominations Committee, and from time to time may establish other committees to facilitate the management of our business. Our board of directors has established a policy that committee chairmanships should be rotated at least once every three years.

Audit Committee. Our Audit Committee is currently comprised of four independent directors, who currently are Mr. Allen, Mr. Brown, Mr. Grady and Mr. Irby in compliance with the applicable rules of the NASDAQ Stock Market. Mr. Brown is the Chairman of the Audit Committee. If all of our director nominees are elected, then effective immediately after our Annual Meeting, the membership of our Audit Committee would not change and the Audit Committee would continue to consist of the following four independent directors: Mr. Brown (Chair), Mr. Allen, Mr. Grady and Mr. Irby.

Our board of directors has determined that each current and prospective member of the Audit Committee is “independent” under the SEC’s audit committee independence standards and that each of Mr. Brown, Mr. Allen, Mr. Grady and Mr. Irby is an audit committee financial expert within the meaning of the rules of the SEC. Our Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act.

Our Audit Committee reviews and reports to the board of directors on our internal controls over financial reporting, our annual and quarterly financial statements and related reports and disclosures, significant accounting policies and practices and the performance of our internal audit function. The Audit Committee is also responsible for the engagement and oversight of Thomas Weisel Partners’ independent auditors, the scope of the audit to be undertaken by our auditors and the pre-approval of any audit and permitted non-audit services provided by such auditors. Our Audit Committee has a charter that is available in the “Investor Relations—Corporate Governance” section of our website at http://www.tweisel.com. During 2009, our Audit Committee met 12 times, including nine executive sessions with Thomas Weisel Partners’ independent auditors. The head of our internal audit department also reports directly to the Audit Committee and, when appropriate, participates in executive sessions with the Audit Committee.

Compensation Committee. In compliance with the applicable rules of the NASDAQ Stock Market, our Compensation Committee is currently comprised of three independent directors, who currently are Mr. Barger, Mr. Irby and Mr. Koogle. Mr. Irby is the Chairman of our Compensation Committee. If all of our director nominees are elected, then effective immediately after our Annual Meeting, the membership of our Compensation Committee would not change and the Compensation Committee would continue to consist of the following three independent directors: Mr. Irby (Chair), Mr. Barger and Mr. Koogle.

Our board of directors has determined that each current and prospective member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Our Compensation Committee reviews and, as it deems appropriate, recommends to the board of directors policies, practices and procedures relating to the compensation of our executive officers. The Compensation Committee also exercises all authority under our Equity Incentive Plan. From time to time, and in connection with the determination of bonus payments, the Compensation Committee approves an aggregate bonus or equity award pool and delegates to management the authority to allocate such aggregate amounts among individual employees other than executive officers. During 2009, our Compensation Committee met 10 times. Our Compensation Committee has the authority under its charter to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. Our Compensation Committee has a charter that is available in the “Investor Relations—Corporate Governance” section of our website at http://www.tweisel.com.

Under its charter, our Compensation Committee is specifically charged with, among other things: (i) determining and approving, or recommending to the board of directors for determination and approval, the compensation of our Chief Executive Officer and (ii) determining and approving, or recommending to the board of directors for determination and approval, the compensation of our other executive officers. A further description of the process for the consideration and determination of the compensation of our executive officers, including the role of executives in that process, is included in our “Compensation Discussion and Analysis” herein. Under its charter, the Compensation Committee may retain outside consultants to assist in the evaluation of CEO or executive compensation; however, during 2009 no outside consultant was retained for this purpose.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is or has previously been an officer or employee of Thomas Weisel Partners. None of our executive officers serves as a member of the board of directors or compensation committee (or body performing equivalent functions) of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Corporate Governance and Nominations Committee. Our Corporate Governance and Nominations Committee is comprised of four independent directors, who currently are Mr. Allen, Mr. Grady, Mr. Hagopian and Mr. Koogle, in compliance with the applicable rules of the NASDAQ Stock Market. Mr. Hagopian is the Chairman of the Corporate Governance and Nominations Committee. If all of our director nominees are elected, then effective immediately after our Annual Meeting, the membership of our Corporate Governance and Nominations Committee would not change and the Corporate Governance and Nominations Committee would continue to consist of the following four independent directors: Mr. Hagopian (Chair), Mr. Allen, Mr. Grady and Mr. Koogle.

Our Corporate Governance and Nominations Committee identifies and recommends nominees to our board of directors and oversees compliance with our Corporate Governance Guidelines. In addition, our Corporate Governance and Nominations Committee reviews and recommends to the board of directors the form and amounts of compensation for our non-employee directors. During 2009, our Corporate Governance and Nominations Committee met four times. Our Corporate Governance and Nominations Committee has a charter that is available in the “Investor Relations—Corporate Governance” section of our website. In addition, our Corporate Governance Guidelines and our Standards Regarding Director Independence Determinations are also available in this section of our website at http://www.tweisel.com.

In accordance with our Corporate Governance Guidelines, qualified candidates for membership on our board of directors are identified and recommended by the Corporate Governance and Nominations Committee. The Board and the Corporate Governance and Nominations Committee believe that sound governance of our Company in an increasingly complex landscape requires a wide diversity of viewpoints, backgrounds, skills, and experiences. While the Corporate Governance and Nominations Committee does not have a formal policy regarding board diversity, the Corporate Governance and Nominations Committee strives to encourage diversity on the Board by basing its nominations on the following criteria:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•

The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of the board of directors will build a board of directors that is effective, collegial and responsive to the needs of Thomas Weisel Partners.

Under our Corporate Governance Guidelines, the Corporate Governance and Nominations Committee will evaluate candidates for Board membership nominated by stockholders in accordance with our bylaws in the same manner as other candidates identified by or to the Corporate Governance and Nominations Committee. Under its charter, the Corporate Governance and Nominations Committee may retain outside consultants to assist in identifying candidates; however, during 2009 no outside consultant was retained for this purpose.

In September 2009, the Corporate Governance and Nominations Committee nominated and the Board appointed Robert E. Grady for membership on the Board. Mr. Grady was recommended to the Corporate Governance and Nominations Committee by the Chief Executive Officer.

A holder of Thomas Weisel Partners common stock may nominate an individual for election to our board of directors in the manner set forth in, and in accordance with the provisions of, our bylaws and any such nominee will be given appropriate consideration by the Corporate Governance and Nominations Committee in accordance with, among other things, our Corporate Governance Guidelines. Under Section 1.11(b) of our bylaws, as a general matter in order for a nomination to be properly brought before the annual meeting of Thomas Weisel

Partners’ stockholders to be held in 2010, notice of a nomination must be delivered to our corporate Secretary before the later of (1) ninety days prior to the date of our Annual Meeting and (2) the tenth day following the date on which we first publicly announce the date of our Annual Meeting. In any notice of nomination, the nominating stockholder must include a statement in writing setting forth (i) the name of the person or persons to be nominated, (ii) the number and class of all shares of each class of our capital stock owned of record and beneficially by the nominee, (iii) the information regarding the nominee required by paragraphs (a), (e) and (f) of Item 401 of the SEC’s Regulation S-K, (iv) the nominee’s signed consent to serve as a director if elected, (v) the nominating stockholder’s name and address and (vi) the number and class of all shares of each class of our capital stock owned of record and beneficially by the nominating stockholder. A copy of our bylaws is included as an exhibit to our Annual Report on Form 10-K. See “Where You Can Find More Information” beginning on page 151.

Compensation of Directors

Our policy is not to pay additional compensation for service on our board of directors to directors who are also our employees. Our compensation policy with respect to non-employee directors for the 2009/2010 board of directors term is as follows:

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For service on our board of directors, each non-employee director received an annual retainer of approximately $50,000, pro-rated for a partial year’s service if applicable. Under our policy, 50% or more of the annual retainer is paid in equity awards (with the percentage above 50% to be at the election of each director). For the 2009/2010 term, each of our directors elected to receive 100% of the annual retainer in equity. For purposes of our director compensation policy, equity awards are valued in accordance with the Financial Accounting Standards Codification Topic 718 (“ASC 718”), and related SEC guidance.

•

The lead director received additional annual compensation of approximately $12,500. Under our policy, the additional annual compensation is paid in either cash or equity awards at his or her election. For the 2009/2010 term, the lead director elected to receive 100% of the additional annual compensation in equity.

•

The chairpersons of the Audit and Compensation Committees each received additional annual compensation of approximately $12,500. Under our policy, the additional annual compensation is paid in either cash or equity awards at his or her election. For the 2009/2010 term, each of the chairpersons of the Audit and Compensation Committees elected to receive 100% of the additional annual compensation in equity.

•	Each non-employee director may be reimbursed for reasonable out-of-pocket expenses incurred in connection with his service on our board of directors and its committees.

•	Additional compensation may be paid to non-employee directors in connection with additional committee service, as determined by our Compensation Committee.

During the 2009/2010 board of directors term, payments to non-employee directors for service on our board of directors were made in accordance with the policy outlined above. Pursuant to this policy, in 2009 Mr. Barger and Mr. Brown each received approximately $12,500 as additional compensation for their service as lead director and chairperson of the Audit Committee, respectively, and Mr. Irby received $8,218.75, the pro-rated portion of additional compensation for service as chairperson of the Compensation Committee. During the 2009/2010 term, each non-employee director elected to receive all of his 2009 director’s compensation in the form of restricted stock units, not subject to vesting, awarded under our Equity Incentive Plan.

For the 2010/2011 board of directors term, our compensation policy with respect to non-employee directors will be as follows:

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For service on our board of directors, each non-employee director will receive an annual retainer of approximately $75,000, pro-rated for a partial year’s service if applicable. Under our policy, 50% or more of the annual retainer will be paid in equity awards (with the percentage above 50% to be at the election of each director).

•

The lead director will receive additional annual compensation of approximately $25,000, pro-rated for a partial year’s service if applicable. Under our policy, the additional annual compensation will be paid in either cash or equity awards at his or her election.

•

The chairpersons of the Audit and Compensation Committees will each receive additional annual compensation of approximately $12,500, pro-rated for a partial year’s service if applicable. Under our policy, the additional annual compensation will be paid in either cash or equity awards at his or her election.

•

The chairperson of the Corporate Governance and Nominations Committee will receive additional annual compensation of approximately $10,000, pro-rated for a partial year’s service if applicable. Under our policy, the additional annual compensation will be paid in either cash or equity awards at his or her election.

•	Each non-employee director may be reimbursed for reasonable out-of-pocket expenses incurred in connection with his service on our board of directors and its committees.

•	Additional compensation may be paid to non-employee directors in connection with additional committee service, as determined by our Compensation Committee.

The following table sets forth information regarding amounts paid to non-employee directors during 2009 in connection with their service on our board of directors and its committees.

2009 Director Compensation

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards	All Other Compensation	Total
Thomas I.A. Allen(c)	$0	$53,514	$0	$0	$53,514
Matthew R. Barger(d)	$0	$66,890	$0	$0	$66,890
Michael W. Brown(d)	$0	$66,890	$0	$0	$66,890
Robert Grady(e)	$0	$34,974	$0	$0	$34,974
B. Kipling Hagopian(c)	$0	$53,514	$0	$0	$53,514
Alton F. Irby III(f)	$0	$62,256	$0	$0	$62,256
Timothy A. Koogle(c)	$0	$53,514	$0	$0	$53,514

(a)	Under our compensation policy, each non-employee director was entitled to receive 50% of his director compensation in cash, however, in 2009 each of our non-employee directors elected to receive all of his compensation in the form of restricted stock units, or RSUs, awarded under our Equity Incentive Plan. The RSUs vested immediately upon grant.
(b)	Reflects the fair value of RSUs awarded in 2009 on the award date. Pursuant to our compensation policy, the number of RSUs awarded were calculated by dividing the total dollar amount owed by the ten day weighted average price for the ten trading days prior to and including the day of grant.
(c)	In 2009, each of Mr. Allen, Mr. Hagopian and Mr. Koogle was entitled to receive $25,000 in cash as director’s compensation under our director compensation policy; however, each of them elected to receive RSUs with an equivalent value in lieu of this cash amount. In addition, in 2009 each of Mr. Allen, Mr. Hagopian and Mr. Koogle was entitled to receive $25,000 of director’s compensation in the form of RSUs. As result, in 2009 each of Mr. Allen, Mr. Hagopian and Mr. Koogle received a total of 9,910 RSUs under our director compensation policy.

(d)	In 2009, each of Mr. Barger and Mr. Brown was entitled to receive $31,250 in cash as director’s compensation under our director compensation policy; however, each of them elected to receive RSUs with an equivalent value in lieu of this cash amount. In addition, in 2009 each of Mr. Barger and Mr. Brown was entitled to receive $31,250 of director’s compensation in the form of RSUs. As result, in 2009 each of Mr. Barger and Mr. Brown received a total of 12,387 RSUs under our director compensation policy.
(e)	In 2009, Mr. Grady was entitled to receive $16,437 in cash as director’s compensation under our director compensation policy, representing the pro-rated portion of his service on the board of directors in 2009; however, Mr. Grady elected to receive RSUs with an equivalent value in lieu of this cash amount. In addition, in 2009, Mr. Grady was entitled to receive $16,437 of director’s compensation in the form of RSUs, representing the pro-rated portion of his service on the board of directors in 2009. As result, in 2009, Mr. Grady received a total of 6,525 RSUs under our director compensation policy.
(f)	In 2009, Mr. Irby was entitled to receive $29,109 in cash as director’s compensation under our director compensation policy, representing the sum of his service on the board of directors and the pro-rated portion of his service as the Chairman of the Compensation Committee in 2009; however, Mr. Irby elected to receive RSUs with an equivalent value in lieu of this cash amount. In addition, in 2009, Mr. Irby was entitled to receive a pro-rated portion of $29,109 of director’s compensation in the form of RSUs, representing the sum of his service on the board of directors and the pro-rated portion of his service as the Chairman of the Compensation Committee in 2009. As result, in 2009, Mr. Irby received a total of 11,541 RSUs under our director compensation policy.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Thomas Weisel Partners board of directors has appointed Deloitte & Touche LLP as Thomas Weisel Partners’ independent auditors for our fiscal year ending December 31, 2010. The Thomas Weisel Partners board of directors is submitting this appointment of independent auditors for stockholder ratification at the Annual Meeting.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Neither applicable law nor our organizational documents require that Thomas Weisel Partners stockholders ratify the appointment of Deloitte & Touche LLP as Thomas Weisel Partners’ independent auditors, however, the Thomas Weisel Partners Audit Committee believes that it is consistent with good corporate practice to allow stockholders an opportunity to express their views on this appointment. If the stockholders do not ratify the appointment of Deloitte & Touche LLP as Thomas Weisel Partners’ independent auditors for 2010, the Thomas Weisel Partners Audit Committee will reconsider whether or not to continue the engagement of Deloitte & Touche LLP. Even if the appointment of Deloitte & Touche LLP is ratified, the Thomas Weisel Partners Audit Committee, in its discretion, may discontinue the engagement of Deloitte & Touche LLP and engage different independent auditors at any time during the year if it determines that such a change is necessary or appropriate at such time.

Fees Paid to Independent Auditors

The following table shows information about fees paid by us to Deloitte & Touche LLP and the other member firms of Deloitte Touche Tohmatsu and their respective affiliates (which we refer to collectively as Deloitte entities) with respect to the periods indicated. The Thomas Weisel Partners Audit Committee’s policy is to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that they do not impair its independence from us. All of the fees described in the table below were pre-approved by the Thomas Weisel Partners Audit Committee. In addition, the Thomas Weisel Partners Audit Committee has pre-approved certain additional advisory services which may be provided by Deloitte & Touche LLP in the future.

	2009	2008
Type of Fees	($ in thousands)	($ in thousands)
Audit Fees(a)	$1,438	$1,670
Audit-Related Fees(b)	27	100
Tax Fees	5	—
All Other Fees	27	8

Total	$1,497	$1,778

(a)	Audit fees for the years ended December 31, 2009 and 2008, respectively, were for professional services rendered in connection with the audits of Thomas Weisel Partners’ consolidated financial statements, report on internal control over financial reporting and the review of financial statements included in Thomas Weisel Partners’ quarterly reports on Form 10-Q.
(b)	Audit-related fees for the year ended December 31, 2009 and 2008 include fees for professional services rendered in connection with the review of filings with the SEC, SEC Comment Letter responses and accounting research assistance.

Recommendation of the Thomas Weisel Partners Board of Directors

The Thomas Weisel Partners board of directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as Thomas Weisel Partners’ independent auditors for our fiscal year ending December 31, 2010. Unless a contrary choice is specified, proxies solicited by the Thomas Weisel Partners board of directors will be voted FOR ratification of the appointment.

INFORMATION CONCERNING THOMAS WEISEL PARTNERS GROUP, INC. BOARD AND MANAGEMENT

Other Relationships with Our Directors and Executive Officers

Director and Officer Indemnification. We have entered into agreements that provide indemnification to our directors, officers and other persons requested or authorized by our board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. These agreements are in addition to our indemnification obligations under our bylaws.

Tax Indemnification Agreement and Related Matters. An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation’s taxes for periods prior to its initial public offering. In contrast, the members of Thomas Weisel Partners Group LLC, our predecessor, rather than us, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of Thomas Weisel Partners Group LLC and its affiliates prior to our initial public offering. In connection with our initial public offering, we entered into a tax indemnification agreement to indemnify the members of Thomas Weisel Partners Group LLC against certain increases in taxes that relate to activities of Thomas Weisel Partners Group LLC and its affiliates prior to our initial public offering. The tax indemnification agreement includes provisions that permit us to control any tax proceeding or contest which might result in being required to make a payment under the tax indemnification agreement.

Private Equity Funds. We have established private equity funds in order to permit our employees to participate in our private equity, venture capital and other similar activities. Many of our employees, their spouses or entities owned or controlled by the employees have invested in these funds. Our affiliates generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, the funds. In addition, certain of our directors and executive officers from time to time invest their personal funds directly in other funds managed by our subsidiaries or affiliates on the same terms and with the same conditions as the other investors in these funds, who are not our directors, executive officers or employees.

Other Transactions. Certain of our directors and officers and entities affiliated with our directors maintain brokerage accounts with us and maintain investments in investment funds that we manage. In addition, companies that our directors are investors in, or are directors or officers of, from time to time engage in transactions with us, including, for example, to provide us with software and data services and staffing services and retaining us with respect to the provision of investment banking services.

Review and Approval of Transactions with Related Persons

Under our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving all related-party transactions that are required to be disclosed under Item 404 of the SEC’s Regulation S-K, and to ratify all other related party transactions of Thomas Weisel Partners. Factors taken into account in the review of related party transactions include our Code of Conduct and Ethics, our Standards Regarding Director Independence and our Corporate Governance Guidelines. Transactions with related persons that were entered into prior to our initial public offering and conversion to a corporation in February 2006 were not approved by our Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of Thomas Weisel Partners common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the copies of all Section 16(a) forms furnished to us and other information, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were met with three exceptions—(i) on March 9, 2009 a transaction took place requiring the filing of a Form 4 for Mr. Weisel, the Chief Executive Officer of Thomas Weisel Partners, by March 11, 2009, the Form 4 was inadvertently filed late on March 13, 2009; (ii) on March 26, 2009 a transaction took place requiring the filing of a Form 4 for Paul C. Slivon, an officer of Thomas Weisel Partners, by March 30, 2009, the Form 4 was inadvertently filed late on May 11, 2009; and (iii) on June 24, 2009 a transaction took place requiring the filing of a Form 4 for Mr. Slivon by June 26, 2009, the Form 4 was inadvertently filed late on June 29, 2009.

Executive Compensation

The following table sets forth information regarding the compensation paid for service during our fiscal years ended December 31, 2007, 2008 and 2009 to our Chief Executive Officer, our former Chief Financial Officer, our current Chief Financial Officer, and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2009, in each case for only those fiscal years in which such individuals served as “named executive officers.” These officers are collectively referred to as our “named executive officers” in this proxy statement. Shaugn Stanley, our former Chief Financial Officer, also served as our Chief Administrative Officer during 2009. On April 29, 2009, we announced that Mr. Stroub, formely our Chief Accounting Officer, would replace Mr. Stanley effective on May 20, 2009 as our Chief Financial Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (a) ($)	Stock Awards (b) ($)	Option Awards (c) ($)	All Other Compensation (d) ($)	Total ($)
Thomas W. Weisel,	2007	$200,000	—	$965,301	$—	15,561	$1,180,862
Chairman and Chief Executive Officer (e)	2008	200,000	—	$1,101,643	—	18,048	1,319,691
	2009	180,000	—	—	—	15,303	195,303

Lionel F. Conacher,	2008	$200,000	$1,011,000	$1,032,159	$—	$159,440	$2,402,599
President and Chief Operating Officer (f)(g)(h)(i)	2009	180,000	1,440,000	770,244	361,632	465,681	3,217,557

Ryan Stroub, Chief Financial Officer	2009	$270,000	$161,000	$25,831	$—	$6,582	$463,413

Shaugn Stanley, Former Chief Financial Officer (j)(m)	2008	$200,000	$251,000	$454,110	$—	$18,604	$923,714
	2009	180,000	192,000	189,163	—	15,914	577,077

Bradford Raymond,	2008	$200,000	$311,000	$1,791,572	$—	$1,689	$2,304,261
Co-Head of Investment Banking (k)(m)	2009	180,000	642,000	295,520	—	1,362	1,118,882

Anthony Stais,	2007	$200,000	$700,000	$579,180	$—	$16,341	$1,495,521
Head of Trading (l)(m)	2008	200,000	271,000	1,274,930	—	18,828	1,764,758
	2009	180,000	477,000	287,923	—	15,927	960,850

(a)	Bonus for 2007 is the sum of (i) 2007 mid-year cash retention bonus paid in July 2007 and (ii) 2007 year-end cash bonus paid in February 2008, each of which was paid under our Bonus Plan with respect to each recipient who was an executive officer at the time of payment.

Bonus for 2008 is the sum of (i) 2008 mid-year cash bonus paid in July 2008 and (ii) 2008 year-end cash bonus paid in February 2009, each of which was paid under our Bonus Plan with respect to each recipient who was an executive officer at the time of payment.

Bonus for 2009 is the sum of (i) 2009 mid-year cash bonus paid in July 2009 and (ii) 2009 year-end cash bonus paid in January 2010, each of which was paid under our Bonus Plan with respect to each recipient who was an executive officer at the time of payment.

(b)	The amounts in this column represent the grant date fair value of RSUs, computed in accordance with ASC 718 for each named executive officer granted in or related to that calendar year.
(c)	The amounts in this column represent the grant date fair value of stock options, computed in accordance with ASC 718 for each named executive officer granted in or related to that calendar year.
(d)	Amounts for 2007 include (i) term life insurance premium, (ii) medical, dental and vision plan premiums and (iii) long-term/short-term disability insurance premiums of: Mr. Weisel—$60, $14,721 and $780; Mr. Stais—$60, $14,721 and $1,560.

Amounts for 2008 include (i) term life insurance premium, (ii) medical, dental and vision plan premiums and (iii) long-term/short-term disability insurance premiums of: Mr. Weisel—$60, $17,208 and $780; Mr. Conacher—$60, $2,525 and $260; Mr. Stanley—$60, $17,208 and $1,336; Mr. Raymond—$60, $23 and $1,606; and Mr. Stais—$60, $17,208 and $1,560.

Amounts for 2009 include (i) term life insurance premium, (ii) medical, dental and vision plan premiums and (iii) long-term/short-term disability insurance premiums of: Mr. Weisel—$40, $14,743 and $520; Mr. Conacher—$40, $9,357 and $572; Mr. Stanley—$40, $14,743, $1,130, Mr. Stroub—$40, $5,510 and $1,032; Mr. Raymond—$40, $178 and $1,144; and Mr. Stais—$40, $14,743 and $1,144.

(e)	The amount listed under “Stock Awards” for 2008 consists of a 109,290 share stock award in the form of RSUs granted in February 2008 pursuant to our Equity Incentive Plan, which awards were subject to a four-year vesting period. The grant date fair value of the award was $1,101,643.
(f)	Mr. Conacher did not join our company until January 2008 upon the closing of our acquisition of Westwind.
(g)	The amount listed under “Stock Awards” for 2008 consists of a 172,891 share stock award in the form of RSUs granted in August 2008 pursuant to our Equity Incentive Plan, which awards were subject to a three-year vesting period. The grant date fair value of the award was $1,032,159.
(h)	Pursuant to the terms of his employment agreement, Mr. Conacher was guaranteed a minimum bonus of $2.4 million for 2008 and 2009 payable in a combination of RSUs and cash. In August 2008 and 2009, Mr. Conacher was granted an equity award in the form of RSUs pursuant to our Equity Incentive Plan in partial satisfaction of Mr. Conacher’s guaranteed bonus. The amount listed above under “Stock Awards” represents the grant date fair value of the award. The amount listed above under “Bonus” represents the cash value associated with Mr. Conacher’s guaranteed minimum bonus, which was paid in the early part of 2009 and 2010, respectively.

In February 2009, Mr. Conacher entered into an agreement with us to modify the terms of his employment agreement pursuant to which, Mr. Conacher instructed us to award RSUs that would have been awarded to Mr. Conacher under his guaranteed bonus to certain of our other employees in full satisfaction of our obligations under the employment agreement. Mr. Conacher retains a reversion right in the RSUs in the event those RSUs are forfeited by such other employees.

(i)	Amounts for 2008 listed under “All Other Compensation” also includes the following: relocation expenses—$40,755, tax and consulting fees relating to relocation—$50,111, gifts—$31,393, professional consulting fees—$23,229, telephone—$8,607, parking—$1,000 and office furnishings—$1,500.

Amounts for 2009 listed under “All Other Compensation” also includes the following: estate and tax planning and legal fees related to relocation—$181,332, corporate housing and gross up—$168,035, household move—$61,390 and miscellaneous relocation related expenses—$44,934.

(j)

The amount listed under “Stock Awards” for 2008 consists of (i) a 631 share stock award in the form of RSUs granted in February 2008 pursuant to our Equity Incentive Plan, which awards were subject to a three-year vesting period; and (ii) a 75,000 share long-term, performance-based award in the form of RSUs granted in August 2008 pursuant to our Equity Incentive Plan, which was subsequently cancelled on April 25, 2010 and replaced with a 75,000 share stock award in the form of RSUs granted on April 25, 2010, which awards were subject to a three-year vesting period. The grant date fair value of these awards were $6,360 and $447,750, respectively.
(k)	The amount listed under “Stock Awards” for 2008 consists of (i) 88,896 share stock award in the form of RSUs granted in February 2008 pursuant to our Equity Incentive Plan, which awards were subject to a three-year vesting period; (ii) a 25,000 share stock award in the form of RSUs granted in August 2008 pursuant to our Equity Incentive Plan , which awards were subject to a three-year cliff-vesting period; and (iii) a 125,000 share long-term, performance-based award in the form of RSUs granted in August 2008 pursuant to our Equity Incentive Plan, which was subsequently cancelled on April 25, 2010 and replaced with a 125,000 share stock award in the form of RSUs granted on April 25, 2010, which awards were subject to a three-year vesting period. The grant date fair value of these awards were $896,072, $149,250 and $746,250, respectively.
(l)	The amount listed under “Stock Awards” for 2008 consists of (i) a 67,255 share stock award in the form of RSUs granted in February 2008 pursuant to our Equity Incentive Plan, which awards were subject to a three-year vesting period; (ii) a 25,000 share stock award in the form of RSUs granted in August 2008 pursuant to our Equity Incentive Plan , which awards were subject to a three-year cliff-vesting period; and (iii) a 75,000 share long-term, performance-based award in the form of RSUs granted in August 2008 pursuant to our Equity Incentive Plan, which was subsequently cancelled on April 25, 2010 and replaced with a 75,000 share stock award in the form of RSUs granted on April 25, 2010, which awards were subject to a three-year vesting period. The grant date fair value of these awards were $677,930, $149,250 and $447,750, respectively.
(m)	Pursuant to the terms of the performance-based awards, recipients’ awards will vest on the third anniversary of the grant date to the extent the following performance criteria are satisfied for the 12-month performance period of July 1, 2010 through June 30, 2011: average GAAP revenue per employee of zero to $1,000,000; GAAP net income margin of 0% to 10%; and GAAP return on equity of 0% to 20%. Each award vests one-third with respect to each performance measure, with the amount of the award vesting with respect to each performance measure equal to the percentage satisfaction of the particular measure. These performance awards were subsequently cancelled on April 25, 2010 and replaced with stock awards for the same number of shares in the form of RSUs granted on April 25, 2010, which awards were subject to a three-year vesting period.

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made through December 31, 2009 to our named executive officers.

In February 2009, at about the same time we paid our 2008 year-end cash bonuses, we granted stock awards in the form of restricted stock units pursuant to our Equity Incentive Plan to each of the named executive officers listed above (other than Mr. Weisel and Mr. Conacher). These stock awards will be earned over a three-year service period beginning in February 2009.

In August 2009, we granted Mr. Conacher a stock award in the form of restricted stock units granted pursuant to our Equity Incentive Plan. This award is described further below under “—Compensation Discussion and Analysis.” The award made to Mr. Conacher will vest on an annual basis over a three-year service period beginning on August 5, 2009.

In August 2009, we granted Mr. Conacher 175,000 options to purchase Thomas Weisel Partners common stock, with an exercise price of $4.00, which will vest in February 2011 and be exercisable until August 2014.

On April 22, the board of directors of Thomas Weisel Partners approved the waiver of certain requirements for vesting of restricted stock units held by its current employees, including its executive officers (other than those employees who had given notice of an intention to terminate their employment prior to April 23, 2010). The waiver was effective as of April 23, 2010 and eliminated any continued employment service requirements for vesting under Section 11(d)(i) of Thomas Weisel Partners’ Third Amended and Restated Equity Incentive Plan, if and so long as (but only for so long as) the holder of such restricted stock unit refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date or dates of such awards. As a result of the waiver of any continued employment service requirements for vesting, Thomas Weisel Partners immediately recognized the remaining non-cash share based compensation expense for these grants of restricted stock unit awards that were subject only to the passage of time. Thomas Weisel Partners estimated the non-cash compensation share based compensation charge to be approximately $55 to $60 million.

2009 Grants of Plan-Based Awards

Name	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (a) (#)	All Other Option Awards: No. of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (b) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas W. Weisel,	—	—	—	—	—	—	—	—	—	—	—	—
Chairman and Chief Executive Officer

Lionel F. Conacher,	February 27, 2009	February 23, 2009	—	—	—	—	—	—	10,078	—	—	$29,629
President and Chief Operating Officer	February 27, 2009	February 23, 2009	—	—	—	—	—	—	90,439	—	—	$265,891	(c)
	August 5, 2009	July 27, 2009	—	—	—	—	—	—	—	175,000	$4.00	$361,632
	August 5, 2009	July 27, 2009	—	—	—	—	—	—	118,681	—	—	$474,724

Ryan Stroub,	February 27, 2009	February 23, 2009	—	—	—	—	—	—	8,786	—	—	$25,831
Chief Financial Officer

Shaugn Stanley,	February 27, 2009	February 23, 2009	—	—	—	—	—	—	64,341	—	—	$189,163
Former Chief Financial Officer

Bradford Raymond,	February 27, 2009	February 23, 2009	—	—	—	—	—	—	87,597	—	—	$257,535
Co-Head of Investment Banking	February 27, 2009	February 23, 2009	—	—	—	—	—	—	12,920	—		$37,985	(c)

Anthony Stais,	February 27, 2009	February 23, 2009	—	—	—	—	—	—	72,093	—	—	$211,953
Head of Trading	February 27, 2009	February 23, 2009	—	—	—	—	—	—	25,840	—		$75,970	(c)

(a)	All stock awards granted in 2009 to named executive officers were in the form of RSUs granted pursuant to our Equity Incentive Plan.
(b)	Represents the estimated fair value of the awards as of the applicable grant date in accordance with ASC 718.
(c)	In February 2009, Mr. Conacher entered into an agreement with us to modify the terms of his employment agreement, pursuant to which Mr. Conacher instructed us to award RSUs that would have been awarded to Mr. Conacher under his guaranteed bonus to certain of our other employees in full satisfaction of our obligations under the employment agreement. Mr. Conacher retains a reversion right in the RSUs in the event those RSUs are forfeited by such other employees.

Outstanding Equity Awards

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2009.

Outstanding Equity Awards at December 31, 2009

	Option Awards			Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable(a)	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock that Have Not Vested(b) (#)	Market Value of Shares or Units of Stock that Have Not Vested(c) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(d) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(c)(d) ($)
Thomas W. Weisel, Chairman and Chief Executive Officer	—	—	—	107,901	$407,866	—	$—

Lionel F. Conacher, President and Chief Operating Officer	175,000	4.00	8/5/2014	334,458	$1,264,251	—	$—

Ryan Stroub, Chief Financial Officer	—	—	—	38,472	$145,424	—	$—

Shaugn Stanley, Former Chief Financial Officer	—	—	—	65,008	$245,730	75,000	$283,500

Bradford Raymond, Co-Head of Investment Banking	—	—	—	204,637	$773,528	125,000	$472,500

Anthony Stais, Head of Trading	—	—	—	188,934	$714,171	75,000	$283,500

(a)	The options granted to Mr. Conacher will vest on February 7, 2011.
(b)	The vesting schedule with respect to each named executive officer’s RSUs that were not vested as of December 31, 2009 is as follows:

Name	2/8/2010	2/9/2010	2/27/2010	8/5/2010	8/6/2010	2/8/2011	2/9/2011	2/27/2011	8/5/2011	8/6/2011	2/8/2012	2/27/2012	8/5/2012
Thomas W. Weisel	27,323	12,967	—	—	—	27,322	12,967	—	—	—	27,322	—	—

Lionel F. Conacher	—	—	33,508	39,561	57,630	—	—	33,507	39,560	57,630	—	33,502	39,560

Ryan Stroub	2,365	1,297	2,929	—	—	2,364	1,296	2,929	—	20,000	2,364	2,928	—

Shaugn Stanley	158	97	21,447	—	—	158	97	21,447	—	75,000	157	21,447	—

Bradford Raymond	22,224	6,224	33,506	—	—	22,224	6,224	33,506	—	150,000	22,224	33,505	—

Anthony Stais	16,814	7,780	32,645	—	—	16,814	7,780	32,644	—	100,000	16,813	32,644	—

(c)	Market value is determined based on the $3.78 closing price per share of Thomas Weisel Partners common stock on December 31, 2009.
(d)	Assuming the relevant performance measures are met at the target level, the vesting schedule with respect to each named executive officer’s outstanding equity incentive plan awards that were not vested as of December 31, 2009 is as follows: Mr. Stanley: 75,000 on August 6, 2011; Mr. Raymond: 125,000 on August 6, 2011; and Mr. Stais: 75,000 on August 6, 2011. These performance awards were subsequently cancelled on April 25, 2010 and replaced with stock awards for the same number of shares in the form of RSUs granted on April 25, 2010, which awards were subject to a three-year vesting period.

Option Exercises and Stock Vested

During 2009 none of our named executive officers exercised stock options or similar instruments in respect of Thomas Weisel Partners common stock or transferred any award of any of the foregoing for value. The following table provides information regarding the aggregate number of restricted stock units that vested with respect to each of our named executive officers during 2009.

Option Exercises and Stock Vested During 2009

		Stock Awards
Name	Option Awards	No. of Shares Acquired on Vesting	Value Realized on Vesting(a)
Thomas W. Weisel, Chairman and Chief Executive Officer	—	40,291	$155,926
Lionel F. Conacher, President and Chief Operating Officer	—	57,631	$213,235
Ryan Stroub, Chief Financial Officer	—	6,162	$23,847
Shaugn Stanley, Former Chief Financial Officer	—	255	$987
Bradford Raymond, Co-Head of Investment Banking	—	28,449	$110,098
Anthony Stais, Head of Trading	—	24,595	$95,183

(a)	The value realized on vesting is the fair market value of the shares underlying the restricted stock units on the date of vesting.

Pension Benefits

We do not maintain any plan that provides for payments or other benefits at, following or in connection with the retirement of any of our named executive officers.

Non-Qualified Deferred Compensation

We do not maintain any defined contribution or other plan for any of our named executive officers that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

Thomas W. Weisel, Chairman and Chief Executive Officer. We have entered into an amended and restated employment agreement with Thomas W. Weisel, our Chairman and Chief Executive Officer, which provides for certain payments and benefits in connection with any termination of Mr. Weisel’s employment. The amended and restated employment agreement is substantially similar to the employment agreement and the first amendment thereto filed as an exhibit to our 2007 Annual Report on Form 10-K (see “Where You Can Find More Information” beginning on page 151), except for changes made to accommodate the new Section 409A rules. A copy of the amended and restated employment agreement with Mr. Weisel is attached as an exhibit to our 2008 Annual Report on Form 10-K. Under the agreement, Mr. Weisel is employed for an initial employment term (ending on December 31, 2009) and, in the absence of a termination of the agreement or of Mr. Weisel’s employment, for subsequent two-year employment terms thereafter. Either we or Mr. Weisel may terminate his employment with us at any time for any reason, or for no reason, subject to 90 days’ advance written notice in most cases.

Termination by Us Without Cause or by Mr. Weisel for Good Reason. If Mr. Weisel’s employment is terminated by us without “Cause” or by Mr. Weisel for “Good Reason” (each as defined in his amended and restated employment agreement), Mr. Weisel will be entitled to receive a lump-sum payment from us equal to the sum of the following amounts (which, in each case, we have estimated as if Mr. Weisel had been terminated as of January 1, 2010):

•

Payment for any accrued but unpaid base salary, accrued but unused vacation days, any unpaid expense reimbursements and any other vested or accrued but unpaid compensation and benefits. We estimate that if Mr. Weisel had been terminated as of January 1, 2010, this amount would be approximately $0.

•

Payment, which would be paid on the 60th day following the date of termination, equal to the remaining base salary from the date of termination through the end of the then-existing employment term. We estimate that if Mr. Weisel had been terminated as of January 1, 2010, this amount would be approximately $400,000.

•

A bonus payment, which would be paid on the 60th day following the date of termination, at least equal to the average of his bonus amounts for the three fiscal years ending before the termination notice is given, together with a pro-rated bonus for any portion of the then-existing employment period served. We estimate that if Mr. Weisel had been terminated as of January 1, 2010 this amount would have been approximately $706,667.

Payment by us of the above amounts would be subject to the condition that Mr. Weisel execute and deliver to us a release of claims that would release us, our affiliates, and each of our members (and any of their respective past or present officers, directors, employees or agents) from any and all liabilities to Mr. Weisel.

In addition, if Mr. Weisel’s employment is terminated by us without “Cause” or by Mr. Weisel for “Good Reason,” Mr. Weisel would be entitled to (i) full vesting of all outstanding stock options, restricted stock, restricted stock units and other equity-based awards, with stock options remaining exercisable for a period of 12 months after the end of his employment (or, if earlier, until they would have expired but for his termination) and (ii) continued participation for himself, his spouse and his dependants in our employee benefit and welfare plans for 24 months following the date of termination. We estimate that if Mr. Weisel had been terminated as of December 31, 2009, the value of these entitlements would have been approximately $454,012, of which $46,146 is attributable to the estimated cost of providing the employee benefit and welfare plans for a 24-month period and $407,866 is attributable to the value, based on the closing price per share of Thomas Weisel Partners common stock on December 31, 2009, of restricted stock units that were unvested as of December 31, 2009.

Termination by Us for Cause, by Mr. Weisel Without Good Reason or Due to Death or Disability. If Mr. Weisel’s employment is terminated by us for “Cause” or by Mr. Weisel without “Good Reason” or if his employment terminates as a result of his death or disability, Mr. Weisel will be entitled to receive his accrued but unpaid base salary, accrued but unused vacation days, any unpaid expense reimbursements and any other vested or accrued but unpaid compensation and benefits. We estimate that if Mr. Weisel had been terminated as of December 31, 2009, this amount would have been approximately $0.

Other than as described above with respect to Mr. Weisel and as described below with respect to Mr. Conacher, none of our named executive officers is a party to any contract, agreement, plan or arrangement, whether written or unwritten, that provides for any payment to such officer at, following or in connection with any termination of such officer or in connection with a change in control of Thomas Weisel Partners, other than that under certain circumstances outstanding equity awards granted under our Equity Incentive Plan will become fully vested, exercisable and payable in connection with a change in control. If all of the retention-based equity awards held by our named executive officers were to become fully vested, exercisable and payable in connection with a change in control, then, based on the closing price per share of Thomas Weisel Partners common stock on December 31, 2009, the value of these awards would have been as follows: Mr. Weisel—$407,866 (as noted above); Mr. Conacher—$1,264,251 (as noted below); Mr. Stroub—$145,424; Mr. Stanley—$245,730; Mr. Raymond—$773,528 and Mr. Stais—$714,171. In addition, if all of the performance-based equity awards held by our named executive officers were to become fully vested, exercisable and payable in connection with a change in control, then, based on the closing price per share of Thomas Weisel Partners common stock on December 31, 2009, the value of these awards would have been as follows: Mr. Stanley—$283,500; Mr. Raymond—$472,500; and Mr. Stais—$283,500.

The provisions of Mr. Weisel’s employment agreement, including those relating to amounts payable in connection with any termination of Mr. Weisel’s employment, were determined based on arms’ length negotiation and our understanding of market practice for employment terms for similarly situated executive officers at comparable firms.

Lionel F. Conacher, President and Chief Operating Officer. We have entered into an employment agreement with Lionel F. Conacher, our President and Chief Operating Officer, which provides for certain payments and benefits in connection with any termination of Mr. Conacher’s employment. The employment agreement replaces the amended and restated employment agreement and took effect on January 1, 2010. The employment agreement is substantially similar to the amended and restated employment agreement that was filed as an exhibit to our 2008 Annual Report on Form 10-K, except for changes made to remove provisions relating to the “transition period,” which was completed on December 31, 2009.

A copy of the employment agreement with Mr. Conacher is attached as an exhibit to our Current Report on Form 8-K, dated July 29, 2009. Under the agreement, Mr. Conacher will be employed for an initial employment term (ending on December 31, 2011) and, in the absence of a termination of Mr. Conacher’s employment, for subsequent two-year employment terms thereafter. Either we or Mr. Conacher may terminate his employment with us at any time for any reason, or for no reason, subject to 90 days’ advance written notice in most cases.

Termination by Us Without Cause or by Mr. Conacher for Good Reason. If Mr. Conacher’s employment is terminated by Thomas Weisel Partners without “Cause” or by Mr. Conacher for “Good Reason” (each as defined in his employment agreement), Mr. Conacher is entitled to receive a lump-sum payment equal to the sum of the following amounts:

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Payment for any accrued but unpaid base salary, accrued but unused vacation days, any unpaid expense reimbursements and any other vested or accrued but unpaid compensation and benefits. We estimate that if Mr. Conacher had been terminated as of January 1, 2010, this amount would be approximately $0.

•

Payment, which would be paid on the 60th day following the date of termination, equal to two years’ base salary. We estimate that if Mr. Conacher had been terminated as of January 1, 2010, this amount would be approximately $400,000.

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A bonus payment, which would be paid on the 60th day following the date of termination, equal to the product of (A) the average of the bonuses paid or payable to Mr. Conacher for the two fiscal years ending before notice of termination is given and (B) a multiplier equal to (i) if the termination notice occurs on or prior to December 31, 2011, two and (ii) if the termination notice occurs on or after January 1, 2012, a fraction, the numerator of which is equal to the number of days remaining under his current employment term (but in no event less than 365) and the denominator of which is 365. In calculating Mr. Conacher’s historic bonus, his bonus for 2008 and 2009 is deemed to be $2,400,000. If Mr. Conacher had been terminated as of January 1, 2010, we estimate this amount would be approximately $4,800,000.

Payment by us of the above amounts generally would be subject to the condition that Mr. Conacher execute and deliver to Thomas Weisel Partners a release of claims that would release Thomas Weisel Partners, its affiliates, and each of its members (and any of their respective past or present officers, directors, employees or agents) from any and all liabilities to Mr. Conacher.

In addition, if Mr. Conacher’s employment is terminated by us without “Cause” or by Mr. Conacher for “Good Reason,” Mr. Conacher would be entitled to (i) full vesting of all outstanding stock options, restricted stock, restricted stock units and other equity-based awards, with stock options remaining exercisable for a period of 12 months after the end of his employment (or, if earlier, until they would have expired but for his termination), and (ii) continued participation for himself, his spouse and his dependents in our employee benefit and welfare plans for 24 months following the date of termination. We estimate that if Mr. Conacher had been terminated as of January 1, 2009, the value of these entitlements would have been approximately $1,310,397, of which $46,146 is attributable to the estimated cost of providing the employee benefit and welfare plans for a 24-month period and $1,264,251 is attributable to the value, based on the closing price per share of Thomas Weisel Partners common stock on December 31, 2009, of restricted stock units that were unvested as of December 31, 2009 and $0 is attributable to the value, based on the closing price per share of Thomas Weisel Partners common stock on December 31, 2009, of stock options that were unvested as of December 31, 2009.

Termination by Us for Cause, by Mr. Conacher Without Good Reason or Due to Death or Disability. If Mr. Conacher’s employment were terminated by Thomas Weisel Partners for “Cause” or by Mr. Conacher without “Good Reason” or if his employment terminates as a result of his death or disability, Mr. Conacher will be entitled to receive his unpaid base salary for periods prior to the date of termination, and payment for any accrued but unused vacation days, any unpaid expense reimbursements, any unpaid but vested bonus and any other vested or accrued but unpaid compensation and benefits. We estimate that if Mr. Conacher had been terminated as of January 1, 2010, this amount would have been approximately $0.

The provisions of Mr. Conacher’s employment agreement, including those relating to amounts payable in connection with any termination of Mr. Conacher’s employment, were determined based on arms’ length negotiation and our understanding of market practice for employment terms for similarly situated executive officers at comparable firms.

As reported on a Form 8-K filed with the SEC on April 26, 2010, Thomas Weisel Partners announced that Mr. Conacher will be departing Thomas Weisel Partners effective July 22, 2010.

Executive Officer Employment and Other Agreements

Employment Agreements

CEO Employment Agreement. We have entered into an amended and restated employment agreement with Mr. Weisel, our Chairman and Chief Executive Officer. The following is a description of the material terms of our amended and restated employment agreement with Mr. Weisel. You should, however, refer to the exhibits that are a part of our 2009 Annual Report on Form 10-K (see “Where You Can Find More Information” beginning on page 151), for a copy of the employment agreement with Mr. Weisel.

Under the agreement, Mr. Weisel will serve as our Chief Executive Officer for an initial term (ending on December 31, 2009) and, following the initial term, his term of employment has been automatically extended for successive two year periods, subject to early termination pursuant to the agreement and unless otherwise agreed in writing by Mr. Weisel and us 90 days prior to the end of such periods. During Mr. Weisel’s employment period, we will take all reasonable action to cause him to be appointed or elected to our board of directors, and to serve as Chairman of our board of directors, subject to applicable laws, rules and regulations and our corporate governance policies and practices.

Mr. Weisel will be entitled to a base salary of $200,000, payable in semi-monthly installments. In 2009, Mr. Weisel voluntarily agreed to reduce his base salary by 10% to $180,000. Mr. Weisel’s base salary returned to $200,000 on January 1, 2010. The amount of his annual salary is subject to annual review by our Compensation Committee but cannot be decreased. In addition, each year Mr. Weisel may be awarded an annual bonus under our bonus plan for senior executives. Mr. Weisel is also entitled to participate in our group health, dental and life insurance plans, 401(k) savings plan and equity incentive plan, and entitled to vacation benefits, reimbursement of reasonable business expenses, and use of office space, facilities and other support and services on a basis that is at least as favorable as that provided to him on the date of the agreement, subject to periodic review and modification by the Compensation Committee in its sole discretion. Under the agreement, either we or Mr. Weisel may terminate his employment with us at any time for any reason, or for no reason, subject to 90 days’ advance written notice in most cases. Further information regarding payments that would be made to Mr. Weisel under his employment agreement upon any termination of Mr. Weisel’s employment are set forth above under “–Potential Payments Upon Termination or Change-in-Control.”

In addition, Mr. Weisel has granted us a license to use his name and certain other names in connection with our current and future business and affairs. He is also subject to the noncompetition, nonsolicitation, liquidated damages, transfer of client relationships and confidentiality provisions contained in the TWP Equity Agreement described below.

President’s Employment Agreement. We have entered into an employment agreement with Lionel F. Conacher, our President and Chief Operating Officer. The following is a description of the material terms of our employment agreement with Mr. Conacher. You should, however, refer to the exhibits that are a part of our 2009 Annual Report on Form 10-K (see “Where You Can Find More Information” beginning on page 151), for a copy of the employment agreement with Mr. Conacher.

Under the agreement, Mr. Conacher served as our President and Chief Operating Officer with all of the duties, responsibilities and authority normally attendant to the office of President. The agreement also provides that Mr. Conacher will be entitled to a base salary of $200,000, which may be increased annually and that Mr. Conacher also will be awarded an annual bonus to be paid in a form consistent with the other members of the Executive Committee. In 2009, Mr. Conacher voluntarily agreed to reduce his base salary by 10% to $180,000. Mr. Conacher’s base salary returned to $200,000 on January 1, 2010. Mr. Conacher will also be entitled to participate in Thomas Weisel Partners equity incentive plans, employee retirement and welfare benefit plans, among other benefits.

The employment agreement with Mr. Conacher also provides for certain payments and benefits in connection with any termination of Mr. Conacher’s employment. Under the agreement, Mr. Conacher will be employed for an initial employment term (ending on December 31, 2011) and, in the absence of a termination of Mr. Conacher’s employment, for subsequent two-year employment terms thereafter. Either Thomas Weisel Partners or Mr. Conacher may terminate his employment at any time for any reason, or for no reason, subject to 90 days’ advance written notice in most cases. Further information regarding payments that would be made to Mr. Conacher under his employment agreement upon any termination of Mr. Conacher’s employment is set forth above under “–Potential Payments Upon Termination or Change-in-Control.”

Partner Employment Agreements. In addition to the employment agreements with Mr. Weisel and Mr. Conacher described above, we have entered into an employment agreement with each of our other employees who was a partner of Thomas Weisel Partners Group LLC prior to its conversion to a corporation in connection with our initial public offering (including each of our named executive officers). The following are descriptions of the material terms of each of these employment agreements. The terms of each such employment agreement are identical. You should, however, refer to the exhibits that are a part of our Annual Report on Form 10-K for a copy of the form of the Partner Employment Agreement. See “Where You Can Find More Information” beginning on page 151.

Each Partner Employment Agreement provides as follows:

Base Salary. Each employee who is a party to a Partner Employment Agreement will be paid an annual base salary of $200,000, payable in semi-monthly installments. In 2009, the base salary for each employee at the vice president level and higher was reduced by 10%. The base salary returned to its normal rate on January 1, 2010. The amount of the annual salary is subject to annual review by us. In addition, annual bonuses may be awarded in excess of base salary.

Benefits. Each employee who is a party to a Partner Employment Agreement will be entitled to participate in our group health, dental and life insurance plans, 401(k) savings plan and equity incentive plan.

Termination of Employment. Each employee who is a party to a Partner Employment Agreement may generally be terminated by either that employee or us on 90 days’ prior written notice, subject to the continuing survival of the non-competition, non-solicitation, liquidated damages, transfer of client relationships and confidentiality provisions contained in the TWP Equity Agreement described below, to the extent applicable.

Equity and Pledge Agreements

TWP Equity Agreement

Persons and Shares Covered. We have entered into an equity agreement with each of our employees who was a partner of Thomas Weisel Partners Group LLC prior to its conversion to a corporation in connection with our initial public offering (including each of our named executive officers). We refer to this agreement as the “TWP Equity Agreement.” The shares covered by the TWP Equity Agreement include all shares of Thomas Weisel Partners common stock owned by such an employee as of the completion of our initial public offering on February 7, 2006 (including through indirect ownership and ownership through affiliated entities) and shares received by that employee (directly or indirectly) in exchange for or in respect of his or her shares of Thomas Weisel Partners common stock by reason of stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations or exchanges of shares, but does not include any restricted stock units awarded to that employee under our Equity Incentive Plan. The shares of Thomas Weisel Partners common stock covered by the TWP Equity Agreement are referred to as “covered shares.” A copy of the form of the TWP Equity Agreement is included as an exhibit to our Annual Report on Form 10-K. See “Where You Can Find More Information” beginning on page 151.

When an employee who is a party to the TWP Equity Agreement ceases to be our employee for any reason other than death or disability, he or she will continue to be bound by all the provisions of the TWP Equity Agreement until that employee holds (directly or indirectly) all covered shares free from the transfer restrictions described below and thereafter he or she will no longer be bound, in general, by the provisions (other than the continuing provisions) of the TWP Equity Agreement.

Transfer Restrictions. Each employee who is a party to the TWP Equity Agreement has agreed, among other things, to:

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except as described below, not transfer, and to maintain sole beneficial ownership of, his or her covered shares for a period of five years after the completion of our initial public offering on February 7, 2006; provided, however, that each such employee who, in the reasonable judgment of our Underwritten Offering Committee described below, continues to be actively engaged in our business, may transfer up to one third of his or her covered shares following each of the third and fourth anniversaries of the completion of our initial public offering on February 7, 2006 (including any shares sold in underwritten public offerings during the relevant period);

•	comply with the transfer restrictions relating to the covered shares imposed by the lock-up provisions of the underwriting agreement relating to our initial public offering; and

•	comply with other transfer restrictions relating to shares of Thomas Weisel Partners common stock when requested to do so by us and comply with our insider trading policies.

Transfers include, among other things, any disposition of the economic risks of ownership of covered shares, including short sales, option transactions and use of derivative financial instruments or other hedging arrangements with respect to our securities.

Sales Through Underwritten Public Offerings. Our Underwritten Offering Committee may approve one or more underwritten public offerings to sell covered shares during the transfer restrictions period, subject to the restrictions described below. Each employee who is a party to the TWP Equity Agreement and who, in the reasonable judgment of our Underwritten Offering Committee, continues to be actively engaged in our business or has suffered a termination of employment resulting from a disability, or the heir or estate of any partner who has died, will be entitled to participate in such an underwritten public offering on a pro rata basis with the covered shares of all other employees who are a party to the TWP Equity Agreement so participating, or on a lesser basis at his or her request. Our Underwritten Offering Committee currently consists of Thomas W. Weisel, who chairs the committee, Lionel F. Conacher, our President and Chief Operating Officer, Ryan Stroub, our Chief Financial Officer, and Mark P. Fisher, our General Counsel. Approval of an underwritten offering by the committee will require the unanimous approval of the members of the committee. Approval of an underwritten public offering by the committee is subject to the further limitations contained in the TWP Equity Agreement. These underwritten public offerings will be subject to any other registration rights that we have granted or may in the future grant. Covered shares will also be subject to any underwriters’ lock-up then in effect. In addition, subject to the approval of our Underwritten Offering Committee, employees who are a party to the TWP Equity Agreement will have the right to participate in underwritten offerings effected by us for other purposes, subject to the limitations described above and certain other limitations.

Our Underwritten Offering Committee may approve requests by an employee that is a party to the TWP Equity Agreement to transfer covered shares to certain permitted transferees such as family members or family trusts; provided that these transferees will be subject to the same transfer restrictions under the TWP Equity Agreement.

Sales in Compliance With Rule 144 Under the Securities Act. Consistent with the transfer restrictions described above, and other than in compliance with the exceptions described above, employees who are a party to the TWP Equity Agreement generally will not be permitted to transfer covered shares when transfers are restricted under the TWP Equity Agreement through sales effected in compliance with Rule 144 under the Securities Act or otherwise. However, upon a termination of such an employee’s employment due to his or her death or disability, such employee or his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144, regardless of when such termination of employment occurred.

Compliance with Securities Laws. In addition to the restrictions set forth above, employees who are party to the TWP Equity Agreement will need to comply with applicable securities laws in connection with any transfer of Thomas Weisel Partners common stock and may need to deliver an opinion of counsel in connection with any transfer.

All transfer restrictions applicable to an employee under the TWP Equity Agreement terminate upon the death of such employee or upon a change of control involving us.

Dividends. To the extent dividends are paid on covered shares while an employee remains subject to the transfer restrictions of the TWP Equity Agreement, the employee will be entitled to such dividends.

Voting. Each employee who is a party to the TWP Equity Agreement will be entitled to full voting rights with respect to his or her covered shares.

Confidentiality. Each partner is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Noncompetition. Each employee who is a party to the TWP Equity Agreement has agreed that, without our consent, during the period ending 12 months after the date the employee ceases to be employed by us, he or she may not:

•	form, or acquire a 5% or greater ownership, voting or profit participation interest in any competitive enterprise; or

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associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which that employee was engaged, in whole or in part, at Thomas Weisel Partners, (ii) for which that employee had direct or indirect managerial or supervisory responsibility at Thomas Weisel Partners or (iii) which calls for the application of the same or similar specialized knowledge or skills as those utilized by that employee in his or her activities at Thomas Weisel Partners.

When we refer to a “competitive enterprise,” we are referring to any business enterprise that engages in, or owns a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, private investing, merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

Nonsolicitation. During the period ending 12 months after the date an employee who is a party to the TWP Equity Agreement ceases to be employed by us, that employee may not, directly or indirectly, in any manner:

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solicit any client with whom that employee worked, or whose identity became known to him or her in connection with his or her employment with Thomas Weisel Partners, to transact business with a competitive enterprise or reduce or refrain from doing any business with Thomas Weisel Partners;

•	interfere with or damage any relationship between Thomas Weisel Partners and any client or prospective client; or

•	solicit any of our employees to apply for, or accept employment with, any competitive enterprise.

Transfer of Client Relationships. Each employee who is a party to the TWP Equity Agreement is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by us during a 90-day cooperation period to maintain for us the business, goodwill and business relationships with our clients with which he or she worked.

Liquidated Damages. In the case of any breach of the non-competition or non-solicitation provisions contained in the TWP Equity Agreement prior to the fifth anniversary of the date of the completion of our initial public offering on February 7, 2006, the breaching employee will be liable for liquidated damages. The liquidated damages obligation of each employee who is a party to the TWP Equity Agreement is secured by 50% of Thomas Weisel Partners common stock owned by that employee (including through indirect ownership and ownership through affiliated entities) at the time of the completion of our initial public offering on February 7, 2006.

Term and Amendment. The TWP Equity Agreement will be in effect for ten years from the date of the completion of our initial public offering on February 7, 2006 or until it is earlier terminated by us. An employee seeking a waiver from the TWP Equity Agreement generally requires our consent, and the TWP Equity Agreement may be amended only with approval of our board of directors.

TWP Pledge Agreements. Each of our employees who is a party to the TWP Equity Agreement has entered into a pledge agreement with us that will secure the liquidated damages provisions in the TWP Equity Agreement by a pledge of 50% of the shares of Thomas Weisel Partners common stock owned by him or her (including through indirect ownership and ownership through affiliated entities) at the time of the completion of our initial public offering on February 7, 2006. These pledges of Thomas Weisel Partners common stock will terminate on the earliest to occur of:

•	the death of the relevant employee;

•	the expiration of the 12-month period following the termination of the employment of the relevant employee; or

•	the fifth anniversary of the date of the completion of our initial public offering on February 7, 2006 (unless employment has been terminated earlier).

The liquidated damages provisions in the TWP Equity Agreement are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any non-competition or non-solicitation provisions contained in those awards. The liquidated damages and pledge arrangements do not preclude us from seeking any injunctive relief to which we may be entitled for a breach of the non-competition or non-solicitation provisions.

A copy of the form of the Pledge Agreement is included as an exhibit to our Annual Report on Form 10-K. See “Where You Can Find More Information” beginning on page 151.

Westwind Equity Agreement

Persons and Shares Covered. We have entered into an equity agreement with substantially all of the persons who were shareholders of Westwind prior to our acquisition of Westwind. We refer to this agreement as the “WW Equity Agreement.” The shares covered by the WW Equity Agreement include all shares of Thomas Weisel Partners common stock and all exchangeable shares acquired in exchange for the shares of Westwind that the parties to the WW Equity Agreement held when we acquired Westwind (and shares of Thomas Weisel Partners common stock received in exchange for exchangeable shares). The shares of stock covered by the WW Equity Agreement are referred to below as “covered shares.” In this section, Westwind shareholders refers to those shareholders party to the WW Equity Agreement.

Transfer Restrictions. Except as described below, each Westwind shareholder has agreed, among other things, to maintain sole beneficial ownership of and not to transfer his or her covered shares until February 7, 2011.

Exceptions to Transfer Restrictions. Parties to the WW Equity Agreement generally would be able to transfer their shares pursuant to demand registration rights described below under “— Demand Registration Rights” beginning after February 7, 2009, subject to the requirement that from February 7, 2009 until February 7, 2010, no more than 1,401,822 shares of Thomas Weisel Partners common stock may be sold and from February 7, 2010 to February 7, 2011, no more than 1,401,822 shares may be sold (less the number of shares sold during the preceding one year period), which we refer to as the public offering limitation. In addition, if we register any securities for sale in an underwritten public offering, each Westwind shareholder would have “piggyback registration rights” that would provide each such shareholder the right to include covered shares consisting of Thomas Weisel Partners common stock in the registration, subject to specified exceptions. In addition to customary cutbacks as well as the public offering limitation set forth above, the Westwind shareholder would not be entitled to transfer more than twenty percent of his, her or its covered shares during the twelve month period following the closing date of the transaction.

Our Underwritten Offering Committee may, acting reasonably, approve requests by a Westwind shareholder to transfer covered shares to certain permitted transferees such as family members, family trusts or corporations and certain charitable organizations; provided that these transferees will be subject to the same transfer restrictions under the WW Equity Agreement.

In addition, upon the termination of a Westwind shareholder’s employment due to his or her death or disability, such Westwind shareholder or his or her heirs or estate will be permitted to sell covered shares in compliance with applicable securities laws, regardless of when such termination of employment occurred.

Notwithstanding the exceptions to transfer described above, transfer restrictions will not terminate with respect to covered shares that have been pledged to us as security in connection with the shareholder covenants described below until those shareholder covenants expire.

All transfer restrictions applicable to a Westwind shareholder under the WW Equity Agreement terminate upon a change in control of us.

Compliance with Securities Laws. In addition to the restrictions set forth above, Westwind shareholders will need to comply with applicable securities laws in connection with any transfer of Thomas Weisel Partners common stock or exchangeable shares covered by the WW Equity Agreement.

Dividends. To the extent dividends are paid on covered shares while the Westwind shareholder remains subject to the transfer restrictions of the WW Equity Agreement, the Westwind shareholder will be entitled to such dividends.

Voting. Each Westwind shareholder is entitled to full voting rights with respect to his or her covered shares.

Confidentiality. Each Westwind shareholder is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Noncompetition. Each Westwind shareholder has agreed that during his or her employment period and during his or her applicable post-termination non-compete and non-solicit period, which is described below, he or she may not:

•	form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

•

associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which that shareholder was engaged, in whole or in part, at Thomas Weisel Partners, (ii) for which that shareholder had direct or indirect managerial or supervisory responsibility at Thomas Weisel Partners or (iii) which calls for the application of the same or similar specialized knowledge or skills as those utilized by that shareholder in his or her activities at Thomas Weisel Partners, at any time during the one-year period immediately prior to the date of termination (or, in the case of an action taken during the employment period, during the one-year period immediately prior to that action).

When we refer to a “competitive enterprise,” we are referring to any business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, private investing, merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

A Westwind shareholder’s applicable post-termination non-compete and non-solicit period will range from 12 months to 36 months following the date the Westwind shareholder ceases to be employed by us (with each shareholder required to give 90 days’ notice of termination), with the exact length of the period determined by the relative seniority of the Westwind shareholder and his or her equity ownership interest in Westwind prior to the transaction, as well as the length of the period that has elapsed since the closing of the transaction.

Nonsolicitation. Each Westwind shareholder also has agreed that during his or her employment period and the applicable post-termination non-compete and non-solicit period, he or she may not, directly or indirectly, in any manner:

•

solicit any client with whom that Westwind shareholder worked, or whose identity became known to him or her in connection with his or her employment with Thomas Weisel Partners, to transact business with a competitive enterprise or reduce or refrain from doing any business with Thomas Weisel Partners;

•	interfere with or damage any relationship between Thomas Weisel Partners and any client or prospective client; or

•	solicit any of our employees to resign, apply for or accept employment with, any competitive enterprise.

Transfer of Client Relationships. Each Westwind shareholder is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by us during a 90-day cooperation period to maintain for us the business, goodwill and business relationships with our clients with which he or she worked.

Liquidated Damages. In the case of any breach of the confidentiality, noncompetition or nonsolicitation provisions or the provisions related to the transfer of client relationships during the term of the agreement, the breaching Westwind shareholder will be liable for liquidated damages. The liquidated damages amount for each Westwind shareholder will be equal to 50% of the total amount of consideration paid to that Westwind shareholder in exchange for his, her or its Westwind shares, less any amount paid to us by that Westwind shareholder in connection with that shareholder’s indemnification obligation under the arrangement agreement, other than for certain excluded losses under the arrangement agreement. The liquidated damages obligation of each Westwind shareholder generally is secured by Thomas Weisel Partners common stock and exchangeable shares representing 50% of the total amount of consideration received by that Westwind shareholder in respect of his or her Westwind shares in connection with the transaction.

Severance. The WW Equity Agreement provides that if we terminate a Westwind shareholder without cause, as defined in the WW Equity Agreement, we would be obligated to pay the shareholder, in a lump sum, an amount equal to the excess, if any, of (A) the product of (x) the amount of base salary and bonus paid to that shareholder for the twelve months ending before notice of termination and (y) the number of years comprising the then-applicable post-termination and non-compete and non-solicit period and (z) 0.5, over (B) any severance amounts to which the shareholder is otherwise entitled either pursuant to an employment agreement, Company policy or applicable law.

Demand Registration Rights. The WW Equity Agreement provides for demand registration rights. Under those rights, at any time following February 7, 2009, a Westwind shareholder party to the agreement has been entitled to require us to effect the registration of all or a portion of that shareholder’s registrable securities (generally shares of Thomas Weisel Partners common stock issued to a Westwind shareholder in exchange for his, her or its Westwind shares (including shares issuable upon exchange of exchangeable shares) but not including those shares of Thomas Weisel Partners common stock that have been sold pursuant to an effective registration statement or that have been sold pursuant to Rules 145 or 144 under the Securities Act or that may be sold pursuant to Rule 145(d)(3) or Rule 144(k)). We will not be obligated to effect a demand registration unless, among other things, the total number of shares of registrable securities requested to be included in the demand registration is equal to or greater than 15% of the total number of shares of Thomas Weisel Partners common stock (including shares deliverable upon exchange of exchangeable shares) issued in connection with the transaction.

We are not required to effect more than three registrations in response to these demand registration rights under the agreement in any twelve month period. In addition, we are not obligated to effect a demand registration within 120 days of a piggyback registration effected pursuant to the agreement or a demand registration effected pursuant to our partners’ equity agreement. We may postpone the filing of a registration statement for up to 90 days if our board of directors determines that it is not in our best interest to disclose any material non-public information or a significant business opportunity or if, prior to receiving a demand registration request, we have determined to proceed with a public offering. We generally will pay expenses, except for underwriters’ discounts and commissions, incurred in connection with the registration rights under the WW Equity Agreement.

Only those shareholders that (x) continue to be actively engaged in the business of Thomas Weisel Partners, (y) have suffered a termination of employment by Thomas Weisel Partners without cause or resulting from a disability or (z) are permitted transferees will be entitled to registration rights.

Each shareholder receiving exchangeable shares has agreed or will agree that it may not exercise its exchange, redemption or similar rights with respect to its exchangeable shares at any time when the exchangeable share registration statement is not effective, provided that we must maintain the effectiveness of the exchangeable share registration statement for a minimum of at least 180 days in each annual period beginning February 7, 2009.

Term and Amendment. The WW Equity Agreement will be in effect until the later of the fifth anniversary of the closing of the transaction and the date that is six months following the date on which all of the exchangeable shares have been exchanged for Thomas Weisel Partners common stock. A Westwind shareholder seeking a waiver from the WW Equity Agreement generally requires our consent, and the WW Equity Agreement may be amended only with approval of our board of directors.

Westwind Pledge Agreements

Each of the Westwind shareholders that received exchangeable shares or shares of Thomas Weisel Partners common stock in the transaction has entered into a pledge agreement with us that will secure the liquidated damages provisions in the WW Equity Agreement entered into in connection with the Westwind transaction and the indemnification obligations under the arrangement agreement by a pledge of an amount of shares of Thomas Weisel Partners common stock or exchangeable shares equal to 50% of the total value of the consideration received by that shareholder in exchange for his or her Westwind common shares and Class A common shares. These pledges of Thomas Weisel Partners common stock and/or exchangeable shares will terminate on the earliest to occur of:

•	the death of the relevant shareholder;

•	the expiration of the applicable non-compete and non-solicit period described above;

•	payment in cash or other satisfaction by the shareholder of all liquidated damages; or

•	February 7, 2011;

provided, that no shares will be released from the pledge before the first anniversary of the closing of the transaction.

The liquidated damages provisions in the WW Equity Agreement are in addition to the forfeiture of any equity-based awards that may occur as a result of the breach of any non-competition or non-solicitation provisions contained in those awards. The liquidated damages and pledge arrangements do not preclude us from seeking any injunctive relief to which we may be entitled for a breach of the confidentiality, non-competition, non-solicitation or transfer of client relationship provisions in the case of a willful or intentional breach that causes material harm to us.

Compensation Discussion and Analysis

This compensation discussion and analysis relates to the compensation paid to or earned by the executive officers listed below for their 2009 service. These executive officers consist of our principal executive officer, our principal financial officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2009. In addition, our former Chief Financial Officer, Shaugn Stanley, who was employed with us as Chief Financial Officer during part of 2009, is also included. As noted above, these officers are collectively referred to as our “named executive officers” in this proxy statement.

•	Thomas W. Weisel, our Chairman and Chief Executive Officer

•	Lionel F. Conacher, our President and Chief Operating Officer

•	Ryan Stroub, our Chief Financial Officer

•	Shaugn Stanley, our Chief Administrative Officer and former Chief Financial Officer

•	Bradford Raymond, our Co-Head of Investment Banking

•	Anthony Stais, our Head of Trading

This compensation discussion and analysis describes all of the material elements of our compensation of our named executive officers for their 2009 services and includes, as it relates to our named executive officers, a discussion of (i) the objectives of our compensation policies and practices and what they are designed to reward, (ii) each element of 2009 compensation and why we utilize that element, (iii) how we determine the amount of each compensation element and (iv) how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements.

What are the objectives of our compensation policies and practices for our named executive officers? What are they designed to reward?

Our compensation policies and practices for named executive officers are intended to:

•	Incentivize and reward the achievement of financial and operational performance, while taking into account the risks associated therewith;

•	Align the interests of our named executive officers and those of our shareholders; and

•	Assist in retaining the employment of our named executive officers.

In addition, where applicable, our compensation practices take into account factors other than financial returns and risks, such as adherence to our Code of Conduct and Ethics and other employee policies.

What are the elements of 2009 compensation for our named executive officers? Why do we use these elements?

In 2009 there were five elements of compensation for our named executive officers:

•	Base Salary

•	Year-End Cash Bonus (paid in January 2010)

•	Annual Equity Incentive Plan Award (granted in February 2009)

•	Mid-Year Cash Bonus (paid in August 2009)

•	Mid-Year Equity Incentive Plan Award (granted in August 2009)

•	Other Awards and Amounts

Base Salary. In 2009 all of our named executive officers received an annual salary payable in equal installments on a semi-monthly basis.

Year-End Cash Bonus. In January 2010 we paid our named executive officers a year-end cash bonus with respect to their 2009 service. Our Compensation Committee, at its sole discretion, determined the amount of each named executive officer’s year-end cash bonus at the beginning of 2010 based on 2009 performance. Pursuant to the terms of his employment agreement, Mr. Conacher is guaranteed a minimum bonus of $2.4 million cash and equity for 2009. The bonus amounts that are discretionary may be as low as zero or instead be a significant amount.

Annual Equity Incentive Plan Award. In February 2009, at the same time we paid our 2008 year-end cash bonuses, we made stock awards in the form of restricted stock units granted pursuant to our Equity Incentive Plan. These stock awards will be earned over a three-year service period that began on February 27, 2009 and vest in three equal installments on the first, second and third anniversaries of the grant date. These Equity Incentive Plan awards are intended to align the recipients’ interests with those of our shareholders and to act as a device for retaining the recipients within our employment during the vesting period. In 2007, 2008 and 2009, we determined to use restricted stock units as the form of equity award to grant to named executive officers because we believe that restricted stock units are an effective way to align the interests of our named executive officers with our shareholders. The economic impact of a change in our stock price is the same for both a holder of a restricted stock unit and a holder of a share of Thomas Weisel Partners common stock. By contrast, the economic impact of a change in our stock price will be different for the holder of an option when the stock price is below the exercise price of the option because a change in the stock price will not affect the intrinsic value of the option. We also believe restricted stock units encourage an appropriate long-term focus among our named executive officers because the value of restricted stock units increases if the value of Thomas Weisel Partners’ stock rises during the term of the award. We believe these considerations also explain why restricted stock units are the form of equity award most commonly utilized by firms in our industry.

Mid-Year Cash Bonus. In August 2009, we made mid-year cash bonuses to certain of our officers and employees, including Mr. Conacher pursuant to the terms of his employment agreement. The mid-year bonus payment made to Mr. Conacher is in partial satisfaction of his guaranteed 2009 bonus. The mid-year bonuses are generally paid to our Canadian employees and were implemented, in part, to facilitate the transition to Thomas Weisel Partners’ compensation regime of former Westwind employees, who previously received quarterly bonus awards under Westwind’s compensation regime.

Mid-Year Equity Incentive Plan Award. In August 2009, we made mid-year equity incentive plan award in the form of restricted stock units granted pursuant to our Equity Incentive Plan to certain of our officers and employees, including Mr. Conacher pursuant to the terms of his employment agreement. The mid-year bonus payment made to Mr. Conacher is in partial satisfaction of his guaranteed 2009 bonus. The mid-year bonuses were implemented, in part, to facilitate the transition to Thomas Weisel Partners’ compensation regime of former Westwind employees, who previously received quarterly bonus awards under Westwind’s compensation regime. These awards will be earned over a three-year service period that began in August 2009 and vest in three equal installments on the first, second and third anniversaries of the grant date.

Other Awards and Amounts. We provided benefits to our named executive officers, which included paying certain term life insurance premiums, medical, dental and vision plan premiums and long-term/short-term disability insurance premiums.

In addition, we have in the past, and may in the future, grant performance based incentive awards to certain of our employees including our named executive officers. These performance based awards are typically tied to the attainment of one or more performance metrics. However, the establishment of performance based awards for named executive officers does not typically preclude the pay of discretionary compensation, such as year-end cash bonuses and year-end equity incentive plan awards to these individuals. Accordingly, the performance metrics identified in any performance award are not typically used by the Compensation Committee in determining the discretionary component of a named executive officers’ compensation.

How do we determine the amount of each compensation element for our named executive officers?

The chart below illustrates the percentage of aggregate compensation (excluding the cost of life insurance, medical and disability benefits) paid to our named executive officers for 2009 that is non-discretionary (e.g., base salaries and guaranteed amounts) as opposed to discretionary (e.g., year-end cash bonus and equity incentive plan awards).

2009 Aggregate Compensation to Named Executive Officers

Discretionary vs. Non-Discretionary

As a general matter, Thomas Weisel Partners believes that the annual incentive award, which consists of a year-end cash bonus and an annual equity incentive award, is the most important element of its named executive officers’ overall compensation. Thomas Weisel Partners’ Compensation Committee apportions the annual incentive award between the year-end cash bonus and an annual equity incentive award to further Thomas Weisel Partners’ stated compensation objectives.

Base Salary. Each of our named executive officers, with the exception of Mr. Ryan Stroub, is a party to an employment agreement with us specifying a $200,000 annual base salary. Mr. Stroub receives a $300,000 annual base salary, which reflects a determination of Thomas Weisel Partners to emphasize non-discretionary compensation in the case of individuals in charge of financial reporting, consistent with Thomas Weisel Partners’

approach to ensuring incentives are properly aligned with the role and as such encourage the independence of the financial reporting function from Thomas Weisel Partners’ business operations consistent with our view of best market compensation practices. In connection with our cost cutting measures in 2009, the base salaries for all of our employees at the level of vice president and above, which includes each of our named executive officers, were reduced by 10%.

Accordingly, the base salary in 2009 for each of our named executive officers, other than Mr. Stroub, was reduced to $180,000, and Mr. Stroub’s base salary was reduced to $270,000. Further information regarding these employment agreements is set forth above under “—Executive Officer Employment and Other Agreements.” Our intention with respect to our named executive officers, other than our Chief Financial Officer, is that base salary should, in a normal economic environment, constitute only a moderate portion of their overall compensation, while discretionary bonuses and Equity Incentive Plan awards should, in a normal economic environment, constitute the most significant portion of annual compensation. With respect to our Chief Financial Officer, the salary represents a more significant portion of pay and we would expect to provide appropriate discretionary bonuses commensurate with the role and performance.

Year-End Cash Bonus and Annual Equity Incentive Award. As a general matter, Thomas Weisel Partners believes that the annual incentive award, which consists of a year-end cash bonus and an annual equity incentive award, is the most important element of its named executive officers’ overall compensation. Thomas Weisel Partners’ Compensation Committee apportions the annual incentive award between the year-end cash bonus and an annual equity incentive award to further Thomas Weisel Partners’ stated compensation objectives.

In determining the size of a named executive officer’s total annual incentive award, the Compensation Committee takes into consideration several factors, including Thomas Weisel Partners’ overall performance, that individual’s identified contribution to Thomas Weisel Partners, the overall performance of the business line or function managed by that individual and compensation levels for comparable executives at selected peer companies. In addition, the Compensation Committee generally reviews data for selected peer companies regarding overall compensation and the cash/equity split obtained from publicly available sources, as well as data provided to the Compensation Committee by compensation consultants. However, the Compensation Committee does not use such peer information and market data to benchmark its compensation and equity split decisions, rather such information is used by Thomas Weisel Partners as a “market check” on the Compensation Committee’s compensation and equity split decisions.

For each of Thomas Weisel Partners’ named executive officers, other than the Chief Executive Officer, the identified contribution to Thomas Weisel Partners consists of the Compensation Committee’s, the Chief Executive Officer’s and/or the Chief Operating Officer’s evaluation of (a) that person’s participation as a member of Thomas Weisel Partners’ executive committee and involvement in the day-to-day management of Thomas Weisel Partners, (b) that person’s contribution as a manager of a specific business line and (c) incremental revenue produced by that person as a member of Thomas Weisel Partners’ investment banking, brokerage or wealth management businesses. Historically, several of Thomas Weisel Partners’ named executive officers have been directly involved in revenue generating activities at Thomas Weisel Partners, either in Thomas Weisel Partners’ investment banking, brokerage or wealth management businesses. For instance, of our 2009 named executive officers, Mr. Raymond, Co-Head of Investment Banking, is actively involved in producing revenues as a member of Thomas Weisel Partners’ investment banking business and Mr. Stais, Head of Trading, is actively involved in producing revenues as a member of Thomas Weisel Partners’ brokerage business. Thomas Weisel Partners has not used a specific formula based on production levels to generate compensation levels, but the department heads that are also producers have revenue targets that a portion of their compensation is determined by, however this is only one determinant of the overall compensation.

For our Chief Executive Officer, during 2009 our Compensation Committee together with management, developed a set of financial and non-financial metrics to utilize as one factor in evaluating his 2009 performance, although specific targets were not established in advance. The financial metrics included: net revenue, pre-tax income, shareholder return, return on equity, earnings per share and market share and other investment banking league table metrics. The non-financial metrics included: strategic goals, resource management, growth and maintenance of our brand, vision and culture and certain tactical matters. Finally, the history of Thomas Weisel Partners as a partnership and the integrated nature of all of our business activities were taken into account.

In addition to the foregoing, the Compensation Committee also takes other factors into consideration in determining the annual incentive award. In general, we manage our aggregate compensation and benefits expense in relation to our net revenues, our available cash and the need to retain key employees. In doing so, we generally attempt to maintain certain limits and avoid crossing other thresholds. For instance, we seek to maintain a ratio of compensation and benefits expense to net revenue of 60% or less, but have found the need to pay out at higher ratios at lower revenue levels. This allows us to provide competitive compensation for our employees without jeopardizing our ongoing operations. In addition, we strive to ensure that our key employees are compensated at rates no lower than the 50th percentile of their peers at our competitor firms. We believe the success of our business is based largely on the quality of our employees and we continually monitor the market for their services and attempt to offer competitive compensation. We believe it is in our shareholders’ best interest to attempt to minimize employee turnover as a result of paying below market compensation. By striving to keep our payscale for our key employees within the range paid by our direct competitors, we believe we can retain our key employees. Finally, in considering the amount and form of compensation paid to our employees, we strive to maintain sufficient available cash to maintain operations for at least 12 months to ensure our ongoing operations.

In 2009, our aggregate compensation and benefits expense (excluding expense relating to equity awards made in connection with our initial public offering) was 68% of our net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities). The Compensation Committee determined the amount of year-end cash bonus for 2009 in early 2010. The Compensation Committee considered the factors described above and took into account the aggregate amount of compensation and benefits expense that had already been determined during the course of the year. These pre-determined compensation expenses include:

•	base salary amounts paid during 2009;

•	formula- and commission-based amounts in respect of performance during 2009, including target amounts payable under any performance-based cash and stock awards;

•	guaranteed compensation amounts in respect of 2009 that were established in connection with hiring or retaining specified individuals;

•	discretionary compensation amounts paid prior to the end of 2009;

•	equity award expense for equity awards granted prior to the end of 2009; and

•	benefits expense.

With respect to our named executive officers, in 2009 the pre-determined compensation expense consisted of (i) base salary expense, (ii) equity award expense for equity awards granted prior to the end of 2009, (iii) benefits expense; and (iv) certain guaranteed bonus expenses payable to Mr. Conacher.

After taking into account the aggregate amounts that had already been determined, the aggregate amount available for discretionary 2009 year-end cash bonus payments for all officers and employees, including our named executive officers, was approximately $28.0 million.

In apportioning the annual incentive award between a cash bonus and equity payment to Thomas Weisel Partners’ named executive officers, the most significant factor considered by the Compensation Committee is Thomas Weisel Partners’ effort to balance the competing demands of rewarding performance while retaining and incentivizing Thomas Weisel Partners’ named executive officers. As a general matter, the Compensation Committee attempts to maintain approximately the same split between cash and equity for each of the named executive officers. However, the Compensation Committee will take into account other factors that may result in proportionally more cash or more equity for a named executive officer including the named executive officer’s compensation in prior years, the cash and equity split in those prior years, that individual’s equity ownership in Thomas Weisel Partners and any other circumstances that would otherwise affect the ability of Thomas Weisel Partners to retain that individual. For instance, if a certain named executive officer had a relatively small equity interest in Thomas Weisel Partners, the Compensation Committee may determine that the individual’s annual incentive award should include more equity. Alternatively, if the Compensation Committee determines that an individual should be immediately rewarded for financial or operational performance, or if the market circumstances require a higher cash amount in order to retain such individual, the Compensation Committee may consider whether the annual incentive award should include proportionally more cash.

With respect to the actual amounts paid in 2009 as year-end cash bonus, the variance in cash bonus paid to our named executive officers resulted from a number of factors considered by the Compensation Committee, including the following:

•

Thomas Weisel Partners’ Chief Executive Officer, Mr. Thomas Weisel, elected not to receive a cash year-end bonus given Thomas Weisel Partners’ operating loss and our stated goal of reducing our cost structure while positioning Thomas Weisel Partners for when the markets eventually turn positive;

•

under the terms of Thomas Weisel Partners’ President and Chief Operating Officer’s employment contract, Mr. Lionel Conacher was entitled to a guaranteed bonus of $2.4 million, of which $1,444,000 was paid in cash and the remainder in equity awards;

•

Thomas Weisel Partners’ former Chief Financial Officer, Mr. Shaugn Stanley, resigned from the position of Chief Financial Officer in May 2009 and subsequently became Thomas Weisel Partners’ Chief Administrative Officer;

•	Thomas Weisel Partners’ current Chief Financial Officer, Mr. Ryan Stroub, was promoted to the position of Chief Financial Officer in May 2009 and served the remainder of the year in such role;

•

Thomas Weisel Partners’ Co-Head of Investment Banking, Mr. Bradford Raymond was actively managing several client relationships and was the principal investment banker on a number of key banking transactions, and the overall performance of our investment banking business, which is co-managed by Mr. Raymond; and

•

Thomas Weisel Partners’ Head of Trading, Mr. Anthony Stais has personal production as a trader and the overall performance of Thomas Weisel Partners’ brokerage business, which is directly managed by Mr. Stais.

Mid-Year Cash Bonus. The factors utilized by the Compensation Committee in determining mid-year cash bonuses are similar to those described above under “Year-End Cash Bonus.” In general, the mid-year cash bonus is given to our Canadian employees, in part, to assist in the transition of former Westwind employees, including Mr. Conacher, to Thomas Weisel Partners’ compensation regime. Westwind had historically paid quarterly bonuses while we have historically relied on year-end bonuses to compensate our employees. In 2009, Mr. Conacher received $660,000 as his mid-year cash bonus. No other named executive officer received a mid-year cash bonus.

Mid-Year Equity Incentive Plan Award. The factors utilized by the Compensation Committee in determining mid-year equity incentive plan awards are similar to those described above under “Annual Equity Incentive Plan Awards.” In general, the mid-year equity incentive plan award is given to our Canadian employees, in part, to assist in the transition of former Westwind employees, including Mr. Conacher, to Thomas Weisel Partners’ compensation regime. Westwind had historically paid quarterly bonuses while we have historically relied on year-end bonuses to compensate our employees. In 2009, Mr. Conacher received $540,000 of equity awards as his mid-year equity incentive plan award. No other named executive officer received a mid-year equity incentive award.

Other Awards and Amounts. We have historically provided a benefit to certain executive officers, including our named executive officers, of paying certain term life insurance premiums, medical, dental and vision plan premiums and long-term/short-term disability insurance premiums. In 2009 we continued this practice, as we believe that these are customary benefits provided to senior officers of companies like ours and these aspects of compensation are not material in relation to overall compensation paid to named executive officers.

How does each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements?

As stated above, our compensation policies and practices for named executive officers are intended to:

•	Incentivize and reward the achievement of financial and operational performance, while taking into account the risks associated therewith;

•	Align the interests of our named executive officers and those of our shareholders; and

•	Assist in retaining the employment of our named executive officers.

We believe each element of 2009 compensation complements and balances the other elements in the context of our overall compensation objectives. While some elements address our stated compensation objectives directly, others do so to varying degree. As a Company, we continually balance the form and amount of each element of overall compensation since decisions made with respect to one element of compensation have an impact on the other elements. For example, the decision to pay compensation in the form of one of our compensation elements might reduce the amount available to be paid under other compensation elements and, therefore, our decisions with respect to any one compensation element potentially affect decisions regarding other compensation elements.

Base Salary. We believe that the purpose of a base salary is to provide a set amount of cash compensation for each named executive officer that is not generally variable in nature and is competitive with salaries paid by peer companies. We also believe that in normal economic conditions, most of the total annual compensation paid to named executive officers, other than our Chief Financial Officer, should be in the form of year-end cash bonuses and annual equity incentive plan awards. While base salary does not generally incentivize or reward our named executive officers for specific financial or operational performance, we believe that maintaining a competitive base salary is a necessary component of compensation that provides a stable cash flow and does provide a retentive effect. We believe shareholders have an interest in retaining high quality employees and base salaries such as the ones paid to our named executive officers are commensurate with their positions and competitive with our peers.

Year-End Bonus and Annual Equity Incentive Plan Award. We believe that the year-end bonus and the annual equity incentive plan award are the two most important elements of our named executive officers’ overall compensation and that the two must be carefully balanced to meet our stated compensation objectives. As a general matter, our annual incentive award consists of a year-end cash bonus and an equity award. In apportioning the annual incentive award between these two, the most significant factor considered by the Compensation Committee is Thomas Weisel Partners’ effort to balance the competing demands of rewarding performance, retaining and incentivizing employees, maintaining Thomas Weisel Partners’ cash position and managing the dilution of Thomas Weisel Partners’ stock. The annual incentive award will be weighted more towards cash to the extent Thomas Weisel Partners is seeking to immediately reward performance or manage dilution of Thomas Weisel Partners’ stock. The annual incentive award will be weighted more towards equity to the extent Thomas Weisel Partners is seeking to maintain its cash position, retain key employees over time and/or align incentives of key employees with shareholders.

We believe that year-end cash bonuses reward and incentivize achievement and performance by our named executive officers because the individual performance and contributions of each individual are specifically factored into the determination of the amount of their year-end cash bonus. Additionally, a cash payment minimizes dilution of existing shareholders, thereby aligning investors with the named executive officers. Finally, because our year-end cash bonuses are paid only to employees employed with Thomas Weisel Partners on the payment date, the year-end cash bonus provides a retentive effect.

Likewise, the annual equity incentive plan award rewards and incentivizes achievement and performance by our named executive officers because the individual’s performance and direct contributions are taken into account in determining the size of the award. Additionally, the equity awards provide a retentive effect since awards vest over 3 or 4 year periods. Our named executive officers must remain employed by Thomas Weisel Partners in order to vest their equity awards. Equity awards also minimizes employee turnover, which we believe is in the best interest of our investors.

Mid-Year Cash Bonus and Mid-Year Equity Incentive Plan Award. As described above, the mid-year cash bonus and the mid-year equity incentive plan award are given primarily to our Canadian employees. Our Compensation Committee considers the same factors detailed in our year-end cash bonus and annual equity incentive plan award discussions. As described above, in general mid-year bonuses are a transitional accommodation to former Westwind employees as they transition to our compensation regime.

Compensation Committee Report

The members of the Compensation Committee have reviewed and had the opportunity to discuss with management the Compensation Discussion and Analysis set forth above and have unanimously recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee: Mr. Irby (Chairman), Mr. Barger and Mr. Koogle.

Audit Committee Report

At its meeting on March 10, 2010, the Audit Committee (i) reviewed and discussed our 2009 consolidated financial statements with our management, (ii) discussed with Deloitte & Touche LLP, Thomas Weisel Partners’ independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, and (iii) discussed with Deloitte & Touche LLP its independence (and subsequently received the written disclosures and the letter from Deloitte & Touche LLP required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526). Based on the foregoing, at its March 10, 2010 meeting, the Audit Committee unanimously recommended to the board of directors that the 2009 audited consolidated financial statements be included in our 2009 Annual Report on Form 10-K as filed with the SEC.

Members of the Audit Committee: Mr. Brown (Chairman), Mr. Allen, Mr. Grady and Mr. Irby.

Information provided under the sections of this proxy statement/prospectus entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or “filed” with the SEC, or incorporated by reference in any filing we make under the Securities Act or the Exchange Act, irrespective of any general statement incorporating by reference this proxy statement/prospectus into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically request that the information be treated as soliciting material or specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

In the opinion of Sullivan & Cromwell LLP and in the opinion of Bryan Cave LLP, the following section describes the anticipated material United States federal income tax considerations of the merger generally applicable to Thomas Weisel Partners stockholders. These opinions and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code, existing interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. This discussion applies to you only if you hold your Thomas Weisel Partners common stock as capital assets for tax purposes. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

•	stockholders who are not United States persons;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	stockholders who acquired their shares of Thomas Weisel Partners common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation;

•	stockholders who hold their shares of Thomas Weisel Partners common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction; and

•	holders of exchangeable shares of TWP Acquisition Company (Canada), Inc. or shares of special voting preferred stock of Thomas Weisel Partners.

It is intended that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. Stifel’s and Thomas Weisel Partners’ obligations to complete the merger are conditioned on, among other things, Stifel’s receipt of an opinion from Bryan Cave LLP and Thomas Weisel Partners’ receipt of an opinion from Sullivan & Cromwell LLP, each dated the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinions, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Stifel, Merger Sub and Thomas Weisel Partners will be a party to that reorganization within the meaning of Section 368(b) of the Code. The following discussion assumes that the merger will be treated accordingly.

The opinions of counsel described above will be based on the then-existing law, will assume the absence of changes in existing facts, will rely on customary assumptions and may rely on representations contained in certificates executed by officers of Stifel, Merger Sub and Thomas Weisel Partners. The opinions neither bind the Internal Revenue Service, or the IRS, nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither Stifel nor Thomas Weisel Partners intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

Tax Implications to Thomas Weisel Partners’ Stockholders

If you are a holder of Thomas Weisel Partners common stock, your exchange of Thomas Weisel Partners common stock for Stifel common stock will have the following consequences to you:

•

Except as discussed below with respect to cash received in lieu of fractional shares, you will not recognize gain or loss for United States federal income tax purposes when you exchange your Thomas Weisel Partners common stock solely for Stifel common stock pursuant to the merger.

•

The aggregate tax basis of the Stifel common stock you receive as a result of the merger will be the same as your aggregate tax basis in Thomas Weisel Partners common stock you surrender in exchange for the Stifel common stock, less any basis attributable to fractional share interests in Stifel common stock for which cash is received.

•	The holding period of the Stifel common stock you receive as a result of the exchange will include the holding period of Thomas Weisel Partners common stock you exchange in the merger.

If you receive cash in the merger instead of a fractional share interest in Stifel common stock, you will be treated as having received the cash in redemption of the fractional share interest. If the redemption is “not essentially equivalent to a dividend” under the relevant Code provision, after giving effect to certain constructive ownership rules, you would recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Thomas Weisel Partners common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. stockholder is generally subject to a maximum rate of 15% assuming the merger closes in 2010. The deductibility of capital losses is subject to limitations. Because the possibility of dividend treatment depends primarily upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

Backup Withholding and Information Reporting. Payments of cash to you instead of a fractional share of Stifel common stock may, under certain circumstances, be subject to information reporting and backup withholding unless you provide proof of an applicable exemption or furnish your taxpayer identification number, and otherwise comply will applicable requirements of the backup withholding rules. Any amounts withheld from payments to you under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2010 (unless otherwise indicated) certain information regarding the beneficial ownership of Thomas Weisel Partners common stock and the exchangeable shares. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. On all matters submitted for stockholder vote, Thomas Weisel Partners common stock votes together as a single class with the Thomas Weisel Partners special voting preferred stock held by the trustee. Under the Voting and Exchange Trust Agreement, the trustee is entitled to cast a number of votes equal to the number of outstanding exchangeable shares not held by Thomas Weisel Partners or any person directly or indirectly controlled by or under common control with Thomas Weisel Partners, and as to which the trustee has timely received voting instructions from the exchangeable stockholders. Accordingly, all share numbers and ownership percentage calculations below assume that all exchangeable shares have been exchanged on a one-for-one basis into corresponding shares of Thomas Weisel Partners common stock. Unless otherwise indicated, the address for each person listed below is: c/o Thomas Weisel Partners, Inc., One Montgomery Street, San Francisco, California 94104. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Thomas Weisel Partners common stock and/or exchangeable shares beneficially owned by them.

	Shares of Thomas Weisel Partners Common Stock Beneficially Owned(a)
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Thomas W. Weisel(b)(r)	2,607,412	7.92%
Lionel F. Conacher(c)(r)	1,362,578	4.14%
Ryan Stroub(d)	10,394	*
Shaugn Stanley(e)	113,952	*
Tony Stais(f)(p)	228,734	*
Bradford Raymond(g)(r)	163,112	*
Thomas I.A. Allen(h)	84,070	*
Matthew R. Barger(i)	69,028	*
Michael W. Brown(j)	57,873	*
Robert E. Grady(k)	6,525	*
B. Kipling Hagopian(l)	71,233	*
Alton F. Irby III(m)	85,974	*
Timothy A. Koogle(n)	60,819	*
All Directors and Executive Officers as a Group (18 persons)(o)	5,477,552	16.63%
Significant Stockholders:
Royce & Associates, LLC(p)	2,316,706	7.03%
ClearBridge Advisors, LLC(q)	2,073,513	6.29%

*	Less than 1% of the total outstanding shares of Thomas Weisel Partners common stock and exchangeable shares, taken together.
(a)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Thomas Weisel Partners common stock that such person has the right to acquire within 60 days of the date of determination.

In light of the nature of fully vested RSUs and fully vested options to purchase Thomas Weisel Partners common stock (“Options”), we have also included in this table shares of Thomas Weisel Partners common stock underlying fully vested but undelivered RSUs and fully vested but unexercised Options. For purposes of computing the percentage of outstanding shares of Thomas Weisel Partners common stock and exchangeable shares held by each person or group of persons named above, any shares which such person or groups of persons has the right to acquire within 60 days (as well as the shares of Thomas Weisel Partners common stock underlying fully vested but undelivered RSUs and fully vested but unexercised Options) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Each of the executive officers listed above or included in All Directors and Executive Officers as a Group, other than Mark P. Fisher and Ryan Stroub (who are included in All Directors and Executive Officers as a Group), has entered into a pledge agreement with us that will secure the liquidated damages provisions in the equity agreement each of them entered into with us at the time of our initial public offering (or at the time of our acquisition of Westwind, in the case of Mr. Conacher), by a pledge of 50% of the shares of Thomas Weisel Partners common stock or exchangeable shares owned by him (including through indirect ownership and ownership through affiliated entities) at the time of the completion of our initial public offering on February 7, 2006 (or at the time of our acquisition of Westwind on January 2, 2008, in the case of Mr. Conacher). In addition, each of these executives has agreed not to pledge shares of Thomas Weisel Partners common stock or exchangeable shares owned by them to any party other than us (commonly referred to as a “negative pledge”).

(b)	Mr. Weisel’s beneficial ownership includes (i) 1,752,482 shares of Thomas Weisel Partners common stock owned by him directly (a portion of which are pledged to Thomas Weisel Partners as security for certain obligations under his employment agreement), (ii) 765,816 shares of Thomas Weisel Partners common stock owned by Ross Investments Inc., an entity wholly owned by him (a portion of which are pledged to Thomas Weisel Partners as security for certain obligations under his employment agreement) and (iii) 89,114 shares of Thomas Weisel Partners common stock as to which he disclaims beneficial ownership and which are owned by a non-family member, as trustee for immediate family members of Mr. Weisel.

Adult children of Mr. Weisel own 422,515 shares, which shares are not reflected in the table and as to which he disclaims beneficial ownership. Mr. Weisel also holds 260,235 unvested RSUs, ownership of which is not reflected in the table.

(c)	Mr. Conacher’s beneficial ownership includes (i) 1,016,237 exchangeable shares, (ii) 338,841 of Thomas Weisel Partners common stock held by a trustee for the benefit of Mr. Conacher and (iii) 7,500 shares of Thomas Weisel Partners common stock held in trust for immediate family members of Mr. Conacher. Mr. Conacher also holds 399,611 unvested RSUs and 175,000 unvested options, ownership of which is not reflected in the table.
(d)	Mr. Stroub also holds 58,090 unvested RSUs and 2,500 vested but undelivered RSUs, ownership of which is not reflected in the table.
(e)	Mr. Stanley also holds 148,374 unvested RSUs, ownership of which is not reflected in the table.
(f)	Mr. Stais also holds 306,395 unvested RSUs, ownership of which is not reflected in the table.
(g)	Mr. Raymond also holds 368,223 unvested RSUs, ownership of which is not reflected in the table.
(h)	Mr. Allen’s beneficial ownership consists of (i) 9,910 shares of Thomas Weisel Partners common stock owned by him directly, (ii) 57,493 exchangeable shares held through Inter-Canadian Capital Strategies, Inc., a personal holding company, which in turn is held by a trustee for the benefit of Mr. Allen, his spouse and other family members, and (iii)16,667 fully vested but unexercised Options.
(i)	Mr. Barger’s beneficial ownership includes (i) 32,387 shares of Thomas Weisel Partners common stock and (ii) 36,641 fully vested but unexercised Options.
(j)	Mr. Brown’s beneficial ownership includes (i) 15,925 shares of Thomas Weisel Partners common stock, including shares of Thomas Weisel Partners common stock underlying fully vested but not yet delivered RSUs and (ii) 5,307 shares of Thomas Weisel Partners common stock underlying fully vested but not yet delivered RSUs, and (iii) 36,641 fully vested but unexercised Options.
(k)	Mr. Grady’s beneficial ownership includes 6,525 shares of Thomas Weisel Partners common stock.
(l)	Mr. Hagopian’s beneficial ownership includes (i) 13,448 shares of Thomas Weisel Partners common stock, (ii) 3,538 shares of Thomas Weisel Partners common stock underlying fully vested but not yet delivered RSUs, (ii) 43,833 fully vested but unexercised Options and (iii) 10,414 shares of Thomas Weisel Partners common stock held by him and his wife as trustees of The Hagopian Family Trust.

(m)	Mr. Irby’s beneficial ownership includes (i) 52,641 shares of Thomas Weisel Partners common stock and (ii) 33,333 fully vested but unexercised Options.
(n)	Mr. Koogle’s beneficial ownership includes (i) 13,448 shares of Thomas Weisel Partners common stock, (ii) 3,538 shares of Thomas Weisel Partners common stock underlying fully vested but not yet delivered RSUs and (ii) 43,833 fully vested but unexercised Options.
(o)	Beneficial ownership, in the aggregate, of Directors and Executive Officers as a group includes, in addition to the amounts reported for each Director and Executive Officer listed above, (i) 779,179 shares of Thomas Weisel Partners common stock and (ii) 9,998 shares of Thomas Weisel Partners common stock underlying fully vested but not yet delivered RSUs.
(p)	The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019. Information as to beneficial ownership by Royce & Associates, LLC and its address is as of February 9, 2010 and is based solely on filings relating to Thomas Weisel Partners common stock made by Royce & Associates, LLC and its affiliates with the SEC under Section 13(d) and Section 13(g) of the Securities Exchange Act. According to these filings Royce & Associates, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
(q)	The address of ClearBridge Advisors, LLC is 620 8th Avenue, New York, NY 10018. Information as to beneficial ownership by ClearBridge Advisors, LLC and its address is as of February 12, 2010 and is based solely on filings relating to Thomas Weisel Partners common stock made by ClearBridge Advisors, LLC and its affiliates with the SEC under Section 13(d) and Section 13(g) of the Securities Exchange Act. According to these filings ClearBridge Advisors, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
(r)	Does not include RSUs that may be granted pursuant to the June 2008 performance-based awards.

OTHER MATTERS

Other Business

The Thomas Weisel Partners board of directors does not currently intend to bring any other business before the Annual Meeting and, to the knowledge of the Thomas Weisel Partners board of directors, no other matters other than those indicated above are to be brought before the Annual Meeting. If, however, any other matter properly comes before the Annual Meeting, the proxy holders will, in their discretion, vote on it in accordance with their own best judgment.

Stockholder Proposals for 2011 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2011 Annual Meeting of Stockholders must have submitted their proposals to our Secretary on or before January 14, 2011. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

If the merger is consummated, there will be no annual meeting of Thomas Weisel Partners stockholders in 2011. If the merger is not consummated, Thomas Weisel Partners will hold a 2011 Annual Meeting of Stockholders.

In accordance with Section 1.11(b) of our bylaws, for a matter not included in our proxy materials to be properly brought before the 2011 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Secretary & General Counsel at One Montgomery Street, 37th Floor, San Francisco, California 94104 as follows:

(i) If the 2011 Annual Meeting is scheduled to take place within 30 days before or after the first anniversary date of the Annual Meeting, such notice shall be delivered not less than 90 days nor more than 120 days prior to the first anniversary date of the Annual Meeting;

(ii) If, and only if, the 2011 Annual Meeting is not scheduled to take place within 30 days before or after the first anniversary date of the Annual Meeting, such notice shall be delivered before the close of business on the later of (a) the date ninety days prior to the date of the 2011 Annual Meeting or (b) the tenth day following the date on which the date for the 2011 Annual Meeting is first publicly announced or disclosed.

Assuming that the 2011 Annual Meeting occurs within 30 days before or after the first anniversary date of the Annual Meeting, any such notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws (and not pursuant to SEC’s Rule 14a-8) must be received no earlier than February 16, 2011 and no later than March 18, 2011.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 16, 2010

Pursuant to SEC rules, we have elected to provide access to our proxy materials by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. Copies of this proxy statement/prospectus, the form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2009 including financial statements are available at our website at www.tweisel.com and upon written request and without charge to any stockholder by writing to: Thomas Weisel Partners Group, Inc., General Counsel, One Montgomery Street, Suite 3700, San Francisco, California 94014. For directions on how to attend the Annual Meeting and vote in person, please contact our General Counsel’s Office at Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, CA 94104 or by telephone at (415) 364-2500.

Stockholders Sharing an Address

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own Thomas Weisel Partners stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one proxy statement from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of this proxy statement/prospectus has been sent to your address.

We will promptly deliver separate copies of this proxy statement/prospectus at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request (or a request to have only a single copy of our proxy statement delivered to your address) by mail to our General Counsel’s office at Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, CA 94104 or by telephone at (415) 364-2500.

Communicating with the Board of Directors

Stockholders may communicate with the Thomas Weisel Partners board of directors, or any committee or member of the Thomas Weisel Partners board of directors, by writing to: Board of Directors, Thomas Weisel Partners, One Montgomery Street, San Francisco, California 94104, Attn: General Counsel’s Office. All such communications are reviewed by Thomas Weisel Partners’ General Counsel and, subject to the following sentence, presented to the Thomas Weisel Partners board of directors at the regularly scheduled meeting of the Thomas Weisel Partners board of directors subsequent to receipt. Communications such as spam, junk mail, mass mailings, job inquiries, business solicitations, advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Thomas Weisel Partners board of directors.

LEGAL MATTERS

The validity of the shares of Stifel common stock offered hereby will be passed upon for Stifel by Bryan Cave LLP, St. Louis, Missouri. Certain tax matters relating to the merger will be passed upon for Stifel by Bryan Cave LLP, St. Louis, Missouri and for Thomas Weisel Partners by Sullivan & Cromwell LLP, Palo Alto, California. See “Material United States Federal Income Tax Consequences of the Merger” on page 144.

EXPERTS

The consolidated financial statements of Stifel as of and for the years ended December 31, 2009 and 2008 appearing in Stifel’s Annual Report on Form 10-K for the year ended December 31, 2009 including the effectiveness of Stifel’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. The 2007 consolidated financial statements of Stifel (before the retrospective adjustments to the financial statement disclosures for a change in the composition of reportable segments as discussed in Note 24 to the consolidated financial statements) incorporated in this proxy statement/prospectus by reference have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference in the Registration Statement (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustments to the financial statement disclosures for a change in the composition of reportable segments as discussed in Note 24 to the consolidated financial statements). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Thomas Weisel Partners incorporated in this proxy statement/prospectus by reference from Thomas Weisel Partners’ Annual Report on Form 10-K for year ended December 31, 2009, and the effectiveness of Thomas Weisel Partners’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Stifel and Thomas Weisel Partners are reporting companies and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Stifel’s and Thomas Weisel Partners’ SEC filings are also available at the SEC’s website at www.sec.gov. The reports and other information filed by Stifel with the SEC are also available free of charge at Stifel’s website at www.tweisel.com. The reports and other information filed by Thomas Weisel Partners with the SEC are also available free of charge at Thomas Weisel Partners’ website at www.tweisel.com. The web addresses of the SEC, Stifel and Thomas Weisel Partners have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus or the Registration Statement.

Stifel has filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the shares of Stifel stock to be issued pursuant to the merger agreement, of which this proxy statement/prospectus forms a part. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Stifel and Stifel common stock. The rules and regulations of the SEC allow Stifel and Thomas Weisel Partners to omit certain information included in the Registration Statement from this document.

The SEC allows Stifel and Thomas Weisel Partners to “incorporate by reference” information into this proxy statement/prospectus, which means that Stifel and Thomas Weisel Partners can disclose important information to you by referring you to another document filed separately with the SEC. Statements contained in this proxy statement/prospectus or in any document incorporated by reference in this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for information that is superseded by information that is included in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Stifel and Thomas Weisel Partners have previously filed with the SEC. These documents contain important information about Stifel and its financial condition.

The following documents, which were filed by Stifel with the SEC, are incorporated by reference into this proxy statement/prospectus:

•

Stifel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the information incorporated by reference from Stifel’s definitive proxy statement relating to Stifel’s annual meeting of stockholders;

•

the description of Stifel common stock contained in Stifel’s registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report for the purpose of updating such description; and

•	Stifel’s Current Reports on Form 8-K filed on January 4, 2010, February 9, 2010, April 13, 2010 and April 26, 2010.

Stifel is also incorporating by reference additional documents that Stifel files with the SEC between the date of this proxy statement/prospectus and the date of the Annual Meeting.

The following documents, which were filed by Thomas Weisel Partners with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Thomas Weisel Partners’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	Thomas Weisel Partners’ Current Reports on Form 8-K filed on January 26, 2010, April 26, 2010 and April 27, 2010.

Thomas Weisel Partners is also incorporating by reference additional documents that Thomas Weisel Partners files with the SEC between the date of this proxy statement/prospectus and the date of the Annual Meeting.

Stifel has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Stifel and Thomas Weisel Partners has supplied all such information relating to Thomas Weisel Partners.

Documents incorporated by reference are available from the applicable company without charge, excluding all exhibits unless the applicable company has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the applicable company at the following addresses and telephone numbers:

Stifel Financial Corp.	Thomas Weisel Partners Group, Inc.
Attention: Investor Relations	Attention: Investor Relations
501 North Broadway	One Montgomery Street, Suite 3700
St. Louis, Missouri 63102	San Francisco, California 94014
(314) 342-2000	(415) 364-2500

To receive timely delivery of documents in advance of the Annual Meeting, please make your request no later than June 9, 2010.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger agreement and the other matters at the Annual Meeting. Stifel and Thomas Weisel Partners have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated May 14, 2010. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders of Thomas Weisel Partners nor the issuance of Stifel stock in the merger shall create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

APRIL 25, 2010

among

STIFEL FINANCIAL CORP.,

PTAS, INC.

and

THOMAS WEISEL PARTNERS GROUP, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 25, 2010 (the “Signing Date”) among STIFEL FINANCIAL CORP., a Delaware corporation (“Parent”), PTAS, INC., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Subsidiary”) and THOMAS WEISEL PARTNERS GROUP, INC., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company have approved and declared advisable this Agreement and the Merger (as defined below), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, Parent and certain officers of the Company listed on Schedule A hereto entered into agreements (the “Voting Agreements”) pursuant to which such officers agreed to vote in favor of approval of this Agreement and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Voting Agreements; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (B) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. If the Person referred to is a natural person, the term “Affiliate” refers to any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CallRightCo” means TWP Holdings Company (Canada), ULC, a Subsidiary of the Company incorporated under the Companies Act (Nova Scotia).

“Canadian Sub” means TWP Acquisition Company (Canada), Inc., a Subsidiary of the Company continued under the Canada Business Corporations Act.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2009 included in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2009.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been made available by the Company to Parent and Merger Subsidiary.

“Company Exchangeable Shares” means the Non-Voting Exchangeable Shares of Canadian Sub, which are each exchangeable, on a one-for-one basis, at any time into shares of Company Common Stock.

“Company Restricted Stock Unit” means each stock unit that represents the right to receive shares of Company Common Stock granted pursuant to any equity or compensation plan or arrangement of the Company that is outstanding as of the Effective Time.

“Company Special Voting Preferred Stock” means that certain series of Company Preferred Stock designated as Special Voting Preferred Stock.

“Contract” means any contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license.

“Delaware Law” means the Delaware General Corporation Law.

“Environmental Law” means any Applicable Law, or any agreement with any Governmental Authority or other third party, relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety, (iv) the environment or (v) Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchangeable Share Amendment” means an amendment to the Exchangeable Share Provisions to provide that the Board of Directors of Canadian Sub may determine, at its option, that, despite the Merger, a Redemption Date (as defined in the Exchangeable Share Provisions) has not occurred.

“Exchangeable Share Documents” means the Support Agreement, dated as of January 2, 2008, by and among the Company, CallRightCo and Canadian Sub, the Voting and Exchange Trust Agreement, dated as of January 2, 2008, by and among the Company, Canadian Sub and the Trustee and the Exchangeable Share Provisions attaching to the Company Exchangeable Shares.

“Exchangeable Share Provisions” means Schedule “1” to the Articles of Continuance of Canadian Sub, as amended or restated from time to time.

“FINRA” means the Financial Industry Regulatory Authority, including any predecessor entity, including without limitation, the National Association of Securities Dealers, Inc.

“GAAP” means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and applied consistently throughout the periods involved.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, and any non-governmental self-regulatory agency, commission or authority, including the SEC and FINRA.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under leases accounted for as financing or capital leases under GAAP, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property other than Liens relating to equipment leased by the Company not constituting a capital lease, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations.

“Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights; and (vi) any similar intellectual property or proprietary rights.

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” means, with respect to the Company the knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule after reasonable due inquiry and with respect to Parent, means the knowledge of the individuals listed on Section 1.01(a) of the Parent Disclosure Schedule after reasonable due inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact or change that (i) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, but shall exclude any effect resulting from (A) any changes resulting from general economic, regulatory or political conditions, (B) general changes in the industry in which such Person and its Subsidiaries operate, (C) any changes resulting from the announcement, pendency or Closing of the transactions provided for in this Agreement, including the impact thereof on relationships with customers of the Company or any of its Affiliates, suppliers, vendors, lenders, or joint venture participants or employees, (D) disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war (E) any act expressly required under this Agreement or for which the consent of Parent is required pursuant to this Agreement and as to which Parent has withheld its consent or (F) any adverse effect that such Person otherwise cures prior to Closing; except with respect to clauses (A), (B) and (D) above, to the extent that such effect or change is disproportionately adverse to such Person and its Subsidiaries as compared to other companies operating in the industries in which such Person and its Subsidiaries operate; or (ii) materially impairs the ability of such Person to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Ownership Evidence” shall mean (i) a Certificate (or affidavit of loss with respect to such Certificate and such other documentation as is described in Section 3.02(h)), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Company Shares.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2009 included in the Parent 10-K.

“Parent Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Special Voting Preferred Stock” means that certain series of Parent Preferred Stock to be designated as Parent Special Voting Preferred Stock.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person if such Subsidiary would meet the definition of “significant subsidiary” within the meaning of Regulation S-X.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

“Trustee” means CIBC Mellon Trust Company.

“Voting and Support Agreements” means the Support Agreement, dated as of January 2, 2008, by and among the Company, CallRightCo and Canadian Sub and the Voting and Exchange Trust Agreement, dated as of January 2, 2008, by and among the Company, Canadian Sub and the Trustee.

“Voting and Support Supplement” means the agreement or agreements to be made as of the Effective Time between Parent, the Company, CallRightCo and Canadian Sub and the Trustee for the holders of the Company Exchangeable Shares, to the extent required by the Voting and Support Agreements, providing for the assignment to and the assumption by Parent of the obligations of the Company under the Voting and Support Agreements and the other matters specified therein.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.

“Warrant” means that certain warrant to purchase 486,486 shares of Company Common Stock that was issued to Nomura America Investment, Inc. as of February 7, 2006.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Action	Section 5.12
Adverse Recommendation Change	Section 7.03
Affected Employees	Section 8.05
Agreement	Preamble
Certificate	Section 3.01
Closing	Section 2.01
Closing Date	Section 2.01
Code	Preamble
Company	Preamble
Company Awards	Section 3.03
Company Board Recommendation	Section 5.02
Company Material Contract	Section 5.14
Company Permits	Section 5.13
Company Preferred Stock	Section 5.05
Company SEC Documents	Section 5.07
Company Securities	Section 5.05
Company Share	Section 3.01
Company Stockholder Approval	Section 5.02
Company Stockholder Meeting	Section 7.02
Company Stock Option	Section 3.03
Company Subsidiary Securities	Section 5.06
Confidentiality Agreement	Section 7.04
Effective Time	Section 2.01
Employee Plans	Section 5.17
End Date	Section 11.01
Exchange Agent	Section 3.01
Exchange Fund	Section 3.02
Exchange Ratio	Section 3.01
Excluded Company Share	Section 3.01
Indemnified Person	Section 8.04
internal controls	Section 5.07
Proxy Statement/Prospectus	Section 5.09
Leased Real Property	Section 5.20
Merger	Section 2.01
Merger Consideration	Section 3.01
Merger Subsidiary	Preamble
NASDAQ	Section 5.03
New Company Plans	Section 8.05
NYSE	Section 3.02
Parent	Preamble
Parent Common Stock	Section 3.01
Parent Permits	Section 6.11
Parent Preferred Stock	Section 6.05
Parent Preferred Stock Consideration	Section 3.01
Parent SEC Documents	Section 6.06
Parent Securities	Section 6.05

Term	Section
Payment Event	Section 12.04
Registration Statement	Section 6.14
Representatives	Section 7.03
Required Governmental Authorizations	Section 5.03
Signing Date	Preamble
Superior Proposal	Section 7.03
Surviving Corporation	Section 2.01
Tax	Section 5.16
Taxing Authority	Section 5.16
Tax Return	Section 5.16
Termination Fee	Section 12.04(b)
Uncertificated Company Share	Section 3.01
Voting Agreement	Preamble

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “delivered”, “made available”, “furnished”, “provided” and words of like import used in this Agreement include any information referred to that (i) was delivered to Parent prior to 5:00 p.m. Central Time on the Business Day prior to the Signing Date or (ii) is contained in a document filed with the SEC immediately preceding the Signing Date or (iii) is set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule.

Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in St. Louis, Missouri at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”). Notwithstanding the foregoing, either Party may, at its option, if the Closing would otherwise occur within ten (10) days before the last Business Day of a calendar month, defer the Closing to the final Business Day of such month; and the Parties will make all closing deliveries contemplated herein into escrow and will each deliver to the other a certificate signed by a duly authorized executive officer of such Party confirming on behalf of each such Party and its Affiliates that all conditions precedent to the obligations to consummate the transactions contemplated by this Agreement have been satisfied or waived and that the Parties will have irrevocably committed to completing the transaction on the final Business Day of such calendar month.

(c) Upon the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as permitted by Delaware Law as Parent and the Company shall agree and shall be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

ARTICLE 3

CONVERSION OF THE COMMON STOCK; EXCHANGE OF CERTIFICATES

Section 3.01 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Merger Subsidiary, Parent or any holder of any shares of the capital stock of the Company, Merger Subsidiary or Parent, the following shall occur:

(a) Each share of Company Common Stock (each, a “Company Share”, and together, the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock that are owned by Parent or by the Company or any direct or indirect wholly-owned Subsidiary of the Company and in each case not held on behalf of Third Parties (each an “Excluded Company Share”, and collectively, “Excluded Company Shares”)) shall be converted into the right to receive and shall become exchangeable for 0.1364 (such ratio, the “Exchange Ratio”) shares of common stock, par value $0.15 per share, of Parent (“Parent Common Stock”) (the “Merger Consideration”).

At the Effective Time, all Company Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and (i) each certificate (a “Certificate”) formerly representing any of such Company Shares (other than Excluded Company Shares) and (ii) each uncertificated Company Share (an “Uncertificated Company Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Company Shares), shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.02(g) cash in lieu of fractional shares otherwise receivable pursuant to this Section 3.01(a) and any distributions or dividends pursuant to Section 3.02(f), in each case without interest.

(b) Each Company Share that is owned by Parent or by the Company or any direct or indirect wholly-owned Subsidiary of the Company and, in each case, not held on behalf of Third Parties, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) In the event the holders of the Company Exchangeable Shares approve the Exchangeable Share Amendment, (i) the share of Company Special Voting Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the one fully paid and nonasseable share of Parent Special Voting Preferred Stock (the “Parent Preferred Stock Consideration”), which Parent Special Voting Preferred Stock shall have terms that are identical to the Company Special Voting Preferred Stock (except that the issuer thereof shall be Parent rather than the Company and the voting rights described therein shall apply to Parent Common Stock rather than to Company Common Stock); and (ii) as of the Effective Time, such share of Company Special Voting Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the certificate representing such Company Special Voting Preferred Stock shall thereafter represent only the right to receive the Parent Preferred Stock Consideration.

(d) Each share of common stock, par value $0.01 per share, of the Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted, and which share shall constitute all of the issued and outstanding shares of stock of the Surviving Corporation.

Section 3.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint (subject to the Company’s prior approval not to be unreasonably withheld or delayed) a commercial bank or trust company (the “Exchange Agent”) for the purpose of exchanging Certificates or Uncertificated Company Shares for the Merger Consideration. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Shares, for exchange in accordance with this Section through the Exchange Agent, securities representing shares of Parent Common Stock issuable and payable pursuant to Section 3.01 in exchange for outstanding Company Shares and, after the Effective Time, if applicable, any cash and dividends or other distribution with respect to the Parent Common Stock to be issued or to be paid pursuant to the last sentence of Section 3.01(a) (together, the “Exchange Fund”). Promptly after the Effective Time (and in any event within three Business Days), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Company Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon delivery of the Ownership Evidence, the Merger Consideration in respect of the Company Shares represented by a Certificate or Uncertificated Company Share and any cash and dividends or other distributions with respect to the Parent Common Stock to be issued or to be paid pursuant to the last sentence of Section 3.01(a). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Company Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Company Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Company Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Company Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Company Shares are presented to

Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration and cash, dividends or other distributions to the extent provided for, and in accordance with the procedures set forth, in this Article 3.

(e) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to Section 3.02(a) that remains unclaimed by the holders of Company Shares six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with this Section 3.01 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any cash, dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered or undelivered Ownership Evidence until such Ownership Evidence is provided to the Exchange Agent or Parent in accordance with this Article 3. Subject to the effect of Applicable Laws, following surrender or delivery, as applicable, of any such Ownership Evidence to the Exchange Agent or Parent in accordance with this Article 3, there shall be issued and/or paid to the holder of the Ownership Evidence representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or delivery, as the case may be, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time on the Closing Date but with a payment date subsequent to surrender or delivery and not previously paid.

(g) Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued in respect of any Company Shares (including upon exchange of any Company Exchangeable Shares) and any holder of Company Shares (or Company Exchangeable Shares) entitled to receive a fractional share of Parent Common Stock but for this Section 3.02(g) shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing sale prices for a share of Parent Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source) for each of the ten consecutive trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date).

(h) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, provincial, local or foreign Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

(i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such

Person of a bond in the form customarily required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, and the submission of such other documentation as Parent customarily requires for the replacement of lost, stolen or destroyed certificates, the Exchange Agent (or Parent pursuant to Section 3.02(e)) will deliver a certificate evidencing the ownership of such number of shares of Parent Common Stock and/or any cash, dividends and other distributions in respect thereof issuable and/or payable in exchange for such lost, stolen or destroyed Certificate pursuant to this Agreement.

(j) Notwithstanding anything herein to the contrary, Company Shares surrendered for exchange by an “affiliate” of the Company that will, after the Effective Time, be an “affiliate” of Parent, in each case as determined pursuant to Section 9.06, shall not be exchanged until Parent has received a written agreement from such Person as provided in Exhibit A.

Section 3.03 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Shares in connection with the Merger.

Section 3.04 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

Section 3.05 Company Stock Options and Other Equity Awards; Warrants; Company Exchangeable Shares.

(a) At the Effective Time, each outstanding option to purchase Company Shares (a “Company Stock Option”) under any employee stock option or compensation plan or arrangement of the Company, whether vested or unvested, shall be converted into an option to acquire (subject to the same continued vesting, if applicable) a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Company Shares subject to the Company Stock Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Share of such Company Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Stock Option shall continue to be governed by the same terms and conditions (including, without limitation, any vesting requirements) as were applicable under such Company Stock Option immediately prior to the Effective Time.

(b) At the Effective Time, each Company Restricted Stock Unit shall be deemed converted to the right to receive the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Company Shares subject to such Restricted Stock Unit immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Company Restricted Stock Unit shall continue to be governed by the same terms and conditions as were applicable under such Company Restricted Stock Unit immediately prior to the Effective Time.

(c) At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Company Shares or benefits measured by the value of Company Shares, and each award of any kind consisting of Company Shares that may be held, awarded, outstanding, payable or reserved for issuance under any employee stock option or compensation plan or arrangement of the Company other than Company Stock Options and rights granted under Company Restricted Stock Units (the “Company Awards”), shall be deemed to be converted into the right to acquire or receive benefits measured by the value of the number of shares of Parent Common Stock equal to the product of (i) the number of Company Shares subject to such Company Award immediately prior to the Effective Time and (ii) the Exchange Ratio. If any such Company Award provided for an exercise price, such exercise price shall be adjusted as provided in Section 3.05(a) with respect to Company Stock Options, and each such right shall otherwise be subject to the terms and conditions applicable to such right under the relevant employee stock option or compensation plan or arrangement of the Company. Except as specifically provided above, following the Effective Time, each Company Award shall continue to be governed by the same terms and conditions (including, without limitation, any vesting requirements) as were applicable under such Company Award immediately prior to the Effective Time.

(d) At or prior to the Effective Time, the board of directors of the Company shall adopt such resolutions, and the Company shall otherwise take all actions, as are necessary to effectuate the provisions of Sections 3.05(a), (b) and (c).

(e) At the Effective Time, the Warrant shall be converted into the right to purchase and receive (in lieu of the shares of Company Common Stock purchasable and receivable upon the exercise of the rights represented by the Warrant immediately prior to Closing) a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Company Shares subject to the Warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Share of such Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(f) In the event the holders of the Company Exchangeable Shares approve the Exchangeable Share Amendment, (i) at and following the Effective Time, each of the Company Exchangeable Shares issued and outstanding immediately prior to the Effective Time shall (in lieu of the shares of Company Common Stock issuable upon the exchange therefor immediately prior to Closing) become exchangeable for the number of shares of Parent Common Stock equal to the Exchange Ratio, subject to Section 3.02(g) hereof with respect to the issuance of fractional shares upon conversion thereof; (ii) at or before the Effective Time, Parent shall execute and deliver the Voting and Support Supplement wherein the Parent agrees to be bound by the terms and provisions of the Voting and Support Agreements, in a form reasonably satisfactory to the Trustee and to Parent, and, to the satisfaction of the Trustee, preserving and not impairing in any material respect, any of the rights, duties, powers and authorities of the Trustee or the holders of Company Exchangeable Shares under the Voting and Support Agreements and the parties shall effect any other amendments of the Exchangeable Share Documents necessary to give effect to the provisions hereof; and (iii) at or prior to the Effective Time, Parent shall have authorized the Parent Special Voting Preferred Stock and shall deliver to the Trustee a new certificate evidencing the Parent Special Voting Preferred Stock, to the extent required under the Voting and Support Supplement. In the event the holders of the Company Exchangeable Shares do not approve the Exchangeable Share Amendment at a meeting held or by written consent sought for such purpose, the Company shall take action necessary to (a) cause Canadian Sub to exercise its right to redeem, at the Effective Time, all of the outstanding Company Exchangeable Shares or (b) acquire or cause CallRightCo to acquire at the Effective Time all of the outstanding Company Exchangeable Shares.

(g) Prior to the Effective Time, the Company shall obtain any consents from holders of Company Stock Options, the Company Restricted Stock Units, the Warrants and the Company Exchangeable Shares and make any amendments to the terms of such equity or compensation plans or arrangements, the Warrants or the plans or arrangements relating to the Company Exchangeable Shares that are necessary to give effect to the transactions contemplated by this Section 3.03 and to ensure compliance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, payment may be withheld in respect of any Company Stock Option or Company Restricted Stock Units until such necessary consents are obtained. The Company shall take all necessary action to ensure that the Surviving Corporation will not be bound at the Effective Time by any options, or other rights, awards or arrangements under any employee stock option or compensation plan or arrangement or other third party agreements of the Company that would entitle any Person after the Effective Time to beneficially own any Company Shares or to receive any payments in respect thereof.

(h) If registration of any interest in Parent’s 2001 Incentive Stock Plan (or other applicable equity incentive plan) or the shares of Parent Common Stock issuable thereunder is required under the 1933 Act, Parent shall file with the SEC within three (3) Business Days after the Effective Time a registration statement on Form S-8 with respect to such interests or Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant stock plans remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required.

(i) Parent shall file with the SEC within three (3) Business Days after the Effective Time a registration statement on Form S-3 with respect to the resale of the shares of Parent Common Stock issuable upon exchange of Company Exchangeable Shares following Closing and naming such selling shareholders in such Form S-3 who have provided information reasonably requested by Parent, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such resale registration continues to be required under the Voting and Support Agreements and the Voting and Support Supplement.

ARTICLE 4

THE SURVIVING CORPORATION

Section 4.01 Certificate of Incorporation. The certificate of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.02 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature) or (ii) the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 5.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 5.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and,

except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock and the Company Special Voting Preferred, voting together as a single class, is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously declared this Agreement and the transactions contemplated hereby advisable, fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) unanimously resolved to recommend approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for approval and adoption.

Section 5.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state, provincial or federal securities laws and national securities instruments, (iv) compliance with applicable requirements of FINRA, the NYSE, the NASDAQ Global Market (“NASDAQ”), the Investment Industry Regulatory Organization of Canada, the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian National Stock Exchange and the Financial Services Authority, if any, (v) those additional consents, approvals, orders, authorizations, registrations, declarations and filings, if any, listed in Section 5.03 of the Company Disclosure Schedule (the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (i) through (v) above, the “Required Governmental Authorizations”) and (vi) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

Section 5.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

Section 5.05 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock of the Company, par value $0.01 per share, and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”). As of April 22, 2010, there were outstanding (A) 32,930,645 shares of Common Stock (including 6,183,121 Company Exchangeable Shares), (B) one share of Company Preferred Stock, consisting of one share of the Company Special Voting Preferred Stock, (C) employee stock options to purchase an aggregate of 443,549 shares of Company Common Stock (of which options to purchase an aggregate of 268,549 shares of Common Stock were exercisable), (D) 17,631,583 Company Restricted Stock Units which provide the holders thereof the right to receive up to an aggregate of 17,631,583 shares of Company Common Stock (of which Restricted Stock Units, an aggregate of 4,123,285 were vested), and (E) a warrant to purchase 486,486 shares of Company Common Stock at a price equal to $15.00 per share. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company and no Affiliate of the Company owns any shares of capital stock of the Company. Section 5.05(a) of the Company Disclosure Schedule contains a complete and correct list of (x) each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Common Stock subject thereto and (y) all outstanding Company Restricted Stock Units, including with respect to each such share the holder, date of grant and vesting schedule.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.05 and the Company SEC Documents and for changes since April 22, 2010 resulting from the exercise of employee stock options outstanding on such date, there are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue, (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). Except pursuant to the Exchangeable Share Documents, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Except for the Voting and Support Agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. Except as set forth in Section 5.05(b) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date of this Agreement, no Person or group beneficially owns 5% or more of the Company’s outstanding voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the 1934 Act.

(c) As of March 31, 2010, the amount of outstanding Indebtedness of the Company and its Subsidiaries (excluding intercompany Indebtedness) does not exceed $25 million in the aggregate.

Section 5.06 Subsidiaries.

(a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 5.06(a) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company together with the federal employer or equivalent identification number of each such Subsidiary.

(b) Except as contemplated by the Exchangeable Share Documents, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as contemplated by the Exchangeable Share Documents, there are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue, (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

Section 5.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Since January 1, 2008, the Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and, to the knowledge of the Company, each of its executive officers and directors are in compliance with, and have complied, in each case in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in alerting in a timely manner the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

(g) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (x) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2008.

(h) There are no outstanding loans or other extensions of credit, including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act), made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j) The Company SEC Documents describe, and the Company has made available to Parent copies of the documentation creating or governing, all material securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2008.

Section 5.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except for the absence of full footnotes and normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09 Disclosure Documents.

(a) The proxy statement/prospectus to be filed as part of the Registration Statement with the SEC in connection with the Merger (the “Proxy Statement/Prospectus”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the

1934 Act. At the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Parent, and at the time the Company’s stockholders vote on adoption of this Agreement, and at the Effective Time, the Proxy Statement/Prospectus, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included in the Proxy Statement/Prospectus based upon information furnished to the Company in writing by Parent specifically for use therein.

(b) None of the information provided by the Company for inclusion in the Registration Statement or any amendment or supplement thereto, at the time the Registration Statement or any amendment or supplement becomes effective and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 5.10 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto and (ii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.12 Litigation. There is no action, suit, investigation or proceeding (each an “Action”) pending against, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against, or, to the knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.13 Compliance with Applicable Laws. The Company and each of its Subsidiaries is and, since January 1, 2008, has been in compliance with, and is not under investigation with respect to and, to the knowledge of the Company, has not been threatened to be charged with or given notice or other communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries is and, since January 1, 2008, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.14 Material Contracts.

(a) Section 5.14 of the Company Disclosure Schedule lists each of the following Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Company Material Contract”):

(i) any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any of its Subsidiaries of more than $1 million on an annual basis or $5 million in the aggregate (other than Contracts involving payments to the Company entered into in the ordinary course of business, including investment banking contracts);

(ii) any material sales agency, sales representation, distributorship or franchise agreement;

(iii) any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries of more than $1 million on an annual basis or $5 million in the aggregate that requires consent of or notice to a third party in the event of or with respect to the Merger in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement, in each case that would reasonably be expected to have a Material Adverse Effect on the Company;

(iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $1 million individually or $5 million in the aggregate;

(v) any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(vi) any collective bargaining agreements;

(vii) any material joint venture, profit sharing, partnership agreements or other similar agreements;

(viii) any Contracts or series of related Contracts relating to the acquisition or disposition of a material amount of assets outside the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(ix) all leases or subleases for real or personal property involving annual expense in excess of $1 million and not cancelable by the Company (without premium or penalty) within 12 months;

(x) any Contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains any material exclusivity, “most favored nation”, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;

(xi) agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements) or agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries (including standstill agreements), in each case entered into outside the ordinary course of business;

(xii) any material Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person or under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person, in each case entered into outside the ordinary course of business;

(xiii) any material Contracts with any (A) officer or director of the Company or any of its Subsidiaries (or any other employee who is one of the twenty most highly compensated employees of the Company and its Subsidiaries); (B) record or beneficial owner of five percent or more of the voting securities of Company; or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the

1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such officer, director or beneficial owner; and

(xiv) any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

(b) The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 5.14 of the Company Disclosure Schedule (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Company Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), except where the failure to be valid and binding and in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate and no written notice of an intent to terminate, in whole or part, any of the same has been served. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Company Material Contract except for such instances of default or breach that would not be reasonably likely to result in a Material Adverse Effect on the Company.

Section 5.15 Tax Matters. As of the date of this Agreement, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16 Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are, true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except with respect to Taxes that are being contested in good faith and disclosed in Section 5.16(b) of the Company Disclosure Schedule. The Company has properly reserved or accrued, in accordance with GAAP, (i) all uncertain tax positions required to be accounted for under FASB Interpretation No. 48, and (ii) all Taxes not due and payable through the date of this Agreement.

(c) Except as set forth in Section 5.16(c) of the Company Disclosure Schedule, the federal Tax Returns and all material state, local and foreign income, VAT and franchise Tax Returns of the Company and its Subsidiaries through tax years ending on or prior to December 31, 2006 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(e) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person or (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member.

(g) Except as set forth in Section 5.16(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has a material permanent establishment in any foreign country.

(h) Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulation §1.6011-4 nor has the Company or any of its Subsidiaries been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(i) The Company and each of its Subsidiaries have materially complied with all reporting and recordkeeping requirements under Section 6038A of the Code.

(j) Except as set forth in Section 5.16(j) of the Company Disclosure Schedule, neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany item under Treasury Regulation section 1.1502-13, or (v) change in accounting method for a taxable period ending on or before the Closing Date.

(k) Except as set forth in Section 5.16(k) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

(l) Except as set forth in Section 5.16(l) of the Company Disclosure Schedule, there is no power of attorney granted by the Company or any Significant Subsidiary relating to Tax that is currently in place.

(m) The Company was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) The Company has adequately disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code.

(o) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement other than any agreement, contract or arrangement between the Company and its Subsidiaries or which has been filed as an exhibit to the Company SEC Documents.

(p) There are no material Liens for Taxes (other than for current Taxes not yet due and payable or the Taxes being contested in good faith that are set forth in Section 5.16(p) of the Company Disclosure Schedule) upon the assets of the Company or any of its Subsidiaries.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, or addition to tax imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of another Person. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 5.17 Employees and Employee Benefit Plans.

(a) Section 5.17 of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar Contract, plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other forms of benefits which are maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee, director or former employee or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

(b) To the knowledge of the Company, none of the Company’s employees at the level of Managing Director or higher has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

(c) The Company has never made any contributions to any Employee Plan which is subject to the provisions of Title IV of ERISA, the Company has never been a member of a controlled group which contributed to any such Plan, and the Company has never been under common control with an employer which contributed to any such Plan.

(d) The Company has never made any contributions to any Multiemployer Plan (as defined in ERISA Section 3(37) or 4001(a)(3)), the Company has never been a member of a controlled group which contributed to any such plan, and the Company has never been under common control with an employer which contributed to any such plan.

(e) During the six year period ending on the Closing Date, neither the Company nor any of its ERISA Affiliates has terminated or taken action to terminate, in part or in whole, any employee benefit plan, as defined in ERISA Section 3(3).

(f) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Employee Plan which provides “nonqualified deferred compensation” as defined in Code Section 409A has been administered in accordance with and meets the requirements of Code Section 409A except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All contributions with respect to the Employee Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company and all Subsidiaries in accordance with past practice and the recommended contribution in the applicable actuarial report. All contributions to the Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(g) Except as set forth in Section 5.17(g) of the Company Disclosure Schedule, with respect to each current or former employee or independent contractor of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. There is no Contract or plan (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Section 5.17(g) of the Company Disclosure Schedule lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(i) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2009, except as set forth in Section 5.17(g) of the Company Disclosure Schedule.

(j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

(k) Neither the Company nor any of its ERISA Affiliates maintain any Employee Plan or other benefit arrangement covering any employee or former employee outside of the United States nor has ever been obligated to contribute to any such plan.

(l) The Company and its Subsidiaries have complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(m) Except as set forth in Section 5.17(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. In addition, (i) there are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement.

(n) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 5.18 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 5.18 of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property owned by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements; and (vii) neither the Company nor any of its Subsidiaries has granted any exclusive licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company or any of its Subsidiaries to any third party and no third party has granted any licenses or other rights, of any kind or nature, to the Company or any of its Subsidiaries for any material Intellectual Property.

Section 5.19 Information Technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 5.19 of the Company Disclosure Schedule, (i) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets, and (ii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 5.20 Properties. Neither the Company nor any of its Subsidiaries owns any real property. Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property (true, accurate and complete copies of which have been provided to Parent) is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any lessor or other third party thereto, is in breach of or default under such lease, sublease or license, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or, as of the date of this Agreement, materially impair the consummation of the transactions contemplated by this Agreement, and the execution, delivery and performance by the Company of this Agreement; and (ii) to the knowledge of the Company, there are no facts or conditions (including any covenants, restrictions, easements or similar instruments, and any condemnation proceedings or threats thereof) affecting any of the Leased Real Property that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof. Section 5.20 of the Company Disclosure Schedule contains a true and complete list of all Leased Real Property.

Section 5.21 Environmental Matters. Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation; (iv) there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into any property or facility now or previously owned or leased by the Company or any of its Subsidiaries or into the environment surrounding any now or previously owned property or facility of any Hazardous Substance; (v) during the term of Company’s or any Subsidiary’s ownership or operation of any facility or property now or previously owned or leased by the Company or any of its Subsidiaries, there are and have been no asbestos fibers or materials or polychlorinated biphenyls or underground storage tanks or related piping on or beneath any facility or property now or previously owned or leased by the Company or any of its Subsidiaries; and (vi) the Company has delivered to Parent prior to the date of this Agreement copies of all environmental investigations, studies, audits, tests, reviews or other analyses in its possession relating to the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries.

Section 5.22 Antitakeover Statutes. The Company has taken all action necessary to exempt or exclude the Merger, the Voting Agreement, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.23 Foreign Operations. The Company, each of its Subsidiaries, and to the knowledge of the Company each officer, director, employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries, has at all times since the Company Balance Sheet Date acted without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law.

Section 5.24 Opinion of Financial Advisor. The Company has received the opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. (“HLHZ”), financial advisor to the Company, to the effect that, as of the date of the approval of this Agreement by the Board of Directors of the Company, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

Section 5.25 Finders’ Fees. Except for HLHZ, a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in (i) the Parent SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature) or (ii) the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 6.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Prior to the date of this Agreement, Parent has delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as in effect on the date of this Agreement.

Section 6.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Governmental Authorizations, (ii) any actions or filings set forth in Section 6.03 of the Parent Disclosure Schedule, and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

Section 6.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

Section 6.05 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 97,000,000 shares of common stock of Parent, par value $0.15 per share and (ii) 3,000,000 shares of Preferred Stock, par value $1.00 per share (“Parent Preferred Stock”). As of April 22, 2010, there were outstanding (A) 31,033,701 shares of Parent Common Stock, (B) no shares of Parent Preferred Stock, (C) stock options under Parent’s equity incentive plans to purchase an aggregate of 824,355 shares of Parent Common Stock (of which options to purchase an aggregate of 791,143 shares of Parent Common Stock were exercisable), (D) 7,246,846 restricted stock units which provide the holders thereof the right to receive up to an aggregate of 7,246,846 shares of Parent Common Stock and (E) warrants to purchase an aggregate of 746,474 shares of Parent Common Stock at a price equal to $24.00 per share. All outstanding shares of capital stock of the Parent have been duly authorized and validly issued and are fully paid and nonassessable.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth in this Section 6.05 and the Parent SEC Documents and for changes since April 22, 2010, resulting from the exercise of employee stock options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in Parent, (iii) warrants, calls, options or other rights to acquire from Parent, or other obligations of Parent to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, Parent (the items in clauses (i) though (iv) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities. The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 6.06 SEC Filings and the Sarbanes-Oxley Act.

(a) Since January 1, 2008, Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Parent and, to the knowledge of Parent, each of its executive officers and directors are in compliance with, and have complied, in each case in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in alerting in a timely manner Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(f) Parent and its Subsidiaries have established and maintained a system of internal controls that are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and audit committee (x) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has made available to the Company prior to the date of this Agreement a summary of any such disclosure made by management to Parent’s auditors or its audit committee since January 1, 2008.

(g) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

Section 6.07 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of Parent included or incorporated by reference in the Parent SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except for the absence of full footnotes and normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

Section 6.08 Absence of Certain Changes. Since December 31, 2009, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.09 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in Parent’s Balance Sheet or in the notes thereto and (ii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.10 Litigation. There is no Action pending against, or, to the knowledge of Parent, threatened against, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries in their respective capacities as such or any Person for whom Parent or any Subsidiary may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any judgment, decree, injunction or order of any arbitrator or Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.11 Compliance with Applicable Laws. Parent and each of its Subsidiaries is and, since January 1, 2008, has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice or other communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of Parent and its Subsidiaries, taken as a whole (the “Parent Permits”). Parent and each of its Subsidiaries is and, since January 1, 2008, has been in compliance with the terms of Parent Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.12 Tax Matters. As of the date of this Agreement, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.13 Tax.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are, true, correct and complete in all material respects.

(b) Parent and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except with respect to Taxes that are being contested in good faith and disclosed in Section 6.13(b) of the Parent Disclosure Schedule. Parent has properly reserved or accrued, in accordance with GAAP, (i) all uncertain tax positions required to be accounted for under FASB Interpretation No. 48, and (ii) all Taxes not due and payable through the date of this Agreement.

(c) Except as set forth in Section 6.13(c) of the Parent Disclosure Schedule, the federal Tax Returns and all material state, local and foreign income, VAT and franchise Tax Returns of Parent and its Subsidiaries through the tax year ending on or prior to December 31, 2006 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any material Tax or Tax asset.

(e) Neither Parent nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulation §1.6011-4 nor has Parent or any of its Subsidiaries been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(f) Except as set forth in Section 6.13(f) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

(g) There are no material Liens for Taxes (other than for current Taxes not yet due and payable or Taxes contested in good faith that are set forth in Section 6.13(g) of the Parent Disclosure Schedule) upon the assets of Parent or any of its Subsidiaries.

Section 6.14 Disclosure Documents.

(a) None of the information provided by Parent for inclusion in the Proxy Statement/Prospectus or any amendment or supplement thereto, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Company and Parent and at the time the Company’s stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The registration statement of Parent to be filed with the SEC with respect to the offering of Parent Common Stock in connection with the Merger and the Registration Statement (or post-effective amendment) to be filed with respect to any exchange of Company Exchangeable Shares for Parent Common Stock (the “Registration Statements”) and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act. At the time each Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, such Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The representations and warranties contained in this Section 6.14 will not apply to statements or omissions in a Registration Statement or any amendment or supplement thereto based upon information furnished to Parent by the Company specifically for use therein.

Section 6.15 Reservation of Stock. Parent has reserved a sufficient number of shares of Parent Common Stock in order to fulfill its obligations hereunder, including with respect to the exchange of Company Exchangeable Shares for Parent Common Stock.

Section 6.16 Finders’ Fees. Except for Sandler, O’Neill + Partners, L.P., the fees and expenses of which will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01 Conduct of the Company. From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with all material Applicable Laws and all material governmental authorizations, and use its reasonable best efforts to preserve intact its present business organization, maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain existing relations with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 7.01 of the Company Disclosure Schedule or as contemplated by this Agreement, or with Parent’s prior written consent (not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend their respective certificates of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options in connection with the exercise thereof and other than in respect of any Company Exchangeable Shares that are exchanged;

(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of Company Common Stock upon (A) the exercise of Company Stock Options, (B) the vesting of any Company Restricted Stock Units, in each case that are outstanding on the date of this Agreement in accordance with the terms of those options or award agreements in respect of Company Restricted Stock Units on the date of this Agreement or (c) the exercise of the exchange rights with respect to the Company Exchangeable Shares or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $400,000 individually or $1 million in the aggregate;

(e)(i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof outside the ordinary course of business or any material amount of assets from any other Person, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments disclosed on Section 7.01(f) of the Company Disclosure Schedule and (ii) in the ordinary course consistent with past practice in an amount not to exceed $3 million in the aggregate;

(g) create or incur any material Lien on any material asset;

(h) make any loan, advance or investment outside the ordinary course of business either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than investments or capital contributions to any affiliated or unaffiliated investment partnerships pursuant to the terms of the fund documents for such partnerships as of the date of this Agreement;

(i) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, or extend or modify the same outside the ordinary course of business in an amount not to exceed $25 million in the aggregate, provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty or premium;

(j) enter into capital commitments for new investment partnerships in amounts greater than $500,000 or enter into any agreement to or otherwise agree to accelerate or increase investments in existing investment partnerships in amounts greater than $500,000;

(k)(i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than (except with respect to any Contract that would have been a Company Material Contract pursuant to clause (xiii) of Section 5.14) in the ordinary course consistent with past practices or (ii) terminate or amend in any material respect any such Contract or any Company Material Contract or waive any material right thereunder;

(l) terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit;

(m)(i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees other than as required pursuant to existing Employee Plans, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors or officers, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, officers or employees, other than in the ordinary course of business consistent with past practice;

(n) make any change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-X under the 1934 Act;

(o) settle, or offer or propose to settle any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries involving a payment by the Company or its Subsidiaries in excess of $250,000;

(p) take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing;

(q) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies;

(r) change, terminate or fail to exercise any right to renew any material lease or sublease of real property listed or required to be listed on the Company Disclosure Schedule pursuant to Section 5.14(a)(ix); or

(s) agree, resolve or commit to do any of the foregoing.

Section 7.02 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 7.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement/Prospectus (which shall be filed as part of the Registration Statement) and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting as soon as reasonably practicable whether or not (i) an Adverse Recommendation Change shall have occurred or (ii) an Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

Section 7.03 No Solicitation; Other Offers.

(a) Subject to Section 7.03(b), the Company shall not, and shall cause its Subsidiaries and its and their officers and directors, and shall direct and use reasonable best efforts to cause its employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, or take any action that it knows or reasonably should know would facilitate or encourage the submission of, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal, other than a statement contemplated by Rule 14d-9(f) under the 1934 Act during the initial period of ten Business Days following the commencement of the Acquisition Proposal, shall be considered an adverse modification, recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal), or take any action or make any statement inconsistent with the Company Board Recommendation (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

(b) Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Company’s stockholders (and in no event after the adoption of this Agreement by the Company’s stockholders), the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 7.03(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 7.03(a) has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes (after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only to Parent), it being understood that such confidentiality agreement need not contain a standstill provision; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (iii) following receipt of a Superior Proposal after the date of this Agreement or a development or a change in circumstances occurs or arises after the date of this Agreement that was not known by the Company’s board of directors as of the date of this Agreement (such material development or change in circumstance, an “Intervening Event”), make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that in light of such Superior Proposal or Intervening Event, such action is required in order for the Board to comply with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with requirements of Rule 14e-2(a) and Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.03; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement.

(c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 7.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request (including any changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all significant correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (it being understood that for purposes of this definition all references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”) on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to Company’s stockholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements, (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 7.04 Access to Information; Confidentiality. From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records during normal business hours, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company. All information furnished pursuant to this Section shall be subject to the confidentiality agreement, dated as of March 1, 2010, between Parent and the Company as amended by the First Amendment thereto dated as of March 22, 2010 (as so amended, the “Confidentiality Agreement”). No information or knowledge obtained by Parent in any investigation pursuant to this Section 7.04 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 7.05 Tax Matters.

(a) Except in the ordinary course of business or, as required by Applicable Law or with Parent’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld), neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for Tax refunds, settle or resolve any material Tax controversy or surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to a material amount of Taxes.

(b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

Section 7.06 Stockholder Litigation. The Company shall promptly notify Parent and give Parent the opportunity to participate in the defense or settlement of any Action brought by any stockholder of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such Action shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld or delayed.

ARTICLE 8

COVENANTS OF PARENT

Parent agrees that:

Section 8.01 Conduct of Parent. To the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth on Section 8.01 of the Parent Disclosure Schedule, or with the Company’s prior written consent (not to be unreasonably withheld or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) amend their respective certificates of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of its capital stock;

(c) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), provided that the foregoing shall not limit the Company in respect of repurchasing its own shares in compliance with Applicable Law;

(d) take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing; or

(e) agree, resolve or commit to do any of the foregoing with an effective date prior to the Effective Time.

Section 8.02 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 8.03 Voting of Shares. Parent shall vote all shares of Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting, if any.

Section 8.04 Director and Officer Liability.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law and Parent or Surviving Corporation shall also advance expenses as incurred to the fullest extent provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification in a form reasonably satisfactory to Parent.

(b) For six years after the Effective Time, Parent or the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided that, in satisfying its obligation to provide such insurance coverage, the Surviving Corporation shall not be obligated to pay an annual premium in excess of 200% of the Company’s current annual premium for such insurance, which amount the Company has disclosed to Parent prior to the date of this Agreement; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, at the Company’s election (prior to the Closing) or Parent’s election (subsequent to the Closing), in lieu of obtaining or providing the officers’ and directors’ liability insurance coverage contemplated above, Company may prior to the Closing or Parent or the Surviving Corporation may subsequent to the Closing purchase a non-cancelable “tail” coverage insurance policy under the Company’s current officers’ and directors’ liability insurance policies (providing coverage not less favorable than provided by such insurance in effect on the date hereof), which tail policy shall be effective for a period from the Effective Time through and including the date six years from the Closing Date, covering each Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policies in respect of acts or omissions occurring prior to the Effective Time; provided that the Company shall not pay a premium for such tail insurance prior to the Closing in an amount that exceeds 200% of the Company’s current annual premium for such insurance.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.04.

(d) The rights of each Indemnified Person under this Section 8.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.05 Employee Matters.

(a) As of the Effective Time, Parent shall cause to be provided to each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time (other than those individuals covered by collective bargaining agreements) and who remain employed with the Surviving Corporation or any of Parent’s Subsidiaries (each an “Affected Employee”) compensation and employee benefits (“Affected Employee Comp and Benefits”) substantially comparable in the aggregate, at Parent’s election, to (i) the compensation and benefits provided to the Affected Employee under the Employee Plans immediately prior to the Effective Time or (ii) the compensation (including base salary and participation in the bonus program(s) for Parent and its Subsidiaries) and benefits provided by Parent under the plans and programs generally made available to similarly situated employees of Parent and its Subsidiaries, it being understood that such bonus program(s) of Parent and its Subsidiaries are subjective in nature.

(b) With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any health and welfare New Company Plans in which such Affected Employee may be eligible to participate after the Effective Time and (ii) recognize service of Affected Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate, vesting and level of benefits (but not for the purposes of benefit accrual under defined benefit pension plans) under any New Company Plan in which such Affected Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c) It is understood that Parent’s expressed intention to extend offers of continued employment as set forth in this Section 8.05 shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Parent or its Subsidiaries to a post Closing employment relationship of any fixed term or duration or upon any terms or conditions other than the provisions of

Sections 8.05(a) and (b); provided that, from the Closing Date through the first anniversary thereof, Parent shall provide, or shall cause to be provided, to Affected Employees who remain employed with Parent or its Subsidiaries compensation and benefits at a level consistent with Section 8.05(a) above. Employment offered by Parent or its Subsidiaries is “at will” and such employment may be terminated by Parent or its Subsidiaries or by an employee at any time for any reason (subject to any written commitments to the contrary made by Parent or its Subsidiaries or an employee and legal requirements). Subject to the proviso in the second preceding sentence, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any of the Affected Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions locations, salaries, other compensation or terms or conditions of employment of such employees.

(d) Prior to the Effective Time, Parent shall establish reasonable severance policies to facilitate the transition of the Company’s operations following Closing, which severance policies shall be reasonably comparable to the severance benefits available to similarly situated employees of Parent and its Subsidiaries.

Section 8.06 Registration Statement. Parent shall promptly prepare and file with the SEC under the 1933 Act the Registration Statements and shall use its reasonable best efforts to cause the Registration Statements to be declared effective by the SEC as promptly as practicable.

Section 8.07 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (including those shares of Parent Common Stock required to be reserved for issuance upon exchange of the Company Exchangeable Shares from time to time) to be approved for listing on the NYSE, subject to official notice of issuance.

Section 8.08 Parent Special Voting Preferred Stock. In the event the holders of the Company Exchangeable Shares approve the Exchangeable Share Amendment, Parent shall, prior to the Effective Time, file a Certificate of Designations for the Parent Special Voting Preferred Stock.

Section 8.09 Voting and Support Agreement Supplement. In the event the holders of the Company Exchangeable Shares approve the Exchangeable Share Amendment, effective at or prior to the Effective Time, and in accordance with the provisions of Section 3.05(f)(ii), Parent shall enter into Voting and Support Supplement and any other instruments required for Parent to assume the Company’s obligations under the Voting and Support Agreements and with respect to the Company Special Voting Preferred Stock, as determined by the parties, to the extent required by the terms of such Voting and Support Agreements and the provisions of the Company Special Voting Preferred Stock, including in each case the instruments and agreements relating thereto.

ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01 Efforts

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary, or in the reasonable judgment of Parent or the Company, advisable to consummate the transactions contemplated by this Agreement, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate or encumber, before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or any Affiliate (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Parent, the Company or the Surviving Corporation of any of their respective assets, licenses, operations, rights, product lines, businesses or interest therein or to consent to any agreement to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation if any such action is reasonably likely to have a Material Adverse Effect on Parent or the Company or materially diminish the benefits reasonably anticipated to be achieved through the completion of the transactions contemplated by this Agreement.

(c) The Parties shall use commercially reasonable efforts to: (i) take all other actions necessary to cause the expiration or termination of any applicable waiting periods under Applicable Law as soon as practicable; (ii) resolve any objections which may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (iii) take, or cause to be taken, all actions necessary to obtain each consent, approval or waiver (if any) required to be obtained (pursuant to any applicable law or contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement and to make effective such transactions. If any Governmental Authority, including any antitrust authority, seeks amendments to the transactions contemplated by this Agreement or commitments to be undertaken by any Party as a condition to refraining from seeking to block such transactions, allowing the applicable waiting period to expire or releasing such Governmental Authority’s consent with respect to such transactions, the Parties shall commence and conduct good faith negotiations with each other for no less than fifteen (15) days and use their reasonable best efforts to agree upon amendments to this Agreement which are necessary in order to resolve the issues raised by such Governmental Authority and permit the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, neither Party shall be required to agree to any material divestiture, sale, license or Lien of any properties, assets or businesses by any Party or any of their respective Affiliates, or the imposition of any material limitation on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of their respective assets and properties.

Section 9.02 Certain Filings.

(a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statements, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement/Prospectus or the Registration Statements and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statements and the Company and its counsel and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Prospectus, in each case each time before either such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. Each of Parent and the Company shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Prospectus or the Registration Statements promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(c) The Company shall use its reasonable best efforts to cause to be delivered to Parent and its directors a letter of its independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) the Closing Date, and addressed to Parent and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 9.03 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 9.04 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Common Stock from NASDAQ and the deregistration of the Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 9.05 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.06 Affiliates. Section 9.06 of the Company Disclosure Schedule contains a list of those Persons who, as of the date of this Agreement, may be deemed as of the date of the Company Stockholder Meeting to be affiliates of the Company for purposes of Rule 145 under the 1933 Act. Prior to the date of the Company Stockholder Meeting, the Company shall update Section 9.06 of the Company Disclosure Schedule as necessary to reflect changes from the date hereof. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to cause each person identified on such list to deliver to Parent, not later than five business days prior to Closing, a written agreement substantially in the form attached as Exhibit A hereto.

Section 9.07 Tax-Free Qualification.

(a) Each of the Company and Parent shall use its reasonable best efforts to and to cause each of its respective Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of

Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Section 10.02(c) and Section 10.03(c) of this Agreement, including the execution and delivery of the tax representation letters referred to therein.

(b) If the opinion conditions contained in Section 10.02(c) and Section 10.03(c) of this Agreement have been satisfied, each of the Company and Parent shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 9.08 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, including notices and communications related to Tax matters;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, including as to Tax matters, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in Section 10.02(a), Section 10.02(b), Section 10.03(a) or Section 10.03(b) not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 9.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 9.09 Section 16 Matters. The board of directors of each of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt any dispositions of Company Shares (including derivative securities with respect to Company Shares) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”) or by officers, directors or employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Parent Insiders”). In furtherance of the foregoing, prior to the Effective Time, the board of directors of the Company, with respect to Company Insiders, and the board of directors of Parent, with respect to Parent Insiders, shall adopt resolutions in a timely manner that specify (i) the name of each such Company Insider and Parent Insider, (ii) in the case of Company Insiders, the number of Company Shares (including Company Options, Company Restricted Stock Units and Company Awards and their material terms) and, in the case of Parent Insiders, the number of shares of Parent Common Stock (including options, restricted stock units and awards of Parent and their material terms), involved for each such individual, and (iii) that the approval is granted for purposes of exempting such actions from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act, in the case of dispositions by Company Insiders, and under rule 16b-3(d) of the Exchange Act, in the case of acquisitions by Parent Insiders. Parent and the

Company shall cooperate in good faith and provide to counsel of the other party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and the parties shall provide each other with such information as shall be reasonably necessary for its respective board of directors to set forth the information required in such resolutions.

ARTICLE 10

CONDITIONS TO THE MERGER

Section 10.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Applicable Law currently in effect or adopted subsequent to the date hereof and prior to the Effective Time shall prohibit, make illegal or enjoin the consummation of the Merger in a manner that would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent;

(c) the shares of Parent Common Stock issuable to the stockholders of the Company pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(f) such authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, Governmental Authority as set forth on Schedule 10.01(f) shall have been obtained, made or occurred to the extent that any failure to obtain such authorizations, consents, orders, declarations or approvals of, or to make filings with, or to have terminations or expirations of waiting periods occur that would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent.

Section 10.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

(a)(i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date of this Agreement and the Effective Time as if made at and as of such time, except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or Material Adverse Effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided that the representations and warranties set forth in Sections 5.01, 5.02 and 5.05 shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made as of such date and (iii) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect;

(b) there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(c) Parent shall have received the opinion of Bryan Cave LLP, counsel to Parent, dated the Closing Date, or other counsel reasonably acceptable to Parent, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely on tax representation letters delivered to it by the Company and Parent containing customary representations with respect to such matters;

(d) Parent shall have received, in form and substance reasonably satisfactory to Parent, from Deloitte & Touche LLP the “comfort” letter described in Section 9.02; and

(e) the Company shall have delivered a certificate in a form reasonably satisfactory to Parent dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

Section 10.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

(a)(i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by the Parent pursuant hereto shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such time, except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or Material Adverse Effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (iii) the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent to the foregoing effect;

(b) subsequent to the date of this Agreement, there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent; and

(c) the Company shall have received the opinion of Sullivan & Cromwell LLP, counsel to the Company, or other counsel reasonably acceptable to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely on tax representation letters delivered to it by the Company, Merger Subsidiary and Parent containing customary representations with respect to such matters.

ARTICLE 11

TERMINATION

Section 11.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before December 31, 2010 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i)(A) as permitted by Section 7.03, an Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation within five Business Days of a written request by Parent that it do so; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(d) by the Company if:

(i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, prior to any such termination, (A) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within four days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood that the Company shall not terminate this Agreement or enter into any such binding agreement during such four day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three day period); or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02 Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 12.04(b)); provided that, if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof or (iii) willful or reckless breach by any party of any representation or warranty contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 11.02 and Article 12 (other than Section 12.12) shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Stifel Financial Corp.

501 N. Broadway

St. Louis, Missouri 63102

Attention:    President and Chief Executive Officer

    General Counsel

Fax: (314) 342-2115

with a copy to:

Bryan Cave LLP

One Metropolitan Square, Suite 3600

211 N. Broadway

St. Louis, Missouri 63102

Attention:    James L. Nouss, Jr. and Robert J. Endicott

Facsimile No.: (314) 259-2020

if to the Company, to:

Thomas Weisel Partners Group, Inc.

One Montgomery Plaza, 37th Floor

San Francisco, California 94104

Attention:    Chief Executive Officer

    General Counsel

Facsimile No.: (415) 364 2618

with a copy to:

Sullivan & Cromwell LLP

1870 Embarcadero Road

Palo Alto, California 94022

Attention: Scott D. Miller and Sarah P. Payne

Facsimile No.: (650) 461-5700

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 12.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this

Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval there shall be no amendment or waiver that pursuant to Delaware Law requires further Company Stockholder Approval without their further approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04 Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided however, Parent and the Company shall each bear and pay one half of (i) the filing fee for filing the Registration Statement with the SEC, and the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus and the Registration Statement (other than attorneys and accountants’ fees and expenses, which shall be paid by the party incurring such expense), and (ii) the filing fees for the Notification and Report Forms filed with the U.S. Federal Trade Commission and the Antitrust Division under the HSR Act and any premerger notification and reports formed under similar applicable antitrust law of any non-United States governmental antitrust authority.

(b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within two Business Days following such Payment Event, a fee equal to $10,000,000 (the “Termination Fee”).

“Payment Event” means the termination of this Agreement pursuant to (x) Section 11.01(d)(i), (y) Section 11.01(b)(i) (if a vote of the stockholders of the Company at the Company Stockholder Meeting to obtain the Company Stockholder Approval shall not have been held prior to such termination) or (z) Section 11.01(c)(i) but only if, (A) in the case of clause (y), both (1) after the date hereof and prior to the Company Stockholder Meeting, or the date of termination, as the case may be, an Acquisition Proposal shall have been made, and (2) within 12 months following the date of such termination: (I) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, the Person making such Acquisition Proposal; (II) such Person, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; or (III) such Person, directly or indirectly, acquires more than 50% of the outstanding Company Shares (or in any of clauses (I) through (III) the Company shall have entered into any contract or agreement providing for such action, in which case the Payment Event shall be the later date on which such action is completed) and (B) in the case of clause (z) such Adverse Recommendation Change or failure to confirm the Company Board Recommendation was not solely the result of the occurrence of a Material Adverse Effect on Parent.

(c) The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent or Merger Subsidiary pursuant to this Section 12.04, it shall also pay any costs and expenses (including attorneys’ fees) incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on any amount of the Termination Fee at a rate per annum equal to 3% over the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made.

Section 12.05 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 12.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state, except to the extent that Delaware Law is mandatorily applicable to the Merger.

Section 12.07 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the City of New York, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 12.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 12.07, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STIFEL FINANCIAL CORP.

By:	/S/ RONALD J. KRUSEWSKI
Name:	Ronald J. Kruszewski
Title:	Chairman of the Board, CEO and President

PTAS, INC.

By:	/S/ RONALD J. KRUSEWSKI
Name:	Ronald J. Kruszewski
Title:	President

THOMAS WEISEL PARTNERS GROUP, INC.

By:	/S/ THOMAS W. WEISEL
Name:	Thomas W. Weisel
Title:	Chairman and Chief Executive Officer

EXHIBIT A

FORM OF AFFILIATE LETTER

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of THOMAS WEISEL PARTNERS GROUP, INC. (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

I have been further advised that, pursuant to the terms of the Agreement and Plan of Merger, dated as of             , 2010 (the “Merger Agreement”), by and among the Company, STIFEL FINANCIAL CORP. (“Parent”) and PTAS, INC. (“Merger Subsidiary”), Merger Subsidiary will be merged with and into the Company (the “Merger”), and I may be eligible to receive shares of common stock of Parent (“Parent Common Stock”) in exchange in part for shares of common stock of the Company owned by me. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

I hereby represent, warrant and covenant to Parent that, in the event I receive any Parent Common Stock pursuant to the Merger:

1. I shall not make any sale, transfer or other disposition of the Parent Common Stock to be received by me pursuant to the Merger or any other securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution thereof (all such shares being referred as “Control Securities”) in violation of the Act or the Rules and Regulations.

2. I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Control Securities to the extent I believed necessary with my counsel or with counsel for the Company.

3. I have been advised that any issuance of Parent Common Stock to me pursuant to the Merger Agreement will be registered with the SEC on a registration statement on Form S-4 (the “Parent S-4”). However, I have also been advised that, since at the time the Merger is submitted to the stockholders of the Company for approval, I may be deemed to be an “affiliate” of the Company, any sale or disposition by me of any of the Control Securities may only be made, in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer or otherwise dispose of Control Securities unless (i) such sale, transfer or other disposition has been registered under the Act for resale (and that the Parent S-4 will not provide such registration); (ii) I provide evidence of compliance with Rule 145(d)(1), in a letter in the form of Annex I hereto, or such sale, transfer or other disposition is otherwise made in conformity with the provisions of Rule 145 promulgated by the SEC under the Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

4. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Control Securities by me or on my behalf.

5. I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to the Control Securities and that there will be placed on any certificates for the Control Securities issued to me, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be sold or otherwise transferred in accordance with the terms of a letter agreement between the registered holder hereof and Stifel Financial Corp., a copy of which agreement is on file at the principal offices of Stifel Financial Corp.”

6. I also understand that, unless the transfer by me of my Control Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145(d), Parent reserves the right to put the following legend on the certificates issued to my transferee:

“The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act.”

It is understood and agreed that this letter agreement shall terminate and be of no further force or effect and the legends set forth in paragraphs (5) or (6), as the case may be, above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such Control Securities shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of; (ii) I provide evidence that any such Control Securities are sold in accordance with the provisions of Rule 145(d)(1) promulgated under the Act in the form of a letter in the form of Annex I hereto; (iii) if Parent meets the requirements of Rule 144(c) under the Securities Act, if I provide a letter to the effect I am not and have not been for at least three months at the time an affiliate of Parent and have been the beneficial owner of the Parent Common Stock for at least six months (or such other period as may be prescribed by the Act and the Rules and Regulations); or (iv) if I provide a letter that I am not and have not been for at least three months an affiliate of Parent and have been the beneficial owner of the Parent Common Stock for at least one year (or such other period as may be prescribed by the Act and the Rules and Regulations); or (v) Parent shall have received a letter from the staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to Parent, or other evidence reasonably satisfactory to Parent, to the effect that the stock transfer restrictions and the legend are not required.

My execution of this letter shall not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

This letter shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

A-2

This letter shall be governed by the laws of the State of New York.

Sincerely,

Name:
Dated:

Accepted this      day of             , 2010

STIFEL FINANCIAL CORP.

By:
Name:
Title:

A-3

ANNEX I

TO EXHIBIT A

[Name]

[Date]

On                     , the undersigned sold the securities of Stifel Financial Corp. (“Parent”) described below in the space provided for that purpose (the “Securities”). The Securities were received by the undersigned in connection with the merger of Thomas Weisel Partners Group, Inc. with and into Stifel Financial Corp.

Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The undersigned hereby represents that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours

A-4

Schedule A

TWPG Shareholders Entering into Voting Agreements

Share Totals (as of 4/1/2010)

Common Stock (Unvested RSUs Not Reflected)

Name	Total Ownership
Thomas Carbeau	19,469
Lionel Conacher	1,362,578
Richard K. Gay	129,539
William L. McLeod	186,459
Charles B. Raymond	163,112
Paul C. Slivon	415,832
Tony V. Stais	228,734
Shaugn Stanley	113,952
Thomas W. Weisel	2,607,412

Total	5,227,087

Annex B

April 25, 2010

Thomas Weisel Partners Group, Inc.

One Montgomery Street

San Francisco, CA 94104

Attn: Members of the Board of Directors

Dear Members of the Board of Directors:

We understand that Thomas Weisel Partners Group, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among Stifel Financial Corp. (the “Acquiror”), PTAS, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with the Company (the “Transaction”); each outstanding share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company will be converted into the right to receive 0.1364 of a share of common stock, par value $0.15 per share (“Acquiror Common Stock”), of the Acquiror (the “Exchange Ratio”); and the Company will become a wholly owned subsidiary of the Acquiror. We also understand that, among other things, pursuant to Section 2.6(b) of the Support Agreement, dated as of January 2, 2008, by and among the Company, TWP Holdings Company (Canada), ULC and TWP Acquisition Company (Canada), Inc., an indirect subsidiary of the Company (“Canadian Sub”), the Company may not, in certain circumstances without the prior approval of Canadian Sub and the prior approval of the holders of the outstanding exchangeable shares of Canadian Sub (the “Company Exchangeable Shares” and, together with the shares of Company Common Stock, the “Shares”) reclassify or otherwise change the shares of Company Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Company Common Stock unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Company Exchangeable Shares.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board of Directors of the Company (the “Board”) as to whether, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair to the holders of Shares from a financial point of view. At your instruction, in evaluating whether the Exchange Ratio provided for in the Transaction is fair to the holders of Company Exchangeable Shares from a financial point of view we treated and otherwise evaluated the Company Exchangeable Shares on an as-exchanged basis, after giving effect to the exchange of all of the outstanding Company Exchangeable Shares for an equivalent number of shares of Company Common Stock.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated April 25, 2010, of the Agreement;

2.	reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant (and adjustments thereto), including certain publicly available research analyst estimates with respect to the future financial performance and condition including, without limitation, the net tangible book value and net revenue, of the Company and the Acquiror (the “Street Estimates”);

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and the Acquiror made available to us by the Company and the Acquiror, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal year ending December 31, 2010 (the “Company Projections”);

4.	spoken with certain members of the managements of the Company and the Acquiror and certain of their respective representatives and advisors regarding the businesses, operations, financial condition and prospects of the Company and the Acquiror, respectively, the Transaction and related matters;

5.	compared the financial and operating performance of the Company and the Acquiror with that of other companies with publicly traded securities that we deemed to be relevant;

6.	reviewed the current and historical market prices and trading volume for certain of the Company’s and the Acquiror’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

7.	compared the relative contributions of the Company and the Acquiror to certain financial statistics of the combined company on a pro forma basis; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Company Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company for the fiscal year ending December 31, 2010, and we express no opinion with respect to such projections or the assumptions on which they are based. As you are aware, we were not provided by the Company or the Acquiror with any projections with respect to the future operations, financial condition and prospects of the Company or the Acquiror other than the Company Projections and, at your instruction, we have used and relied upon the Street Estimates with respect to the Company and the Acquiror referred to above, which we understand are a reasonable basis on which to evaluate the future financial performance of the Company and the Acquiror and are appropriate for such purposes. We do not assume any responsibility for the accuracy, validity or completeness of the Street Estimates or express any opinion with respect to such estimates or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the date of the most recent financial statements provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that to the extent material to our analyses and this Opinion (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments, modifications or waiver thereto. We have also assumed, with your consent, that the Transaction will be treated as a tax-free transaction. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Acquiror, or otherwise have an effect on the Company or the Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquiror or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board, the Company or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of Acquiror Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which Company Common Stock, the Company Exchangeable Shares or Acquiror Common Stock may be purchased or sold at any time. We have assumed that the Acquiror Common Stock to be issued to holders of Shares in the Transaction will be listed on The New York Stock Exchange.

This Opinion is furnished for the use and benefit of the Board (solely in its capacity as such) in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to the Company, the Acquiror and/or certain of their respective affiliates, for which Houlihan Lokey and such affiliates have received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Acquiror, other participants in the Transaction and/or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, the Acquiror, other participants in the Transaction and/or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, the Acquiror, other participants in the Transaction and/or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may have been adverse to, the Company, the Acquiror, other participants in the Transaction and/or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

We will receive a fee for rendering certain financial advice to the Company with respect to the Transaction, including this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has also agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses whether, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair to the holders of Shares from a financial point of view and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. In addition, we have not been requested to opine as to and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, the holders of any Shares or any other securities of the Company or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, any of its subsidiaries or the Acquiror, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, any of its subsidiaries or any other party or the effect of any other transaction in which the Company, any of its subsidiaries or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s, any of its subsidiaries’ or any other party’s security holders vis-à-vis any other class or group of the Company’s, any of its subsidiaries’ or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, any of its subsidiaries, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, any of its subsidiaries or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature, or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction (in their capacity as such) or any class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Company, the Acquiror and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair to the holders of Shares from a financial point of view.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Annex C

Supplemental Information for the Holders of Exchangeable Shares

Background

The exchangeable shares of TWP Acquisition Company (Canada), Inc. (referred to as Canadian Sub) were issued in connection with Thomas Weisel Partners Group, Inc.’s (referred to as Thomas Weisel Partners) acquisition of Westwind Capital Corporation in January 2008. Each exchangeable share is exchangeable at any time for one share of Thomas Weisel Partners common stock. The Thomas Weisel Partners special voting preferred stock and the Voting and Exchange Trust Agreement provide a mechanism for holders of exchangeable shares, which are intended to have substantially the same voting rights as Thomas Weisel Partners common stock, to vote with Thomas Weisel Partners common stock. The share of Thomas Weisel Partners special voting preferred stock that is issued and outstanding is entitled to one vote for each exchangeable share, excluding shares held by Thomas Weisel Partners or any person directly or indirectly controlled by or under common control with Thomas Weisel Partners, on all matters on which Thomas Weisel Partners common stock is entitled to vote.

Thomas Weisel Partners Special Voting Preferred Stock

When the exchangeable shares were originally issued, Thomas Weisel Partners also issued one share of Thomas Weisel Partners special voting preferred stock. The one share of Thomas Weisel Partners special voting preferred stock is held by CIBC Mellon Trust Company in its capacity as trustee for the holders of exchangeable shares pursuant to the terms of the Voting and Exchange Trust Agreement referred to below. The one share of Thomas Weisel Partners special voting preferred stock has attached to it a number of votes equal to the number of exchangeable shares outstanding from time to time, other than exchangeable shares held by Thomas Weisel Partners or any person directly or indirectly controlled by or under common control with Thomas Weisel Partners. The holder of the one share of Thomas Weisel Partners special voting preferred stock is not entitled to dividends but is entitled to vote with the holders of Thomas Weisel Partners common stock as a single class. The one share of Thomas Weisel Partners special voting preferred stock, together with the operation of the Voting and Exchange Trust Agreement, effectively entitles holders of exchangeable shares to vote as if they held shares of Thomas Weisel Partners common stock.

Voting and Exchange Trust Agreement and Support Agreement

In connection with the acquisition of Westwind Capital Corporation and the issuance of the exchangeable shares, Thomas Weisel Partners, Canadian Sub and CIBC Mellon Trust Company, as trustee, entered into a Voting and Exchange Trust Agreement and Thomas Weisel Partners, TWP Holdings Company (Canada), ULC and Canadian Sub entered into a Support Agreement. Among other things, the Voting and Exchange Trust Agreement entitles a holder of exchangeable shares to instruct the trustee as to the exercise of one of the votes attached to the one share of Thomas Weisel Partners special voting preferred stock in respect of each exchangeable share held by such holder. These votes may be exercised at all meetings, and in respect of all matters at or on which holders of Thomas Weisel Partners common stock are entitled to vote. In this regard, holders of exchangeable shares will, in effect, be entitled to vote in connection with the merger in the same manner as holders of Thomas Weisel Partners common stock. As part of the transaction, the trustee will be soliciting the instructions of holders of exchangeable shares as to the voting of the votes attached to the one share of Thomas Weisel Partners special voting preferred stock outstanding in connection with the merger.

The Support Agreement contains obligations of Thomas Weisel Partners in connection with a merger transaction such as the merger. In this regard, Thomas Weisel Partners may not, without the approval of Canadian Sub and the holders of the exchangeable shares, undertake a merger unless, as part of such transaction, an economically equivalent change to the rights of holders of exchangeable shares is made. The holders of the exchangeable shares will be asked to approve an amendment to the articles of Canadian Sub to permit (at the discretion of the board of directors of Canadian Sub) their exchangeable shares to continue to remain outstanding following a change of control of Thomas Weisel Partners (referred to as the Exchangeable Share Amendment). On the assumption that the Exchangeable Share Amendment will be approved, the board of directors of Canadian Sub has determined that the treatment of holders of exchangeable shares outstanding at the effective time of the merger and pursuant to the merger (which treatment is described below) will result in an economically equivalent change to the rights of such holders such that the consent of Canadian Sub and the holders of the exchangeable shares to the merger is not required. The board of directors of Canadian Sub is appointed by its sole common shareholder, TWP Holdings Company (Canada), ULC, a wholly owned subsidiary of Thomas Weisel Partners.

In determining whether the economic equivalence standards discussed above have been met, the board of directors of Canadian Sub took into account the provisions in the merger agreement that require Stifel Financial Corp. (referred to as Stifel), Thomas Weisel Partners and Canadian Sub to take such actions as are reasonably required to:

•

ensure that shares of Stifel common stock can be issued to holders of exchangeable shares on the exercise of the exchange rights attached and that following such exchange, the shares of Stifel common stock so issued will be freely tradeable by holders in the United States; and

•	ensure that the shares of Stifel common stock are listed for trading on the NYSE.

In addition, in determining whether the economic equivalence standards discussed above have been met, the board of directors of Canadian Sub received advice from its financial and legal advisors. The board of directors of Canadian Sub also considered the provisions of the merger agreement that provide that, assuming the Exchangeable Share Amendment is approved, at the effective time of the merger each exchangeable share shall become exchangeable for 0.1364 shares of Stifel common stock (in lieu of one share of Thomas Weisel Partners common stock issuable upon the exchange therefor immediately prior to the effective time of the merger), and that effect an economically equivalent change, from a financial point of view, in the rights of holders of exchangeable shares as compared to the change in the rights of holders of shares of Thomas Weisel Partners common stock effected by the conversion of their shares of Thomas Weisel Partners common stock into the right to receive 0.1364 shares of Stifel common stock as a result of the merger.

Treatment of Thomas Weisel Partners Special Voting Preferred Stock

In the event that the holders of the exchangeable shares approve the Exchangeable Share Amendment, under the merger agreement, at the effective time of the merger the one outstanding share of Thomas Weisel Partners special voting preferred stock will be canceled and automatically converted into one share of Stifel special voting preferred stock. The one share of Stifel special voting preferred stock will entitle the holder to that number of votes equal to the number of shares of Stifel common stock issuable upon exchange of the exchangeable shares outstanding from time to time other than exchangeable shares held by Stifel or any person directly or indirectly controlled by or under common control of Stifel. Provided that the Exchangeable Share Amendment is approved, at the effective time of the merger Stifel will issue one share of Stifel special voting preferred stock and will deliver to the trustee a certificate representing such security. As a result, and pursuant to the operation of the Voting and Exchange Trust Supplement Agreement discussed below, following the effective time of the merger, a holder of exchangeable shares will be entitled to instruct the trustee as to the exercise of the number of votes represented by the number of shares of Stifel common stock issuable upon exchange of the exchangeable shares held by the holder. Holders of exchangeable shares will be entitled to exercise this right at all meetings, and in respect of all matters, at or on which the holders of shares of Stifel common stock are entitled to vote. For this purpose, exchangeable shares held by Stifel, or any person directly or indirectly controlled by or under common control of Stifel, will be excluded. If the holders of the exchangeable shares do not approve the Exchangeable Share Amendment, the share of Thomas Weisel Partners special voting preferred stock will be cancelled as a result of the merger.

Treatment of Exchangeable Shares

In the event that the holders of the exchangeable shares approve the Exchangeable Share Amendment, the exchangeable shares will not be converted into other securities as part of the merger and will remain outstanding after completion of such transaction. Following the effective time of the merger, the rights, privileges, conditions and restrictions attaching to the exchangeable shares will be substantially equivalent to the rights, privileges, restrictions and conditions attaching to the exchangeable shares immediately prior to the effective time of the merger except that, in effect, each exchangeable share will entitle the holder:

•	to exercise the voting rights summarized above;

•

to receive upon the voluntary or mandatory exchange of the exchangeable shares, however effected, 0.1364 shares of Stifel common stock (plus the amount of any accrued and unpaid dividends on the exchangeable share); and

•	to receive dividends in respect of the exchangeable share that are equal to the dividends paid from time to time in respect of a share of Stifel common stock multiplied by 0.1364.

The holders of exchangeable shares will not receive any fractional shares of Stifel common stock upon any subsequent exchange of exchangeable shares. Instead of any fractional shares, holders of exchangeable shares will be paid, at the time of such exchange, an amount in cash for such fraction of a share calculated by multiplying (A) the fractional share interest to which such holder of exchangeable shares (after taking into account all exchangeable shares exchanged by such holder at the time of exchange) would otherwise be entitled by (B) the average closing sales prices for a share of Stifel common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System.

In the event the holders of the exchangeable shares do not approve the Exchangeable Share Amendment, the merger, which constitutes a change of control pursuant to the terms of the exchangeable shares, will trigger a redemption by Canadian Sub, or an acquisition of the exchangeable shares by TWP Holdings Company (Canada), ULC (should TWP Holdings Company (Canada), ULC exercise its right to acquire the exchangeable shares in lieu of Canadian Sub, which we refer to as the call right). It is expected that TWP Holdings Company (Canada), ULC will exercise the call right whereby each exchangeable share outstanding will be exchanged for one share of Thomas Weisel Partners common stock and, as a result of the merger, holders of exchangeable shares will receive shares of Stifel common stock at the exchange ratio. No fractional shares of Stifel common stock will be issued. Instead, holders of exchangeable shares will be paid an amount in cash for such fraction of a share calculated by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the average closing sales prices for a share of Stifel common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System.

Voting and Exchange Trust Supplement Agreement and Support Agreement Supplement

At or prior to the effective time of the merger transaction, in the event the holders of the exchangeable shares approve the Exchangeable Share Amendment, Stifel, Thomas Weisel Partners, Canadian Sub and CIBC Mellon Trust Company, as trustee, will enter into a Voting and Exchange Trust Supplement Agreement and Thomas Weisel Partners, Stifel, Canadian Sub and TWP Holdings Company (Canada), ULC will enter into a Support Agreement Supplement, referred to as the Supplements, amending the Voting and Exchange Trust and Support Agreements, respectively. Pursuant to the terms of the Supplements, Stifel will deposit one share of Stifel special voting preferred stock with the trustee and will assume all of the obligations and acquire all of the rights of Thomas Weisel Partners under the Voting and Exchange Trust Agreement and Support Agreement. The Supplements will also provide for the adjustment of the rights of holders of exchangeable shares to provide for the economic equivalence discussed above.

Certain Material Canadian Federal Income Tax Considerations for Holders of Exchangeable Shares

The following is a summary of certain material Canadian federal income tax considerations under the Income Tax Act (Canada), referred to as the Canadian Tax Act, of the merger that are generally applicable to holders of exchangeable shares who, for purposes of the Canadian Tax Act and at all relevant times, (i) are or are deemed to be resident in Canada, (ii) deal at arm’s length with Thomas Weisel Partners, Canadian Sub, TWP Holdings Company (Canada), ULC and Stifel, (iii) are not affiliated with Thomas Weisel Partners, Canadian Sub, TWP Holdings Company (Canada), ULC or Stifel and (iv) hold their exchangeable shares and certain ancillary rights relating to such exchangeable shares, including the voting and exchange rights under the Voting and Exchange Trust Agreement, as capital property, each such holder referred to as a Canadian Resident Holder.

Exchangeable shares and ancillary rights will generally be considered to be capital property to a Canadian Resident Holder provided the holder thereof does not hold such exchangeable shares or ancillary rights in the course of carrying on a business and has not acquired such exchangeable shares or ancillary rights in an adventure or concern in the nature of trade.

This summary does not apply to a holder: (i) that does not hold exchangeable shares and ancillary rights as capital property, (ii) that is a “financial institution”, as defined in the Canadian Tax Act, to whom the “mark-to-market” rules in the Canadian Tax Act may apply, (iii) an interest in which is a “tax shelter investment”, as defined in the Canadian Tax Act, or (iv) that reports its “Canadian tax results”, as defined in the Canadian Tax Act, in a currency other than the Canadian currency. All such holders should consult their own tax advisers as the following summary does not apply to such holders.

This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder and the current published administrative practices of the Canada Revenue Agency, all in effect as of the date of this proxy statement/ prospectus. This summary takes into account all specific proposals to amend the Canadian Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) on or before the date of this proxy statement/ prospectus and assumes that such proposals will be enacted in the form proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law or its administration, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

For purposes of the Canadian Tax Act, all amounts relating to the disposition of exchangeable shares or ancillary rights or to the acquisition of Thomas Weisel Partners common stock or new ancillary rights must be computed in Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the relevant date or such other rate of exchange as is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. Accordingly, each holder of exchangeable shares is urged to consult their own tax advisor as to the particular tax consequences to that holder of the transactions described in this summary.

Consequences in circumstances where the Exchangeable Share Amendment is Approved

The following portion of the summary describes certain material Canadian federal income tax considerations under the Canadian Tax Act of the merger to Canadian Resident Holders in circumstances where the Exchangeable Share Amendment is approved.

Exchangeable Shares

Holders of exchangeable shares will not be considered to have disposed of their exchangeable shares as a result of the merger.

Ancillary Rights

There is no clear authority as to whether or in which circumstances a foreign merger will result in a holder of rights against a participant in that merger being considered to have disposed of those rights for purposes of the Canadian Tax Act. If holders of exchangeable shares are considered to have disposed of their ancillary rights as a result of the merger, the Voting And Exchange Trust Agreement Supplement and/or the related transactions, and to have acquired new ancillary rights against Stifel, they will be considered to have received proceeds of disposition equal to the fair market value of the new ancillary rights. In such case, they will realize a capital gain to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed the adjusted cost base to the holders of the ancillary rights or a capital loss to the extent that such proceeds of disposition, net of any reasonable costs of disposition, are less than the adjusted cost base to the holders of the ancillary rights. The cost to the holders of the new ancillary rights in such circumstances will be equal to the fair market value of the new ancillary rights at the time of the merger. Thomas Weisel Partners and Canadian Sub management are of the view that the new ancillary rights are of only nominal value and that such nominal value does not exceed the value of the ancillary rights at the time that such ancillary rights were acquired by the holders of exchangeable shares. On this basis, no gain should be considered to arise if a holder is considered to have disposed of ancillary rights for new ancillary rights. Such determinations of value are, however, not binding on the Canada Revenue Agency. Should the Canadian Revenue Agency challenge this determination and ultimately succeed in establishing that the new ancillary rights have a value in excess of a nominal amount, then a capital gain may be realized by the holders of the ancillary rights as a result of the merger, as described above.

Consequences in circumstances where the Exchangeable Share Amendment is Not Approved

The following portion of the summary describes certain material Canadian federal income tax considerations under the Canadian Tax Act of the merger to Canadian Resident Holders in circumstances where the Exchangeable Share Amendment is not approved. This portion of the summary assumes that, as a result of the merger, TWP Holdings Company (Canada), ULC will exercise the call right to acquire each exchangeable share held by a Canadian Resident Holder in exchange for one share of Thomas Weisel Partners common stock.

Exchange of Exchangeable Shares with TWP Holdings Company (Canada), ULC for Shares of Thomas Weisel Partners Common Stock

On the exchange of exchangeable shares with TWP Holdings Company (Canada), ULC for shares of Thomas Weisel Partners common stock, a Canadian Resident Holder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition in respect of such exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such exchangeable shares to the Canadian Resident Holder immediately before the exchange. For this purpose, a Canadian Resident Holder’s proceeds of disposition of exchangeable shares will be equal to the fair market value at the time of the exchange of the shares of Thomas Weisel Partners common stock so acquired. The cost to a Canadian Resident Holder of Thomas Weisel Partners common stock acquired in such circumstances will be equal to the fair market value of such Thomas Weisel Partners common stock at the time of the exchange. For the purpose of determining the adjusted cost base at any time to a Canadian Resident Holder of Thomas Weisel Partners common stock it acquires on the exchange, the adjusted cost base of such Thomas Weisel Partners common stock will be determined by averaging the cost of such Thomas Weisel Partners common stock with the adjusted cost base of all other Thomas Weisel Partners common stock, if any, owned by the Canadian Resident Holder as capital property at that time.

Generally, a Canadian Resident Holder is required to include in computing its income for a taxation year half of the amount of any capital gain (a “taxable capital gain”) and must deduct half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Canadian Resident Holder in such year, subject to and in accordance with rules contained in the Canadian Tax Act. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Canadian Tax Act.

Capital gains realized by a shareholder who is an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act. A shareholder that is a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year, which will include an amount in respect of taxable capital gains.

Annex D

Appraisal Rights Procedures Relating to Thomas Weisel Partners Special Voting Preferred Stock

The holders of Thomas Weisel Partners Group, Inc. (referred to as Thomas Weisel Partners) common stock and exchangeable shares of TWP Acquisition Company (Canada), Inc. are not entitled to any appraisal rights with respect to the merger. If, however, none of the votes attributable to the exchangeable shares are cast by the holder of the Thomas Weisel Partners special voting preferred stock in favor of the approval and adoption of the merger agreement, then the holder of the Thomas Weisel Partners special voting preferred stock would be entitled to demand appraisal of the one share of Thomas Weisel Partners special voting preferred stock upon compliance with the procedures established by Section 262 of the Delaware General Corporation Law and as discussed immediately below.

With respect to the one share of Thomas Weisel Partners special voting preferred stock, Thomas Weisel Partners believes that if CIBC Mellon Trust Company, as trustee under the Voting and Exchange Trust Agreement, exercises any of the votes attached to the Thomas Weisel Partners special voting preferred stock to vote in favor of the proposal to approve and adopt the merger agreement and approve the merger, then the trustee will not be entitled under Section 262 to an appraisal of the Thomas Weisel Partners special voting preferred stock or any interest therein. Accordingly, Thomas Weisel Partners believes that, if the trustee is instructed by at least one holder of exchangeable shares to cast at least one vote at the Thomas Weisel Partners Annual Meeting in favor of the proposal to approve and adopt the merger agreement and approve the merger and the trustee complies with these instructions, the trustee will not be entitled to an appraisal of the one share of Thomas Weisel Partners special voting preferred stock or any interest therein under Section 262.

The following discussion describes the procedures that the holder of the Thomas Weisel Partners special voting preferred stock would have to follow in order to exercise appraisal rights in respect of the single share of the Thomas Weisel Partners special voting preferred stock under Section 262 of the Delaware General Corporation law. This discussion is not a complete statement of the law of appraisal rights and is qualified in its entirety by the full text of Section 262, which is reprinted below. All references in Section 262 and in this summary to a “stockholder” or “holder” are to the stockholder of record of the share of Thomas Weisel Partners special voting preferred stock as to which appraisal rights are asserted.

Under Section 262, if the holder of the Thomas Weisel Partners special voting preferred stock does not cast any of the votes attributable to the exchangeable shares entitled to be cast by such holder in favor of approval and adoption of the merger agreement and otherwise follows the procedures set forth in Section 262, then it will be entitled to have its share of Thomas Weisel Partners special voting preferred stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of such share together with interest, if any, as determined by the Court.

Under Section 262, if a merger agreement is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a holder on the record date for the meeting of shares for which appraisal rights are available, of the availability of appraisal rights, and must include in this notice a copy of Section 262. The proxy statement/prospectus is the notice to the holder of the share of the Thomas Weisel Partners special voting preferred stock required by Section 262 and the text of Section 262 is set out below. If the holder of the share of Thomas Weisel Partners special voting preferred stock wishes to exercise appraisal rights or wishes to preserve its right to do so, it should review the following description and Section 262 carefully. The failure to timely, properly and strictly comply with the required procedures will result in the loss of appraisal rights.

If the holder of the share of the Thomas Weisel Partners special voting preferred stock wishes to exercise appraisal rights it must not cast any of the votes attached to the share of Thomas Weisel Partners special voting preferred stock in favor of the approval and adoption of the merger agreement and must deliver to Thomas

Weisel Partners prior to the vote on the merger agreement at the Annual Meeting, a written demand for appraisal of the share of the Thomas Weisel Partners special voting preferred stock. This written demand for appraisal is in addition to and separate from any proxy or vote abstaining from or voting against the merger. This demand must reasonably inform Thomas Weisel Partners of the identity of the holder of the share of the Thomas Weisel Partners special voting preferred stock and of the holder’s intent thereby to demand appraisal of the share of the Thomas Weisel Partners special voting preferred stock. The holder of the share of the Thomas Weisel Partners special voting preferred stock wishing to exercise appraisal rights must be the stockholder of record of the share of the Thomas Weisel Partners special voting preferred stock on the date the written demand for appraisal is made and must continue to hold of record the share of the Thomas Weisel Partners special voting preferred stock until the closing of the merger.

Only the stockholder of record of the share of the Thomas Weisel Partners special voting preferred stock is entitled to an appraisal of the share of the Thomas Weisel Partners special voting preferred stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record of the share of the Thomas Weisel Partners special voting preferred stock as the holder’s name appears on the stock certificate for the share of the Thomas Weisel Partners special voting preferred stock. If the share of the Thomas Weisel Partners special voting preferred stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the share of the Thomas Weisel Partners special voting preferred stock is owned of record by more than one owner, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent may execute a demand for appraisal on behalf of the stockholder of record of the share of the Thomas Weisel Partners special voting preferred stock. However, in the demand the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is agent for such owner or owners.

All written demands for appraisal should be delivered to Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104, Attention: Corporate Secretary.

Within 10 days after the effective time of the merger, Thomas Weisel Partners, as the surviving corporation in the merger, will notify the holder of the share of the Thomas Weisel Partners special voting preferred stock of the effective time of the merger if the holder has properly demanded appraisal rights under Section 262 and has not voted in favor of the approval and adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, Thomas Weisel Partners, as the surviving corporation in the merger, or the holder of the share of the Thomas Weisel Partners special voting preferred stock if the holder has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the share of the Thomas Weisel Partners special voting preferred stock. Thomas Weisel Partners is under no obligation to and has no present intention to file an appraisal petition. Accordingly, it is the obligation of the holder of the share of the Thomas Weisel Partners special voting preferred stock, if the holder wishes to exercise appraisal rights, to file the petition within the time prescribed in Section 262.

The Delaware Court of Chancery may require the holder of the share of Thomas Weisel Partners special voting preferred stock who has demanded an appraisal of the share to submit its stock certificate to the Register in Chancery for notation of the appraisal proceeding. If the holder of the share of Thomas Weisel Partners special voting preferred stock fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings.

If a petition for an appraisal is filed timely, after a hearing on the petition, the Delaware Court of Chancery will determine whether the holder of the share of the Thomas Weisel Partners special voting preferred stock is entitled to appraisal rights and will appraise the “fair value” of the share of the Thomas Weisel Partners special voting preferred stock, together with the rate of interest, if any, to be paid upon the amount determined to be the fair value. Under Section 262, fair value does not include any element of value arising from the accomplishment or expectation of the merger. If the holder of the share of the Thomas Weisel Partners special voting preferred stock is considering seeking appraisal, it should be aware that the fair value of the share of the Thomas Weisel Partners special voting preferred stock as determined under Section 262 could be more than, the same as or less than the value of the consideration it would receive under the merger agreement if it did not seek appraisal of the share of the Thomas Weisel Partners special voting preferred stock and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court deems equitable in the circumstances.

The holder of the share of the Thomas Weisel Partners special voting preferred stock who has duly demanded an appraisal in compliance with section 262 will not, after the effective time of the merger, be entitled to vote the share of the Thomas Weisel Partners special voting preferred stock subject to such demand for any purpose.

If the holder properly demands appraisal of the share of the Thomas Weisel Partners special voting preferred stock under section 262 but fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in section 262, the share of the Thomas Weisel Partners special voting preferred stock will be converted into the right to receive the consideration receivable for the share of the Thomas Weisel Partners special voting preferred stock under the merger agreement, without interest. The holder of the share of the Thomas Weisel Partners special voting preferred stock will fail to perfect, or effectively lose or withdraw, its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if the holder of the share of the Thomas Weisel Partners special voting preferred stock delivers to Thomas Weisel Partners a written withdrawal of its demand for appraisal. The holder of the share of the Thomas Weisel Partners special voting preferred stock may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Thomas Weisel Partners, and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to the holder of the share of Thomas Weisel Partners special voting preferred stock without court approval.

Failure to follow the steps required by section 262 for perfecting and pursuing appraisal rights may result in the loss of such rights. If such rights are lost the holder of the share of the Thomas Weisel Partners special voting preferred stock will be entitled to receive the consideration receivable with respect to the Thomas Weisel Partners special voting preferred stock in accordance with the merger agreement.

DELAWARE GENERAL CORPORATION LAW SECTION 262

262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of April 25, 2010, by and among Stifel Financial Corp., a Delaware corporation (“Parent”), and the individual holder of shares of common stock, par value $0.01 per share (the “Company Common Stock”), of Thomas Weisel Partners Group, Inc., a Delaware corporation (the “Company”), and/or non-voting exchangeable shares (the “Exchangeable Shares”) of TWP Acquisition Company (Canada), Inc., a wholly-owned subsidiary of the Company (“Canadian Sub”), listed on Schedule I attached hereto (the “Stockholder”).

Recitals:

WHEREAS, contemporaneously with the execution of this Agreement, Parent, PTAS, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Subsidiary”), and the Company are entering into an Agreement and Plan of Merger of even date herewith, pursuant to which Merger Subsidiary will be merged with and into the Company with the Company surviving such merger (the “Merger”); and

WHEREAS, the Stockholder is the beneficial owner (as defined in Rule l3d-3 under the Securities Exchange Act of 1934, as amended) of a number of outstanding shares of Company Common Stock and/or Exchangeable Shares, as indicated on Schedule I attached hereto;

WHEREAS, CIBC Mellon Trust Company, a trust company incorporated under the laws of Canada, acts as voting trustee (the “Voting Trustee”) with respect to the share of Special Voting Preferred Stock of the Company (the “Voting Share”) and has the right to exercise the voting rights attached to the Voting Share;

WHEREAS, each holder of Exchangeable Shares has the right to instruct the Voting Trustee to cast and exercise the number of votes comprised in the voting rights of the Voting Share equal to the number of votes which would attach to the shares of Company Common Stock receivable upon the exchange of the Exchangeable Shares held by such holder;

WHEREAS, the Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement; and

WHEREAS, capitalized terms used herein shall, unless this Agreement or the context requires otherwise, have the same meanings in this Agreement as in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Voting Provisions.

(a) Agreement to Vote Shares of Parent Common Stock. The Stockholder hereby agrees that during the Term (as defined in Section 3 below) of this Agreement to vote or cause to be voted all shares of Company Common Stock (and in the case of any Exchangeable Shares owned by the Stockholder, to instruct the Voting Trustee to cast votes in respect of all of such Exchangeable Shares) identified on Schedule I as owned of record and/or beneficially (as defined in Rule 13d-3 of the Exchange Act of 1934, as amended) by the Stockholder (such Stockholder’s shares of Company Common Stock and/or Exchangeable Shares, the “Shares”) (a) in favor of the Merger and (b) to approve the Merger Agreement (to be executed and delivered concurrently herewith in substantially the form attached hereto) and the transactions contemplated thereunder at every meeting of stockholders of the Company at which such matter is considered (and at every adjournment thereof) and in connection with any written consent of the stockholders of the Company with respect thereto. Additionally, the Stockholder agrees that it shall vote the Shares owned by the Stockholder against any action, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement. Notwithstanding the foregoing, the Stockholder shall remain free to vote (or execute consents or proxies with respect thereto) the Stockholder’s Shares with respect to any matter not covered by this Section 1(a) in any manner such Stockholder deems appropriate.

(b) On or after the date of this Agreement and during the Term hereof, the Stockholder agrees not to, directly or indirectly, transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of the Stockholder’s Shares, unless the transferee agrees in writing, reasonably acceptable to Parent, to be bound by the terms of this Agreement; provided that nothing contained herein shall restrict the Stockholder’s right to exchange all or any portion of the Stockholder’s Exchangeable Shares for shares of Company Common Stock; provided further that any shares of Company Common Stock received by the Stockholder as the result of such exchange shall be subject to this Section 1(b).

(c) The Stockholder hereby agrees that the Stockholder shall not enter into any agreement or understanding with any other Person the effect of which would be to violate the provisions and agreements contained in this Section 1.

(d) Granting of Irrevocable Proxy and Voting Instructions. During the Term, to facilitate the agreements referred to in Section 1(a) above, the Stockholder hereby appoints Ronald J. Kruszewski and James M. Zemlyak, or any one of them, the true and lawful attorneys in fact, agents and proxies of the Stockholder to represent the Stockholder at any meeting of the stockholders of the Company at which the Merger is being considered, and at any postponements and adjournments of such meeting, or to execute on behalf of the Stockholder any action by consent of the stockholders of the Company, and with respect to any Exchangeable Shares held by the Stockholder, to represent the Stockholder before the Voting Trustee in connection with the consideration of stockholders of Canadian Sub of the Merger, and to vote (or execute a written consent on behalf of), and with respect to any Exchangeable Shares held by the Stockholder, to instruct the Voting Trustee to cast votes in respect of all of the Shares on the books of the Company and/or Canadian Sub, as applicable, in the name of the Stockholder in accordance with Section 1(a) of this Agreement. The Stockholder affirms that the irrevocable proxy is coupled with an interest and until the termination of this Agreement may not be revoked. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

2. Other Proxies Revoked. The Stockholder represents and warrants that any proxies heretofore given in respect of the Stockholder’s Shares are not irrevocable, and that all such proxies have been or are hereby revoked.

3. Term of Agreement. The term of this Agreement shall commence on the date of the Company’s execution and delivery of the Merger Agreement and shall remain in full force and effect until the earlier of (i) the day following the date on which a Company Stockholder Meeting is held and at which meeting the stockholders of the Company consider approval of the matters set forth in Section 1(a) above (or any adjournment or postponement thereof), and (ii) the effective date of any termination of the Merger Agreement in accordance with Article 11 thereof (the “Term”), but in no event later than December 31, 2010.

4. Representations and Warranties of each Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Authority, etc. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(b) Ownership of Shares. As of the date hereof, the Stockholder is the beneficial owner of the Shares listed beside such Stockholder’s name on Schedule I attached hereto. As of the date hereof, the Stockholder, with respect to any Company Common Stock held by the Stockholder, has sole voting power, and with respect to any Exchangeable Shares held by the Stockholder, sole power to instruct the Voting Trustee to vote the Voting Share with respect to such Exchangeable Shares and sole power to issue instructions to the Voting Trustee with respect to such Exchangeable Shares with respect to the matters set forth in Section 1 hereof, and sole power of disposition, sole power of conversion and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement.

(c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Stockholder and the consummation by such Stockholder of the transactions contemplated hereby. None of the execution and delivery of this Agreement by such Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable documents to which such Stockholder is a party, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder in each case in a manner that would adversely affect the Stockholder’s ability to perform any of its obligations hereunder.

(d) No Encumbrances. The Shares listed beside the Stockholder’s name on Schedule I hereto and the certificates representing such Shares are now, and except as permitted by Section 1(b), at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, in each case that would restrict or otherwise affect its legal power authority or right to vote, except for any such encumbrances or proxies arising hereunder.

(e) Reliance by Parent and the Company. The Stockholder understands and acknowledges that Parent and the Company have entered into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

5. Covenants of the Stockholder.

(a) The Stockholder covenants and agrees that, during the Term, the Stockholder shall not (i) grant any proxies or powers of attorney, deposit any of the Shares into a voting trust or enter into a voting agreement with respect to any of the Shares (other than as may be required in order to effect the vote of any Exchangeable Shares held by the Stockholder); or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, disabling or delaying such Stockholder from performing the Stockholder’s obligations under this Agreement.

(b) The Stockholder agrees to permit Parent and Merger Subsidiary to publish and disclose in a Registration Statement on Form S-4, Proxy Statement, or other publicly-filed document relating to the Merger, Stockholder’s identity and ownership of the Shares as set forth in Schedule I hereto, and the nature of Stockholder’s obligations under this Agreement.

6. Miscellaneous.

(a) Further Assurances. From time to time, at any other Party’s written request and without further consideration, each Party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understanding, both written and oral, between the parties with respect to the subject matter hereof.

(c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign and transfer, at its sole discretion, its rights and obligations hereunder to any of its affiliates.

(d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the relevant parties hereto.

(e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Stockholder:

At the address set forth beside the Stockholder’s

name listed on Schedule I attached hereto

If to Parent:

Stifel Financial Corp.

501 North Broadway

St. Louis, Missouri 63102

Attention: General Counsel

Facsimile No.: (312) 342-2115

With a copy to:

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Attention: Robert J. Endicott, Esq.

Facsimile: (314) 259-2020

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.

(k) Governing Law. This Agreement, and the legal relations between the parties hereto, shall be governed and construed in accordance with the laws of the State of Delaware.

(l) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF ANY PARTY.

(m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(n) Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

7. Termination. This Agreement shall terminate, and neither Parent nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the termination of the Merger Agreement in accordance with its terms, except nothing in this Section 7 shall relieve any party of liability for breach of this Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, each of the Parent, and the Stockholder identified on Schedule I hereto, has caused this Voting Agreement to be duly executed as of the day and year first above written.

STIFEL, FINANCIAL CORP.

By:
Name:
Title:

Stockholder Signature appears on the following page

STOCKHOLDER

Print Name:

SCHEDULE I

Name of Stockholder	Number of Shares of Company Common Stock Owned	Number of Exchangeable Shares Owned	Notice Address

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

The following is a summary of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”).

Subject to restrictions contained in the DGCL, a corporation may indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A present or former director or officer who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute, shall be indemnified and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by a majority vote of the board of directors who were not parties to such action, suit or proceeding, even though less than a quorum, a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by special independent counsel in a written opinion, or by the stockholders. Expenses incurred in defense may be paid in advance upon receipt by the corporation of a written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability asserted against him or her and incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting corporation, and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.

The Registrant’s Restated Certificate of Incorporation, as amended, provides generally that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 6.4 of the Registrant’s Amended and Restated Bylaws provides for indemnification by the Registrant of each person who is or was a director, officer or employee of the Registrant (or is or was serving as a director, officer or employee of any other enterprise at the request of the Registrant) to the full extent authorized by law. Certain of the directors also have indemnification agreements with the Registrant which provide for indemnification to the full extent permitted by the DGCL or by any amendment thereof or any other statutory provisions authorizing or permitting indemnification.

In addition, the DGCL authorizes the Registrant to purchase insurance for its directors and officers insuring them against certain risks as to which the Registrant may be unable lawfully to indemnify them. The Registrant has purchased insurance coverage for its directors and officers as well as insurance coverage to reimburse itself for potential costs of corporate indemnification of its directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of April 25, 2010 among Stifel Financial Corp., PTAS, Inc. and Thomas Weisel Partners Group, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

3.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (333-160523) filed on July 10, 2009).

3.2	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3(b)(1) to the Registrant’s Annual Report on Form 10-K for fiscal year ended July 30, 1993).

5.1*	Opinion of Bryan Cave LLP

8.1*	Opinion of Bryan Cave LLP relating to certain U.S. tax matters

8.2*	Opinion of Sullivan & Cromwell LLP relating to certain U.S. tax matters

10.1	Form of Voting Agreement (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Stifel Financial Corp.

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Stifel Financial Corp.

23.3*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Thomas Weisel Partners Group, Inc.

23.4*	Consent of Bryan Cave LLP (included in Exhibits 5.1 and 8.1)

23.5*	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2)

24.1*	Power of Attorney (included on the signature pages hereto)

99.1*	Form of Thomas Weisel Partners Group, Inc. proxy card.

99.2*	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

99.3*	Consent of Thomas W. Weisel as a person named to become a director of Stifel Financial Corp. upon consummation of the merger

*	Filed herewith

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 28, 2010.

STIFEL FINANCIAL CORP.

By:	/s/ RONALD J. KRUSZEWSKI
Name:	Ronald J. Kruszewski
Title:	Chairman of the Board, President and Chief Executive Officer

We, the undersigned officers and directors of Stifel Financial Corp., hereby severally and individually constitute and appoint Ronald J. Kruszewski and James M. Zemlyak and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RONALD J. KRUSZEWSKI Ronald J. Kruszewski	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer), and Director	April 28, 2010
/s/ JAMES M. ZEMLYAK James M. Zemlyak	Senior Vice President, Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer), and Director	April 28, 2010
/s/ BRUCE A. BEDA Bruce A. Beda	Director	April 28, 2010
/s/ CHARLES A. DILL Charles A. Dill	Director	April 28, 2010
/s/ JOHN P. DUBINSKY John P. Dubinsky	Director	April 28, 2010
/s/ RICHARD F. FORD Richard F. Ford	Director	April 28, 2010
/s/ FREDRICK O. HANSER Fredrick O. Hanser	Director	April 28, 2010
/s/ RICHARD J. HIMELFARB Richard J. Himelfarb	Director	April 28, 2010
/s/ ROBERT E. LEFTON Robert E. Lefton	Director	April 28, 2010
/s/ SCOTT B. MCCUAIG Scott B. McCuaig	Director	April 28, 2010

Signature	Title	Date

/s/ THOMAS P. MULROY Thomas P. Mulroy	Director	April 28, 2010

/s/ VICTOR J. NESI Victor J. Nesi	Director	April 28, 2010

/s/ JAMES M. OATES James M. Oates	Director	April 28, 2010

/s/ BEN A. PLOTKIN Ben A. Plotkin	Director	April 28, 2010

/s/ KELVIN R. WESTBROOK Kelvin R. Westbrook	Director	April 28, 2010

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated as of April 25, 2010 among Stifel Financial Corp., PTAS, Inc. and Thomas Weisel Partners Group, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

3.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (333-160523) filed on July 10, 2009).

3.2	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3(b)(1) to the Registrant’s Annual Report on Form 10-K for fiscal year ended July 30, 1993).

5.1*	Opinion of Bryan Cave LLP

8.1*	Opinion of Bryan Cave LLP relating to certain U.S. tax matters

8.2*	Opinion of Sullivan & Cromwell LLP relating to certain U.S. tax matters

10.1	Form of Voting Agreement (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Stifel Financial Corp.

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Stifel Financial Corp.

23.3*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Thomas Weisel Partners Group, Inc.

23.4*	Consent of Bryan Cave LLP (included in Exhibits 5.1 and 8.1)

23.5*	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2)

24.1*	Power of Attorney (included on the signature pages hereto)

99.1*	Form of Thomas Weisel Partners Group, Inc. proxy card.

99.2*	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

99.3*	Consent of Thomas W. Weisel as person named to become a director of Stifel Financial Corp. upon consummation of the merger

*	Filed herewith